    As filed with the Securities and Exchange Commission on August 23, 2002
                                                      Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                               -----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                               -----------------
                           BOK FINANCIAL CORPORATION
            (Exact name of registrant as specified in its charter)
                               -----------------

        Oklahoma                     6021                    73-1373454
     (State or other                                      (I.R.S. Employer
     jurisdiction of           (Primary Standard         Identification No.)
    incorporation or              Industrial
      organization)          Classification Code)

                            Bank of Oklahoma Tower
                        Boston Avenue at Second Street
                             Tulsa, Oklahoma 74172
                                (918) 588-6000
              (Address, including zip code, and telephone number,
       including area code of Registrant's principal executive offices)
                               -----------------
                              Stanley A. Lybarger
                     President and Chief Executive Officer
                            Bank of Oklahoma Tower
                        Boston Avenue at Second Street
                             Tulsa, Oklahoma 74172
                                (918) 588-6000
           (Name, address, including zip code, and telephone number,
                   including area code of agent for service)
                               -----------------
                                  Copies to:
                 Frederic Dorwart            G. Waverly Vest
                 Tamara R. Wagman          Charlotte M. Rasche
             Frederic Dorwart, Lawyers   Bracewell & Patterson,
                                                 L.L.P.
                   Old City Hall        South Tower Pennzoil Place
                 124 E. 4th Street        711 Louisiana Street,
                                               Suite 2900
               Tulsa, Oklahoma 74103    Houston, Texas 77002-2781
                  (918) 583-9922             (713) 223-2900
                               -----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.
   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                               -----------------
                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                             Proposed
                                                Proposed      maximum
      Title of each class       Amount to be    maximum      aggregate
       of securities to          registered  offering price  offering       Amount of
         be registered             (1)(2)       per unit     price(4)    registration fee
-----------------------------------------------------------------------------------------
Common Stock, $.00006 par value  11,901,150        (3)      $362,172,217     $33,320
-----------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   (1) Based upon an estimate of the maximum number of shares of BOK Financial Corporation common stock to be issued in connection with the merger described herein, based on an assumed conversion ratio for the merger of 1.94497 shares of BOK Financial common stock for each of the 977,470 shares of Bank of Tanglewood common stock outstanding.
   (2) Includes 10,000,000 shares of BOK Financial common stock which may be issued pursuant to the benchmark price protection described in the merger agreement and any shares to be issued pursuant to the anti-dilution provisions of the benchmark price protection as described in the merger agreement.
   (3) Not applicable.
   (4) Calculated in accordance with Rule 457(f)(2) under the Securities Act of 1933 (the "Act"), as amended, based on the book value of $17.58 per share, as of the last practicable date prior to the filing of the registration statement, of 977,470 shares of Bank of Tanglewood common stock expected to be cancelled in connection with the merger described herein, except with regard to the 10,000,000 benchmark price protection shares which were calculated in accordance with Rule 457(c) under the Act by multiplying the 10,000,000 benchmark price protection shares by $32.875, the average of the high and low sale prices per share of BOK Financial common stock reported on NASDAQ on
August 20, 2002.
                               -----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
================================================================================

The information in the proxy statement-prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement-prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED       , 2002

                           [BANK OF TANGLEWOOD LOGO]

                   PROPOSED MERGER -- YOUR VOTE IS IMPORTANT

To our shareholders:

   The boards of directors of Bank of Tanglewood, N.A. and BOK Financial Corporation have approved a merger transaction involving Bank of Tanglewood and TW Interim National Bank, a wholly owned subsidiary of BOK Financial. We are sending you this document to ask you to vote "FOR" the merger and to approve certain payments to three Bank of Tanglewood executives pursuant to existing compensation arrangements with such executives. The special meeting to vote on
these matters will be held on October       , 2002 at 10:00 a.m., central
standard time, at the Houston Country Club, located at One Potomac Drive, Houston, Texas.

   The merger agreement provides that BOK Financial will issue $65,000,000 (less transaction costs of $450,000) in BOK Financial common stock to the shareholders of Bank of Tanglewood as consideration for all of the issued and outstanding shares of Bank of Tanglewood and the shares to be issued pursuant to Bank of Tanglewood stock options. Based upon the average trading price of
BOK Financial common stock for the 30 trading days ending on       , 2002 of
$   , which results in a conversion ratio of       , Bank of Tanglewood
shareholders would be entitled to receive (subject to certain escrow
requirements)    shares of BOK Financial common stock for each share of Bank of
Tanglewood common stock. Of this per share conversion amount,    shares of BOK
Financial common stock would be issued to you upon completion of the merger and shares would be deposited into an escrow account for possible future distribution to Bank of Tanglewood shareholders.

   Because the conversion ratio is based on the average market value of a share of BOK Financial common stock for the 30 trading days ending on the trading day preceding the completion of the merger and the value of BOK Financial common stock fluctuates, you will not know the per share value or exact number of shares of BOK Financial common stock you will receive in the merger at the time you vote on the merger.

   In addition, 50% of the shares BOK Financial common stock to be issued upon completion of the merger and 50% of the shares of BOK Financial common stock reserved for issuance upon the exercise of outstanding Bank of Tanglewood options are entitled to benchmark price protection. This protection has an
estimated value of $       per share based on the Black-Scholes Option Pricing
Model further described on page 41.

   Bank of Tanglewood shareholders are also being asked to approve the payment of an aggregate of $277,805 to three Bank of Tanglewood executives pursuant to compensation agreements previously entered into with such executives in order to avoid adverse tax consequences associated with these payments. Approval of these payments will not effect the value or number of shares of BOK Financial common stock you will receive in the merger.

   BOK Financial common stock is listed on the NASDAQ Stock Market National Market System under the symbol "BOKF."

   An investment in BOK Financial common stock in connection with the merger involves risks. See "Risk Factors" beginning on page 6 of this document.

     Neither the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Federal Reserve Board, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

     The securities offered through this document are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency.
                                                    (continued on reverse side)

   If the merger were completed as of       , 2002, a total of        shares of
BOK Financial common stock, would be issued to Bank of Tanglewood shareholders,
not including        shares of BOK Financial common stock reserved for issuance
pursuant to the exercise of Bank of Tanglewood stock options, and        shares
of BOK Financial common stock would be deposited into escrow. As a result, Bank
of Tanglewood shareholders would own approximately       % of BOK Financial
common stock outstanding after the merger.

   Your vote is very important. We cannot complete the merger unless the holders of two-thirds of Bank of Tanglewood common stock approve it. We cannot make the executive payments unless the holders of 75% of the outstanding shares of Bank of Tanglewood common stock (excluding shares held by such executives and certain of their family members) approve it.

   The accompanying proxy statement-prospectus contains answers to frequently asked questions and a summary description of the merger, followed by a more detailed discussion of the merger and related matters. In addition, you may obtain information about BOK Financial from documents that BOK Financial has filed with the Securities and Exchange Commission. We urge you to review carefully this entire document.



 Proxy statement-prospectus dated     , 2002, and first mailed to shareholders
                        on or about September   , 2002.

                           BANK OF TANGLEWOOD, N.A.
                          500 Chimney Rock at Woodway
                           Houston, Texas 77056-1220

                 ---------------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                               October   , 2002

                 ---------------------------------------------


To the Shareholders of Bank of Tanglewood, N.A.:

   Notice is hereby given that a special meeting of shareholders of Bank of Tanglewood, N.A. will be held at The Houston Country Club, One Potomac Drive,
Houston, Texas, at 10:00 a.m., central standard time, on October   , 2002 for
the following purposes:

      (1) To consider and vote upon a proposal to approve the merger agreement among BOK Financial Corporation, TW Interim National Bank, which is a newly-formed, wholly-owned subsidiary of BOK Financial, and Bank of Tanglewood, N.A., relating to the merger of Bank of Tanglewood into TW Interim National Bank and the transactions contemplated by the merger agreement, including the merger;

      (2) To approve payments in the aggregate amount of $277,805 by Bank of Tanglewood to Robert G. Greer, Richard W. Jochetz and James L. Tidwell pursuant to existing compensation arrangements with such executives; and

      (3) To transact such other business as may properly come before the Bank of Tanglewood special meeting or any adjournment or postponement thereof.

   Holders of record of shares of Bank of Tanglewood common stock at the close
of business on       , 2002 are entitled to notice of and to vote at the
meeting and any adjournment thereof.

   You are cordially invited to attend the meeting. Whether or not you are planning to attend the meeting, you are urged to complete, date and sign the enclosed proxy and return it promptly. The delivery of the proxy does not preclude you from voting in person if you attend the meeting. No additional postage is necessary if mailed in the United States. If you desire to revoke your proxy, you may do so at any time before the vote as discussed on page of this document. If you do not vote, it will have the same effect as voting against approval of the merger agreement and the executive payments.

   Under the National Bank Act, you are entitled to assert dissenters' rights as further described in the accompanying proxy statement-prospectus.

                                          By Order of the Board of Directors

                                          Richard W. Jochetz,
                                          President and Chief Executive Officer

      , 2002
Houston, Texas

   The board of directors of Bank of Tanglewood unanimously recommends that you vote FOR approval of the merger agreement and the merger. The board of directors (with Messrs. Greer, Jochetz and Tidwell abstaining) also recommends that you vote FOR the approval of the executive payments in the aggregate amount of $277,805 pursuant to the existing compensation arrangements with Messrs. Greer, Jochetz and Tidwell.

                               TABLE OF CONTENTS

                                                                                                  Page
                                                                                                  ----
Proposed Merger--Your Vote Is Important..........................................................
Questions and Answers about the Merger........................................................... QA-1
Summary..........................................................................................  1
Risk Factors.....................................................................................  6
Comparative Per Share Market Price and Dividend Information......................................  11
Summary of Selected Historical Consolidated Financial Data.......................................  12
Summary of Historical and Pro Forma Per Share Selected Financial Data............................  15
Forward-looking Statements.......................................................................  17
Bank of Tanglewood Special Meeting...............................................................  18
Proposal I -- Approval of the Merger Agreement and the Merger; The Merger........................  21
   Background of the Merger......................................................................  21
   Bank of Tanglewood Reasons for the Merger; Recommendations of the Board of Directors..........  22
   BOK Financial Reasons for the Merger..........................................................  23
   Accounting Treatment..........................................................................  24
   Regulatory Approvals..........................................................................  24
   Material U. S. Federal Income Tax Consequences of the Merger..................................  24
   Dissenters' Rights............................................................................  27
   Opinion of Bank of Tanglewood's Financial Advisor.............................................  29
   Directors and Management of BOK Financial Following the Merger................................   34
   Financial Interests of Certain Persons in the Merger..........................................   35
   Transferability of Shares of BOK Financial Common Stock.......................................  38
The Merger Agreement.............................................................................  39
   The Merger....................................................................................  39
   Conversion of Bank of Tanglewood Shares.......................................................  39
   Exchange of Shares............................................................................  39
   Benchmark Price Protection....................................................................  40
   Escrow........................................................................................  41
   Bank of Tanglewood Stock Option Plan; Phantom Stock Agreements................................  42
   Representations and Warranties................................................................  43
   Material Covenants............................................................................  44
   Conditions to Completion of the Merger........................................................  47
   Termination...................................................................................  48
   Amendment and Waiver..........................................................................  48
Proposal II -- Voting on Executive Payments......................................................   49
Comparison of Shareholders' Rights...............................................................  51
Management's Discussion and Analysis of Financial Condition and Results of Operations of Bank of
  Tanglewood.....................................................................................  57
Business of Bank of Tanglewood...................................................................  77
Beneficial Ownership of Bank of Tanglewood Stock by Management and Principal Shareholders of Bank
  of Tanglewood..................................................................................  83
Business of BOK Financial........................................................................  85
Description of BOK Financial Capital Stock.......................................................  86
Legal and Tax Matters............................................................................  87
Experts..........................................................................................  87
Other Matters....................................................................................  88
Independent Public Accountants...................................................................  88
Where You Can Find More Information..............................................................  88

Index to Bank of Tanglewood, N.A. Historical Financial Statements

Annex I    Agreement and Plan of Merger (including certain exhibits)
Annex II   Phantom Stock Agreement of Richard W. Jochetz
Annex III  Phantom Stock Agreement of Robert G. Greer
Annex IV   Phantom Stock Agreement of James L. Tidwell
Annex V    Waiver of Phantom Stock Rights of Richard W. Jochetz
Annex VI   Waiver of Phantom Stock Rights of Robert G. Greer
Annex VII  Waiver of Phantom Stock Rights of James L. Tidwell
Annex VIII Opinion of Hovde Financial, LLC
Annex IX   Provisions of the National Bank Act Relating to Rights of Dissenting Shareholders

                     HOW TO OBTAIN ADDITIONAL INFORMATION

   This document incorporates important business and financial information about BOK Financial from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. This information is available at the Internet web site that the Securities and Exchange Commission maintains at http://www.sec.gov, as well as from other sources. See "Where You Can Find More Information" on page 88.

   You also may request copies of these documents from BOK Financial, without charge, upon written or oral request to:

      James F. Ulrich
      Bank of Oklahoma Tower
      Boston Avenue at Second Street
      Tulsa, Oklahoma 74172
      (918) 588-6135

   In order to receive timely delivery of the documents, you must make your
requests no later than       , 2002.

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  Why are Bank of Tanglewood and BOK Financial proposing the merger?

A: Our companies are proposing the merger because we believe that the combined company will be a more effective competitor and will provide future growth opportunities. BOK Financial offers products and services that Bank of Tanglewood does not or cannot offer due to the smaller size of Bank of Tanglewood. Bank of Tanglewood provides a customer base previously unavailable to BOK Financial. Please read the more detailed description of our reasons for the merger on pages 22 through 23.

Q: What will I receive in exchange for my Bank of Tanglewood shares in the merger?

A: The merger agreement provides that BOK Financial will issue $65,000,000 (less transaction costs of $450,000) in BOK Financial common stock to the shareholders of Bank of Tanglewood as consideration for all of the issued and outstanding shares of Bank of Tanglewood and the shares reserved for issuance pursuant to outstanding Bank of Tanglewood stock options. Based upon the average trading price of BOK Financial common stock for the 30 trading days
ending on       , 2002 of $       , which results in a conversion ratio of
      , Bank of Tanglewood shareholders would be entitled to receive (subject
to certain escrow requirements)        shares of BOK Financial common stock for
each share of Bank of Tanglewood common stock. Of this per share conversion
amount,        shares of BOK Financial common stock would be issued to you upon
completion of the merger and        shares would be deposited into an escrow
account for possible future distribution to Bank of Tanglewood shareholders.

Because the conversion ratio is based on the average market value of a share of BOK Financial common stock for the 30 trading days ending on the trading day preceding the completion of the merger and the value of BOK Financial common stock fluctuates, you will not know the per share value or number of shares of BOK Financial common stock you will receive in the merger at the time you vote on the merger.

In addition, 50% of the shares of BOK Financial common stock to be issued upon completion of the merger and 50% of the shares of BOK Financial common stock reserved for issuance upon the exercise of outstanding Bank of Tanglewood options are entitled to benchmark price protection. This protection has an
estimated value of $       per share based on the Black-Scholes Option Pricing
Model.

Q: What happens if the value of BOK Financial common stock decreases after the date of the merger?

A: Under the merger agreement, BOK Financial has agreed to provide certain value protection, or "benchmark price protection", with respect to 50% of the shares of BOK Financial common stock received by each Bank of Tanglewood shareholder and option holder upon completion of the merger, not including any shares of BOK Financial common stock to be deposited into the escrow account. The remaining 50% of the shares of BOK Financial common stock received by Bank of Tanglewood shareholders and option holders not entitled to the benchmark price protection will not be protected and will be subject to the same price decreases as any other share of BOK Financial common stock. For further details regarding the terms of the benchmark price protection see "Benchmark Price Protection" on pages 40 and 41.

Q:  What are the executive payments and why am I being asked to approve them?

A: Bank of Tanglewood has various agreements and plans to provide compensation to its officers and employees. These include the Bank of Tanglewood 1996 Stock Option Plan, pursuant to which many bank officers and employees received an award of options to purchase common stock, and the Phantom Stock Agreements between Bank of Tanglewood and 11 of its officers. A change in control of the bank, such as the merger, causes rights under the plans and agreements to mature or vest at the time of the change of ownership, rather than pursuant to the normal vesting schedule provided for in the various agreements. As a result, three executive officers of Bank of Tanglewood will receive cash payments in connection with the merger that exceed certain limits under federal income tax laws.

Federal income tax law provides that such payments made to executives in connection with a change of ownership of the bank (such as the merger) in excess of certain amounts are characterized as "parachute payments" which result in the loss of the tax deduction by Bank of Tanglewood with respect to amounts in excess of a defined base amount and subject such executives to a 20% excise tax on the excess amount. The payments will not be characterized as "parachute payments", however, if the executives' right to receive these excess payments is approved by the holders of more than 75% of the outstanding shares of Bank of Tanglewood common stock (not including shares of such executives and certain other shareholders related to the executives).

Consequently, to avoid the adverse tax consequences, the three executives (Messrs. Greer, Jochetz and Tidwell) have waived their rights to receive a portion of the amount each executive would be entitled to receive upon consummation of the merger ($277,805 in total) unless approved by the shareholders. The amount of the payment each executive has waived reduces their respective payments to a level where there are no excise taxes or lost corporate deductions. Approval of these payments will not effect the value or number of shares of BOK Financial common stock you will receive in the merger.

For further details regarding the executive payments and the amounts due under compensation plans and agreements, see "Proposal II -- Voting On Executive Payments" on page 3.

Q:  When do you expect the merger to be completed?

A: We are working to complete the merger during the fourth calendar quarter of 2002, although delays could occur.

Q:  How does the board of directors recommend that I vote?

A: Our board of directors, by a unanimous vote, has approved and adopted the merger agreement and the merger and recommends that the shareholders vote FOR approval of the merger. The board of directors believes that the merger is fair to, and in the best interests of, our shareholders. The board of directors (with Messrs. Greer, Jochetz and Tidwell abstaining) also recommends that you vote FOR approval of the executive payments in the aggregate amount of $277,805 pursuant to the existing compensation arrangements with Messrs. Greer, Jochetz and Tidwell.

Q:  What happens if I transfer my shares after the record date?

A: The record date for the special meeting is earlier than the expected date of the merger. Therefore, if you transfer your shares of common stock after the record date, but prior to the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares of stock.

Q:  Will I have to pay taxes as a result of the merger?

A: Generally, no except to the extent you receive benchmark price protection rights. Because the merger qualifies as a tax free reorganization under the Internal Revenue Code, no gain or loss will be recognized by holders of Bank of Tanglewood common stock who exchange their Bank of Tanglewood common stock solely for BOK Financial common stock. However, you will have to recognize capital gain to the extent of the value of the benchmark price protection rights that you receive. Also, if you dissent from the merger and are paid the fair value of your stock in cash, you will be subject to tax on the cash payments. See "Material U.S. Federal Income Tax Consequences" on page 24.

Q:  What do I need to do to vote?

A: Mail your signed proxy in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. In order to assure that we obtain your vote, please vote as instructed on your proxy even if you currently plan to attend the special meeting in person.

Q.  May I vote in person?

A: Yes. You may attend the special meeting and may vote your shares in person, rather than signing and mailing a proxy.

Q:  May I change my vote even after returning a proxy?

A: Yes. If you want to change your vote, you may do so at any time before the Bank of Tanglewood special meeting by sending to the Secretary of Bank of Tanglewood a proxy with a later date. Alternatively, you may revoke your proxy by delivering to the Secretary of Bank of Tanglewood a written revocation prior to the special meeting or by voting in person at the special meeting. If your shares are held in "street name" with a bank or broker, you must contact your bank or broker if you wish to revoke your proxy.

Q:  What happens if I don't return a proxy or vote?

A: If a Bank of Tanglewood shareholder does not submit a proxy or vote at the Bank of Tanglewood shareholder meeting, it will have the same effect as a vote against adoption and approval of the merger agreement and the merger and a vote against approval of payment of the compensation to certain executives.

Q:  Should I send in my Bank of Tanglewood stock certificates now?

A: No. After the merger is completed, we will send written instructions that will explain how to exchange Bank of Tanglewood stock certificates for BOK Financial common stock. Please do not send your stock certificates with your proxy.

Q:  When will I receive my shares BOK Financial common stock?

A: You will receive all of your shares of BOK Financial common stock, except your proportionate share of the $750,000 worth of shares of BOK Financial common stock to be deposited in escrow, as soon as practicable after you have surrendered your Bank of Tanglewood stock certificates to the transfer agent in accordance with the stock transfer letter.

You will receive your proportionate number of the shares of BOK Financial common stock deposited in escrow upon the termination of the escrow account, which shall be the later of December 31, 2003 or the date on which all claims under the escrow have been resolved.

Q:  Do I have any rights to avoid participating in the merger?

A. Yes. You have the right to withhold your vote for the merger, dissent from the merger and seek appraisal value for your shares. The appraised value may be more or less than the value of the BOK Financial common stock being paid in the merger. In order to preserve your dissenters' rights, you must follow strictly the provisions of the National Bank Act and the Office of the Comptroller of the Currency's regulations regarding dissenters' rights. For further description of these rights, see page 27 and Annex IX, which contains a copy of the applicable provisions of the National Bank Act and the OCC Banking Circular explaining dissenters' rights and procedures.

Q: If I have more questions about the merger, voting or BOK Financial or Bank of Tanglewood, how can I find answers?

A: In addition to reading this document and its annexes, you can find more information about BOK Financial in filings it has previously made with the Securities and Exchange Commission. BOK Financial incorporates by reference into this document its filings with the SEC. See "Where You Can Find More Information" on page 88. You may also contact James F. Ulrich of BOK Financial at (918) 588-6135 for additional information about BOK Financial or Richard W. Jochetz of Bank of Tanglewood at (713) 266-2900 for additional information about Bank of Tanglewood or the merger.

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger more fully, and for a more complete description of the legal terms of the merger, we recommend that you read carefully this entire document and the other available information referred to in "Where You Can Find More Information" on page 88. Each item in this summary includes a page reference directing you to a more complete description of that item. We have included the merger agreement as Annex I to this document. It is the legal document that governs the merger and we encourage you to read it.

The Companies (pages 77 and 85)

Bank of Tanglewood, N.A.
500 Chimney Rock at Woodway
Houston, Texas 77056-1220
(713) 226-2900

   Bank of Tanglewood, N.A. is a national banking association organized under the banking laws of the United States. Bank of Tanglewood conducts its banking business at three locations in the Houston area including its branches operating under the names Bank of West University and Bank of Memorial. Bank of Tanglewood has 51 full-time equivalent employees and provides business and personal banking, as well as investment services. At June 30, 2002, Bank of Tanglewood had total assets of $234.3 million, total deposits of $204.7 million and total shareholders' equity of $17.2 million.

BOK Financial Corporation
Bank of Oklahoma Tower
Boston Avenue at Second Street
Tulsa, Oklahoma 74172
(918) 588-6000

   BOK Financial was incorporated under the laws of the State of Oklahoma in 1990 and is a bank holding company under the Bank Holding Company Act of 1956. BOK Financial owns, directly or indirectly, all of the outstanding capital stock of Bank of Oklahoma, N.A., Bank of Texas, N.A., Bank of Albuquerque, N.A., Bank of Arkansas, N.A. and BOSC, Inc. BOK Financial is listed on NASDAQ under the symbol "BOKF." It offers, through its subsidiaries, commercial banking services, investment securities and money market services, mortgage banking, trust and asset management services and electronic funds transfer. BOK Financial and its subsidiaries have approximately 3,400 full-time equivalent employees at 72 locations in Oklahoma, 21 locations in Texas, 18 locations in Albuquerque and 3 locations in Arkansas. At June 30, 2002, BOK Financial had total assets of $11.2 billion, total deposits of $7.2 billion and total shareholders' equity of $924.4 million.

TW Interim National Bank

   TW Interim National Bank is a wholly owned subsidiary of BOK Financial, formed as an interim national bank pursuant to the National Bank Act. Since its creation, TW Interim has not carried on any activities, other than in connection with the merger.

The Merger (page 21)

   We propose a merger transaction in which Bank of Tanglewood will merge into TW Interim National Bank, a wholly owned subsidiary of BOK Financial. BOK Financial contemplates that the merged Tanglewood/TW

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Interim entity will promptly be merged into Bank of Texas, N.A., another wholly owned subsidiary of BOK Financial.

Bank of Tanglewood's Financial Advisor Has Opined that the Merger is Fair to Shareholders (page 29)

   On May 9, 2002, Hovde Financial, Inc., Bank of Tanglewood's financial advisor, delivered to the Bank of Tanglewood board its preliminary written opinion as to the fairness from a financial point of view, as of that date and based upon and subject to the matters set forth therein, of the merger consideration to the holders of Bank of Tanglewood common stock. The written opinion was accompanied by an oral presentation to the Bank of Tanglewood board of directors regarding the fairness of the transaction, from a financial perspective. We have attached Hovde's opinion, as reviewed and updated, dated
      , 2002 as Annex VIII to this document. We urge you to read this opinion in its entirety to understand the assumptions made and matters considered by Hovde Financial in rendering its opinion.

   Hovde Financial provided its opinion to Bank of Tanglewood's board of directors for its use and benefit and such opinion addresses only the fairness, from a financial point of view as of the date of the opinion, of the merger consideration to the holders of Bank of Tanglewood common stock. The Hovde Financial opinion is not a recommendation to any Bank of Tanglewood shareholder as to how that shareholder should vote at the special meeting.

Management and Operations after the Merger (page 34)

   After the merger, the resulting entity will retain the name Bank of Tanglewood, N.A., will be headquartered in Houston, Texas and will be a wholly owned subsidiary of BOK Financial. The officers and directors of Bank of Tanglewood will be the officers and directors of the surviving bank until changed as provided by law. Upon consummation of the merger, BOK Financial shall cause Robert G. Greer, Chairman of the Board of Bank of Tanglewood, to be elected as advisory director of BOK Financial and thereafter, to be nominated for election as a voting director of BOK Financial at BOK Financial's 2003 annual meeting of shareholders. Mr. Greer will also be elected to the Bank of Texas, N.A. board of directors, which is a wholly owned subsidiary of BOK Financial. BOK Financial contemplates that the merged Tanglewood/TW Interim entity will be merged into Bank of Texas, N.A. The subsequent merger into Bank of Texas is also planned for the fourth quarter of 2002, but delays could occur.

Recommendation of Bank of Tanglewood's Board to Shareholders (page 23)

   The board of directors of Bank of Tanglewood believes that the merger is fair to you and in your best interests and unanimously recommends that you vote FOR the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. All the members of the Bank of Tanglewood board of directors are independent and not otherwise employed by or affiliated with Bank of Tanglewood except Messrs. Greer, Jochetz and Tidwell.

   The members of the Bank of Tanglewood board of directors (with Messrs. Greer, Jochetz and Tidwell abstaining) recommend that you vote FOR the proposal to approve payments in the amount of $277,805 pursuant to the existing compensation arrangements with Messrs. Greer, Jochetz and Tidwell. Approval of these payments will not effect the value or number of shares of BOK Financial common stock you will receive in the merger.

Some of the Officers and Directors of Bank of Tanglewood have Financial Interests in the Merger that Differ from Your Interests (page 35)

   In considering the recommendation of the Bank of Tanglewood board to vote in favor of the merger and the executive payments, you should be aware that certain officers and directors of Bank of Tanglewood have

                                      2

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financial interests in the merger that may be different from, or in addition to, your interests as a shareholders. These interests include:

  . rights under the Phantom Stock Agreements between Bank of Tanglewood and 11 of its executive officers (including Messrs. Greer, Jochetz and Tidwell) will accelerate and become fully vested upon completion of the merger;

  . certain of Bank of Tanglewood's officers hold options to purchase shares of Bank of Tanglewood common stock, which will accelerate and become fully vested at the completion of the merger. These options will convert into options to acquire shares of BOK Financial common stock, subject to the escrow account, and must be exercised by such officers no later than 120 days following completion of the merger. In addition, the option holders will receive cash payments from Bank of Tanglewood in connection with exercising their options to partially offset tax liabilities they will incur;

  . certain officers and directors of Bank of Tanglewood have entered into employment and non-competition/non-solicitation agreements with BOK Financial;

  . BOK Financial has agreed to elect Mr. Greer as an advisory member of the BOK Financial board of directors and to nominate him to be a voting director at the 2003 BOK Financial annual shareholders meeting. Mr. Greer is also to be elected as a director of the Bank of Texas, N.A. board of directors after completion of the merger; and

  . the right of Bank of Tanglewood's directors and officers to continued indemnification and insurance coverage by BOK Financial for acts or omissions occurring prior to completion of the merger.

Members of Bank of Tanglewood's Management are Expected to Vote Their Shares For Approval of the Merger Agreement and the Payments to Certain Executives (page 18)

   As of       , 2002, the record date, directors, executive officers and affiliates of Bank of Tanglewood, certain of their family members and entities they control were entitled to vote 160,531 shares, or approximately 16.42%, of the outstanding shares of Bank of Tanglewood common stock. No director, executive officer or affiliate of BOK Financial owns any shares of Bank of Tanglewood common stock.

   Shares of Bank of Tanglewood common stock held by Messrs. Greer, Jochetz and Tidwell (and certain family members), which total 40,804 shares, or approximately 4.17%, of the outstanding shares of Bank of Tanglewood common stock, may not be voted in connection with the proposal to approve the payments which have been waived by such executives and will not be counted as outstanding with regard to such proposal.

   As of September       , 2002, Bank of Tanglewood had        shares of common
stock outstanding.

The Distribution of a Portion of the Shares of BOK Financial Common Stock to be Issued in the Merger is Subject to the Terms of an Escrow Agreement (page 41)

   Of the shares of common stock that BOK Financial will issue in the merger, shares of BOK Financial common stock with an aggregate value of $750,000 will be deposited into an escrow account to compensate BOK Financial for any breaches in representations and warranties of Bank of Tanglewood which are discovered between completion of the merger and December 31, 2003. Upon termination of the escrow account, the Bank of Texas Trust Department, as escrow agent, will distribute to the Bank of Tanglewood shareholders a number of escrowed shares remaining after the deduction of any losses related to a breach. Each Bank of Tanglewood shareholder will receive his or her pro rata share of any distribution of remaining escrowed shares and any dividends paid with respect to such escrowed shares. No fractional shares shall be placed into escrow, and any fractional share will be rounded up to a whole share of BOK Financial common stock and will be placed into the escrow.

   If the merger is approved, you will be bound by the terms of the escrow agreement whether or not you vote in favor of the merger. Under the terms of the merger agreement, the Bank of Tanglewood agent, who may be removed at any time by a majority vote of the former Bank of Tanglewood shareholders, will make decisions on behalf of the former Bank of Tanglewood shareholders related to the disposition of the shares held in escrow and will vote the shares in any action requiring a vote of BOK Financial shareholders. Further, the merger agreement provides that the Bank of Tanglewood agent will be liable to the Bank of Tanglewood shareholders only as a result of gross negligence or intentional wrongdoing.

   While the shares are held in escrow, the Bank of Tanglewood shareholders will not receive any cash or stock dividends paid against the shares until such time, if any, that the shares are released from the escrow. However, former Bank of Tanglewood shareholders will be taxed on any cash dividends paid during the escrow period. See "Material U.S. Federal Income Tax Consequences" on page
24. The rights of Bank of Tanglewood shareholders under the escrow agreement are not transferable other than by will or by the laws of descent and distribution.

Overview of the Merger Agreement (pages 39)

   We have included the merger agreement as Annex I to this document. It is the legal document that governs the merger and we encourage you to read it.

Conditions to the Merger (page 47)

   We will complete the merger only if a number of conditions are satisfied or waived including, among others:

  .   approval of the merger agreement by the Bank of Tanglewood shareholders;

  . material accuracy of the representations, warranties and covenants made by both parties and contained in the merger agreement;

  . the Federal Reserve Board, the Office of the Comptroller of the Currency and other required regulatory authorities have approved the merger of Bank of Tanglewood and TW Interim National Bank, as well as the merger of Bank of Tanglewood into Bank of Texas, N.A.;

  . the registration statement respecting the shares of BOK Financial common stock to be issued in the merger or pursuant to the benchmark price protection rights shall be declared effective and no stop order respecting such registration statement shall be in effect;

  . authorization by the NASDAQ for the listing of the shares of BOK Financial common stock to be issued in the merger and any shares of BOK Financial common stock issued pursuant to the benchmark price protection, subject to official notice of the issuance;

  . performance or compliance, in all material respects, by each of us with all covenants and conditions under the merger agreement which were to be performed or complied with prior to or upon completion of the merger;

  . absence of a material adverse change in the business or financial condition of BOK Financial and in the financial condition, assets, liabilities, businesses or properties of Bank of Tanglewood;

  . Bank of Tanglewood shall have entered into employment agreements and/or non-competition agreements and/or non-solicitation agreements with key executives;

  . Bank of Tanglewood shall have entered into amendments to the respective Phantom Stock Agreements of Richard W. Jochetz, Robert G. Greer and James
      L. Tidwell providing for the waiver of rights to certain payments;

  . receipt by Bank of Tanglewood of an opinion from Hovde Financial, LLC that the merger consideration is fair to the shareholders of Bank of Tanglewood from a financial point of view;

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

  . receipt by Bank of Tanglewood of an opinion of Bracewell & Patterson, L.L.P. as to tax consequences of the merger, in a form reasonably satisfactory to Bank of Tanglewood; and

  . receipt by BOK Financial of agreements from at least ninety-seven percent (97%) of the holders of Bank of Tanglewood stock options that (1) the Bank of Tanglewood stock options will automatically become BOK Financial stock options that do not constitute incentive stock option under the Internal Revenue Code, (2) the Bank of Tanglewood stock options may not be exercised prior to completion of the merger and (3) the converted stock options must be exercised within 120 calendar days following completion of the merger or the stock options will terminate.

No Solicitation (page 45)

   Bank of Tanglewood has agreed not to:

  . solicit or encourage inquires or proposals with respect to the merger of Bank of Tanglewood or the sale of any of the shares of Bank of Tanglewood stock or other material asset(s) of Bank of Tanglewood from any party other than BOK Financial; or

  . to merge with any party or sell any of the shares of the Bank of Tanglewood stock or material asset(s).

   However, Bank of Tanglewood may have discussions and negotiations with another party regarding a merger or share or asset sale if the Bank of Tanglewood board of directors determines in good faith that the failure to take such action could constitute a breach of the fiduciary duties of the board of directors or as necessary to comply with regulatory requirements.

Termination of the Agreement (page 48)

   Bank of Tanglewood and BOK Financial may, by mutual agreement, terminate the merger agreement at any time, even after the shareholders of Bank of Tanglewood have approved the merger. In addition, either party may terminate the merger agreement if (i) the conditions to closing have not been fulfilled or waived on or prior to closing, (ii) the merger has not been completed on or before December 31, 2002 or (iii) there is a breach of the merger agreement.

Regulatory Approvals (page 24)

   We were required to, and have received, approval for the merger from the Office of the Comptroller of the Currency, the Federal Reserve Board and the Texas Department of Banking. The Federal Reserve Board approved the merger on August 15, 2002. The Federal Reserve Board requires that we wait anywhere from 15 to 30 days before we can complete the merger, during which time the Department of Justice can challenge the merger for antitrust reasons.

Your Rights as a Shareholder of BOK Financial will be Different than as a Shareholder of Bank of Tanglewood (page 51)

   BOK Financial is an Oklahoma corporation and the rights of its shareholders are governed by Oklahoma law and its certificate of incorporation and bylaws. Bank of Tanglewood is a national banking association and the rights of its shareholders are governed by the National Bank Act, Texas law and its articles of association and bylaws. Upon completion of the merger, Bank of Tanglewood shareholders will become shareholders of BOK Financial and their rights will be governed by BOK Financial's certificate of incorporation and bylaws and Oklahoma law. BOK Financial's certificate of incorporation and bylaws will remain the same unless altered, amended or repealed in the future.

                                 RISK FACTORS

   In deciding whether to approve the merger, you should carefully read this proxy statement-prospectus and the accompanying documents to which we refer you. You should also carefully consider the risks described below before making a decision to approve the merger. The risks and uncertainties described below are not the only ones relating to the merger or facing BOK Financial. Additional risks and uncertainties not currently known to BOK Financial or that it currently deems immaterial may also adversely effect its business and operations.

RISKS RELATING TO THE MERGER

BOK Financial shares to be received by Bank of Tanglewood shareholders in the merger will fluctuate in value.

   The market price of the BOK Financial common stock to be issued in the merger may change following the merger as a result of changes in BOK Financial's business, operations or prospects, market assessments of the impact of the merger or general market conditions. Although the merger agreement provides for benchmark price protection for 50% of the BOK Financial shares you receive pursuant to the merger, or pursuant to exercise of Bank of Tanglewood stock options, this protection is subject to certain limitations and restrictions as further described in "Benchmark Price Protection" found on page
40. Further, the other 50% of the BOK Financial shares you receive will have no form of benchmark price protection and there can be no assurance as to their value following the merger.

BOK Financial may experience difficulties in integrating Bank of Tanglewood's business with the existing business of BOK Financial subsidiaries, which could cause BOK Financial to lose many of the anticipated potential benefits of the merger.

   BOK Financial entered into the merger agreement because it believes that the merger will be beneficial to the combined companies. Achieving the anticipated benefits of the merger will depend in part upon whether BOK Financial can integrate the businesses of its subsidiary, Bank of Texas, and Bank of Tanglewood in an efficient and effective manner. BOK Financial may not be able to accomplish this integration process smoothly or successfully. The necessity of coordinating geographically separated organizations and addressing possible differences in technologies, corporate cultures and management philosophies may increase the difficulties of integration. The integration of certain operations following the merger will require the dedication of significant management resources, which may temporarily distract management's attention from the day-to-day business of the combined companies. Employee uncertainty and lack of focus during the integration process may also disrupt the business of the combined companies. Any inability of BOK Financial management to integrate successfully the operations of Bank of Tanglewood into Bank of Texas could have an adverse effect on the business, results of operations and financial condition of BOK Financial.

There are no assurances that Bank of Tanglewood shareholders will receive any of the $750,000 in shares of BOK Financial common stock to be held in escrow, yet you will have to pay taxes with respect to any cash dividends accrued on these shares.

   Bank Tanglewood has agreed to put into escrow, on behalf of Bank of Tanglewood shareholders, a number of shares of BOK Financial common stock having a market value of $750,000 to be issued in the merger. The Trust Department of Bank of Texas, acting as escrow agent, will hold these shares to compensate BOK Financial for losses that may be incurred by BOK Financial resulting from a breach by Bank of Tanglewood of any of its representations and warranties during the period beginning at the completion of the merger and ending on December 31, 2003. As a result, you may receive only a portion, or none, of the $750,000 in the shares of BOK Financial common stock held in escrow.

   In addition, for the period from the completion of the merger through December 31, 2003 during which your portion of escrowed shares will be held in the escrow, you will be required to recognize as income for federal income tax purposes an amount equal to any cash dividends that accrue with respect to your proportionate share of the escrowed shares in the tax year in which the dividends are paid into the escrow and interest earned on such amounts, even though you will not receive these amounts until a later date, if at all. Although BOK Financial has never paid a cash dividend in the past, there is no assurance that it will not pay a cash dividend during the period in which the escrow is in effect. As a result, any dividend payments and interest earned on such amounts are likely to result in ordinary income, and a related tax liability, for non-exempt tax paying entities, even though you will only receive the dividends if and when you receive the related escrowed shares. Further, you may not transfer your interest in these escrowed shares other than by will or the laws of descent and distribution. Therefore, you would be subject to the same tax liability even if after the merger you sell all of the shares of Bank of Tanglewood common stock that you received in the merger.

You will have less influence as a shareholder of BOK Financial than as a shareholder of Bank of Tanglewood.

   As a Bank of Tanglewood shareholder, you currently have the right to vote in the election of the board of directors of Bank of Tanglewood and on other matters affecting Bank of Tanglewood. The merger will transfer control of Bank of Tanglewood to BOK Financial and to the shareholders of BOK Financial. When the merger occurs, you will become a shareholder of BOK Financial with a percentage ownership much smaller than your percentage ownership of Bank of Tanglewood.

   If the merger were completed as of       , 2002, based on an assumed
conversion ratio of       , a total of        shares of BOK Financial common
stock would be issued to Bank of Tanglewood shareholders upon completion of the
merger and        shares of BOK Financial common stock would be deposited into the escrow account. As a result, Bank of Tanglewood shareholders would own
approximately       % of BOK financial common stock outstanding after the
merger. In addition,        shares of BOK Financial common stock will be
reserved for issuance pursuant to the exercise of Bank of Tanglewood stock options. Because of this, you will have less influence on the management and policies of BOK Financial than you now have on the management and policies of Bank of Tanglewood.

RISKS RELATING TO BOK FINANCIAL

Adverse regional economic developments could negatively effect BOK Financial's business.

   A substantial majority of BOK Financial loans are generated in Oklahoma and other markets in the southwest region, with approximately 73% of 2001 earnings derived from activities in the state of Oklahoma. As a result, poor economic conditions in Oklahoma or other markets in the southwest region may cause BOK Financial to incur losses associated with higher default rates and decreased collateral values in BOK Financial's loan portfolio. A regional economic downturn could also adversely affect revenue from brokerage and trading activities, mortgage loan originations and other sources of fee-based revenue.

Adverse economic factors effecting particular industries could have a negative effect on BOK Financial customers and their ability to make payments to BOK Financial.

   Certain industry-specific economic factors also effect BOK Financial. For example, as of year-end 2001, 16% of BOK Financial's total loan portfolio was comprised of loans to borrowers in the energy industry and 3% of BOK Financial's total loan portfolio was comprised of loans to borrowers in the agricultural industry, both of which are historically cyclical industries. Low commodity prices may adversely effect those industries and, consequently, may effect BOK Financial's business negatively. In addition, as of year-end, 2001, 21% of BOK Financial's total loan portfolio was comprised of commercial real estate loans. A downturn in the real estate industry in Oklahoma and the Southwest region could also have an adverse effect on BOK Financial's operations.

Fluctuations in interest rates could adversely effect BOK Financial's business.

   BOK Financial's business is highly sensitive to:

  . the monetary policies implemented by the Federal Reserve Board, including the discount rate on bank borrowings and changes in reserve requirements, which affect BOK Financial's ability to make loans and the interest rates we may charge

  . changes in prevailing interest rates, due to the dependency of BOK Financial's banks on interest income

  .   open market operations in U.S. Government securities

   Significant increase in market interest rates, or the perception that an increase may occur, could adversely affect both BOK Financial's ability to originate new loans and BOK Financial's ability to grow. Conversely, a decrease in interest rates could result in an acceleration in the payment of loans, including loans underlying BOK Financial's holdings of mortgage-backed securities and termination of BOK Financial's mortgage servicing rights. In addition, changes in market interest rates, changes in the relationships between short-term and long-term market interest rates or changes in the relationships between different interest rate indices, could effect the interest rates charged on interest-earning assets differently than the interest rates paid on interest-bearing liabilities. This difference could result in an increase in interest expense relative to interest income. BOK Financial's strategy of borrowing funds in the capital markets to supplement deposit growth subjects us to additional interest rate and liquidity risk. An increase in market interest rates also could adversely effect the ability of BOK Financial's floating-rate borrowers to meet their higher payment obligations. If this occurred, it could cause an increase in nonperforming assets and net charge-offs, which could adversely affect BOK Financial's business.

BOK Financial's substantial holdings of mortgage-backed securities and mortgage servicing rights could adversely affect BOK Financial's business.

   BOK Financial has invested a substantial amount of its holdings in mortgage-backed securities, which are investment interests in pools of mortgages. Mortgage-backed securities are highly sensitive to changes in interest rates. BOK Financial mitigates this risk somewhat by investing principally in shorter duration, mortgage products which are less sensitive to changes in interest rates. Nonetheless, a significant decrease in interest rates could lead mortgage holders to refinance the mortgages constituting the pool backing the securities, subjecting BOK Financial to a risk of prepayment and decreased return on investment due to subsequent reinvestment at lower interest rates.

   In addition, as part of BOK Financial's mortgage banking business, BOK Financial has acquired substantial holdings of mortgage servicing rights. The value of these rights is also very sensitive to changes in interest rates. Falling interest rates tend to increase loan prepayments, which may lead to cancellation of the related servicing rights. BOK Financial's investments and dealings in mortgage-related products increase the risk that falling interest rates could adversely effect BOK Financial's business. BOK Financial attempts to manage this risk by maintaining an active hedging program for its mortgage servicing rights. BOK Financial's hedging program has only been partially successful in recent years.

Substantial competition could adversely affect BOK Financial.

   Banking is a competitive business. BOK Financial competes actively for loan, deposit and other financial services business in Oklahoma, as well as in BOK Financial's other markets. BOK Financial's competitors include a large number of small and large local and national banks, savings and loan associations, credit unions, trust companies, broker-dealers and underwriters, as well as many financial and nonfinancial firms that offer services similar to BOK Financial's. Large national financial institutions, such as Bank One and BankAmerica, have entered the Oklahoma market. These institutions have substantial capital, technology and marketing resources. Such large financial institutions may have greater access to capital at a lower cost than BOK Financial does, which may adversely affect BOK Financial's ability to compete effectively. In addition, there have been a number of recent mergers involving financial institutions located in Oklahoma and BOK Financial's other markets. Significant limitations in Oklahoma on the ability of existing banks to establish branches expired on June 30, 1999. Accordingly, BOK Financial may face increased competition from both merged banks and new entrants to BOK Financial's markets. BOK Financial has expanded into markets outside of Oklahoma, where it competes with a large number of financial institutions that have an established customer base and greater market share than BOK Financial. BOK Financial may not be able to continue to compete successfully in these markets outside of Oklahoma. With respect to some of its services, BOK Financial competes with non-bank companies that are not subject to regulation. The absence of regulatory requirements may give non-banks a competitive advantage.

Adverse factors could impact BOK Financial's ability to implement its operating strategy.

   Although BOK Financial has developed an operating strategy which it expects to result in continuing improved financial performance, BOK Financial cannot assure you that it will be successful in fulfilling this strategy or that this operating strategy will be successful. Achieving success is dependent upon a number of factors, many of which are beyond BOK Financial's direct control. Factors that may adversely affect BOK Financial's ability to implement its operating strategy include:

  .   deterioration of BOK Financial's asset quality

  .   inability to control BOK Financial's noninterest expenses

  .   inability to increase noninterest income

  . deterioration in general economic conditions, especially in BOK Financial's core markets

  .   decreases in net interest margins

  .   increases in competition

  .   adverse regulatory developments

Adverse effects of banking regulations or changes in banking regulations could adversely effect BOK Financial.

   BOK Financial and its subsidiaries are extensively regulated under both federal and state law. In particular, BOK Financial is subject to the Bank Holding Company Act of 1956 and the National Bank Act. These regulations are primarily for the benefit and protection of BOK Financial's customers and not for the benefit of BOK Financial's investors. In the past, BOK Financial's business has been materially effected by these regulations. For example, regulations limit BOK Financial's business to banking and related businesses, and they limit the location of BOK Financial's branches and offices, as well as the amount of deposits that it can hold in a particular state. These regulations may limit BOK Financial's ability to grow and expand into new markets and businesses.

   Additionally, under the Community Reinvestment Act, BOK Financial is required to provide services in traditionally underserved areas. BOK Financial's ability to make acquisitions and engage in new business may be limited by these requirements.

   In addition, the Federal Deposit Insurance Corporation Improvement Act of 1991 and the Bank Holding Company Act of 1956, and various regulations of regulatory authorities, require us to maintain specified capital ratios. Any failure to maintain required capital ratios would limit the growth potential of BOK Financial's business.

   Under a long-standing policy of the Board of Governors of the Federal Reserve System, a bank holding company is expected to act as a source of financial strength for its subsidiary banks. As a result of that policy, BOK Financial may be required to commit financial and other resources to its subsidiary banks in circumstances where we might not otherwise do so.

   The trend toward extensive regulation is likely to continue in the future. Laws, regulations or policies currently effecting us and BOK Financial's subsidiaries may change at any time. Regulatory authorities may also change their interpretation of these statutes and regulations. Therefore, BOK Financial's business may be adversely effected by any future changes in laws, regulations, policies or interpretations.

Statutory restrictions on subsidiary dividends and other distributions and debts of BOK Financial's subsidiaries could limit amounts BOK Financial's subsidiaries may pay to BOK Financial.

   BOK Financial is a bank holding company, and a substantial portion of BOK Financial's cash flow typically comes from dividends that BOK Financial's bank and nonbank subsidiaries pay to BOK Financial. Various statutory provisions restrict the amount of dividends BOK Financial's subsidiaries can pay to BOK Financial without regulatory approval. Management has also developed, and the BOK Financial board of directors approved, an internal capital policy that is more restrictive than the regulatory capital standards. In addition, if any of BOK Financial's subsidiaries liquidates, that subsidiary's creditors will be entitled to receive distributions from the assets of that subsidiary to satisfy their claims against it before BOK Financial, as a holder of an equity interest in the subsidiary, will be entitled to receive any of the assets of the subsidiary. If, however, BOK Financial is a creditor of the subsidiary with recognized claims against it, BOK Financial will be in the same position as other creditors.

Although publicly traded, BOK Financial's common stock has substantially less liquidity than the average trading market for a stock quoted on the Nasdaq National Market System.

   A relatively small fraction of BOK Financial's outstanding common stock is actively traded. The risks of low liquidity include increased volatility of the price of BOK Financial's common stock. Low liquidity may also limit holders of BOK Financial's common stock in their ability to sell or transfer BOK Financial's shares at the price, time and quantity desired.

BOK Financial's principal shareholder controls a majority of BOK Financial's common stock.

   Mr. George B. Kaiser owns a majority of the outstanding shares of BOK Financial's common stock. Following the merger, Mr. Kaiser will continue to be able to elect all of BOK Financial's directors and effectively to control the vote on all matters submitted to a vote of BOK Financial's common shareholders. Mr. Kaiser's ability to prevent an unsolicited bid for BOK Financial or any other change in control could have an adverse effect on the market price for BOK Financial's common stock. A substantial majority of BOK Financial's directors are not officers or employees of BOK Financial or any of its affiliates. However, because of Mr. Kaiser's control over the election of BOK Financial's directors, he could change the composition of BOK Financial's Board of Directors so that it would not have a majority of outside directors.

Possible future sales of shares by BOK Financial's principal shareholder could adversely affect the market price of BOK Financial's common stock.

   Mr. Kaiser has the right to sell shares of BOK Financial's common stock in compliance with the federal securities laws at any time, or from time to time. The federal securities laws will be the only restrictions on Mr. Kaiser's ability to sell. Because of his current control of BOK Financial, Mr. Kaiser could sell large amounts of his shares of BOK Financial's common stock by causing BOK Financial to file a registration statement that would allow him to sell shares more easily. In addition, Mr. Kaiser could sell his shares of BOK Financial's common stock without registration under Rule 144 of the Securities Act. Although BOK Financial can make no predictions as to the effect, if any, that such sales would have on the market price of BOK Financial's common stock, sales of substantial amounts of BOK Financial's common stock, or the perception that such sales could occur, would adversely affect market prices. If Mr. Kaiser sells or transfers his shares of BOK Financial's common stock as a block, another person or entity could become BOK Financial's controlling shareholder.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

   Shares of BOK Financial common stock are listed on the NASDAQ under the symbol "BOKF". The following table sets forth the high and low trading prices per share of BOK Financial common stock on NASDAQ for the periods indicated.
The market price of shares of BOK Financial will fluctuate prior to and after the merger. See page 6 with regard to risk factors related to this fluctuation. You should obtain current stock price quotations for BOK Financial common stock.

                                                  BOK Financial
                                                  Common Stock
                                                  -------------
                                                   High   Low
                                                  ------ ------
                2000:
                First Quarter.................... $20.56 $15.31
                Second Quarter................... $17.56 $15.63
                Third Quarter.................... $18.75 $16.75
                Fourth Quarter................... $21.25 $17.50
                2001:
                First Quarter.................... $24.56 $21.31
                Second Quarter................... $26.90 $23.12
                Third Quarter.................... $32.55 $26.00
                Fourth Quarter................... $32.75 $28.81
                2002:
                First Quarter.................... $34.05 $28.15
                Second Quarter................... $36.52 $31.94
                Third Quarter (through     ,2002) $      $

   There has been no active public trading market for shares of Bank of Tanglewood common stock. It is traded infrequently in private transactions about which Bank of Tanglewood 's management has little reliable information regarding price.

   As of     , 2002, Bank of Tanglewood had approximately 433 shareholders of record and 977,470 shares of common stock outstanding.

   As of     , 2002, BOK Financial had approximately        shareholders of
record and        shares of common stock outstanding.


   On May 14, 2002, the last trading day before we announced the merger, BOK
Financial's shares closed at $35.00 per share. On September       , 2002, the
most recent practicable date before the mailing of this document, BOK
Financial's shares closed at $      per share.

Dividend Information

   BOK Financial's present policy is to retain earnings for capital and future growth, and management has no current plans to recommend payment of cash dividends on its common stock. BOK Financial's policy is to pay an annual stock dividend on BOK Financial common stock at a rate of 3%. However, BOK Financial is not required or committed to issue any future stock dividends.

   Until the merger is completed or the merger agreement is terminated, Bank of Tanglewood is prohibited from declaring or paying any dividends on its capital stock. Bank of Tanglewood has not paid dividends since inception and has no present plans to pay a dividend. In the event the merger is not completed, the declaration and payment of such dividends will be at the discretion of the board of directors of Bank of Tanglewood and will depend upon future earnings of Bank of Tanglewood, its general financial condition, the success of its business activities, its capital requirements and general business conditions.

            SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Selected Historical Consolidated Financial Data of BOK Financial

   BOK Financial is providing the following information to aid you in your analysis of the financial aspects of the merger. BOK Financial derived the information as of and for the years ended December 31, 1997 through December 31, 2001 from its historical audited consolidated financial statements for those fiscal years. BOK Financial derived the financial information for the six months ended June 30, 2002 and 2001 from its unaudited financial statements. The audited and unaudited financial information contained herein is the same historical information that BOK Financial has presented in its prior filings with the SEC, except as noted.

   The operating results for the six months ended June 30, 2002 are not necessarily indicative of the operating results that may be expected for the year ended December 31, 2002. BOK Financial expects that it will incur merger and restructuring expenses as a result of the acquisition of Bank of Tanglewood. BOK Financial and Bank of Tanglewood both anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and enhanced opportunities to earn more revenue. The historical information presented below does not reflect these financial expenses or benefits and, accordingly, does not attempt to predict or suggest future results. This information is only a summary, and you should read it in conjunction with BOK Financial's consolidated financial statements and notes thereto contained in BOK Financial's 2001 Annual Report on Form 10-K, which has been incorporated by reference into this document. See "Where You Can Find More Information" on page 88.

                                         As of and for the
                                         Six Months Ended
                                             June 30,                   As of and for the Year Ended December 31,
                                     ------------------------  -----------------------------------------------------------
                                         2002         2001         2001        2000        1999       1998(2)     1997(2)
                                     -----------  -----------  -----------  ----------  ----------  ----------  ----------
                                                         (Dollars in thousands, except per share data)
Selected Financial Data
  For the year:
   Interest revenue................. $   286,727  $   344,548  $   654,633  $  638,730  $  500,274  $  402,832  $  357,074
   Interest expense.................     107,119      189,319      327,859     369,843     264,150     212,406     194,842
   Net interest revenue.............     179,608      155,229      326,774     268,887     236,124     190,426     162,232
   Provision for loan losses........      15,700       16,070       37,610      17,204      10,365      14,591       9,256
   Net income.......................      66,470       56,383      116,302     100,140      89,226      79,611      68,155
  Period-end:
   Loans, net of reserve............   6,205,303    5,968,008    6,193,473   5,435,207   4,567,255   3,581,177   2,801,977
   Assets...........................  11,190,722   10,306,155   11,130,388   9,748,334   8,373,997   7,059,507   5,613,233
   Deposits.........................   7,182,246    6,580,988    6,905,744   6,046,005   5,263,184   4,607,727   3,924,405
   Subordinated debentures..........     185,860      186,744      186,302     148,816     148,642     146,921     148,356
   Shareholders' equity.............     924,414      775,320      828,483     703,576     557,164     524,793     451,880
   Nonperforming assets (3).........      44,912       55,620       50,708      43,599      22,943      18,762      25,249
  Proforma impact of adoption of
   FAS 142: (4) (5)
   Net income.......................      66,470       59,916      124,566     105,487      94,926      85,820      73,919
   Net income per diluted shares....        1.10         1.01         2.09        1.79        1.60        1.45        1.25
Profitability Statistics
  Earnings per share (based on
   average equivalent shares): (4)
   Basic............................ $      1.24  $      1.06  $      2.19  $     1.89  $     1.68  $     1.50  $     1.28
   Diluted..........................        1.10         0.95         1.95        1.70        1.50        1.34        1.15
  Percentages (based on daily
   averages):
   Return on average assets.........        1.22%        1.13%        1.14%       1.15%       1.17%       1.34%       1.29%
   Return on average
    shareholders' equity............       15.40        15.35        14.93       16.46       16.45       16.38       16.78
   Average shareholders' equity to
    average assets..................        7.92         7.35         7.62        7.00        7.12        8.17        7.71
Selected Balance Sheet Statistics
  Period-end:
   Tier 1 capital ratio.............        8.69%        7.59%        8.08%       8.06%       7.27%       7.93%       9.87%
   Total capital ratio..............       12.11        11.02        11.56       11.23       10.72       12.02       14.95
   Leverage ratio...................        6.78         5.85         6.38        6.51        5.92        6.60        7.06
   Reserve for loan losses to
    nonperforming loans (3).........      282.34       186.35       233.90      207.95      391.65      467.70      270.65
   Reserve for loan losses to
     loans (1)......................        1.73         1.51         1.66        1.51        1.66        1.86        1.95

--------
(1) Excludes residential mortgage loans held for sale.
(2) Restated for pooling of interests in 1999.
(3) Includes nonaccrual loans, renegotiated loans and assets acquired in satisfaction of loans. Excludes loans past due 90 days or more and still accruing.
(4) Restated for the effects of a 3% common stock dividend declared by BOK Financial on April 30, 2002.
(5) Adjusted to reflect FAS 142, "Goodwill and Other Intangible Assets", which was adopted on January 1, 2002.

Selected Historical Consolidated Financial Data of Bank of Tanglewood

   The following table summarizes financial results actually achieved by Bank of Tanglewood for the periods and at the dates indicated and should be read in conjunction with Bank of Tanglewood's financial statements and the notes to the financial statements. The selected financial data as of December 31, 2001 and 2000 and for each of the years in the two-year period ended December 31, 2001 are derived from Bank of Tanglewood's audited financial statements and related notes included elsewhere in this proxy statement-prospectus. The selected financial data as of December 31, 1999, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1999 is derived from Bank of Tanglewood's audited financial statements and related notes which are not included in this proxy statement-prospectus. Financial amounts as of and for the six months ended June 30, 2002 and June 30, 2001 are unaudited, but management of Bank of Tanglewood believes that such amounts reflect all normal recurring adjustments necessary for a fair presentation of the results of operations and financial position for those periods. You should not assume the results of operations for past periods and for the six months ended June 30, 2002 and 2001 indicate results for any future period.

                                                  As of and for the
                                                  Six Months Ended
                                                      June 30,              As of and for the Year Ended December 31,
                                               ----------------------  --------------------------------------------------
                                                  2002        2001        2001       2000      1999      1998     1997(1)
                                               ----------  ----------  ----------  --------  --------  --------  --------
                                                              (Dollars in thousands, except per share data)
Income Statement Data:
   Net interest income........................ $    5,215  $    3,502  $    8,047  $  5,302  $  3,605  $  2,508  $  1,409
   Provision for loan losses..................        155          75         272       316       445        90        90
                                               ----------  ----------  ----------  --------  --------  --------  --------
      Net interest income after provision
       for loan losses........................      5,060       3,427       7,775     4,986     3,160     2,418     1,319
   Noninterest income.........................        483         544       1,028       364       176       170        77
   Noninterest expense........................      3,150       2,631       5,858     3,867     2,785     2,068     1,439
                                               ----------  ----------  ----------  --------  --------  --------  --------
      Income before taxes.....................      2,393       1,340       2,945     1,483       551       520       (43)
   Provision for income taxes.................        762         436         921       409       144       138        --
                                               ----------  ----------  ----------  --------  --------  --------  --------
      Net income (loss)....................... $    1,631  $      904  $    2,024  $  1,074  $    407  $    382  $    (43)
                                               ==========  ==========  ==========  ========  ========  ========  ========

Per Share Data:
   Basic earnings (loss) per share............ $     1.67  $     0.95  $     2.10  $   1.19  $   0.46  $   0.58  $  (0.07)
   Diluted earnings (loss) per share.......... $     1.49  $     0.86  $     1.89  $   1.08  $   0.42  $   0.52  $  (0.06)
   Book value per share....................... $    17.58  $    15.14  $    16.04  $  13.22  $  11.60  $  11.03  $   9.79
   Cash dividends declared.................... $       --  $       --  $       --  $     --  $     --  $     --  $     --
   Weighted average shares outstanding
    (basic)...................................    977,273     949,264     963,212   900,933   876,294   658,647   650,000
   Weighted average shares outstanding
    (diluted).................................  1,092,098   1,049,464   1,070,082   991,363   960,074   735,347   703,000
   Shares outstanding at end of period........    977,310     977,160     977,160   901,200   900,800   753,762   650,000

Balance Sheet Data (at period end):
   Total assets............................... $  234,256  $  199,567  $  250,204  $155,472  $122,086  $ 85,016  $ 66,291
   Loans......................................    134,010      99,247     118,989    82,207    63,177    38,002    24,785
   Allowance for loan losses..................      1,363       1,017       1,215       943       632       187        97
   Total deposits.............................    204,740     180,456     221,957   139,050   104,863    75,583    58,888
   Borrowings and notes payable...............     11,678       3,649      11,891     3,800     6,388       895       845
   Total shareholders' equity.................     17,181      14,792      15,672    11,913    10,453     8,311     6,360

Selected Ratios and Other Data:
   Return on average assets (2)...............       1.37%       1.04%       1.00%     0.79%     0.62%     0.65%    (0.10)%
   Return on average equity (2)...............      20.04       13.47       14.10      9.80      6.30      7.46     (0.68)
   Net interest margin (2)....................       4.65        4.24        4.22      4.14      3.75      3.52      3.42

Asset Quality Ratios (3):
   Nonperforming assets to total loans and
    other real estate.........................       0.70%       1.21%       0.68%      N/A       N/A       N/A       N/A
   Net loan charge-offs (recoveries) to
    average loans (2).........................       0.01       0.001         N/A      0.01       N/A       N/A       N/A
   Allowance for loan losses to total
    loans.....................................       1.02        1.02        1.02      1.15      1.00      0.49      0.39
   Allowance for loan losses to
    nonperforming loans (4)...................        N/A       84.47      149.30       N/A       N/A       N/A       N/A

Capital Ratios (4):
   Leverage ratio.............................       7.24        7.67        6.40      8.07      9.24     10.06       .35
   Tier 1 risk-based capital ratio............      12.47       12.20       11.22     12.57     14.98     17.90     19.18
   Total risk-based capital ratio.............      13.47       13.07       12.11     13.56     15.85     18.31     19.49

--------
(1) Bank of Tanglewood began operations on December 10, 1996.
(2) Performance ratios for the six months ended June 30, 2002 and 2001 have been annualized.
(3) Asset quality and capital ratios are based on balances at period end, unless otherwise indicated.
(4) Nonperforming loans consist of nonaccruing loans, loans contractually past due 90 days or more and restructured loans.

     SUMMARY OF HISTORICAL AND PRO FORMA PER SHARE SELECTED FINANCIAL DATA

   Set forth below are the net earnings, diluted earnings, cash dividends and book value per common share data for BOK Financial and Bank of Tanglewood on a historical basis, on a pro forma combined basis and on a pro forma combined basis per Bank of Tanglewood equivalent share. The pro forma data was derived by combining the historical consolidated financial information of BOK Financial and Bank of Tanglewood using the purchase method of accounting for business combinations. In July 2001, the Financial Accounting Standards Board issued Statement No. 142, "Goodwill and Other Intangible Assets," which eliminates the requirement to amortize goodwill and requires goodwill to be evaluated annually, or more frequently if impairment indicators arise, for impairment. The historical and pro forma per share financial information as of and for the year ended December 31, 2001 includes the impact of amortizing goodwill since Statement No. 142 was not effective for the year ended December 31, 2001.

   The Bank of Tanglewood pro forma equivalent share information shows the effect of the merger from the perspective of an owner of Bank of Tanglewood common stock. The information was computed by multiplying the pro forma
information based on an assumed conversion ratio of       , which includes
       shares of BOK Financial common stock to be deposited in the escrow account.

   You should read the information below together with the historical financial statements and related notes and other information of Bank of Tanglewood included in this proxy statement-prospectus and the historical financial statements and related notes that BOK Financial has presented in its prior Securities and Exchange Commission filings. We have incorporated the information related to BOK Financial into this document by reference. See "Where You Can Find More Information" on page 88 for instructions on how to receive copies of the incorporated information. We expect that Bank of Tanglewood and BOK Financial will incur merger and integration charges as a result of combining their companies. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits. The unaudited pro forma combined data below is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

                                                                                       Year Ended
                                                                     Six Months Ended December 31,
                                                                      June 30, 2002       2001
                                                                     ---------------- ------------
Income per average diluted common share:
   Historical:
       BOK Financial................................................      $ 1.10         $ 1.95(1)
       Tanglewood...................................................        1.49           1.89
   Pro forma combined per:
       BOK Financial share..........................................
       Equivalent Tanglewood share..................................
Dividends per common share:
   Neither BOK Financial nor Tanglewood have paid cash dividends on common shares during the applicable periods.
Book value per outstanding common share (period end):
   Historical:
       BOK Financial................................................      $17.45         $15.71(1)
       Tanglewood...................................................       17.58          16.04
   Pro forma combined per:
       BOK Financial share..........................................
       Equivalent Tanglewood share..................................

--------
(1) Restated for the effects of a 3% common stock dividend declared by BOK Financial on April 30, 2002.

   In connection with the application of BOK Financial to the Board of Governors of the Federal Reserve System ("Board") for approval of the acquisition of Bank of Tanglewood, the staff of the Board requested that the capital attributable to those shares of BOK Financial common stock issued in connection with the transaction which are subject to the benchmark price protection rights and the value of the rights be, and BOK Financial represented that it would be, excluded from Tier 1 and Tier 2 capital until the rights expire. This representation is not applicable to the calculation of the regulatory capital of the subsidiary banks of BOK Financial or to the calculation of shareholders' equity for financial reporting purposes or in accordance with generally accepted accounting principles. The "BOK Financial" and "Tanglewood" columns of the following table reconcile the shareholders' equity of BOK Financial and Bank of Tanglewood to regulatory capital prior to consummation of the acquisition. The "Pro Forma Combined" column of the following table reconciles on a pro forma basis the shareholders' equity of BOK Financial combined with Bank of Tanglewood giving effect to the foregoing representation.

             Reconciliation of Pro Forma Regulatory Capital Ratios
                            (Dollars in thousands)

                                                         As of June 30, 2002
                                           -----------------------------------------------
                                               BOK                 Acquisition  Pro Forma
                                            Financial   Tanglewood Adjustments  Combined
                                           -----------  ---------- ----------- -----------
Shareholders' equity(1)................... $   924,414   $ 17,181   $ 50,369   $   991,964
Less:
   Intangible assets......................    (146,212)        --    (53,322)     (199,534)
    Non-qualifying shareholders equity(2).          --         --    (35,275)      (35,275)
   Accumulated other comprehensive income.     (33,860)      (130)        --       (33,990)
   Other..................................          (7)        --         --            (7)
                                           -----------   --------   --------   -----------
Tier 1 Capital............................     744,335     17,051    (38,228)      723,158
Plus:
   Subordinated debentures................     185,860         --         --       185,860
   Allowance for loan losses..............     108,084      1,363         --       109,447
   Other..................................         181         --         --           181
                                           -----------   --------   --------   -----------
Total Regulatory Capital.................. $ 1,038,460   $ 18,414   $(38,228)  $ 1,018,646
                                           ===========   ========   ========   ===========

Risk weighted assets...................... $ 8,565,543   $136,730   $     --   $ 8,702,273
Average assets............................  10,976,004    235,673         --    11,211,677
Tier 1 capital ratio......................        8.69%     12.47%                    8.31%
Total capital ratio.......................       12.11%     13.47%                   11.71%
Leverage ratio............................        6.78%      7.24%                    6.45%

--------
(1) Determined in accordance with generally accepted accounting principles.
(2) Adjustment to reflect BOK Financial representation respecting exclusion from Tier 1 and Tier 2 capital.

                          FORWARD-LOOKING STATEMENTS

   We have each made "forward-looking statements" in this proxy statement-prospectus (and in documents to which we refer you in this proxy statement-prospectus) within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management's beliefs, assumptions, current expectations, estimates, and projections about BOK Financial, the financial services industry, and the economy in general. Words such as "anticipates", "believes", "estimates", "expects", "forecasts", "plans", "projects", variations of such words, and similar expressions are intended to identify such forward-looking statements.

   Management judgments relating to, and discussion of the provision and reserve for loan losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events, based in part on information provided by others which BOK Financial has not independently verified. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expressed, implied, or forecasted in such forward-looking statements.

   Many possible events or factors could effect the future financial results and performance of each of our companies before the merger or BOK Financial after the merger and could cause those results or performance to differ materially from those expressed in our forward-looking statements, including, but not limited to:

  . the ability to fully realize expected cost savings from the merger within the expected time frame,

  .   our ability to integrate our businesses,

  .   general business and economic conditions in the markets we serve,

  . the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner,

  .   changes in interest rates and interest rate relationships,

  .   demand for products and services,

  .   the degree of competition by traditional and nontraditional competitors,

  .   changes in banking regulations, tax laws, prices, levies, and assessments,

  .   the impact of technological advances, and

  .   trends in customer behavior as well as their ability to repay loans.

   We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement-prospectus, and we undertake no obligation to update this information unless the securities laws require us to do this. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this proxy statement-prospectus and the documents BOK Financial has incorporated by reference.

                      BANK OF TANGLEWOOD SPECIAL MEETING

Information about the Shareholder Meeting and Proposals

   The Bank of Tanglewood board of directors is using this document to solicit proxies from you for use at the special meeting. At the special meeting, shareholders will vote on

  . a proposal to approve the merger agreement and the transactions contemplated by the merger agreement;

  . a proposal to approve the executive payments in the amount of $277,805 under existing compensation arrangements between Bank of Tanglewood and Robert G. Greer, Richard W. Jochetz and James L. Tidwell; and

  . any other matter which may properly come before the special meeting or any adjournment or postponement of the special meeting.

Date, Time and Place of the Special Meeting

   The Bank of Tanglewood special shareholder meeting will be held October
      , 2002 at 10:00 a.m., central standard time, at the Houston Country Club located at One Potomac Drive, Houston, Texas.

Record Date for the Special Meeting

   You may vote at the shareholders meeting if you owned shares of Bank of
Tanglewood common stock at the close of business on       , 2002.

   On the record date,        shares of Bank of Tanglewood common stock were
outstanding.

Shares Entitled to Vote at the Special Meeting

   For each share of Bank of Tanglewood common stock that you own on the record date, you will have one vote on each proposal to be presented at the meeting.

Quorum Requirement for the Special Meeting

   The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Bank of Tanglewood common stock is necessary to constitute a quorum. If a quorum is not represented at the meeting, the meeting will be adjourned to a subsequent date. Abstentions and broker non-votes count as present for establishing a quorum.

Shares Owned by Bank of Tanglewood Directors and Executive Officers as of Record Date

   As of       , 2002, the executive officers and directors of Bank of
Tanglewood owned or otherwise controlled 160,531 shares of Bank of Tanglewood common stock, which does not include any options outstanding to acquire shares of Bank of Tanglewood common stock. These shares represent approximately 16.42% of the shares of Bank of Tanglewood common stock outstanding as of the record date. These individuals, although not bound by an agreement, have indicated that they intend to vote their shares of Bank of Tanglewood common stock in favor of the approval of the merger agreement and the merger. Messrs. Greer, Jochetz and Tidwell (and certain of their family members) will abstain from voting with respect to the executive payments as required by the Internal Revenue Code and their shares will not be counted as outstanding for purposes of voting on that matter.

Votes Necessary at the Meeting to Approve Bank of Tanglewood Proposals

   Approval of the merger agreement and the transactions contemplated by the merger agreement requires the approval of the holders of two-thirds of the outstanding shares of Bank of Tanglewood common stock entitled to vote on the merger.

   Approval of the executive payments in the aggregate amount of $277,805 which have been waived by Messrs. Robert G. Greer, Richard W. Jochetz and James L. Tidwell requires the approval of the holders of 75% of the outstanding shares of Bank of Tanglewood common stock entitled to vote on the proposal. The shares of Bank of Tanglewood common stock held by Messrs. Greer, Jochetz and Tidwell (and certain of their family members) will not be entitled to vote on this matter and will not be counted as shares outstanding for purposes of this matter.

   The proposal to approve the merger agreement is a "non-discretionary" item, meaning that brokers and banks who hold shares in an account for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement. Accordingly, the Bank of Tanglewood board of directors encourages you to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope.

Voting and Revocation of Proxies

   You may vote in person at the special meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. To vote by proxy, you should complete, sign and date the enclosed proxy and return it to Bank of Tanglewood in the enclosed postage prepaid envelope. You can revoke your proxy before it is voted as described below.

   If you are the record holder or your shares, you may revoke your proxy before it is voted by:

  .   submitting a new proxy with a later date,

  . notifying Bank of Tanglewood's Secretary, in writing, before the special meeting that you have revoked your proxy; or

  . voting in person, or notifying the Secretary orally of your wish to revoke your proxy, at the shareholder meeting. If you hold your shares in street name with a bank or broker, you must contact the bank or broker if you wish to revoke your proxy.

   All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Bank of Tanglewood, N.A., 500 Chimney Rock at Woodway, Houston, Texas 77056, Attention: James Tidwell, Secretary.

Other Voting Matters

   Voting in Person. If you plan to attend the meeting and wish to vote in person, we will give you a ballot at the special meeting. However, if your shares of common stock are held in the name of a brokerage firm or trustee, you must obtain from the firm or trustee an account statement, letter or other evidence of your beneficial ownership of the common shares.

   People with Disabilities. We can provide reasonable assistance to help you participate in the shareholder meeting if you tell us about your disability and your plan to attend. Please call or write the Secretary of Bank of Tanglewood at least two weeks before the shareholder meeting at the number or address provided on page 1 of this proxy statement-prospectus.

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   Proxy Solicitation; Expenses.  We will each pay our own costs of soliciting proxies, including the reasonable expenses of brokers, banks, fiduciaries and other nominees in forwarding solicitation material to beneficial owners. In addition to the solicitation of proxies by use of the mail, solicitation may be made by telephone and facsimile and Bank of Tanglewood may utilize the services of some of its officers and employees to solicit proxies personally. Such officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, we expect the expense of such solicitation by officers and employees to be nominal. Bank of Tanglewood will file with the SEC all materials used to aid in the solicitation of proxies.

   Do not send any Bank of Tanglewood stock certificates with your proxy. If the merger is consummated, the exchange agent will mail transmittal forms with instructions for the surrender of stock certificates promptly after completion of the merger.

Other Business; Adjournments and Postponements

   We currently are not aware of any other business to be acted upon at the meeting. If, however, other matters are properly brought before the meeting, or any adjourned or postponed meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including to adjourn the meeting.

   Adjournments or postponements of the shareholder meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of Bank of Tanglewood common stock representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. A vote by proxy against the merger will result in such proxy being voted against an adjournment or postponement of the shareholder meeting to solicit additional proxies. A vote by proxy in favor of the merger will result in such proxy being voted for an adjournment or postponement of a shareholder meeting to solicit additional proxies.

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          PROPOSAL I--APPROVAL OF THE MERGER AGREEMENT AND THE MERGER

                                  THE MERGER

Background of the Merger

   In early February 2002, Bank of Tanglewood's Chief Financial Officer and one of BOK Financial's mergers and acquisitions representatives met at a mergers and acquisitions conference. While they did not discuss the concept of a merger, they agreed that BOK Financial representatives would contact Bank of Tanglewood's management team in the near future. In late February, BOK Financial representatives met with Bank of Tanglewood's Chairman, Chief Executive Officer and Chief Financial Officer. At that time, Bank of Tanglewood's management team indicated that they were not actively pursuing sales opportunities, although they would not rule out a sale in the event the correct suitor presented an acceptable offer.

   In March 2002, Bank of Tanglewood received an unsolicited offer to be acquired by another Texas-based financial institution. The Bank of Tanglewood board of directors determined that it was in the shareholders' best interest to consider a sale and to determine if others in the marketplace might be interested in acquiring Bank of Tanglewood.

   Bank of Tanglewood then engaged Hovde Financial, LLC on March 21, 2002 to, among other things, assist in exploring ways to enhance shareholder value, including studying Bank of Tanglewood's acquisition value and identifying potential acquirers in a competitive bidding process. The board authorized Hovde to contact a limited number of qualified prospects to determine their interest in a business combination with Bank of Tanglewood. In March, 2002, Hovde contacted seven potential acquirers, including BOK Financial, to determine their level of interest in bidding on Bank of Tanglewood. Four financial institutions expressed interest in Bank of Tanglewood.

   In March 2002, Hovde initially contacted BOK Financial inviting BOK Financial's participation in the purchase process. BOK Financial also received and signed an agreement to keep confidential any nonpublic information concerning Bank of Tanglewood that BOK Financial may obtain during such process. During March, BOK Financial evaluated the financial information relating to Bank of Tanglewood supplied by Hovde. On March 28, 2002, BOK Financial hand delivered to Bank of Tanglewood a preliminary, nonbinding letter expressing its indication of interest. After discussions with Bank of Tanglewood's management, BOK Financial issued a revised nonbinding letter to Bank of Tanglewood on April 12, 2002.

   The indication of interest from BOK Financial offered consideration that the Board deemed competitive with the other offer seriously being considered by Bank of Tanglewood. At a meeting of the Bank of Tanglewood board of directors on May 9, 2002, a representative of Hovde informed the board of directors orally that, in Hovde's opinion: (1) an acquisition of Bank of Tanglewood in the present time frame at the price levels indicated in the written indications of interest would be in the best economic interests of Bank of Tanglewood and its shareholders; (2) based on numerous factors, including the current price levels at which bank acquisition transactions of comparable size in Texas and the southwest were currently being effected, the price proposed in the BOK Financial offer was more favorable than the other offers; and (3) the merger consideration offered by BOK Financial was fair to Bank of Tanglewood and its shareholders from a financial point of view. As a result, the board of directors determined that the price being offered by BOK Financial, along with the other terms of BOK Financial's offer, made it the more advantageous offer, and the Board decided to work towards the execution of a definitive agreement.

   On April 12, 2002, the board of directors authorized Bank of Tanglewood management to invite BOK Financial to perform due diligence and, upon its completion, to enter into negotiations of a definitive agreement. BOK Financial performed due diligence in late April 2002. The parties then negotiated a definitive agreement that was approved by the Bank of Tanglewood Board at a special meeting on May 9, 2002, subject to finalization of certain provisions of the definitive agreement and execution of employment agreements and option amendment agreements. At its regular meeting on May 15, 2002, the board of directors approved the final terms of the definitive agreement and it was executed the same day.

Bank of Tanglewood Reasons for the Merger

   The terms of the merger agreement, including the consideration to be paid to Bank of Tanglewood shareholders, were the result of arm's length negotiations between representatives of BOK Financial and Bank of Tanglewood. In evaluating whether to affiliate with BOK Financial, the Bank of Tanglewood board considered a number of factors, including, without limitation, the following:

  . the additional capital and resources needed for Bank of Tanglewood's operations to continue to grow and the dilutive effect to shareholders of obtaining this additional capital;

  . information regarding the financial condition, business, operating results, earnings, financial condition, technological capabilities, management, earnings and prospects of each of Bank of Tanglewood and BOK Financial;

  . the merger consideration in the form of BOK Financial common stock with a closing price on May 15, 2002 of $35.82 per share, or an aggregate of approximately $65.0 million less transaction costs, compared with the Bank of Tanglewood shareholders' equity and earnings as of March 31, 2002;

  . the current financial services industry environment, including the continued consolidation within the industry, the increased competition in the market areas served by Bank of Tanglewood and the costs of evolving trends in technology;

  . the appreciation in the price of BOK Financial common stock and the prospects for positive long-term performance of BOK Financial common stock;

  . the belief of Bank of Tanglewood's board that the terms of the merger and the merger agreement are fair to and in the best interests of Bank of Tanglewood shareholders;

  . the analyses provided by Hovde Financial and the oral and written preliminary opinion of Hovde Financial provided on May 9, 2002 that, as of such date, the conversion ratio as set out in the merger agreement, was fair from a financial point of view to Bank of Tanglewood shareholders (see "Opinion of Bank of Tanglewood's Financial Advisor");

  . the tax-free nature of the exchange of BOK Financial common stock as the merger consideration to Bank of Tanglewood shareholders for federal income tax purposes;

  . the fact that BOK Financial common stock is publicly traded on the Nasdaq National Market, thereby representing a more liquid investment than Bank of Tanglewood common stock, which is closely held with little trading activity or liquidity;

  . the historical stock dividends paid by BOK Financial on its common stock as compared with the fact that Bank of Tanglewood has never paid a dividend on its common stock;

  . the board's review of other strategic alternatives potentially available to Bank of Tanglewood;

  . BOK Financial's ability to provide the ever-increasing and broadening array of financial services and products demanded by Bank of Tanglewood's customers; and

  . the financial terms of other recent business combinations in the banking industry.

   Bank of Tanglewood's board of directors determined that Bank of Tanglewood's competitive position and the value of its stock could best be enhanced through affiliation with BOK Financial. The aggregate price to be paid to holders of Bank of Tanglewood common stock resulted from negotiations which considered the historical earnings and dividends of BOK Financial and Bank of Tanglewood; the potential growth in Bank of Tanglewood's market and earnings, both as an independent entity and as a part of a larger organization such as BOK Financial; Bank of Tanglewood's asset quality; and the effect of the merger on the shareholders, customers and employees of Bank of Tanglewood and the communities that Bank of Tanglewood serves.

   The above discussion of the information and factors considered by the Bank of Tanglewood board is not intended to be exhaustive, but includes the material factors the Bank of Tanglewood board considered. In reaching its determination to approve and recommend the merger, the Bank of Tanglewood board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

          Recommendation of the Bank of Tanglewood Board of Directors

   The Bank of Tanglewood board of directors believes that the merger is in the best interest of Bank of Tanglewood and its shareholders. Accordingly, the Bank of Tanglewood board has unanimously approved the merger agreement and unanimously recommends that you vote FOR approval of the merger agreement and the transactions contemplated by the merger agreement.

BOK Financial Reasons for the Merger

   In approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, the BOK Financial board of directors considered a number of factors, including the following:

  . BOK Financial's Growth Strategy. The BOK Financial board of directors considered that BOK Financial has found that it is more efficient to develop emerging markets through carefully chosen acquisitions than by establishing de novo operations. The board of directors felt that the acquisition of Bank of Tanglewood complemented the current operations of its subsidiary, Bank of Texas, N.A., in the Houston area.

  . Enhanced Service; Benefits to Customers. The BOK Financial board of directors considered the fact that the acquisition of Bank of Tanglewood and its three locations will enhance service for Bank of Texas's customers in the Houston area and that it will allow Bank of Tanglewood to expand its current customer base into market niches previously unavailable to Bank of Tanglewood.

  . Terms of the Transaction. The BOK Financial board of directors considered the terms of the transaction as contemplated by the merger agreement, including the representations and warranties, covenants, termination provisions and conditions to the merger and found them acceptable.

  . Financial Considerations. The BOK Financial board of directors considered certain financial issues, including information relating to the financial condition, results of operations, earnings and businesses of Bank of Tanglewood, on both a historical and prospective basis.

  . Bank of Tanglewood Management Team. The BOK Financial board of directors considered the quality and experience of the members of Bank of Tanglewood's existing management team, and the terms and conditions upon which such persons have generally agreed to remain employed by the surviving association following the merger.

  . Reputation of Bank of Tanglewood. The BOK Financial board of directors considered the reputation of Bank of Tanglewood for quality customer service.

  . Risk Factors. The BOK Financial board of directors considered certain of the matters set forth in this proxy statement-prospectus under the heading, "Risk Factors".

   The foregoing discussion of the information and factors considered by the BOK Financial board of directors is not intended to be exhaustive, but includes the material factors considered by the BOK Financial board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the BOK Financial board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given differing weights to different factors.

Accounting Treatment

   Under generally accepted accounting principles, the merger will be accounted for as a purchase. Under this accounting method, BOK Financial will record Bank of Tanglewood's assets and liabilities at their fair values, including any identifiable intangible assets. If the purchase price exceeds the net fair value of assets acquired, BOK Financial will record the excess as goodwill, which is not amortized. Instead, goodwill is evaluated annually, or more frequently if impairment indicators arise, for impairment. BOK Financial will include the revenues and expenses of Bank of Tanglewood in BOK Financial's financial statements from the date of the consummation of the merger.

Regulatory Approvals

   The parties, being subject to the Bank Holding Company Act of 1956 and the National Bank Act, are required to receive approval for the merger of Bank of Tanglewood into TW Interim from the Office of the Comptroller of the Currency, the Federal Reserve Board and the Texas Department of Banking. Pursuant to the merger agreement, it is a condition of completion of the merger that the OCC and the FRB also approve a subsequent merger of the merged Tanglewood/TW Interim entity into Bank of Texas, N.A., a wholly owned subsidiary of BOK Financial. BOK Financial filed applications with the FRB, the OCC and the TDB to obtain approval of the mergers and has subsequently obtained approval from all three entities.

   The FRB approved the merger application on August 15, 2002. A period of 15 to 30 days must expire following approval by the FRB during which time the Department of Justice may file objections to the merger under the federal antitrust laws. While Bank of Tanglewood and BOK Financial believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

   The approval of any application merely implies satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed merger.

   BOK Financial and Bank of Tanglewood are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting of Bank of Tanglewood. The receipt of all necessary regulatory approvals is a condition to effecting the merger.

Material U.S. Federal Income Tax Consequences

   The following discussion describes the material United States federal income tax consequences of the exchange of Bank of Tanglewood common stock for BOK Financial common stock pursuant to the merger. This discussion is based on the Internal Revenue Code of 1986, as amended, related regulations, existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. This discussion assumes you hold your common stock of Bank of Tanglewood as a capital asset within the meaning of
Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to:

  .   financial institutions;

  .   regulated investment companies;

  .   pass through entities;

  .   mutual funds;

  .   tax-exempt organizations;

  .   insurance companies;

  .   dealers in securities or foreign currencies;

  . traders in securities who elect to apply a mark-to-market method of accounting;

  .   foreign holders;

  . persons who hold shares of Bank of Tanglewood common stock as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction; or

  . holders who acquired their shares of Bank of Tanglewood common stock upon the exercise of warrants or employee stock options or otherwise as compensation.

   Completion of the merger is conditioned on the delivery of an opinion to Bank of Tanglewood from Bracewell & Patterson, L.L.P., stating that, on the basis of the facts, representations and assumptions set forth in the opinion, and based on certain representations as to the factual matters to be executed by appropriate officers of Bank of Tanglewood and BOK Financial, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

   This opinion neither binds the Internal Revenue Service or precludes the Internal Revenue Service from adopting a position contrary to that expressed in the opinion, and no assurance can be given that contrary positions will not be successfully asserted by the Internal Revenue Service nor adopted by a court if the issues are litigated. Neither Bank of Tanglewood or BOK Financial intends to obtain a ruling from the Internal Revenue Service with respect to the tax consequences of the merger or the ownership and disposition of benchmark price protection.

   Tax Consequences of the Merger. Bracewell & Patterson, L.L.P. has rendered its opinion subject to the above limitations and on the basis of facts, representations and assumptions set forth or referred to in the opinion, which are consistent with the state of facts existing at the effective time of the merger, that for federal income tax purposes:

  . the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and Bank of Tanglewood, BOK Financial and TW Interim will each be a party to the reorganization;

  . you will recognize gain, but not loss for United States federal income tax purposes when you exchange your Bank of Tanglewood common stock for BOK Financial common stock and the benchmark price protection pursuant to the merger;

  . the amount of gain that you must recognize as a result of the merger, and on which you will pay taxes, will equal the lesser of the following: (i) the fair market value of the benchmark price protection that you receive in the exchange and (ii) the amount of gain you actually realize in the exchange. The amount of gain you realize in the exchange will equal: (i) the fair market value of the benchmark price protection plus the fair market value of the BOK Financial common stock that you receive in the merger minus (ii) your adjusted tax basis in the Bank of Tanglewood common stock that you surrendered in the merger;

  . any gain you recognize will constitute long term capital gain if your holding period in your Bank of Tanglewood common stock exceeds one year at the time of the exchange;

  . your aggregate tax basis in the BOK Financial common stock you receive as a result of the merger will be the same as your aggregate adjusted tax basis in the Bank of Tanglewood common stock you surrender in the exchange, increased by any gain you recognize because of the merger;

  . the holding period of the BOK Financial common stock you receive as a result of the exchange, but not including the BOK Financial stock you might receive because of the benchmark price protection, will include the period during which you held the Bank of Tanglewood common stock you exchange in the merger;

  . neither BOK Financial, Bank of Tanglewood nor TW Interim National Bank will recognize gain or loss for federal income tax purposes as a result of the merger.

   Fractional shares of BOK Financial common stock will not be issued in the merger. Any fractional share will be rounded up to a whole share.

   Back-up Withholding. Unless an exemption applies under the applicable law and regulations, the exchange agent must withhold 31% of any cash payments you are entitled to in the merger. The exchange agent will not withhold this amount if you provide your tax identification number, social security or employer identification number and certify that the number is correct. You must complete and sign the substitute Form W-9 that will be included as part of the transmittal letter sent by the exchange agent to avoid back-up withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent.

   Tax Consequences of Ownership and Disposition of Benchmark Price Protection Rights. The federal income tax consequences to you from the payment at or before maturity, lapse, or disposition of any benchmark price protection that you receive in the merger will depend upon how the Internal Revenue Service characterizes the benchmark price protection for federal income tax purposes. The Internal Revenue Service has taken the position that taxpayers should treat rights similar to the benchmark price protection as "cash settlement put options" for federal income tax purposes. However, it is possible that the benchmark price protection might be treated as debt instruments or in some other manner. Legislation, regulations, court decisions and revenue rulings after the merger but prior to payment, lapse or disposition of the benchmark price protection could affect the federal income tax treatment of the benchmark price protection. BOK Financial anticipates that it will treat the benchmark price protection as cash settlement put options for federal income tax purposes, and the following summary assumes that the Internal Revenue Service will treat the benchmark price protection as cash settlement put options for federal income tax purposes, except as specifically noted. For details regarding the valuation and terms of the benchmark price protection see "Benchmark Price Protection" on pages 40 and 41.

   Unless the straddle rules as described below apply, upon the payment at or before maturity or sale or exchange of the benchmark price protection, generally you will recognize capital gain or loss in an amount equal to the difference between the cash or fair market value of the BOK Financial common stock paid in respect of the benchmark price protection and your tax basis in the benchmark price protection. Your tax basis in the benchmark price protection generally should equal the fair market value of the benchmark price protection at the time the merger is completed. In the event your benchmark price protection lapse without any payment to you, you will recognize capital loss equal to your tax basis in your benchmark price protection. Your capital gain or loss will be long term if your holding period in the benchmark price protection is more than one year at the time of payment, lapse, sale or exchange.

   If you hold both benchmark price protection and BOK Financial common stock at the time of a payment, lapse or disposition of benchmark price protection, the tax rules dealing with "straddles" may apply to you. A straddle is, in general terms, offsetting positions in personal property, such as a long and short position in the same stock. The applicability of the straddle rules to these circumstances is not clear under current tax law. In the event, however, that the Internal Revenue Service determines that your benchmark price protection and your BOK Financial common stock comprise a straddle:

  . some or all of the capital loss that you would otherwise recognize on your BOK Financial common stock may be deferred until a later tax year. The amount deferred would be equal to the amount by which the fair market value of the BOK Financial common stock and benchmark price protection you own exceeds your adjusted tax basis in the BOK Financial common stock and the benchmark price protection on the last trading day of the tax year in which you would otherwise recognize the capital loss. The deferred portion of such loss would be treated as loss incurred in a later taxable year, the recognition of which would continue to be subject to the straddle rules;

  . if you had a holding period in your BOK Financial common stock of more than one year when you received your benchmark price protection, some or all of the capital loss that you would otherwise recognize on the disposition of your BOK Financial common stock may be deferred, and some or all of the capital gain that you would recognize on the disposition of your BOK Financial common stock may be characterized as short term capital gain instead of long term capital gain, but any capital loss recognized by you on your benchmark price protection will be long term, regardless of your holding period in the benchmark price protection;

  . if you had a holding period in your BOK Financial common stock of one year or less when you received your benchmark price protection, some or all of the capital gain or loss that you would otherwise recognize upon a payment at or before maturity, lapse, sale or exchange of the benchmark price protection may be short term capital gain or loss instead of long term capital gain or loss;

  . if you had a holding period of one year or less in your BOK Financial common stock when you received your benchmark price protection , some or all of the capital loss that you would otherwise recognize on a disposition of your BOK Financial common stock shares may be deferred and be short term capital loss instead of long term capital loss;

  . you may not be able to deduct interest and carrying charges allocable to the benchmark price protection or your BOK Financial common stock. Such items will increase your adjusted tax basis in benchmark price protection and BOK Financial common stock, respectively;

  . since the treatment of contemporaneous ownership of benchmark price protection and BOK Financial common stock as a straddle is not clear, you should consult your own tax advisor at the time of payment, lapse or disposition of the benchmark price protection.

   This discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences or any other consequences of the merger. In addition, this discussion does not address tax consequences which may vary with, or contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your own tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger.

Dissenters' Rights of Appraisal

   Holders of shares of Bank of Tanglewood common stock have a statutory right to dissent from the merger by following the specific procedures set forth below. If the merger is approved and consummated, holders of shares of Bank of Tanglewood common stock who properly perfect their dissenters' rights will be entitled to receive an amount of cash equal to the fair value of their shares of Bank of Tanglewood common stock rather than being required to accept the consideration provided in the merger agreement. The following summary is not a complete statement of the statutory dissenters' rights of appraisal, and such summary is qualified in its entirety by reference to the applicable provisions of the National Bank Act, which are reproduced in full at Annex IX to this proxy statement-prospectus. A Bank of Tanglewood shareholder must follow the exact procedure required by the National Bank Act in order to properly exercise his or her dissenter's rights of appraisal and avoid waiver of those rights.

   If the merger is approved at the Bank of Tanglewood special meeting, any Bank of Tanglewood shareholder who has voted against the merger at the special meeting or who has given notice in writing at or prior to the special meeting to the presiding officer that he or she dissents from the merger agreement will be entitled to receive the value of the shares of Bank of Tanglewood held by him or her when the merger is approved by the

OCC by making a written request to the Bank of Tanglewood at any time before thirty days after the date of consummation of the merger. At the time the Bank of Tanglewood shareholder makes the written request, he or she must also surrender his or her certificates representing the Bank of Tanglewood common stock to the Bank of Tanglewood.

   If the Bank of Tanglewood and the dissenting shareholder are not able to agree on the fair value of his or her stock, the value of the Bank of Tanglewood common stock owned by any dissenting shareholders shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three people, composed of (1) one selected by the vote of the holders of the majority of the Bank of Tanglewood common stock for which the owners request appraisal; (2) one selected by the directors of the Bank of Tanglewood and (3) one selected by the two so selected. The valuation of the Bank of Tanglewood common stock agreed upon by any two of the three appraisers shall govern.

   If the value so fixed is not satisfactory to any dissenting shareholder who has requested payment for his or her Bank of Tanglewood common stock, that shareholder may, within five days after being notified of the appraised value of his or her shares, appeal to the OCC, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares. If within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected, or the appraisers fail to determine the value of the Bank of Tanglewood common stock, the OCC upon written request of any interested party, shall cause an appraisal to be made which shall be final and binding on all parties.

   The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, shall be paid by the Bank of Tanglewood. The value of the Bank of Tanglewood common stock ascertained shall be promptly paid to the dissenting shareholders. The shares of Bank of Tanglewood common stock that would have been delivered to dissenting shareholders had they not requested payment shall be sold, and if the shares are sold at a price greater than the amount paid to the dissenting shareholders, the excess in the sale price shall be paid to the dissenting shareholders.

   Any shareholder who votes against the merger at the special meeting, or who gives notice in writing at or prior to the special meeting to the presiding officer of the meeting, that he or she dissents from the merger, will be notified in writing of the date of consummation of the merger.

   The OCC issued Banking Circular 259 which describes the methods used by the OCC to estimate the value of a bank's shares when a shareholder dissents from a conversion, merger or merger involving a national bank. The following summary is not a complete statement of Banking Circular 259, and such summary is qualified in its entirety by reference to the applicable provisions of Banking Circular 259, which is reproduced in full at Annex IX to this proxy statement-prospectus.

   Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank's stock. The OCC reviews the particular facts of each case and the information on a bank's stock that may be available to it, and from such review selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the value of shares. The various valuation methods that the OCC considers are discussed below.

   Market Value. If there is sufficient trading in the shares and the prices are available from direct quotes from the Wall Street Journal or a market maker, the OCC considers those quotes in determining the market value. If no market value is readily available, or if the market value available is not well established, the OCC may use the investment value or adjusted book value methods of valuation.

   Investment Value. The OCC determines investment value by looking at peer banks, or institutions of comparable size in the same geographic area with similar earnings patterns. Investment value requires an assessment of the value to investors of a share in the future earnings of the bank and is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the bank in question.

   Adjusted Book Value. Adjusted book value is calculated by multiplying the book value of the bank's assets, on a per share basis, by the ratio of market price to book value for comparable banking organizations. That ratio shows whether the stock of comparable banks sells at a premium or discount to book value.

   The investment value method and the adjusted book value method present appraised values which are based on the bank's value as a going concern and provide estimates of the market value of the shares of the bank in question. The OCC may use more than one of the above-described methods in determining the value of shares of stock, and if more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on the OCC's perception of how accurately the given method is believed to represent market value.

Opinion of Bank of Tanglewood's Financial Advisor

   The fairness opinion of Bank of Tanglewood's financial advisor, Hovde Financial, LLC, is described below. The description contains projections, estimates and/or other forward-looking statements about future earnings or other measures of the future performance of BOK Financial and Bank of Tanglewood. Hovde has reviewed and consented to the following description relating to its opinion. You should not rely on any of these statements as having been made or adopted by BOK Financial or Bank of Tanglewood.

   Bank of Tanglewood engaged Hovde Financial, LLC as its financial advisor on March 21, 2002 in connection with a possible transaction involving Bank of Tanglewood. On May 9, 2002 Hovde delivered to the Bank of Tanglewood board of directors its preliminary written opinion that, as of that date and based upon and subject to the matters set forth in such opinion, the merger consideration described in the merger agreement to be received by the holders of Bank of Tanglewood common stock was fair from a financial point of view to the holders of Bank of Tanglewood common stock. The written opinion was accompanied by an oral presentation to the Bank of Tanglewood board of directors regarding the fairness of the transaction, from a financial perspective. Hovde subsequently confirmed its preliminary opinion by delivering an updated opinion dated the date of this proxy statement-prospectus.

   Pursuant to an engagement letter between Hovde and Bank of Tanglewood dated March 21, 2002, Bank of Tanglewood agreed to pay to Hovde a transaction fee based on the transaction value and conditioned upon completion of a merger. Assuming the merger is consummated at the merger consideration described in the merger agreement, Bank of Tanglewood and Hovde estimate that Hovde's transaction fee will be equal to approximately $450,000. In addition, Bank of Tanglewood also agreed to reimburse Hovde for its reasonable out-of-pocket expenses related to its rendering of financial advisory and investment banking services to Bank of Tanglewood, including the fees and expenses of its legal counsel. Bank of Tanglewood also agreed to indemnify Hovde and its affiliates, the respective directors, officers, partners, agents and employees of Hovde and its affiliates, and controlling persons for certain losses, claims, damages, liabilities and expenses related to or arising out of its engagement as financial advisor.

   Hovde's opinions were provided to the Bank of Tanglewood board of directors for its use and benefit and address only the fairness from a financial point of view of the merger consideration to the holders of Bank of Tanglewood common stock. Hovde's opinions do not address the merits of the underlying decision by Bank of Tanglewood to engage in the merger and do not constitute a recommendation to any shareholder as to how that shareholder should vote at the special meeting. The amount and form of consideration to be paid in the transaction was the result of arms-length negotiations between BOK Financial and Bank of Tanglewood. Hovde's opinion dated May 8, 2002 and its presentation to the Bank of Tanglewood board of directors on May 9, 2002 were among many factors taken into consideration by the Bank of Tanglewood board of directors in making its determination to approve and recommend the transaction described in the merger agreement.

   Hovde has delivered to Bank of Tanglewood's board its opinion that, based upon and subject to the various considerations set forth in its updated written opinion dated the date of this proxy statement-prospectus, the consideration is fair from a financial point of view to the holders of Bank of Tanglewood common stock as of such date. In requesting Hovde's advice and opinion, no limitations were imposed by Bank of Tanglewood upon Hovde with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of Hovde, dated the date of this proxy statement-prospectus, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex VIII. Bank of Tanglewood shareholders should read this opinion in its entirety.

   Hovde is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and valuations for other purposes. As a specialist in securities of financial institutions, Hovde has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. Bank of Tanglewood's board of directors selected Hovde to act as its financial advisor in connection with the merger on the basis of the firm's reputation and expertise in transactions such as the merger.

   Hovde will receive a fee contingent upon the completion of the merger for services rendered in connection with advising Bank of Tanglewood regarding the merger, including the fairness opinion and financial advisory services provided to Bank of Tanglewood. As of the date of this proxy statement-prospectus such fee is approximately $450,000 and Hovde has received $112,500 of such fee to date.

   Hovde's opinion is directed only to the fairness, from a financial point of view, of the consideration, and does not constitute a recommendation to any Bank of Tanglewood shareholders as to how the shareholder should vote at the Bank of Tanglewood meeting. The summary of the opinion of Hovde set forth in this proxy statement-prospectus is qualified in its entirety by reference to the full text of the opinion.

   The following is a summary of the analyses performed by Hovde in connection with its fairness opinion. Certain of these analyses were presented to the Bank of Tanglewood board of directors by Hovde in a preliminary written report and in an oral presentation on May 9, 2002 and were subsequently updated and
confirmed in its written opinion dated         , 2002. The summary set forth
below does not purport to be a complete description of either the analyses performed by Hovde in rendering its opinion or the presentation made by Hovde to the Bank of Tanglewood board of directors, but it does summarize all of the key material analyses performed and presented by Hovde.

   The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Hovde may have given various analyses more or less weight than other analyses. Accordingly, Hovde believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in its report to the Bank of Tanglewood board and its fairness opinion.

   In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Bank of Tanglewood and BOK Financial. The analyses performed by Hovde are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Hovde's analysis of the fairness of the consideration, from a financial point of view, to the Bank of Tanglewood shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde's opinion does not address the relative merits of the merger as compared to any other business combination in which Bank of Tanglewood might engage. In addition, as described above, Hovde's opinion to the Bank of Tanglewood board was one of many factors taken into consideration by the Bank of Tanglewood board in making its determination to approve the merger agreement.

   During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating condition of Bank of Tanglewood and BOK Financial and material prepared in connection with the merger, including, among other things, the following: the merger agreement; certain historical publicly available information concerning Bank of Tanglewood and BOK Financial, including as applicable: Bank of Tanglewood and BOK Financial's audited/consolidated financial statements, documents filed with the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Federal Reserve, and other state or other regulatory agencies; recent internal reports and projections regarding Bank of Tanglewood; the nature and terms of recent sale and merger transactions involving banks and bank holding companies that Hovde considered relevant, as well as its knowledge of the commercial banking industry and its general experience in securities valuations; and financial information provided to us by the management teams of both Bank of Tanglewood and BOK Financial.

   In rendering the Fairness Opinion, Hovde assumed and relied upon the accuracy and completeness of the financial and other information provided to it by Bank of Tanglewood or BOK Financial without assuming any responsibility for independent verification of such information and further relied upon the assurance of the managements of BOK Financial and Bank of Tanglewood that they were not aware of any facts or circumstances that would make such information, provided by them, inaccurate or misleading. With respect to financial statements and/or projections to the extent such were provided by Bank of Tanglewood and BOK Financial, Hovde assumed that such financial statements and/or projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective managements of Bank of Tanglewood and BOK Financial. Hovde assumed that the merger would be accounted for using the purchase method of accounting. In rendering the Fairness Opinion, Hovde did not conduct a physical inspection of the properties and facilities of Bank of Tanglewood or BOK Financial and did not make or obtain any evaluations or appraisals of the assets or liabilities of Bank of Tanglewood or BOK Financial. In addition, Hovde noted that it is not an expert in the evaluation of loan portfolios or allowances for loan, lease or real estate owned losses, and it assumed that the allowances for loan, lease and real estate owned losses (as currently stated or as adjusted for in connection with the merger or otherwise) provided to it by Bank of Tanglewood and used by it in its analysis and in rendering its Fairness Opinion were in the aggregate adequate to cover all such losses. The Fairness Opinion was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date the Fairness Opinion.

   Merger Value Analysis. The total value of the consideration offered by BOK Financial to Bank of Tanglewood is $65 million.This $65 million merger consideration includes approximately $450,000 to be paid to Hovde as Bank of Tanglewood's financial advisor and assumes the issuance to Bank of Tanglewood shareholders of the $750,000 in BOK Financial common stock to be placed into the escrow account to compensate BOK Financial for any breaches in representations and warranties of Bank of Tanglewood which are discovered between completion of the merger and December 31, 2003. The $65 million merger consideration excludes the value of the benchmark price protection rights. The value of the stock has been supplemented by the benchmark price protection provision. The benchmark price protection was not taken into consideration by Hovde in rendering its fairness opinion. The merger consideration to be paid to Bank of Tanglewood shareholders by BOK Financial is made up of 100% BOK Financial common stock. Hovde calculated the price-to-book value, the price-to-last twelve months earnings multiple (LTM), the price-to-assets, and the premium-to-core deposits using the following values for Bank of Tanglewood's Financials: Book Value of $15,672,000; Twelve Months Trailing Earnings of $2,024,000; Total Assets of $250,204,000; and Total Core Deposits of $191,601,000. The deal value metrics equate to 414.8% of book value, 32.1x LTM earnings, 26.0% of assets and 25.8% premium to core deposits.

   Analysis of Selected Mergers. As part of its analysis, Hovde reviewed comparable mergers involving banks in the west and southwest (states for southwest and west include CO, LA, NM, OK, TX, AK, AZ, CA, HI, ID, MT, NV, OR, WA, WY) announced between June 30, 2000 and April 3, 2002 in which the selling institution had assets between $150 million and $500 million and a return on assets of at least 1.0% and a return on equity of at least 10.0% over the last twelve months. This merger group ("Merger Group 1") consisted of the following 18 transactions:

             Buyer                      Seller
             -----                      ------
             Union BanCal Corp. (CA)    First Western Bank (CA)
             SouthTrust Corp. (AL)      Landmark Bancshares Inc.
                                        (TX)
             Business Bancorp (CA)      MCB Financial Corp. (CA)
             Regions Financial Corp.    First Bancshares of Texas
               (AL)                     Inc. (TX)
             National Mercantile
               Bancorp (CA)             South Bay Bank, N.A. (CA)
             Boston Private Financial   Borel Bank & Trust Co.
               (MA)                     (CA)
             Investor Group (IL)        First Bancorp of Durango,
                                        Inc. (CO)
             Mid-State Bancshares (CA)  Americorp (CA)
             Texas Financial Bancorp.
               (MN)                     First National Bank (TX)
             SouthTrust Corp. (AL)      Bay Bancshares Inc. (TX)
             Sterling Bancshares Inc.   Camino Real Bankshares of
               (TX)                     Texas, Inc. (TX)
             Southwest Bancorp. Of
               Texas (TX)               Citizens Bankers Inc. (TX)
             Zions Bancorp. (UT)        Draper Bancorp (UT)
             First Banks Inc. (MO)      San Francisco Co. (CA)
             Humboldt Bancorp (CA)      Tehama Bancorp (CA)
             Whitney Holding Corp. (LA) American Bank (TX)
             BOK Financial Corp. (OK)   CNBT Bancshares Inc. (TX)
             Umpqua Holdings Corp. (OR) VRB Bancorp (OR)

   Hovde also reviewed comparable mergers involving banks headquartered in Texas announced between January 1, 2001 and April 3, 2002, in which purchase accounting methods were used. This merger Group ("Purchase Merger Group") consisted of the following 22 transactions:

             Buyer                      Seller
             -----                      ------
             Texas Financial Bancorp
               (MN)                     First National Bank (TX)
             Henderson Citizens         Rusk County Bancshares,
               Bancshares (TX)          Inc. (TX)
             Mercantile Bancorp Inc.
               (TX)                     Townbank, N.A. (TX)
             County Bancshares, Inc.    Newton Bancshares, Inc.
               (TX)                     (TX)
             First Financial
               Bankshares, Inc. (TX)    City Bancshares, Inc. (TX)
             First National Bank        Alamo Corporation of
               Group, Inc. (TX)         Texas (TX)
             Incus Company, Ltd. (VI)   Del Rio National
                                        Bancshares, Inc. (TX)
             Whitney Holding            Redstone Financial, Inc.
               Corporation (LA)         (TX)
             Olney Bancshares of
               Texas, Inc. (TX)         Friona State Bank (TX)
             International Bancshares   National Bancshares Corp.
               Corp. (TX)               of Texas (TX)
             Regions Financial Corp.    First Bancshares of
               (AL)                     Texas, Inc. (TX)
             Texas Regional             Riverway Holdings, Inc.
               Bancshares, Inc. (TX)    (TX)
             Sterling Bancshares, Inc.  Community Bancshares,
               (TX)                     Inc. (TX)
             Texas United Bancshares,   Bryan-College Station
               Inc. (TX)                Financial HC (TX)
             Baylor Bancshares, Inc.
               (TX)                     Citizens State Bank (TX)
             Colonial BancGroup, Inc.   Mercantile Bancorp, Inc.
               (AL)                     (TX)
             Wells Fargo & Co. (CA)     Tejas Bancshares, Inc.
                                        (TX)
             SouthTrust Corp. (AL)      Landmark Bancshares, Inc.
                                        (TX)
             Regions Financial Corp.    Brookhollow Bancshares,
               (AL)                     Inc. (TX)
             Regions Financial Corp.    Independence Bank, N.A.
               (AL)                     (TX)
             First Community Capital
               Corp. (TX)               Express Bank (TX)
             Prosperity Bancshares,     Texas Guaranty Bank, N.A.
               Inc. (TX)                (TX)

   Hovde calculated the medians for "Merger Group 1," and averages for the "Purchase Merger Group" for the following relevant transaction ratios: the percentage of the offer value to the acquired company's total assets, the multiple of the offer value to the acquired company's earnings per share for the twelve months preceding the announcement date of the transaction; the multiple of the offer value to the acquired company's tangible book value per share; and the tangible book value premium to core deposits, each as of the announcement date of the transaction. Hovde compared these multiples with the corresponding multiples for the merger. In calculating the multiples for the merger, Hovde used Bank of Tanglewood's earnings per share for the 12 months ended December 31, 2001, and Bank of Tanglewood's tangible book value per share, total assets, and total deposits as of December 31, 2001. The results of this analysis are as follows:

                                      Offer Value to:
                                ---------------------------
                                                  12 months Ratio of Tangible
                                       Tangible   Preceding Book Value
                                Total  Book Value Earnings  Premium to Core
                                Assets Per Share  Per Share Deposits
                                (%)    (x)        (x)       (%)
                                ------ ---------- --------- -----------------
  Bank of Tanglewood........... 25.98     4.32      32.11         25.75

  Merger Group 1 High.......... 31.76     3.69      23.94         32.14
  Merger Group 1 Median........ 21.57     2.61      17.00         18.99
  Merger Group 1 Low........... 13.66     1.87      11.15          8.74

  Purchase Merger Group High... 23.54     2.81      27.88         20.31
  Purchase Merger Group Average 17.27     2.04      16.63         11.88
  Purchase Merger Group Low....  3.42     1.26      10.42          2.68

   Comparable Company Analysis. Using publicly available information, Hovde compared the financial performance and potential stock market valuation for BOK Financial with the following publicly traded banks located in the United States with assets between $5 billion and $20 billion that have a return on average assets greater than 1.0% and a return on average equity greater than 10.0% over the last twelve months and price-to-I/B/E/S estimated 2002 earnings greater than 13x :

                                                     Total Assets
               Company Name                          ($Thousands)
               ------------                          ------------
               Associated Banc-Corp (WI)............  14,327,900
               City National Corporation (CA).......  11,217,349
               Commerce Bancorp, Inc. (NJ)..........  12,484,633
               Community First Bankshares, Inc. (ND)   5,657,926
               First Midwest Bancorp, Inc. (IL).....   5,842,789
               First Tennessee National Corp. (TN)..  19,608,817
               Greater Bay Bancorp (CA).............   8,330,025
               Hudson United Bancorp (NJ)...........   6,825,218
               North Fork Bancorporation, Inc. (NY).  17,156,577
               Old National Bancorp (IN)............   9,169,075
               Sky Financial Group Inc. (OH)........   9,461,000
               Synovus Financial Corp. (GA).........  16,725,734
               TCF Financial Corporation (MN).......  11,170,583
               Trustmark Corporation (MS)...........   6,771,435
               United Bankshares, Inc. (WV).........   5,557,581
               Valley National Bancorp (NJ).........   8,850,659
               Wilmington Trust Corporation (DE)....   7,420,487

   Indications of such financial performance and potential stock market valuation included profitability (return on average assets and return on average equity) for December 31, 2001, the ratio of tangible equity to tangible assets (TER) and non-performing assets (NPAs) to total assets at December 31, 2001 and market prices as of April 25, 2001.

Market Capitalization Assessment  Performance Metrics           Valuation Metrics
-------------------------------- ---------------------- ----------------------------------
                                                 NPAs/  Price to   Price to
                                 ROAA ROAE  TER  Assets Tang. Book LTM      Price to Total
                                 (%)  (%)   (%)  (%)    Value (x)  EPS (x)  Assets (%)
                                 ---- ----- ---- ------ ---------- -------- --------------
   BOK Financial................ 1.16 14.96 6.59  0.58     2.52     16.22       16.03
   Comparable Company Average... 1.62 19.00 6.70  0.52     4.51     16.90       23.80

   Discounted Earnings Analysis. Hovde estimated the present value of the Bank of Tanglewood by starting with earnings of $2.0 million in 2001 and assuming a 8.0% annual growth rate in earnings and a 10.0% annual growth rate in assets through 2007 (resulting in net income of $3.4 million, $3.9 million, $4.8 million, $5.2 million, $5.8 million and $6.3 million in 2002, 2003, 2004, 2005,
2006, and 2007 respectively). In arriving at the present value of Bank of Tanglewood's earnings stream at the end of 2007, Hovde assumed an annual discount rate of 16.0%. This analysis and its underlying assumptions yielded a range of values for Bank of Tanglewood of approximately $37.7 million to $61.5 million compared to a total merger consideration of $65.0 million offered by BOK Financial.

   The $65 million merger consideration includes approximately $450,000 to be paid to Hovde as Bank of Tanglewood's financial advisor and assumes the issuance to Bank of Tanglewood shareholders of the $750,000 in BOK Financial common stock to be placed into the escrow account to compensate BOK Financial for any breaches in representations and warranties of Bank of Tanglewood which are discovered between completion of the merger and December 31, 2003. The $65 million merger consideration excludes the value of the benchmark price protection rights and such value is not considered for purposes of this analysis.

   Contribution Analysis. Hovde prepared a contribution analysis showing percentages of assets, loans, deposits, common equity, tangible equity, cash earnings and generally accepted accounting principles (GAAP) earnings based on December 31, 2001 numbers for Bank of Tanglewood and BOK Financial that would be contributed to the combined company on a pro forma basis by Bank of Tanglewood and BOK Financial.

                                   BOK Financial Bank of Tanglewood
                                   ------------- ------------------
             Total Assets.........     98.14%           1.86%
             Total Deposits.......     96.89%           3.11%
             Total Equity.........     98.14%           1.86%
             Total Tangible Equity     97.36%           2.64%
             Cash Earnings........     97.67%           2.33%
             GAAP Earnings........     97.30%           2.70%

   Conclusion. Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the consideration was fair from a financial point of view to the Bank of Tanglewood shareholders.

Directors and Management Following the Merger

   After the merger, the combined TW Interim National Bank and Bank of Tanglewood, N.A. will be known as Bank of Tanglewood, N.A. and will be headquartered in Houston, Texas. The Bank of Tanglewood management and board of directors will continue to manage the business of Bank of Tanglewood. The management and board of directors of BOK Financial shall remain unchanged following the merger, with the exception of Robert G. Greer who shall be appointed as an advisory member of the BOK Financial board of directors and thereafter nominated for election as a voting director of BOK Financial at the 2003 annual meeting of shareholders. Subsequent to the merger, Mr. Greer will also be elected a director of Bank of Texas, N.A., a wholly owned subsidiary of BOK Financial.

   Robert G. Greer, age 68, is the chairman of the board of directors of Bank of Tanglewood, a position he has held since Bank of Tanglewood opened in December 1996. From 1985 to 1995 he served as chairman of the board of Tanglewood Bank, N.A., and then as vice chairman of the board of Northern Trust Bank of Texas from 1995 to 1996.

Executive Compensation

   The following table provides certain summary information concerning compensation paid to or accrued by Bank of Tanglewood to or on behalf of Bank of Tanglewood's Chairman of the Board, Robert G. Greer:

                          SUMMARY COMPENSATION TABLE

                                            Annual Compensation
                                            -----------------
                                                       Other
                                                       Annual     All Other
   Name and Principal Position Year Salary   Bonus  Compensation Compensation
   --------------------------- ---- ------- ------- ------------ ------------
      Robert G. Greer......... 2001 $75,000 $40,937   $13,448(1)    $3,682(2)
      Chairman of the Board

--------
(1) Consists of a car allowance of $6,900 and club dues of $6,548.
(2) Consists of contributions made by Bank of Tanglewood to its 401(k) Plan for the benefit of Mr. Greer.

Financial Interests of Bank of Tanglewood Directors and Officers in the Merger

   Certain of Bank of Tanglewood's directors and executive officers have interests in the merger as individuals in addition to, and that may be different from, their interests as shareholders. Each of the Bank of Tanglewood board of directors and the BOK Financial board of directors was aware of these interests of certain Bank of Tanglewood directors and executive officers and considered them in its decision to adopt the merger agreement.

   Stock Option Plan. A stock option plan was adopted by the Bank of Tanglewood board of directors and approved by shareholders in November 1996. The plan has been amended on several occasions. Subject to adjustment as provided in the plan, there are currently 173,000 shares of common stock reserved for issuance pursuant to the exercise of options granted under the plan. A total of 166,950 options are presently outstanding to bank officers and employees at exercise prices ranging from $10.00 and $35.00 per share. Of these options 121,250 have vested, and are currently exercisable in accordance with their terms. Under the terms of the stock option plan, the unvested options will become vested options on the effective date of the merger.

   Pursuant to the terms of the merger agreement, each option holder has executed an amendment to his or her respective stock option agreement to provide that any outstanding incentive option shall no longer be an incentive option for purposes of the Internal Revenue Code, that each option shall expire 120 days after the completion of the merger and that the optionee shall not exercise the option until after completion of the merger. The exercise of the options by the optionees will increase the capital of BOK Financial by the amount of the aggregate exercise price (approximately $2.3 million) and result in a compensation expense deduction of approximately $7.6 million for BOK Financial and a corresponding amount of compensation income to the persons exercising such options. In consideration of the amendment of the stock option agreements by the option holders, the merger agreement allows Bank of Tanglewood to pay to the option holders on a pro rata basis an aggregate amount of $740,000.

   Phantom Stock Agreements. In November 2001 and March 2002, Bank of Tanglewood entered into Phantom Stock Agreements with 11 of its officers. These agreements were established as part of the bank's long-term incentive compensation programs for its officers and employees. While no shares of bank stock will be issued under the agreements, the grantees are entitled to certain cash payments calculated pursuant to the terms of the agreements.

   Under these agreements, each participant was granted a number of shares of "phantom stock" with an "award value" per share; the award value was $25 per share in the case of Messrs. Greer, Jochetz and Tidwell and $30 to $35 per share for the other officers. Each agreement provides that 20% of the shares of phantom stock will vest on the fourth anniversary of the agreement and thereafter 20% will vest on each of the next four anniversaries. However, upon a change in control of the bank, such as the merger with BOK Financial, the normal vesting schedule of the phantom stock shares is accelerated and each owner of phantom shares becomes entitled to payment for such shares. The amount paid by the bank for each share of phantom stock is equal to the amount that the value of one share of bank common stock exceeds the award value. If the merger with BOK Financial is concluded, the aggregate amount to be paid pursuant to the Phantom Stock Agreements will be $2,069,305, with Messrs. Greer, Jochetz and Tidwell receiving an aggregate of $1,532,260 of the total amount of payments.

   Employment Agreement Summary. Bank of Tanglewood and BOK Financial entered into employment agreements with Messrs. Greer, Jochetz and Tidwell, as well as several other officers, on May 15, 2002 concurrently with the execution of the merger agreement. Implementation of the employment agreements is subject to the condition that BOK Financial shall have acquired Bank of Tanglewood in accordance with the terms of the merger agreement.

   Each employment agreement provides the terms of employment for each executive, including the duration of the employment agreement, title and duties, compensation and benefits, termination provisions and non-competition and non-solicitation provisions (except that Mr. Tidwell's contract does not contain non-competition and non-solicitation provisions). The executives will be employed by Bank of Tanglewood following its acquisition by BOK Financial and subsequently by Bank of Texas after Bank of Tanglewood is merged into Bank of Texas.

   If an executive's employment is terminated "without cause" during the term of the employment agreement, the executive will continue to receive the annual salary provided in the agreement, any "mandatory" performance compensation and employee benefits for the remainder of the contract term; any unvested stock options which would otherwise have vested during the term of the contract shall vest at the termination date and be exercisable by the executive. An executive's employment may also be terminated "for cause", defined in the employment agreement to include such things as willful failure to substantially perform the obligations under the agreement; commission of any act which is intended to materially injure the bank; conviction of any criminal act or act involving moral turpitude; commission of any dishonest or fraudulent act which bank reasonably deems material to the bank or its reputation; refusal to obey written orders or instructions of the chief executive officer of the bank, unless those instructions would require the executive to commit an illegal act which would subject the executive to personal liability, require the executive to violate the terms of his employment agreement or otherwise be inconsistent with the duties of an officer of a national bank. The majority of the board of directors of the bank must determine (after giving the executive an opportunity to be heard) that the executive has committed one of these acts to have cause for termination. Upon a termination for cause, any compensation and benefits will be paid to the executive only through the date of termination. Terminations due to death or an extended illness are treated similar to terminations for cause.

   The contracts of Messrs. Jochetz and Greer contain non-competition and non-solicitation provisions that govern such executives' actions following termination of employment. With respect to such provisions, both executives will receive separate additional consideration of $10,000 upon completion of the merger.

   The non-competition provisions provide that for a period of two years after termination, an executive shall not engage in the banking business or any business in which the bank or an affiliate of the bank has engaged in Harris County, Texas or in any county in which the bank maintains a banking office for which such executive has supervisory authority, or any counties contiguous to any such counties. Mr. Jochetz's agreement (but not Mr. Greer's) further provides that if his employment is terminated without cause following a change of control (as defined in the employment agreement) of the bank, the non-competition provisions shall, at his option, no longer be applicable.

   The non-solicitation provisions in Mr. Jochetz's contract provide that for a period of three to five years following termination (depending on the length of time which Mr. Jochetz has been employed by Bank of

Tanglewood or its successors prior to his termination of employment), he cannot contact or solicit individuals or entities who were clients of the Bank of Tanglewood or its affiliates in the same geographic area covered by the non-competition provisions for the purpose of providing banking services or contact or solicit employees of the bank or its affiliates to seek employment with any person or entity other than the bank or its affiliates. Mr. Greer has agreed to a five-year non-solicitation term.

   For each year in which both the non-competition and non-solicitation clauses are in effect, Mr. Jochetz will receive a payment equal to 75% of his annual salary at the date of termination of his employment, and Mr. Greer will be paid $50,000 annually. In addition, Mr. Greer will be paid $25,000 per year for each year that only the non-solicitation agreement is in effect and Mr. Jochetz will be paid 29% of his annual salary at the date of termination for each year that only the non-solicitation agreement is in effect.

   Set forth below is a summary of the compensation provisions and certain other terms of the respective employment agreements for Bank of Tanglewood's executive officers:

   Robert G. Greer will serve as Chairman of the Board of Directors of Bank of Tanglewood (and subsequently as Vice Chairman of the Board of Directors of the Bank of Texas) at an annual salary of $106,500 (with a 3% per annum increase) for a term of five years; performance bonus in the amount of at least $45,000 for the years 2002 through 2007. Mr. Greer will also be entitled to participate in the BOK Financial stock option plan with a grant of options to acquire at least 3,000 shares of BOK Financial common stock in 2002 and will receive other customary benefits.

   Richard W. Jochetz will serve as President and Chief Executive Officer of the Tanglewood Division of Bank of Texas at an annual salary of $172,000 (with a 3% per annum increase) for a term of three years; performance bonus in the amount of at least $70,000 for 2002 and $70,000 for 2003. Mr. Jochetz will also be entitled to participate in the BOK Financial stock option plan with a grant of options to acquire at least 5,000 shares of BOK Financial common stock in 2002 and will receive other customary benefits.

   James L. Tidwell will serve as Executive Vice President and Chief Financial Officer of the Tanglewood Division of Bank of Texas at an annual salary of $135,500 (with a 3% per annum increase) for a term of eighteen months; performance bonus in the amount of at least $58,000 for 2002 and will receive other customary benefits.

   Indemnification and Insurance. The merger agreement generally provides that BOK Financial will indemnify and hold harmless to present and future directors, officers and employees of Bank of Tanglewood to the fullest extent allowable by the provisions of the BOK Financial amended and restated certificate of incorporation and bylaws. BOK Financial will also cause the Bank of Tanglewood to purchase an extended discovery period under the existing Bank of Tanglewood directors and officers liability policy, or provide a comparable policy, for three years following the closing of the merger. The indemnification rights, as well as the limitation of liability existing in favor of such persons in the Bank of Tanglewood's articles of association, continue after the closing with respect to claims arising from facts or events that occurred before the closing.

   Employee Benefits. After the effective time of the merger, BOK Financial will provide generally to officers and employees of Bank of Tanglewood who, at or after the effective time, become officers or employees of BOK Financial or one of its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of BOK Financial common stock) on terms and conditions that, taken as a whole, are substantially similar to those currently provided by BOK Financial and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under employee benefit plans for which Bank of Tanglewood had a substantially similar employee benefit plan, service with Bank of Tanglewood prior to the effective time of the merger will be treated as service with BOK Financial or its subsidiaries. With regard to BOK Financial employee benefit plans for which there was no Bank of Tanglewood equivalent, service with Bank of Tanglewood prior to the effective time of the merger will not be treated as service with BOK Financial and its subsidiaries. The merger agreement further provides that BOK Financial will cause the bank to honor all employment, severance, consulting and other compensation contracts previously disclosed to BOK Financial between Bank of Tanglewood and any current or former director, officer or employee, and all provisions for vested amounts earned or accrued through the effective time of the merger under Bank of Tanglewood's benefit plans.

   New BOK Financial Director and Bank of Texas Director. BOK Financial has agreed to elect Mr. Greer as an advisory member to the BOK Financial board of directors until he may be nominated to be a voting director for the 2003 annual BOK Financial shareholders meeting. Mr. Greer is also to be elected as a director of the Bank of Texas, N.A. board of directors, a wholly owned subsidiary of BOK Financial.

Transferability of Shares of BOK Financial Common Stock

   All shares of BOK Financial common stock that Bank of Tanglewood shareholders will receive in the merger will be freely transferable, except for shares of BOK Financial common stock that are received by persons who are deemed to be "affiliates" of Bank of Tanglewood under the Securities Act at the time of the Bank of Tanglewood shareholder meeting. Persons who may be deemed to be affiliates of Bank of Tanglewood for the above purposes generally include individuals or entities that control, are controlled by or are under common control with Bank of Tanglewood, and include directors and certain executive officers of Bank of Tanglewood.

   Persons considered affiliates may resell the shares of BOK Financial common stock they receive in the merger only pursuant to an effective registration statement, in transactions permitted by Rule 145 adopted by the SEC under the Securities Act or as otherwise permitted under the Securities Act. Under Rule 145, during the first calendar year after the merger becomes effective, affiliates of Bank of Tanglewood may publicly resell the BOK Financial common stock they receive in the merger, but only within certain limitations as to the number of shares they can sell in any three-month period and as to the manner of sale. After the one-year period, affiliates of Bank of Tanglewood who are not affiliates of BOK Financial may resell their shares without restriction as long as BOK Financial continues to satisfy its reporting requirements under the Securities Exchange Act of 1934. The merger agreement requires that Bank of Tanglewood use commercially reasonable efforts to cause each of these affiliates to deliver to BOK Financial, within 30 days of the closing date (and in any event prior to the effective time), a written agreement to the effect that these persons will not sell, transfer or otherwise dispose of any of the shares of BOK Financial common stock issued to them in the merger in violation of the Securities Act or the related SEC rules.

   This document does not cover any resales of the BOK Financial common stock received in the merger, and no person is authorized to make any use of this document in connection with any such resales.

                             THE MERGER AGREEMENT

   The following information summarizes the material terms of the merger agreement, a conformed copy of which we have attached as Annex I to this document and is incorporated herein by reference. We urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

The Merger

   Under the merger agreement, Bank of Tanglewood will merge with TW Interim National Bank, a wholly-owned subsidiary of BOK Financial. The merger will become effective on the date which is five business days after the last of the conditions precedent to the merger set forth in the merger agreement has been satisfied or waived.

Conversion Ratio

   At the time of the merger, each share of Bank of Tanglewood common stock issued and outstanding shall automatically and without any action on the part of the Bank of Tanglewood shareholder, be converted into that number of shares of BOK Financial common stock equal to the conversion ratio. The conversion ratio equals (1) a number of shares of BOK Financial common stock having an aggregate market value of $65,000,000 (less $450,000 in transaction costs) divided by the 30 day average trading price of BOK Financial common stock, divided by (2) the total number of shares of Bank of Tanglewood common stock outstanding and shares reserved for issuance pursuant to outstanding stock options. For these purposes, the 30-day average trading price is the average of the mid-points between the highest price and the lowest price at which a trade occurs (or, in the event of a single trade, the price of such trade) for BOK Financial common stock on NASDAQ on the thirty (30) trading days on which at least one trade actually occurred, immediately preceding the merger closing date.

   Based upon the average trading price of BOK Financial common stock for the
30 trading days ending on       , 2002 of $      , which results in an assumed
conversion ratio of       , Bank of Tanglewood shareholders would receive up to
       shares of BOK Financial common stock for each share of Bank of
Tanglewood common stock they own. Of this amount,        shares of BOK
Financial common stock will be issued upon completion of the merger and shares would be deposited into an escrow account for possible future distribution to Bank of Tanglewood shareholders.

Exchange of Shares

   As soon as practicable after the effective time of the merger, the exchange agent, SunTrust Bank, will mail you a letter of transmittal and instructions for exchanging your Bank of Tanglewood stock certificates for BOK Financial stock certificates. You should not send in your certificates until you receive a letter of transmittal and instructions.

   Fractional shares of BOK Financial common stock will not be issued to holders of Bank of Tanglewood common stock. For each fractional share of BOK Financial common stock that would otherwise be issued, the holder will instead receive a full share of BOK Financial common stock.

   After you surrender to the exchange agent one or more certificates for Bank of Tanglewood common stock, together with a properly completed letter of transmittal, the exchange agent will (1) issue and mail to the holder a certificate representing the number of whole shares of BOK Financial common stock to which the holder is entitled and (2) issue and mail to Bank of Texas, as escrow agent, the $750,000 in shares of BOK Financial common stock to be held in escrow pursuant to the escrow agreement. The exchange agent may issue a certificate for BOK Financial common stock in a name other than the name in which the surrendered certificate is registered only if (a) the certificate surrendered is properly endorsed or is otherwise in proper form for transfer and (b) the person requesting the issuance of the certificate either pays to the exchange agent any transfer or other taxes required by the issuance of a certificate for shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the exchange agent that the taxes have been paid or are not due.

   All BOK Financial common stock issued in the merger will be deemed issued as of the effective time of the merger. No dividends with respect to the BOK Financial common stock with a record date after the effective time will be paid to the former shareholders of Bank of Tanglewood entitled to receive certificates for shares of BOK Financial common stock until such shareholders surrender their certificates representing shares of Bank of Tanglewood common stock. After the certificates are surrendered, BOK Financial will pay the shareholder of record any dividends, without any interest thereon, which become payable with respect to the shares of BOK Financial common stock represented by the certificate, other than those shares to be held in escrow. If your certificate for Bank of Tanglewood common stock is lost, stolen or destroyed, the exchange agent will issue the shares of BOK Financial common stock upon your submission of an affidavit by you claiming the certificate to be lost, stolen or destroyed.

   Upon completion of the merger, you will cease to have any rights as a shareholder of Bank of Tanglewood. Until so surrendered, each certificate will be deemed for all corporate purposes to represent and evidence solely the right to receive the consideration to be paid pursuant to the merger agreement. Neither BOK Financial, Bank of Tanglewood, the exchange agent nor any other party will be liable to any holder of certificates for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Benchmark Price Protection

   BOK Financial shall provide benchmark price protection with respect to the shares of BOK Financial common stock to be issued pursuant to the merger and pursuant to the exercise of the converted options to acquire shares of BOK Financial common stock, on the following terms and conditions:

  . BOK Financial shall pay each Bank of Tanglewood shareholder or option holder, in respect of each share of BOK Financial common stock received pursuant to the merger which is subsequently sold for cash during the benchmark period (as hereafter defined) up to, but not exceeding in each benchmark period, ten percent (10%) of the total BOK Financial shares received by such Bank of Tanglewood shareholder or stock option holder pursuant to the merger, an amount equal to the deficit between the benchmark target price (as hereafter defined) and the price at which such BOK Financial shares were so sold subject to the limitations as to type of payment and, if made by the issuance of shares, the total amount of shares that will be issued as identified below.

  . BOK Financial may, at each benchmark date, elect to make the benchmark payment either in cash or by the issuance of shares of BOK Financial common stock at the BOK Financial common stock market value (as defined in the merger agreement) determined as of the applicable benchmark date. BOK Financial is not obligated to issue cash at any benchmark date and is not obligated to issue both cash and stock at any benchmark date, but may, at any benchmark date, elect only to issue stock. In the event BOK Financial elects to issue shares of stock at any one or more benchmark dates, the total number of shares of BOK Financial common stock that BOK Financial is obligated to issue, for all benchmark dates, is limited to 10,000,000. If, as of any benchmark date, BOK Financial has already issued a total of 10,000,000 shares of BOK Financial common stock, BOK Financial is not obligated to make any further benchmark payment.

  . Each of the first, second, third, fourth, and fifth anniversary dates of the closing shall be a benchmark date.

  . Each benchmark period shall be the sixty (60) calendar day period immediately following each benchmark date.

  . The benchmark target price shall be the BOK Financial common stock market value (as defined in the merger agreement) on the closing date multiplied by the applicable benchmark price multiple, as follows:

                    Benchmark Date Benchmark Price Multiple
                    -------------- ------------------------
                        First.....           1.08
                        Second....           1.16
                        Third.....           1.24
                        Fourth....           1.32
                        Fifth.....           1.40

  . As a condition precedent to the obligation of BOK Financial to make the benchmark payment, Bank of Tanglewood shareholders or option holders shall advise BOK Financial not later than seventy-five (75) calendar days following the applicable benchmark date of the number of BOK Financial shares sold by such Bank of Tanglewood shareholder or option holder, the dates on which such transactions occurred and the prices at which such BOK Financial shares were sold together with reasonable supporting documentation.

  . The rights of Bank of Tanglewood shareholders or option holders under the benchmark price protection shall be personal to the Bank of Tanglewood shareholder or option holder who received BOK Financial shares pursuant to the merger, and is non-assignable and non-transferable (except by operation of law or intestacy), and shall not be evidenced by any certificate or other indicia.

  . If any BOK Financial share is sold at a price less than the lowest price of a transaction on NASDAQ on the date of sale, the benchmark payment shall be based on a deemed sale price equal to such lowest price of a transaction on NASDAQ on the date of sale.

  . The shares of BOK Financial common stock deposited into the escrow account will not be entitled to the benchmark price protection.

   The benchmark price protection is estimated to be worth $     per share of
BOK Financial common stock issued pursuant to the merger (including BOK Financial common stock to be issued pursuant to Bank of Tanglewood stock options) using the Black-Scholes option pricing model. The calculation of the
$     estimated value of the benchmark price protection is based on the
following assumptions: $       underlying price; 19.5% volatility factor; 3.92%
average risk-free rate of return; no dividends. Black-Scholes is a model that computes a theoretical value for stock options based upon assumptions such as the expected dividend yield and volatility of BOK Financial's common stock, a risk-free rate of return and the average lives of the options. This model was developed to estimate the fair value of traded options that have no vesting restrictions and are fully transferable. The benchmark price protection has characteristics that are significantly different from traded options, including the fact they are generally non-transferable. Additionally, differences between the actual and assumed data can materially effect the fair value estimates. The ultimate value of the benchmark price protection feature may differ significantly from this estimated value.

Escrow

   At closing, BOK Financial shall deposit into an escrow account a number of shares of BOK Financial common stock having a market value of $750,000, which shares were to be delivered to Bank of Tanglewood shareholders pursuant to the merger agreement. The number of BOK Financial shares deliverable into escrow shall be prorated between the Bank of Tanglewood shareholders (excluding any dissenting shares and based on the number of shares of Bank of Tanglewood common stock owned by each shareholder) and the stock option holders on the closing date, rounded up to the nearest whole share. The escrow agent shall be Bank of Texas Trust Company, National Association. Based on an assumed
conversion ratio of         , you would receive for each share of Bank of
Tanglewood common stock you own,        shares of BOK Financial common stock
upon completion of the merger and        shares of BOK Financial common stock
will be placed in the escrow account on your behalf.

   In the event BOK Financial claims a breach of the representations and warranties of Bank of Tanglewood and suffers a loss related to such breach, BOK Financial shall give notice of the claim to the Bank of Tanglewood agent. In the event BOK Financial makes a claim prior to December 31, 2003, the escrow agent shall continue to hold the escrow shares until such claim(s) is resolved by (1) mutual agreement between the Bank of Tanglewood agent and BOK Financial or (2) a final adjudication determining the merits of the claim(s) at which time the escrow agent shall pay the claim as mutually agreed or finally adjudicated.

   The escrow agent shall make a claim payment by delivering to BOK Financial out of the escrow that number of escrow shares which is determined by dividing the amount of the allowed claim expressed in dollars by the BOK Financial common stock market value determined on the date of the claim payment.

   The initial Bank of Tanglewood agent shall be Richard W. Jochetz. The shareholders may by vote of a majority in interest and upon notice to BOK Financial, change the agent.

   The escrow shall terminate on the later of December 31, 2003 or the date on which all timely noticed claims have been resolved by mutual agreement or final adjudication and all allowed claims, if any, shall have been paid to BOK Financial.

   Upon termination of the escrow, the escrow shares remaining, if any, shall be prorated and delivered to shareholders of Bank of Tanglewood.

   The rights of Bank of Tanglewood shareholders and stock option holders to receive escrow shares shall not be assignable or transferable except by operation of law or by intestacy or with the approval of BOK Financial (which approval shall not be unreasonably withheld, delayed, or denied).

Bank of Tanglewood Stock Option Plan; Phantom Stock Agreements

   Effective as of the closing date, BOK Financial shall assume the Bank of Tanglewood 1996 Stock Option Plan and each option to buy one share of Bank of Tanglewood common stock pursuant to the Tanglewood 1996 Stock Option Plan which remains outstanding on the closing date shall automatically and without any action on the part of the holders of the stock options be converted into the right to acquire shares of BOK Financial common stock. The number of shares of BOK Financial common stock purchasable under each converted option and the exercise price of these converted options will be adjusted to reflect the conversion ratio and will be subject to the escrow; provided, however, that stock option holders having at least ninety-seven percent (97%) of the outstanding stock options and Bank of Tanglewood shall agree in writing prior to, and subject to, completion of the merger that:

  . the stock options shall automatically be converted into BOK Financial stock options that do not constitute Incentive Stock Options within the meaning of section 422 of the Internal Revenue Code;

  . the stock options may not be exercised until the closing has been consummated; and

  .   the stock options shall either be exercised within one hundred twenty
      (120) calendar days following the closing or the stock options shall terminate.

   Promptly following the merger, BOK Financial intends to register with the Securities and Exchange Commission the shares of BOK Financial common stock issuable upon the exercise of these converted options. Unless these shares of BOK Financial common stock are acquired by an affiliate of Bank of Tanglewood, following registration, the shares issued upon the exercise of the options will be freely tradeable.

   Prior to closing, Bank of Tanglewood has agreed to make payment under all Phantom Stock Agreements, at a value of $58.31 per Phantom Stock Share, including any payments to Messrs. Greer, Jochetz and Tidwell which may be approved by Bank of Tanglewood shareholders at the special meeting. Such payment is to constitute full and final payment of all sums due or which could become due under the Phantom Stock Agreements.

Representations and Warranties

   The merger agreement contains various representations and warranties of BOK Financial and Bank of Tanglewood, relating, among other things, to the following:

  . their respective incorporation or organization, existence, good standing, capitalization, corporate power and similar corporate matters;

  . their respective authorization, execution, delivery and performance and the enforceability of the merger agreement and related agreements;

  . execution of the merger agreement and compliance with its terms does not create a conflict, violation, or breach under the representing party's respective articles of incorporation or association and bylaws and other material agreements and documents; and

  . the documents, reports and financial information, filed with the SEC in the case of BOK Financial and delivered to BOK Financial in the case of Bank of Tanglewood, and the accuracy and completeness of the information contained therein and the timeliness of any filings;

   And in the case of Bank of Tanglewood, additional representations and warranties relating to, among other things:

  . that there are no material liabilities except those fully reflected or reserved against, or otherwise disclosed, in the financial statements of Bank of Tanglewood, incurred with due care since March 31, 2002 in the normal course of business consistent with past practices and those specifically disclosed in the merger agreement;

  . that except as set forth in the merger agreement, since March 31, 2002 and until the closing of the merger, Bank of Tanglewood has carried on and will carry on its business only in the ordinary and normal course consistent with past practices and has not and will not without the prior consent of BOK Financial take certain actions as described in the merger agreement regarding incurring material liabilities or debt or suffering material adverse changes to financial conditions and assets or make any material change to the manner of conducting business;

  . that Bank of Tanglewood has duly filed all tax reports and returns and has paid all taxes and other charges due;

  . that Bank of Tanglewood has provided a complete list of all material contracts and commitments and has performed all contractual and other obligations required to be performed;

  . that, except as disclosed, there is no pending or threatened claim or litigation which may result in a material adverse change to the financial condition, business or assets of Bank of Tanglewood;

  .   that Bank of Tanglewood has good and valid title to its assets;

  . that, except as disclosed, none of the Bank of Tanglewood employees have employment or compensation plans with Bank of Tanglewood;

  . that except as to any breach that would not have material adverse effect on the financial position of Bank of Tanglewood, all loans were made for good, valuable and adequate consideration in the ordinary course of business and in accordance with sound banking practices;

  . that Bank of Tanglewood is not subject to any cease-and-desist or other order issued by, or a party to any written agreement or subject to any order or directive or the recipient of any extraordinary supervisory letter and has not adopted any board resolutions at the request of any regulatory agency that materially restricts the conduct of its business or that in any manner related to its capital adequacy, credit policies or management of its business;

  . that Bank of Tanglewood has obtained the agreements respecting the nature and terms of the stock options from stock option holders holding eighty-five percent (85%), and will have as of the closing obtained the agreements from stock option holders holding ninety-seven percent (97%), of the stock options as required by the merger agreement; and

  . that no payment to be made in connection with this merger agreement and/or the merger is an excess parachute payment within the meaning of
      Section 280G of the Internal Revenue Code.

   And in the case of BOK Financial, additional representations and warranties relating to, among other things:

  . that BOK Financial has duly authorized the issuance of the shares of BOK Financial common stock to be issued pursuant to the merger and the benchmark price protection rights as provided in the merger agreement.

   The representations and warranties of Bank of Tanglewood made in the merger agreement survive completion of the merger notwithstanding any investigation or knowledge of BOK Financial; provided BOK Financial must give notice to the Bank of Tanglewood agent of any claim of a breach of any such representations and warranties on or before December 31, 2003; and, provided further, the sole remedy for a breach of such representations and warranties shall be a claim against the escrow shares.

   The representations and warranties of BOK Financial made in the merger agreement do not survive the closing except with respect to BOK Financial's obligation to indemnify the present and future directors, officers and employees of Bank of Tanglewood to the fullest extent to which such indemnified parties would be entitled under the certificate of incorporation and bylaws of BOK Financial, which survives indefinitely.

Material Covenants

Conduct of Business Pending the Merger

   From the date of the merger agreement until the closing, Bank of Tanglewood agreed to:

  .   maintain its corporate existence in good standing;

  . maintain the general character of its business and conduct its business only in the ordinary and usual manner consistent with past practices;

  . maintain proper business and accounting records generally in accordance with past practices;

  . maintain its properties (except repossessed and foreclosed assets acquired in satisfaction of debts previously contracted) in normal repair and condition, normal wear and tear and damage due to fire or other unavoidable casualty excepted;

  . preserve its business organizations intact, use its reasonable efforts to maintain satisfactory relationships with suppliers, customers and others having business relations with it whose relationships it believes are desirable to maintain, and use its reasonable efforts to procure the willingness of all of the personnel employed by it immediately prior to the execution of the merger agreement who are material to the success of its business to continue in its employ on substantially the same terms and conditions as those on which such personnel were employed immediately prior to the execution of the merger agreement;

  . maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it on the date of the merger agreement; and

  . except as otherwise disclosed in the merger agreement, perform all of its obligations under all material contracts, leases and agreements relating to or effecting its assets, properties and businesses; and comply in all material respects with and perform all obligations and duties imposed upon it by federal, state and local laws, and all rules, regulations and orders imposed by federal, state or local governmental authorities, except as may be contested by it in good faith by appropriate proceedings.

Bank of Tanglewood Prohibited Actions Prior to the Closing Date

   From the date of the merger agreement until the closing date, Bank of Tanglewood agreed it would not (except as permitted by the merger agreement or approved by BOK Financial):

  . Incur any indebtedness for borrowed money or incur any noncurrent indebtedness for the purchase price of any fixed or capital asset;

  . Make any extension of credit or any loans to, guarantee the obligations of, or make any additional investments in any other person, corporation or joint venture (whether an existing customer or a new customer) except:

     . extensions of credit, loans and guarantees (i) less than $1,000,000 per transaction or (ii) less than $500,000 with existing Bank of Tanglewood customers having existing credit of Five Hundred Thousand Dollars ($500,000) or more made by Bank of Tanglewood in the usual and ordinary course of its banking business, consistent with prior practices and policies;

     . legal investments by Bank of Tanglewood in the usual and ordinary course of its banking business consistent with prior practices and policies; or

     . borrowings from the Federal Home Loan Bank, the Federal Reserve Bank, deposit liabilities, and federal funds transactions by Bank of Tanglewood in the ordinary course of business consistent with past practices.

  .   Make any:

     . material change, except in the ordinary and usual course of business, in its assets (including, but not limited to, any change in the composition of such assets so as to materially alter the proportion of cash) or liabilities;

     . material commitment for any capital expenditures, excluding expenditures for repairs and remodeling in the ordinary and usual course of business; or

     . sale or other disposition of any material capital asset other than for fair value in the ordinary course of business.

  .   Make any change in its Articles of Association or Bylaws;

  . Except with respect to outstanding stock options, authorize any shares of its capital stock for issuance, issue any shares of any previously authorized but unissued capital stock or grant, issue or make any option or commitment relating to its capital stock;

  . Enter into any letter of intent or agreement to sell any of its material assets, except in the normal and ordinary course of its business, or acquire, be acquired by, or merge, consolidate or reorganize with any person, firm or corporation;

  . Declare or pay any dividend, make any other distribution or payment or set aside any amount for payment with respect to any shares of its capital stock or directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock or make any commitment relating to shares of its capital stock;

  . Increase the compensation payable or to become payable to any of its directors, officers or employees (including, without limitation, any bonus or incentive payment or agreement), (b) make or enter into any written employment contract or any bonus, stock option, profit sharing, pension, retirement or other similar payment or arrangement, or (c) make any payment to any person, except in the usual and ordinary course of business or except as required by an existing agreement; provided, however:

     . Bank of Tanglewood shall, prior to closing, make the necessary payments pursuant to the Bank of Tanglewood Phantom Stock Agreements at a value of $58.31 per Tanglewood Phantom share, including, if approved at the special meeting, the payments to certain Bank of Tanglewood executive officers;

     . Bank of Tanglewood may pay up to $740,000 to option holders in connection with the exercise of outstanding options to acquire shares of Bank of Tanglewood common stock in accordance with the merger agreement; and,

     . Bank of Tanglewood may pay bonuses prior to closing pursuant to the monthly bonus pool accrual made by Bank of Tanglewood prior to closing consistent with past practices.

  . Make any material change in its banking, safe deposit or power of attorney arrangements;

  . Enter into any trust, escrow, agency and similar trust company agreements, purchase orders and contracts for goods and services, except in the ordinary course of business consistent with past practices;

  . Enter into any agreement resulting in the imposition of any mortgage or pledge of its assets or the creation of any lien, charge or encumbrance on any of its assets;

  . Incur any material obligation or liability, absolute or contingent, except in the ordinary course of business or pursuant to existing contracts;

  . Take any action which would prevent compliance with any of the conditions of the merger agreement; or,

  .   Pre-pay long term indebtedness.

Additional Covenants

  . Bank of Tanglewood shall use its reasonable efforts to cause the merger to be approved by the shareholders of Bank of Tanglewood in accordance with applicable law and consummated in accordance with the terms of this Merger Agreement.

  . Bank of Tanglewood shall submit for approval by its shareholders of the payments under the Phantom Stock Agreements as would eliminate any excess parachute payment, which amounts shall be paid only if approved by the Tanglewood shareholders in a manner meeting the requirements of Section 280G(b)(5)(B) of the Internal Revenue Code.

  . BOK Financial shall diligently file and pursue all regulatory applications required in order to consummate the Bank of Tanglewood/TW Interim merger and the subsequent merger of Bank of Tanglewood into Bank of Texas, National Association on or before the thirtieth (30th) calendar day following date of the merger agreement

  . Prior to the closing, BOK Financial shall keep all information disclosed to BOK Financial (its employees, counsel, accountants, and other authorized representatives) by Bank of Tanglewood (or its representatives) respecting Bank of Tanglewood (or its customers, vendors, businesses, and the like) confidential.

  . From the date of the merger agreement until the closing date, BOK Financial shall not take any action which would prevent compliance with any of the conditions of the merger agreement.

  . Subject to and upon consummation of the merger, BOK Financial shall cause Robert G. Greer to be elected an advisory director of BOK Financial and, thereafter, in due course to be nominated for election as a voting director of BOK Financial at the next annual meeting of shareholders. In addition, BOK Financial shall cause Mr. Greer to be elected a director of Bank of Texas, N.A. at the closing date.

  . Following the closing date, BOK Financial shall provide generally to officers and employees of Bank of Tanglewood, who at or after the closing date become employees of BOK Financial or one of its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of BOK Financial common stock except as set forth in this paragraph), on terms and conditions which when taken as a whole are substantially similar to those currently provided by BOK Financial to its similarly situated officers and employees.

Other Agreements

   The merger agreement contains covenants and agreements of BOK Financial and Bank of Tanglewood customary for transactions like the merger relating to, among other things:

  . the preparation of the registration statement of which this document is a part, and including in this document the recommendation by both the BOK Financial and Bank of Tanglewood boards of directors that the shareholders of Bank of Tanglewood vote to approve the merger;

  . listing of the BOK Financial common stock to be issued pursuant to the merger on NASDAQ; and

  . Bank of Tanglewood causing each of its affiliates, which generally includes Bank of Tanglewood officers, directors and holders of at least 10% of the outstanding shares of its common stock, to execute and deliver to BOK Financial an affiliate agreement prior to the effective time of the merger in which each of Bank of Tanglewood's affiliates will agree to comply with the applicable requirements of Rule 145.

Conditions to Completion of the Merger

   BOK Financial and Bank of Tanglewood are required to complete the merger only if a number of conditions are satisfied or waived including, among others:

  . Bank of Tanglewood's shareholders approve the merger agreement in accordance with the National Bank Act;

  . the representations, warranties and covenants made by both parties and contained in the merger agreement are materially true at the closing as though such representations, warranties and covenants were also made at closing;

  . the Federal Reserve Board, the Office of the Comptroller of the Currency and other required regulatory authorities have approved the merger of Bank of Tanglewood and TW Interim National bank, as well as the merger of Bank of Tanglewood into Bank of Texas, N.A. in accordance with the Bank Holding Company Act and the National Bank Act and the applicable regulations;

  . the registration statement respecting the BOK Financial shares to be issued in the merger shall be declared effective;

  . the shares of BOK Financial common stock and any shares of BOK Financial common stock constituting the benchmark payment related to the benchmark price protection shall have been approved for listing on NASDAQ, subject to official notice of the issuance;

  . the parties have performed and complied with, in all material respects, all of their respective obligations under the merger agreement which were to be performed or complied with prior to or on the closing date;

  . there has been no material adverse change in the business or financial condition of BOK Financial and Bank of Tanglewood shall not have suffered any material adverse change in its financial condition, assets, liabilities, businesses or properties;

  . Bank of Tanglewood shall have entered into employment agreements and non-competition/non-solicitation agreements with certain officers of Bank of Tanglewood; and

  . three executive officers of Bank of Tanglewood shall have executed a waiver pursuant to which each officer waived specified payments to be made to him pursuant to their respective Phantom Stock Agreements.

Termination

   Bank of Tanglewood and BOK Financial may, by mutual agreement, terminate the merger agreement at any time, even after the shareholders of Bank of Tanglewood have approved the merger. In addition, either party may terminate the merger agreement if (i) the conditions to closing have not been fulfilled on or prior to closing, (ii) the merger has not been consummated on or before December 31, 2002, or (iii) the merger agreement has been breached.

Amendment and Waiver

   The merger agreement may be amended or supplemented in writing before the effective time of the merger by BOK Financial and Bank of Tanglewood except as otherwise provided by law.

                   PROPOSAL II--VOTING ON EXECUTIVE PAYMENTS

   Bank of Tanglewood has various compensation agreements and plans to provide compensation to its officers and employees. These include the Bank of Tanglewood 1996 Stock Option Plan, pursuant to which many bank officers and employees received an award of options to purchase common stock, and the Phantom Stock Agreements between the bank and 11 of its officers. A change of control of the bank, such as the merger, causes rights under the plan and agreements to mature or vest at the time of the change of ownership, rather than pursuant to the normal vesting schedule provided for in the various agreements.

   Federal income tax law provides that certain "payments" (which may include the value of the early vesting of options) made to executives as a result of a change of ownership of the bank (such as the merger) may be characterized as "parachute payments", which results in the loss of the tax deduction by Bank of Tanglewood with respect to amounts in excess of a defined base amount and subjects such executives to a 20% excise tax on the excess amount. In general, a "parachute payment" is a compensatory payment that is triggered by a change of control of the payor if the aggregate present value of all such payments is at least equal to three times the amount of the recipient's average annual compensation during the five years preceding the change of control (the "base amount"). The payments will not be characterized as "parachute payments", however, if (1) the executives waive their right to receive a portion of the payments which is sufficient to reduce the payments below three times the base amount; (2) receipt by the executives of the waived amount is contingent upon the approval by the holders of more than 75% of the outstanding shares of Bank of Tanglewood common stock (not including shares of such executives and certain other shareholders related to the executives); and (3) such approval is obtained.

   Three executives (Messrs. Greer, Jochetz and Tidwell) are eligible to receive certain payments upon the consummation of the merger that would constitute parachute payments. To avoid the adverse tax consequences of such payments, the three executives have waived their rights to receive a portion of such amounts (approximately $277,805 in total) and made the payment of this amount subject to shareholder approval. The amount of the payment each executive has waived reduces their respective payments due to the change of ownership to a level where there are no excise taxes or lost corporate deductions.

   The amount that each executive is entitled to receive under their respective Phantom Stock Agreements, the estimated value attributable to the early vesting as a result of the merger calculated under the parachute payment rules and the minimum amount that each has waived is indicated in the table below. The amount actually waived and made subject to shareholder approval could be more, based upon the effective date of the merger, published IRS interest rates in effect at that time and other factors that affect the parachute payment calculations. It is not anticipated, however, that actual amounts waived will be significantly larger than the amounts set forth in the table:

                            Value of Phantom   Estimated
                            Stock Payable to   Value of    Phantom Stock
      Executive                Executive     Early Vesting Payment Waived
      ---------             ---------------- ------------- --------------
      Robert G. Greer......     $333,100       $272,079       $ 29,979
      Richard W. Jochetz...     $666,200       $544,155       $146,564
      James L. Tidwell, Jr.     $532,960       $435,324       $101,262

   In addition to their Phantom Stock Agreements, the executives (as well as a number of other Bank of Tanglewood employees) hold options to purchase Bank of Tanglewood stock. Most of these options are already vested. However, some of the options are not yet vested, but will become vested at the effective date of the merger. The executives' options which will vest early allow the executives to purchase shares of Bank of Tanglewood stock at a price of $15 per share. The table below indicates, for each executive, the number of options that will vest early as a result of the merger, the estimated value of those options and the estimated value attributable to the early vesting as calculated under the parachute payment rules:

                      Number of Options that   Estimated Value of      Estimated
                        Vest Early Due to    Options that Vest Early Value of Early
Executive                     Merger              Due to Merger         Vesting
---------             ---------------------- ----------------------- --------------
Robert G. Greer......         1,560                 $ 78,502            $ 9,626
Richard W. Jochetz...         2,600                 $130,836            $16,042
James L. Tidwell, Jr.         1,560                 $ 78,502            $ 9,626

   If the executives had not waived their right to a portion of the payments, the approximate parachute payments and the approximate amounts that would be disallowed as a corporate tax deduction and would be subject to the 20% excise tax for each executive is indicated in the following table:

                                                     Approximate Amount Subject to
      Executive       Approximate Parachute Payment Disallowance and 20% Excise Tax
      ---------       ----------------------------- -------------------------------
Robert G. Greer......           $282,000                       $196,000
Richard W. Jochetz...           $560,000                       $419,000
James L. Tidwell, Jr.           $445,000                       $328,000

   Certain officers of Bank of Tanglewood not listed above will receive payments under their respective Phantom Stock Agreements and have options that will vest early as a result of the merger. However, the value of the early vesting of options and Phantom Stock payments is not sufficient to constitute a "parachute payment" and, therefore, approval of the shareholders is not required to avoid adverse tax consequences.

   The Board of Directors (with Messrs. Greer, Jochetz and Tidwell abstaining) unanimously recommends that you vote to approve the executive payments in the amount of $277,805, subject to adjustment as described herein, and requests that you execute and return the proxy indicating your approval of such payments. Approval of these payments will not affect the value or number of shares of BOK Financial common stock you will receive in the merger.

          COMPARISON OF RIGHTS OF SHAREHOLDERS OF BANK OF TANGLEWOOD
                               AND BOK FINANCIAL

   As a result of the merger, the holders of Bank of Tanglewood common stock will become holders of BOK Financial common stock. The rights of the shareholders of BOK Financial will be governed by applicable Oklahoma law, including the Oklahoma General Corporations Act, and by BOK Financial's articles of incorporation and bylaws. Bank of Tanglewood shareholders will cease to be governed by the National Bank Act and the articles of association and bylaws of Bank of Tanglewood

   The following summarizes the material differences between the rights of BOK Financial shareholders and Bank of Tanglewood shareholders. The following summaries do not purport to provide a complete description of the specific rights of BOK Financial shareholders under Oklahoma law and BOK Financial's certificate of incorporation and bylaws, as compared with the rights of Bank of Tanglewood's shareholders under the National Bank Act and related regulations and Bank of Tanglewood's articles of association and bylaws. These summaries are qualified in their entirety by reference to the governing corporate instruments of BOK Financial and Bank of Tanglewood to which shareholders are referred and the applicable Oklahoma law and the National Bank Act, as amended, and regulations of the Comptroller of the Currency.

                              Bank of Tanglewood            BOK Financial
                              ------------------            -------------
Capitalization:            Bank of Tanglewood's       BOK Financial's amended
                           Articles of Association    and restated certificate
                           authorize the issuance of  of incorporation
                           up to 1,500,000 shares of  authorize the issuance of
                           common stock, par value    up to 3,500,000,000
                           $5.00.                     shares of capital stock,
                                                      of which 2,500,000,000
                                                      shares are common stock,
                                                      $0.00006 par value, and
                                                      1,000,000,000 shares are
                                                      preferred stock, $0.00005
                                                      par value.

Corporate governance:      The rights of Bank of      The rights of BOK
                           Tanglewood shareholders    Financial shareholders
                           are governed by the        are governed by Oklahoma
                           National Bank Act, as      corporate law and the
                           amended, the regulations   Amended and Restated
                           of the Comptroller of the  Certificate of
                           Currency, unless           Incorporation and bylaws
                           inconsistent with the      of BOK Financial.
                           foregoing or bank safety
                           and soundness, the laws
                           of the state of Texas and
                           the Articles of
                           Association and bylaws of
                           Bank of Tanglewood.

Classification of the      Bank of Tanglewood has 10  BOK Financial currently
  Board of Directors:      directors, all of whom     has 24 directors. BOK
                           are elected annually.      Financial's bylaws
                           Bank of Tanglewood does    provide that it may have
                           not have a classified      between one and 25
                           board of directors.        directors, the number to
                                                      be determined by the vote
                                                      of the shareholders at
                                                      the annual meeting, or at
                                                      a special meeting called
                                                      for such purpose. Like
                                                      Bank of Tanglewood, BOK
                                                      Financial does not have a
                                                      classified board of
                                                      directors.

                              Bank of Tanglewood            BOK Financial
                              ------------------            -------------

Election of Directors:     Bank of Tanglewood         BOK Financial
                           shareholders are allowed   shareholders are not
                           to cumulate their votes    allowed to cumulate their
                           in the election of         votes in the election of
                           directors; each share of   directors; each
                           Bank of Tanglewood stock   outstanding share of
                           may be voted for as many   common stock entitles the
                           individuals as there are   holder to one vote.
                           directors to be elected.
                           Directors are elected by
                           a plurality of the votes
                           cast by the holders
                           entitled to vote at the
                           meeting; and the
                           president of a national
                           bank must be a member of
                           the board.

Removal of Directors:      The National Bank Act      The bylaws of BOK
                           does not specifically      Financial provide that
                           provide for the removal    the entire board of
                           of a bank director by      directors, or any
                           shareholders; however, it  individual director, may
                           provides certain           be removed from office,
                           qualifications that        with or without cause, by
                           directors must fulfill to  a vote of a majority of
                           be eligible to serve. The  the outstanding shares
                           Comptroller of the         entitled to vote at any
                           Currency has taken the     annual, regular or
                           position that a director   special meeting of the
                           can be removed for cause   shareholders.
                           or failure to satisfy the
                           statutory qualifications.

Vote required for          The affirmative vote of a  When a quorum is present,
  certain shareholder      majority of all votes      the vote of the holders
  actions:                 cast at a stockholders'    of a majority of the
                           meeting at which a quorum  shares entitled to vote,
                           is present shall be the    present in person or
                           act of the stockholders.   represented by proxy,
                           Unless the National Bank   shall decide any question
                           Act provides for           brought before such
                           different vote, the        meeting, unless the
                           statute provides that the  question is one upon
                           Articles of Association    which a different vote is
                           of the bank may be         required by the BOK
                           amended by the             Financial's certificate
                           affirmative vote of the    of incorporation or by
                           holders of a majority of   statute. BOK Financial's
                           shares outstanding,        Amended and Restated
                           except that any amendment  Certificate of
                           that would increase or     Incorporation does not
                           decrease the common stock  currently require more
                           requires the affirmative   than a majority vote for
                           vote of the holders of     any corporate action
                           two-thirds of the shares   unless otherwise required
                           outstanding. Any proposal  under Oklahoma law. A
                           to merge, consolidate or   majority of the
                           liquidate the bank would   outstanding shares of the
                           require the affirmative    corporation entitled to
                           vote of the holders of     vote, represented in
                           two-thirds of the          person or by proxy,
                           outstanding shares.        constitute a quorum at a

                              Bank of Tanglewood            BOK Financial
                              ------------------            -------------

Shareholder                The National Bank Act      Pursuant to the BOK
  actions without a        does not provide that      Financial bylaws, any
  meeting:                 shareholders may act by    actions required to be
                           written consent without    taken at a meeting of the
                           convening a shareholders'  shareholders, or any
                           meeting; the Comptroller   other action which may be
                           of the Currency allows     taken at a meeting of the
                           national banks that are    shareholders, may be
                           wholly owned by a bank     taken without a meeting
                           holding company to act by  if a consent in writing
                           a written consent of the   is signed by the holders
                           sole shareholder.          of outstanding shares
                                                      having not less than the
                                                      minimum number of votes
                                                      that would be necessary
                                                      to authorize or take such
                                                      action at a meeting at
                                                      which all shares entitled
                                                      to vote thereon were
                                                      present and voted.

Special meetings           Under the Bank of          Under BOK Financial's
  of shareholders:         Tanglewood's Articles of   bylaws, special meetings
                           Association, special       of the shareholders, for
                           meetings of shareholders   any purpose or purposes
                           can only be called by the  whatsoever, may be called
                           Board of Directors or any  by the President of the
                           three or more              corporation, the Board of
                           shareholders owning in     Directors or the
                           the aggregate not less     Executive committee, and
                           than 25% of the stock of   shall be called by the
                           the bank.                  President at the request
                                                      of one or more
                                                      shareholders holding not
                                                      less than one-fourth of
                                                      the voting power of all
                                                      the outstanding of the
                                                      corporation entitled to
                                                      vote at the meeting.

Dividends:                 Holders of common stock    Pursuant to the BOK
                           are entitled to dividends  Financial bylaws, the
                           only if, as and when       board of directors may
                           declared by the Board of   declare, and the
                           Directors. The payment of  corporation may pay,
                           cash dividends is also     dividends on its
                           subject to provisions of   outstanding shares in
                           the National Bank Act and  cash, property or its own
                           certain regulations of     shares, subject to
                           the Comptroller of the     Section 1049 of the
                           Currency which impose      Oklahoma General
                           restrictions on the        Corporation Act which
                           payment of dividends.      provides, among other
                                                      restrictions, that
                                                      dividends may only be
                                                      paid out of surplus, or
                                                      in the case there is no
                                                      such surplus, out of net
                                                      profits for the fiscal
                                                      year in which the
                                                      dividend is declared
                                                      and/or the preceding
                                                      fiscal year. The payment
                                                      of cash dividends is
                                                      subject to limitation by
                                                      provisions of the Bank
                                                      Holding Company Act and
                                                      its regulations which
                                                      require BOK Financial to
                                                      maintain minimal capital
                                                      levels.

                              Bank of Tanglewood            BOK Financial
                              ------------------            -------------

Limitation of              The Articles of            The BOK Financial bylaws
  liability and            Association of the Bank    provide for
  indemnification:         of Tanglewood contain      indemnification of
                           provisions eliminating     directors to the fullest
                           the personal liability of  extent authorized by
                           directors for monetary     Oklahoma Law. Section
                           damages under certain      1031 of the Oklahoma
                           circumstances. The bylaws  General Business
                           of the bank, consistent    Corporation Act
                           with Texas law, provide    authorizes a corporation
                           that the bank may          to indemnify its
                           indemnify any director,    officers, employees and
                           officer, employee or       agents against expenses,
                           agent of the bank and      including attorneys'
                           certain other persons as   fees, judgments, fines,
                           and to the fullest extent  and amounts paid in
                           permitted by law and       settlement actually and
                           shall indemnify such       reasonably incurred,
                           persons as and to the      whether in civil,
                           extent required by law.    criminal, administrative,
                           Also, the bank may pay     or investigative
                           expenses incurred by a     proceedings, by him or
                           person that it may         her in a manner he or she
                           indemnify in defending a   reasonably believed to be
                           pending, threatened or     in or not opposed to the
                           completed action, suit or  best interests of the
                           proceeding or any inquiry  corporation, and, with
                           or investigation that      respect to any criminal
                           could lead to such an      action or proceeding, had
                           action, suit or            no reasonable cause to
                           proceeding, in advance of  believe his or her
                           the final disposition of   conduct was unlawful.
                           such action, suit or       Such indemnification and
                           proceeding as authorized   limitation of liability
                           by the directors in each   does not apply to:
                           specific case, in the       . any breach of a
                           manner and to the extent      directors duty of
                           permitted by law. No          loyalty;
                           person shall be             . acts or omissions not
                           indemnified in relation       in good faith or which
                           to any matter as to which     involve intentional
                           indemnification is not be     misconduct or a
                           permitted by law.             knowing violation of
                                                         the law
                                                       . the payment of
                                                         dividends or the
                                                         redemption of stock in
                                                         violation of the
                                                         Oklahoma General
                                                         Corporation Act; or
                                                       . for any transaction
                                                         from which the
                                                         director derived an
                                                         improper personal
                                                         benefit.

                                                      Pursuant to statutory and
                                                      bylaw provisions, BOK
                                                      Financial has purchased
                                                      insurance against certain
                                                      costs of indemnification
                                                      of its officers and
                                                      directors.

                              Bank of Tanglewood            BOK Financial
                              ------------------            -------------

Appraisal rights:          The rights of a            Appraisal rights of BOK
                           shareholder of a national  Financial shareholders
                           bank to dissent from a     are governed by Section
                           transaction such as a      1091 of the Oklahoma
                           merger or consolidation    General Corporation Act.
                           are governed by the        Generally, except for
                           provisions of the          certain cash
                           National Bank Act as       transactions, Section
                           described under            1091 does not provide
                           "Dissenters' Rights of     appraisal rights for
                           Appraisal". The            stock transactions
                           applicable provisions of   involving shares which
                           the National Bank Act and  are listed on a national
                           Banking Circular 259       securities exchange. BOK
                           issued by the Comptroller  Financial common stock,
                           of the Currency, which     which trades on NASDAQ,
                           describes the process for  would not currently be
                           exercising the right to    subject to appraisal
                           dissent, are attached as   rights unless otherwise
                           Annex IX hereto.           provided by Section 1091.

Preemptive rights:         The National Bank Act      Neither the Oklahoma
                           provides that a national   General Corporation Act
                           bank may authorize or may  nor the BOK Financial
                           deny preemptive rights.    amended and restated
                           The Articles of            certificate of
                           Association of Bank of     incorporation or bylaws
                           Tanglewood deny            provide for preemptive
                           preemptive rights.         rights.

Amendment of Certificate   The Articles of            Under the Oklahoma
  of Incorporation         Association of the bank    General Corporation Act,
  or Articles of           may be amended by the      any amendment to a
  Association:             affirmative vote of the    corporation's certificate
                           holders of a majority of   of incorporation must be
                           shares outstanding,        approved at a special or
                           except that any amendment  annual meeting by a
                           that would increase or     majority of the
                           decrease the common stock  outstanding shares of
                           requires the affirmative   each class entitled to
                           vote of the holders of     vote as a class upon a
                           two-thirds of the shares   proposed amendment,
                           outstanding.               whether or not entitled
                                                      to vote by the provisions
                                                      of the certificate of
                                                      incorporation, if the
                                                      amendment would increase
                                                      or decrease the aggregate
                                                      number of authorized
                                                      shares or par value or
                                                      adversely effect the
                                                      powers, preferences or
                                                      special rights of the
                                                      shares of such class. BOK
                                                      Financial's Amended and
                                                      Restated Certificate of
                                                      Incorporation does not
                                                      contain any special
                                                      provisions for dealing
                                                      with amendments to its
                                                      certificate of
                                                      incorporation. Therefore,
                                                      BOK Financial's
                                                      certificate may be
                                                      amended by a majority
                                                      vote of the shareholders
                                                      in accordance with the
                                                      Oklahoma General
                                                      Corporation Act.

                              Bank of Tanglewood            BOK Financial
                              ------------------            -------------

Amendment of Bylaws:       Bank of Tanglewood's       BOK Financial's bylaws
                           bylaws may be amended,     provide that they may be
                           altered or repealed at     amended by a majority
                           any regular meeting of     vote of a quorum of the
                           the board of directors by  members of the board of
                           a vote of a majority of    directors at any annual,
                           the total number of        regular or special
                           directors.                 meeting duly convened
                                                      after notice to the
                                                      directors setting out the
                                                      purpose of the meeting,
                                                      subject to the power of
                                                      the shareholders to alter
                                                      or repeal such bylaws;
                                                      provided, however, the
                                                      board of directors shall
                                                      not adopt or alter any
                                                      bylaw fixing their
                                                      number, qualifications,
                                                      classifications or terms
                                                      of officer, but any such
                                                      bylaw may be adopted or
                                                      altered only by a
                                                      majority vote of a quorum
                                                      of the shareholders.

Anti-Takeover Provisions:  Bank of Tanglewood's       BOK Financial's amended
                           Articles and Bylaws do     and restated certificate
                           not contain provisions     of incorporation
                           which the directors        authorize its board of
                           consider to have an        directors to issue
                           anti-takeover effect.      preferred stock, with or
                                                      without shareholder
                                                      approval, which could
                                                      have dividend,
                                                      redemption, liquidations,
                                                      conversion, voting or
                                                      other rights that could
                                                      adversely affect the
                                                      voting power or other
                                                      rights of holders of BOK
                                                      Financial common stock.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                       OPERATIONS OF BANK OF TANGLEWOOD

   Management's Discussion and Analysis of Financial Condition and Results of Operations of Bank of Tanglewood analyzes the major elements of its balance sheets and statements of income. This section should be read in conjunction with Bank of Tanglewood's audited financial statements and accompanying notes as of December 31, 2001 and 2000 and for each of the two years then ended and its unaudited interim financial statements as of and for the six months ended June 30, 2002 and 2001 which are attached to this proxy statement-prospectus.

Overview

   Net earnings available to common shareholders for the six months ended June 30, 2002 were $1,631,211 or $1.49 per share fully diluted compared with $904,227 or $0.86 per share fully diluted for the six months ended June 30, 2001, an increase of 80%. The increase was primarily due to increased loan volume which was funded by increased deposits. Bank of Tanglewood posted returns on average assets of 1.37% and 1.04% for the six months ended June 30, 2002 and 2001, respectively. The returns on average assets for the years ended December 31, 2001, 2000 and 1999 were 1.00%, 0.79% and 0.62%, respectively.
Returns on average equity were 20.04% and 13.47% for the six months ended June 30, 2002 and 2001, respectively, and for the years ended December 31, 2001, 2000 and 1999 were 14.10%, 9.80% and 6.30%, respectively.

   Total assets at June 30, 2002 were $234.3 million compared with $250.2 million at December 31, 2001, a 6% decrease. This decrease was primarily due to a $35.0 million decrease in investment securities. Total assets at December 31, 2001, 2000 and 1999 were $250.2 million, $155.5 million and $122.1 million, respectively. Increases in total assets, primarily in loans and investment securities, resulted from an increase in deposits during each of these periods. Total loans increased to $134.0 million at June 30, 2002, from $119.0 million at December 31, 2001, an increase of $15.0 million or 13%. Total loans at December 31, 2001, 2000 and 1999 were $119.0 million, $82.2 million and $63.2 million, respectively. Increases in loans reflect business development efforts and the opening of a new banking facility in 1997 and new banking locations in 1999 and 2001. Total deposits at June 30, 2002 were $204.7 million compared with $222.0 million at December 31, 2001, an 8% decrease. Total deposits at December 31, 2000 and 1999 were $139.0 million and $104.9 million, respectively. Deposits, similar to loans, reflect growth from business development efforts and new banking facilities. Shareholders' equity was $17.2 million at June 30, 2002 compared with $15.7 million at December 31, 2001, an increase of $1.5 million or 10%. Shareholders' equity at December 31, 2000 and 1999 was $11.9 million and $10.5 million, respectively.

Results of Operations

  Net Interest Income

   Net interest income represents the amount by which interest income on interest-earning assets, including securities and loans, exceeds interest expense incurred on interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is the principal source of Bank of Tanglewood's earnings. Interest rate fluctuations, as well as changes in the amount and type of earning assets and liabilities, combine to affect net interest income. Bank of Tanglewood's net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as a "volume change." It is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds, referred to as a "rate change."

   Net interest income was $5.2 million for the six months ended June 30, 2002, compared with $3.5 million for the six months ended June 30, 2001, an increase of $1.7 million or 49%. The increase in net interest income resulted primarily from growth in average earning assets to $225.2 million for the six months ended June 30, 2002, from $165.7 million for the six months ended June 30, 2001, an increase of $59.5 million or 36%.

   Net interest income totaled $8.0 million in 2001 compared with $5.3 million in 2000 and $3.6 million in 1999, increases of $2.7 million or 52% and $1.7 million or 47%, respectively, primarily due to growth in interest income in 2001 and 2000 of $3.2 million and $3.4 million, respectively. The increase in 2001 compared with 2000 was partially offset by an increase in interest expense of $486,000. Bank of Tanglewood had net interest margins of 4.22%, 4.14% and 3.75% and net interest spreads of 3.49%, 3.19% and 2.87% for 2001, 2000, and 1999, respectively. Notwithstanding market interest rate decreases by the Federal Reserve totaling 275 basis points in 2001, the net interest margin increased 8 basis points during that year. The increase was primarily due a $62.9 million increase in interest-earning assets and a decrease in the average rate paid on interest-bearing liabilities, which offset the 102 basis point decrease in the yield on interest-earning assets.

   The following tables set forth for the periods indicated an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest earned or paid on such amounts, and the average rate earned or paid. The tables also set forth the net interest margin on average total interest-earning assets for the same periods. Bank of Tanglewood had no nonaccruing loans during each of the periods indicated.

                                                                   Six Months Ended June 30,
                                                  ----------------------------------------------------------
                                                              2002                          2001
                                                  ----------------------------  ----------------------------
                                                    Average   Interest Average    Average   Interest Average
                                                  Outstanding Earned/   Yield/  Outstanding Earned/   Yield/
                                                    Balance     Paid   Rate (1)   Balance     Paid   Rate (1)
                                                  ----------- -------- -------- ----------- -------- --------
                                                                    (Dollars in thousands)
Assets:
   Interest-earning assets:
       Loans.....................................  $129,778    $4,144    6.44%   $ 87,062    $3,768    8.73%
       Securities................................    95,134     2,918    6.13      72,975     2,452    6.72
       Federal funds sold........................        --        --      --          --        --      --
       Interest-bearing deposits in other
         financial institutions..................       297         3    1.70       5,615       144    5.09
                                                   --------    ------            --------    ------
       Total interest-earning assets.............   225,209     7,065    6.30     165,652     6,364    7.72
                                                               ------                        ------
       Less allowance for loan losses............     1,299                           978
                                                   --------                      --------
       Total interest-earning assets, net of
         allowance...............................   223,910                       164,674
   Noninterest-earning assets....................    16,058                        10,543
                                                   --------                      --------
       Total assets..............................  $239,968                      $175,217
                                                   ========                      ========
Liabilities and Shareholders' Equity:
   Interest-bearing liabilities:
       Interest-bearing demand deposits..........  $ 24,540    $  102    0.84%   $ 16,086    $  166    2.08%
       Savings and money market accounts.........    90,417       781    1.74      67,875     1,395    4.14
       Time deposits.............................    45,573       767    3.39      43,585     1,204    5.57
       Federal funds purchased and other
         borrowings..............................    19,131       200    2.07       4,454        97    4.33
                                                   --------    ------            --------    ------
       Total interest-bearing liabilities........   179,661     1,850    2.07     132,000     2,862    4.37
                                                               ------                        ------
   Noninterest-bearing liabilities:
       Demand deposits...........................    43,066                        28,894
       Other liabilities.........................       834                           783
                                                   --------                      --------
       Total liabilities.........................   223,561                       161,677
   Shareholders' equity..........................    16,407                        13,540
                                                   --------                      --------
       Total liabilities and shareholders'
         equity..................................  $239,968                      $175,217
                                                   ========                      ========
   Net interest income...........................              $5,215                        $3,502
                                                               ======                        ======
   Net interest spread...........................                        4.23%                         3.35%
   Net interest margin...........................                        4.65%                         4.24%

--------
(1) Annualized

                                                                Years Ended December 31,
                                 -------------------------------------------------------------------------------------
                                             2001                         2000                         1999
                                 ---------------------------  ---------------------------  ---------------------------
                                   Average   Interest Average   Average   Interest Average   Average   Interest Average
                                 Outstanding Earned/  Yield/  Outstanding Earned/  Yield/  Outstanding Earned/  Yield/
                                   Balance     Paid    Rate     Balance     Paid    Rate     Balance     Paid    Rate
                                 ----------- -------- ------- ----------- -------- ------- ----------- -------- -------
                                                                 (Dollars in thousands)
Assets
  Interest-earning assets:
   Loans........................  $ 98,449   $ 7,767   7.89%   $ 72,616   $ 6,657   9.17%   $ 50,153    $4,191   8.36%
   Securities...................    84,054     5,542   6.59      51,997     3,497   6.72      42,523     2,545   5.99
   Federal funds sold...........        --        --     --         265        14   5.42       2,876       139   4.83
   Interest-bearing deposits
    in other financial
    institutions................     8,322       279   3.35       3,038       189   6.23         648        35   5.41
                                  --------   -------           --------   -------           --------    ------
   Total interest-earning
    assets......................   190,825    13,588   7.12     127,916    10,357   8.10      96,200     6,910   7.18
                                             -------                      -------                       ------
   Less allowance for loan
    losses......................     1,040                          783                          237
                                  --------                     --------                     --------
   Total interest-earning
    assets, net of
    allowance...................   189,785                      127,133                       95,963
  Noninterest-earning
   assets.......................    11,944                        8,570                        6,303
                                  --------                     --------                     --------
   Total assets.................  $201,729                     $135,703                     $102,266
                                  ========                     ========                     ========
Liabilities and Shareholders'
 Equity
  Interest-bearing liabilities:
   Interest-bearing demand
    deposits....................  $ 17,890   $   315   1.76%   $ 12,375   $   340   2.75%   $  8,262    $  221   2.67%
   Savings and money
    market accounts.............    82,303     2,724   3.31      58,806     2,895   4.92      46,608     1,998   4.29
   Time deposits................    44,179     2,215   5.01      27,882     1,620   5.81      18,697       941   5.03
   Federal funds
     purchased and
     other borrowings...........     8,458       287   3.39       3,872       200   5.18       3,060       145   4.75
                                  --------   -------           --------   -------           --------    ------
   Total interest-bearing
    liabilities.................   152,830     5,541   3.63     102,935     5,055   4.91      76,627     3,305   4.31
                                             -------                      -------                       ------

  Noninterest-bearing
   liabilities:
   Demand deposits..............    33,635                       21,184                       15,285
   Other liabilities............       873                          647                          373
                                  --------                     --------                     --------
   Total liabilities............   187,338                      124,766                       92,285
  Shareholders' equity..........    14,391                       10,937                        9,981
                                  --------                     --------                     --------
   Total liabilities and
    shareholders' equity........  $201,729                     $135,703                     $102,266
                                  ========                     ========                     ========
  Net interest income...........             $ 8,047                      $ 5,302                       $3,605
                                             =======                      =======                       ======
  Net interest spread...........                       3.49%                        3.19%                        2.87%
  Net interest margin...........                       4.22%                        4.14%                        3.75%

   The following tables present the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase (decrease) related to outstanding balances and the volatility of interest rates:

                                                          Six Months Ended June 30,
                                                                2002 vs. 2001
                                                          ---------------------------
                                                          Increase (Decrease)
                                                          Due to Change In
                                                          ------------------
                                                          Volume      Rate     Total
                                                          ------    -------   -------
                                                           (Dollars in thousands)
Interest-earning assets:
Loans.................................................... $1,849    $(1,473)  $   376
Securities...............................................    738       (272)      466
Federal funds sold.......................................     --         --        --
Interest-bearing deposits in other financial institutions   (134)        (7)     (141)
                                                           ------   -------   -------
   Total increase (decrease) in interest income..........  2,453     (1,752)      701
                                                           ------   -------   -------

Interest-bearing liabilities:
Interest-bearing demand deposits.........................     87       (151)      (64)
Savings and money market accounts........................    463     (1,077)     (614)
Time deposits............................................     55       (492)     (437)
Federal funds purchased and other borrowings.............    315       (212)      103
                                                           ------   -------   -------
   Total increase (decrease) in interest expense.........    920     (1,932)   (1,012)
                                                           ------   -------   -------
Increase in net interest income.......................... $1,533    $   180   $ 1,713
                                                           ======   =======   =======

                                                                    Years Ended December 31,
                                                          ------------------------------------------------------
                                                               2001 vs. 2000             2000 vs. 1999
                                                          --------------------------  --------------------------
                                                          Increase (Decrease)         Increase (Decrease)
                                                          Due To Change In            Due To Change In
                                                          ------------------          -------------------
                                                          Volume      Rate     Total  Volume      Rate     Total
                                                          ------    -------   ------  ------      ----    ------
                                                                     (Dollars in thousands)
Interest-earning assets:
Loans.................................................... $2,369    $(1,259)  $1,110  $1,878      $588    $2,466
Securities...............................................  2,154       (109)   2,045     568       383       951
Federal funds sold.......................................    (14)        --      (14)   (126)        2      (124)
Interest-bearing deposits in other financial institutions    329       (239)      90     129        25       154
                                                           ------   -------   ------    ------     ----   ------
       Total increase (decrease) in interest income......  4,838     (1,607)   3,231   2,449       998     3,447
                                                           ------   -------   ------    ------     ----   ------

Interest-bearing liabilities:
Interest-bearing demand deposits.........................    152       (176)     (24)    110         9       119
Savings and money market accounts........................  1,156     (1,327)    (171)    523       374       897
Time deposits............................................    947       (352)     595     462       217       679
Federal funds purchased and other borrowings.............    237       (151)      86      39        16        55
                                                           ------   -------   ------    ------     ----   ------
       Total increase (decrease) in interest expense.....  2,492     (2,006)     486   1,134       616     1,750
                                                           ------   -------   ------    ------     ----   ------
       Increase in net interest income................... $2,346    $   399   $2,745  $1,315      $382    $1,697
                                                           ======   =======   ======    ======     ====   ======

                                                          Years Ended December 31,
                                                              1999 vs. 1998
                                                          --------------------------
                                                          Increase (Decrease)
                                                          Due to Change In
                                                          ------------------
                                                          Volume      Rate     Total
                                                          ------      -----   ------
                                                          (Dollars in thousands)
Interest-earning assets:
Loans.................................................... $1,681     $(159)   $1,522
Securities...............................................    530      (192)      338
Federal funds sold.......................................   (157)      (20)     (177)
Interest-bearing deposits in other financial institutions     10        (1)        9
                                                           ------     -----   ------
       Total increase (decrease) in interest income......  2,064      (372)    1,692
                                                           ------     -----   ------
Interest-bearing liabilities:
Interest-bearing demand deposits.........................     75       (27)       48
Savings and money market accounts........................    456      (180)      276
Time deposits............................................    253       (69)      184
Federal funds purchased and other borrowings.............     85         2        87
                                                           ------     -----   ------
       Total increase (decrease) in interest expense.....    869      (274)      595
                                                           ------     -----   ------
       Increase (decrease) in net interest income........ $1,195     $ (98)   $1,097
                                                           ======     =====   ======

  Provision for Loan Losses

   Provisions for loan losses are charged to income to bring the total allowance for loan losses to a level deemed appropriate by management of Bank of Tanglewood to absorb loan losses inherent in the loan portfolio based on such factors as Bank of Tanglewood's historical experience of net charge-offs, the volume and type of lending conducted by Bank of Tanglewood, the amount of nonperforming assets, regulatory policies, generally accepted accounting principles, general economic conditions, and other factors related to the collectibility of loans in Bank of Tanglewood's portfolio.

   The provision for loan losses for the six months ended June 30, 2002 was $155,000 compared with $75,000 for the six months ended June 30, 2001. The increased provision was made in response to the $34.8 million increase in loans from June 30, 2001 to June 30, 2002. For the six months ended June 30, 2002, net charge-offs were $6,531. For the years ended December 31, 2001, 2000 and 1999, Bank of Tanglewood recorded provisions for loan losses of $271,900, $315,600 and $445,000, respectively.

  Noninterest Income

   Bank of Tanglewood's primary sources of recurring noninterest income are service charges on deposit accounts and fee income. Noninterest income for the six months ended June 30, 2002 decreased to $483,000 from $544,000 for the six months ended June 30, 2001, a decrease of $61,000 or 11%. The decrease was primarily due to a decrease in mortgage servicing income of $177,000 related to management's decision to discontinue the mortgage servicing operation as of September 30, 2001, when it was sold to a third party. The mortgage servicing operation was discontinued primarily due to the interest rate environment and the high overhead costs associated with this line of business relative to its profit opportunities. Noninterest income for the year ended December 31, 2001 was $1.0 million, an increase of $664,000 or 182% from $364,000 in 2000. The increase reflects a $232,000 increase in mortgage servicing income, a $176,000 increase in investment banking and insurance fee income from Tanglewood Financial Services, Bank of Tanglewood's wholly-owned financial subsidiary. Noninterest income of $364,000 in 2000 was $188,000 or 107% greater than noninterest income of $176,000 in 1999. The increase was primarily due to mortgage servicing income of $105,000 in 2000 compared from no income from this source in 1999.

   The following table presents, for the periods indicated, the major categories of noninterest income:

                                             Six Months Ended
                                             June 30,         Years Ended December 31,
                                             ---------------- ------------------------
                                             2002     2001     2001     2000    1999
                                             ----     ----     ------   ----    ----
                                               (Dollars in thousands)
       Service charges on deposit accounts.. $ 69     $ 33    $   80    $ 46    $ 33
       Fee income...........................  222      163       344     172     143
       Mortgage servicing income............   10      187       337     105      --
       Investment banking and insurance fees  174      161       219      43      --
       Realized gain on assets..............    8       --        48      (2)     --
                                               ----    ----    ------    ----    ----
          Total noninterest income.......... $483     $544    $1,028    $364    $176
                                               ====    ====    ======    ====    ====

  Noninterest Expense

   Noninterest expense totaled $3.1 million for the six months ended June 30, 2002 compared with $2.6 million for the six months ended June 30, 2001, an increase of $519,000 or 20%. The opening of the Memorial location in April 2001 and the opening of the operations center in July 2001 account for a majority of the increase. For the years ended December 31, 2001, 2000 and 1999, noninterest expense totaled $5.9 million, $3.9 million and $2.8 million, respectively. The 51% increase in 2001 was primarily the result of additional staff and other expenses needed to meet loan and deposit growth and the opening of the Memorial location and operations center and the overhead associated with the mortgage servicing operation. The 39% increase in 2000 largely reflects the staffing and other expenses related to opening the West University new building in December 1999. Bank of Tanglewood's efficiency ratios, calculated by dividing total noninterest expenses by net interest income plus noninterest income, were 65.6% in 2001, 70.1% in 2000 and 74.7% in 1999.

   The following table presents, for the periods indicated, the major categories of noninterest expense:

                                          Six Months Ended
                                            June 30,       Years Ended December 31,
                                          ---------------- ------------------------
                                           2002     2001    2001     2000    1999
                                           ------  ------   ------  ------  ------
                                                (Dollars in thousands)
   Employee compensation and benefits.... $1,591   $1,382  $3,321   $2,303  $1,561
                                           ------  ------   ------  ------  ------
   Non-staff expenses:
      Net bank premises expense..........    471      387     857      622     545
      Office supplies....................     55       61     135       80      63
      Data/Item processing fees..........    189      150     215      152     106
      Mortgage servicing amortization....     --      112     158        5      --
      Legal and professional fees........    142       72     261      140     132
      Marketing..........................     51       45      61       65      41
      FDIC insurance.....................     18       12      27       22       9
      Other..............................    633      410     823      478     328
                                           ------  ------   ------  ------  ------
          Total non-staff expenses.......  1,559    1,249   2,537    1,564   1,224
                                           ------  ------   ------  ------  ------
          Total noninterest expenses..... $3,150   $2,631  $5,858   $3,867  $2,785
                                           ======  ======   ======  ======  ======

   Employee compensation and benefits expense for the six months ended June 30, 2002 was $1.6 million, an increase of $209,000 or 15% compared with $1.4 million for the same period in 2001. The increase was due primarily to additional staff. The number of full-time equivalent employees was 51 at June 30, 2002 compared with 43 at June 30, 2001, an increase of 19%. Employee compensation and benefits expense for the years ended December 31, 2001, 2000 and 1999 was $3.3 million, $2.3 million and $1.6 million, respectively. The $1.0 million increase for the year ended December 31, 2001 results from additional staffing related to the growth in loans and deposits and the new locations, and an increase in incentive compensation of $235,000 compared with incentive compensation in 2000.

  Income Taxes

   Federal income tax is reported as income tax expense and is influenced by the amount of taxable income, the amount of tax-exempt income, the amount of nondeductible interest expense and the amount of other non-deductible expense. The effective tax rates in 2001, 2000 and 1999 were 31%, 28% and 26%, respectively.

   Additionally, the State of Texas imposes a Texas franchise tax. Taxable income for the income tax component of the Texas franchise tax is the federal pre-tax income, plus certain officers' salaries, less interest income from federal securities. Total franchise tax expense was $8,398 in 2001, $26,131 in 2000 and $20,639 in 1999. Such expense was included as a part of other noninterest expense.

  Impact of Inflation

   The effects of inflation on the local economy and on Bank of Tanglewood's operating results have been relatively modest for the past several years. Since substantially all of Bank of Tanglewood's assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates. Bank of Tanglewood tries to control the impact of interest rate fluctuations by managing the relationship between its interest rate sensitive assets and liabilities. See "-- Financial Condition -- Interest Rate Sensitivity and Liquidity" on page 73.

Financial Condition

  Loan Portfolio

   Bank of Tanglewood provides a broad range of commercial, real estate and consumer loan products to small and medium-sized businesses and individuals. Total loans were $134.0 million at June 30, 2002, an increase of $15.0 million or 13% from $119.0 million at December 31, 2001. Loan growth occurred primarily in commercial loans and real estate loans. Loans comprised 62% of total earning assets at June 30, 2002 compared with 51% at December 31, 2001.

   Total loans increased by $36.8 million or approximately 45% to $119.0 million at December 31, 2001 from $82.2 million at December 31, 2000. The increase was primarily due to active business development efforts and the addition of business development officers. In 2000, total loans increased by $19.0 million to $82.2 million at December 31, 2000 from $63.2 million at December 31, 1999. Total loans were $63.2 million, $38.0 million and $24.8 million at December 31, 1999, 1998 and 1997, respectively, resulting in increases of $25.2 million, $13.2 million and $22.1 million for each of the respective period end.

   The following table summarizes the loan portfolio of Bank of Tanglewood by type of loan at the periods indicated:

                                       June 30, 2002    December 31, 2001 December 31, 2000
                                      ---------------   ---------------   ----------------
                                       Amount   Percent  Amount   Percent Amount   Percent
                                      --------  ------- --------  ------- -------  -------
                                                   (Dollars in thousands)
Commercial and industrial............ $ 32,343     24%  $ 26,716     22%  $17,883     22%
Real estate:
   Construction and land development.   20,888     16     23,322     20    13,935     17
   1-4 family residential............   36,066     27     31,920     27    23,337     28
   Commercial mortgages..............   29,052     22     19,842     17    11,641     14
   Consumer/Other....................   15,661     11     17,189     14    15,411     19
                                      --------    ---   --------    ---   -------    ---
       Total loans................... $134,010    100%  $118,989    100%  $82,207    100%
                                      ========    ===   ========    ===   =======    ===

                                      December 31, 1999 December 31, 1998 December 31, 1997
                                      ---------------   ---------------   ----------------
                                       Amount   Percent  Amount   Percent Amount   Percent
                                      --------  ------- --------  ------- -------  -------
                                                   (Dollars in thousands)
Commercial and industrial............ $ 14,245     22%  $  8,474     22%  $ 9,335     38%
Real estate:
   Construction and land development.    9,723     15      4,806     13     3,087     12
   1-4 family residential............   15,650     25      9,067     24     5,131     21
   Commercial mortgages..............   12,390     20      9,261     24     3,012     12
   Consumer/Other....................   11,169     18      6,394     17     4,220     17
                                      --------    ---   --------    ---   -------    ---
       Total loans................... $ 63,177    100%  $ 38,002    100%  $24,785    100%
                                      ========    ===   ========    ===   =======    ===

   The primary lending focus of Bank of Tanglewood is to small and medium-sized businesses. Bank of Tanglewood offers business loans, commercial real estate loans, equipment loans, working capital loans, term loans, revolving lines of credit and letters of credit.

  Commercial

   Bank of Tanglewood's commercial loans are primarily made within its market area and are underwritten on the basis of the borrower's ability to service such debt from income. As a general practice, Bank of Tanglewood takes as collateral a lien on any available real estate, equipment, or other assets obtained or owned by the borrower and obtains a personal guaranty of the principals or owners of the borrower. In general, commercial loans involve more credit risk than residential mortgage loans and commercial mortgage loans and, therefore, usually yield a higher return. The increased risk derives from the expectation that commercial loans generally will be serviced principally from the business' operations, and those operations may not be successful. Additional risk for commercial loans is due to the type of collateral securing these loans. As a result of these additional complexities, variables and risks, commercial loans require more thorough underwriting and servicing than other types of loans.

   In addition to commercial loans secured by real estate, Bank of Tanglewood makes commercial mortgage loans to finance the purchase of real property, which generally consists of real estate with completed structures. Commercial mortgage lending typically involves higher loan principal amounts and the repayment of loans is dependent, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service. As a general practice, Bank of Tanglewood requires its commercial mortgage loans to be secured by well-managed income producing property with adequate margins and to be guaranteed by responsible parties. Bank of Tanglewood's commercial mortgage loans are generally secured by first liens on real estate, have fixed and floating interest rates and amortize over periods up to 20 years with balloon payments due at the end of one to five years. In underwriting commercial mortgage loans, consideration is given to the property's operating history, future operating projections, current and projected occupancy, location and physical condition. The underwriting analysis also includes credit checks, appraisals and a review of the financial condition of the borrower(s) and guarantor(s).

  Construction

   Bank of Tanglewood makes loans to finance the construction of both nonresidential and residential properties. Construction loans generally are secured by first liens on real estate. Bank of Tanglewood conducts periodic inspections, either directly or through an agent, prior to approval of periodic draws on these loans. Construction loans involve additional risks attributable to the fact that loan funds are advanced upon the security of a project under construction. However, Bank of Tanglewood obtains third party appraisals to determine the future market value of the project prior to making the loan. Construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project. Bank of Tanglewood obtains the personal guaranty of the principals of the borrower. If Bank of Tanglewood is forced to foreclose on a project prior to completion, in order to obtain maximum value of the collateral, it may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time. Bank of Tanglewood has underwriting guidelines similar to those described above designed to identify what it believes to be acceptable levels of risks in construction lending.

  1-4 Family Residential

   Bank of Tanglewood offers a variety of mortgage loan products which generally are amortized over periods up to 30 years. Loans collateralized by 1-4 family residential real estate generally have been originated in amounts of no more than 80% of the lower of cost or appraised value. Bank of Tanglewood requires mortgage title insurance and hazard insurance in the amount of the loan. As of June 30, 2002, Bank of Tanglewood's one to four family real estate loan portfolio was $36.1 million. Of this amount, $8.8 million is repriceable in one year or less and an additional $21.2 million is repriceable from one year to five years. These high percentages in short-term real estate loans reflects Bank of Tanglewood's commitment to reducing interest rate risk.

  Consumer

   Bank of Tanglewood also provides a wide variety of consumer loans including motor vehicle, watercraft, education loans, personal loans (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 12 to 72 months and vary based upon the nature of collateral and size of loan. As of June 30, 2002, Bank of Tanglewood had no indirect consumer loans, indicating a preference to maintain personal banking relationships and strict underwriting standards. Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciating assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan balance. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount which can be recovered on such loans.

   Lending officers are assigned various levels of loan approval authority based upon their respective levels of experience and expertise. Tanglewood's strategy for approving or disapproving loans is to follow conservative loan policies and underwriting practices which include:

  .   granting loans on a sound and collectible basis;

  . investing funds properly for the benefit of shareholders and the protection of depositors;

  . serving the legitimate needs of the community and Bank of Tanglewood's general market area while obtaining a balance between maximum yield and minimum risk;

  . ensuring that primary and secondary sources of repayment are adequate in relation to the amount of the loan;

  . developing and maintaining adequate diversification of the loan portfolio as a whole and of the loans within each category; and

  . ensuring that each loan is properly documented and, if appropriate, insurance coverage is adequate.

   Bank of Tanglewood's loan review and compliance personnel interact daily with commercial and consumer lenders to identify potential underwriting or technical exception variances. In addition, Bank of Tanglewood has placed increased emphasis on the early identification of problem loans to aggressively seek resolution of the situations and thereby keep loan losses at a minimum. Management believes that this strict adherence to conservative loan policy guidelines has contributed to Bank of Tanglewood's below average level of loan losses compared to its industry peer group over the past few years.

   The contractual maturity ranges of the commercial and industrial and construction and land development loan portfolio and the amount of such loans with predetermined interest rates in each maturity range as of December 31, 2001, are summarized in the following table:

                                                    December 31, 2001
                                          --------------------------------------
                                                   After One
                                          One Year  Through     After
                                          or Less  Five Years Five Years  Total
                                          -------- ---------- ---------- -------
                                                  (Dollars in thousands)
Commercial and industrial................ $21,988    $4,728     $   --   $26,716
Construction and land development........  16,718     4,416      2,188    23,322
                                          -------    ------     ------   -------
Total.................................... $38,706    $9,144     $2,188   $50,038
                                          =======    ======     ======   =======

Loans with a pre-determined interest rate $ 1,066    $2,404     $  875   $ 4,345
Loans with a floating interest rate......  37,640     6,740      1,313    45,693
                                          -------    ------     ------   -------
Total.................................... $38,706    $9,144     $2,188   $50,038
                                          =======    ======     ======   =======

  Nonperforming Assets

   Bank of Tanglewood has several procedures in place to assist it in maintaining the overall quality of its loan portfolio. Bank of Tanglewood has established underwriting guidelines to be followed by its officers and also monitors its delinquency levels for any negative or adverse trends. There can be no assurance, however, that Bank of Tanglewood's loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

   Nonperforming assets were $948,000 at June 30, 2002 compared with $814,000 at December 31, 2001, reflecting continued strong asset quality. The ratio of nonperforming assets to total loans and other real estate was 0.70% at June 30, 2002 and 0.68% at December 31, 2001. There were no nonperforming assets at December 31, 2000.

   Bank of Tanglewood generally places a loan on nonaccrual status and ceases to accrue interest when loan payment performance is deemed unsatisfactory. Loans where the interest payments jeopardize the collection of principal are placed on nonaccrual status, unless the loan is both well-secured and in the process of collection. Cash payments received while a loan is classified as nonaccrual are recorded as a reduction of principal as long as doubt exists as to collection. Bank of Tanglewood is sometimes required to revise a loan's interest rate or repayment terms in a troubled debt restructuring, however, Bank of Tanglewood had no restructured loans at June 30, 2002 and December 31, 2001. In addition to an internal loan review, Bank of Tanglewood retains The Bankers Advantage Group for a semi-annual external review to evaluate the loan portfolio.

   Bank of Tanglewood maintains current appraisals on loans secured by real estate, particularly those categorized as nonperforming loans and potential problem loans. In instances where updated appraisals reflect reduced collateral values, an evaluation of the borrower's overall financial condition is made to determine the need, if any, for possible write downs or appropriate additions to the allowance for loan losses. Bank of Tanglewood records other real estate at fair value at the time of acquisition, less estimated costs to sell.

   Bank of Tanglewood has adopted Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting for Creditors for Impairment of a Loan- Income Recognition and Disclosures. Under SFAS No. 114, as amended, a loan is considered impaired based on current information and events, if it is probable that Bank of Tanglewood will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate or the loan's observable market price or based on the fair value of the collateral if the loan is collateral-dependent. The implementation of SFAS No. 114 did not have a material adverse effect on Bank of Tanglewood's financial statements.

   The following table presents information regarding nonperforming assets as of the dates indicated:

                                                          June 30,  December 31,
                                                          --------  -----------
                                                            2002     2001  2000
                                                          --------  -----  ----
                                                          (Dollars in thousands)
Nonaccrual loans.........................................  $  --    $  --  $ --
Accruing loans past due 90 days or more..................     --      814    --
Restructured loans.......................................     --       --    --
Other real estate........................................    948       --    --
                                                           -----    -----  ----
       Total nonperforming assets........................  $ 948    $ 814  $ --
                                                           =====    =====  ====
Nonperforming assets to total loans and other real estate   0.70%    0.68%  N/A%
                                                           =====    =====  ====

                                                               December 31,
                                                           -------------------
                                                            1999     1998   1997
                                                           -----    -----  -----
                                                           (Dollars in thousands)
 Nonaccrual loans......................................... $  --    $  --  $  --
 Accruing loans past due 90 days or more..................    --       --     --
 Restructured loans.......................................    --       --     --
 Other real estate........................................    --       --     --
                                                           -----    -----  -----
        Total nonperforming assets........................ $  --    $  --  $  --
                                                           =====    =====  =====
 Nonperforming assets to total loans and other real estate  N/A %    N/A %  N/A %
                                                           =====    =====  =====

  Allowance for Loan Losses

   The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. Management has established an allowance for loan losses which it believes is adequate based on the quality of Bank of Tanglewood's loan portfolio. Based on an evaluation of the loan portfolio, management presents a quarterly review of the allowance for loan losses to Bank of Tanglewood's board of directors, indicating any change in the allowance since the last review and any recommendations as to adjustments in the allowance. In making its evaluation, management considers the diversification by collateral type of Bank of Tanglewood's commercial loan portfolio, the effect of changes in the local real estate market on collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period, the amount of nonperforming loans and related collateral security and the evaluation of its loan portfolio by the semi-annual external loan review conducted by The Bankers Advantage Group. Charge-offs occur when loans are deemed to be uncollectible.

   In originating loans, Bank of Tanglewood recognizes that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for such loan.

   Bank of Tanglewood follows an internal loan review program to evaluate the credit risk in the loan portfolio. Through the loan review process, Bank of Tanglewood maintains an internally classified loan list which, along with the delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. Loans internally classified as "substandard" or in the more severe categories of "doubtful" or "loss" are those loans that at a minimum have clear and defined weaknesses such as a highly-leveraged position, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the debt. At June 30, 2002, Bank of Tanglewood had $20,621 of such loans compared with $1.2 million at June 30, 2001, a 98% decrease. The decrease reflects the foreclosure of collateral securing a real estate loan in June 2002 thereby transferring the asset from the loan category to the other real estate category.

   In addition to the internally classified loan list and delinquency list of loans, Bank of Tanglewood maintains a separate "watch list" which further aids Bank of Tanglewood in monitoring loan portfolios. Watch list loans show warning elements where the present status portrays one or more deficiencies that require attention in the short term or where pertinent ratios of the loan account have weakened to a point where more frequent monitoring is warranted. These loans do not have all of the characteristics of a classified loan (substandard or doubtful) but do show weakened elements as compared with those of a satisfactory credit. Bank of Tanglewood reviews these loans to assist in assessing the adequacy of the allowance for loan losses. At June 30, 2002, Bank of Tanglewood had $1.1 million of "watch list" loans.

   In determining the allowance, Bank of Tanglewood segments the loan portfolio into risk grades ranging from 1 to 7, with grade 1 having the least amount of risk. Loans are individually analyzed and assigned risk grades based on their past due status, nonaccrual status or any other impaired characteristic of the loan. Since inception in December 1996, Bank of Tanglewood has had aggregate net charge-offs of $11,815. Because Bank of Tanglewood has little historical loss data from which to assess the adequacy of its allowance, the bank attempts to maintain an allowance of at least 1.0% of total loans.

   Bank of Tanglewood then charges to operations a provision for loan losses to maintain the allowance for loan losses at an adequate level to absorb losses inherent in the loan portfolio determined by the foregoing methodology.

   Management actively monitors Bank of Tanglewood's asset quality and provides specific loss allowances when necessary. Loans are charged-off against the allowance for loan losses when appropriate. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ from the assumptions used in making the initial determinations. As of June 30, 2002, the allowance for loan losses amounted to $1.4 million or 1.02% of total loans.

   For the year ended December 31, 2001, there were no net loan charge-offs, compared with $4,792 in net loan charge-offs or 0.005% of average loans for the year ended December 31, 2000. During 2001, Bank of Tanglewood recorded a provision for loan losses of $271,900 compared with $315,600 for 2000. The decrease in the provision for 2001 is primarily the result of the quality of the loan portfolio. At December 31, 2001, the allowance for loan losses totaled $1.2 million, or 1.02% of total loans. At December 31, 2000, the allowance for loan losses totaled $943,000 or 1.15% of total loans. The allowance for loan losses totaled $632,000, $187,000 and $97,000 at December 31, 1999, 1998 and
1997, respectively. At December 31, 1999, 1998 and 1997 the allowance for loan losses as a percentage of total loans was 1.00%, 0.49% an 0.39%, respectively.

   The following table presents, for the periods indicated, an analysis of the allowance for loan losses and other related data:

                                           Six Months
                                             Ended
                                            June 30,            Years Ended December 31,
                                           ---------- --------------------------------------------
                                              2002      2001      2000     1999     1998     1997
                                           ---------- --------  -------  -------  -------  -------
                                                            (Dollars in thousands)
Average loans outstanding.................  $129,778  $ 98,449  $72,616  $50,153  $30,768  $11,239
                                            ========  ========  =======  =======  =======  =======
Gross loans outstanding at end of period..  $134,010  $118,989  $82,207  $63,177  $38,002  $24,785
                                            ========  ========  =======  =======  =======  =======
Allowance for loan losses at beginning of
  period..................................  $  1,215  $    943  $   632  $   187  $    97  $     7
Provision for loan losses.................       155       272      316      445       90       90
Charge-offs:
   Commercial and industrial..............        --        --       --       --       --       --
   Real estate............................        --        --       --       --       --       --
   Consumer...............................         7         1        5       --       --       --
   Other..................................        --        --       --       --       --       --
Recoveries:
   Commercial and industrial..............        --        --       --       --       --       --
   Real estate............................        --        --       --       --       --       --
   Consumer...............................        --         1       --       --       --       --
   Other..................................        --        --       --       --       --       --
                                            --------  --------  -------  -------  -------  -------
Net loan charge-offs......................         7        --        5       --       --       --
                                            --------  --------  -------  -------  -------  -------
Allowance for loan losses at end of period  $  1,363  $  1,215  $   943  $   632  $   187  $    97
                                            ========  ========  =======  =======  =======  =======

Ratio of allowance to end of period loans.      1.02%     1.02%    1.15%    1.00%    0.49%    0.39%
Ratio of net loan charge-offs to average
  loans...................................     0.005%      N/A    0.007%     N/A      N/A      N/A
Ratio of allowance to end of period
  nonperforming loans.....................       N/A     149.3%     N/A      N/A      N/A      N/A

   The following tables describe the allocation of the allowance for loan losses among various categories of loans and certain other information for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                           June 30,         December 31,       December 31,
                                      -----------------  -----------------  -----------------
                                             2002               2001               2000
                                      -----------------  -----------------  -----------------
                                             Percent of         Percent of         Percent of
                                              Loans to           Loans to           Loans to
                                      Amount Total Loans Amount Total Loans Amount Total Loans
                                      ------ ----------- ------ ----------- ------ -----------
                                                       (Dollars in thousands)
Balance of allowance for loan losses
  applicable to:
Commercial and industrial............ $  327      24%    $  267      22%     $208       22%
Real estate:
   Construction and land development.    218      16        243      20       160       17
   1-4 family residential............    368      27        328      27       264       28
   Commercial mortgage...............    300      22        207      17       132       14
Consumer/other.......................    150      11        170      14       179       19
Unallocated..........................     --      --         --      --        --       --
                                      ------     ---     ------     ---      ----      ---
Total allowance for loan losses...... $1,363     100%    $1,215     100%     $943      100%
                                      ======     ===     ======     ===      ====      ===

                                         December 31,       December 31,       December 31,
                                      -----------------  -----------------  -----------------
                                             1999               1998               1997
                                      -----------------  -----------------  -----------------
                                             Percent of         Percent of         Percent of
                                              Loans to           Loans to           Loans to
                                      Amount Total Loans Amount Total Loans Amount Total Loans
                                      ------ ----------- ------ ----------- ------ -----------
                                                       (Dollars in thousands)
Balance of allowance for loan losses
  applicable to:
Commercial and industrial............  $139       22%     $ 41       22%     $37        38%
Real estate:
   Construction and land development.    95       15        24       13       12        12
   1-4 family residential............   158       25        45       24       20        21
   Commercial mortgage...............   126       20        45       24       12        12
Consumer/other.......................   114       18        32       17       16        17
Unallocated..........................    --       --        --       --       --        --
                                       ----      ---      ----      ---      ---       ---
Total allowance for loan losses......  $632      100%     $187      100%     $97       100%
                                       ====      ===      ====      ===      ===       ===

   Management believes that the allowance for loan losses at June 30, 2002 is adequate to cover losses inherent in the loan portfolio as of such date. There can be no assurance, however, that Bank of Tanglewood will not sustain losses in future periods, which could be substantial in relation to the size of the allowance for loan losses at June 30, 2002.

  Securities

   Bank of Tanglewood uses its securities portfolio to ensure liquidity for cash requirements, to manage interest rate risk, to provide a source of income, to ensure collateral is available for municipal pledging requirements and to manage asset quality. Securities totaled $80.3 million at June 30, 2002, a decline of $35.0 million from $115.3 million at December 31, 2001. The decline was primarily due to a sale of $11.6 million of securities prompted by a decrease in total deposits, and security principal reductions allowed in order to fund loan growth. At June 30, 2002, securities represented 34% of total assets compared with 46% of total assets at

December 31, 2001. The yield on average securities for the six months ended June 30, 2002 was 6.26% compared with 6.68% for the same period in 2001. The average life of the securities portfolio at June 30, 2002 was approximately 4 years and 9 months.

   At December 31, 2001, the carrying value of investment securities totaled $115.3 million, an increase of $56.9 million from $58.4 million at December 31, 2000. The increase was primarily attributable to an increase in deposits. At December 31, 2001, investment securities represented 46% of total assets compared with 38% of total assets at December 31, 2000. At December 31, 2000, the carrying value of investment securities totaled $58.4 million, an increase of $10.0 million from $48.4 million at December 31, 1999.

   The following table summarizes the amortized cost of investment securities held by Bank of Tanglewood as of the dates shown:

                                           June 30,       December 31,
                                           -------- ------------------------
                                             2002     2001    2000    1999
                                           -------- -------- ------- -------
                                                (Dollars in thousands)
   U.S. Treasury securities............... $    --  $     -- $    -- $    --
   U.S. Government and agencies securities      --        --  10,115   5,000
   Mortgage-backed securities.............  75,312   108,435  44,438  35,405
   State and political subdivisions.......   3,605     5,650   3,045   7,958
   Other..................................   1,193       853     746     628
                                           -------  -------- ------- -------
      Total securities.................... $80,110  $114,938 $58,344 $48,991
                                           =======  ======== ======= =======

   The following table summarizes the contractual maturity of investment securities on an amortized cost basis and their weighted average yields as of June 30, 2002:

                                                          June 30, 2002
                         -----------------------------------------------------------------------------
                                           After One      After Five
                                           Year but        Years but
                             Within         Within          Within
                            One Year      Five Years       Ten Years    After Ten Years
                         -----------    ------------    ------------    -------------
                         Amount  Yield  Amount  Yield   Amount  Yield   Amount   Yield    Total   Yield
                         ------ -----   ------ -----    ------ -----    ------- -----    ------- -----
                                                      (Dollars in thousands)
U.S. Treasury securities $   --  -- %    $ --    -- %   $   --   -- %   $    --   -- %   $    --   -- %
U.S. Government and
 agencies securities....     --   --       --     --        --    --         --    --         --    --
Mortgage-backed
 securities.............  2,452 3.79      197   6.48     1,453  6.27     71,210  6.13     75,312  6.06
State and political
 subdivisions...........  1,575 8.57(1)   160  11.92(1)    285 11.92(1)   1,585 11.92(1)   3,605 10.45(1)
Other securities........     --   --       25   7.15        25  7.50      1,143  3.93      1,193  4.07
                         ------          ----           ------          -------          -------
   Total securities..... $4,027 5.66%    $382   8.80%   $1,763  7.20%   $73,938  6.26%   $80,110  6.26%
                         ======          ====           ======          =======          =======

--------
(1) Fully taxable equivalent

   The following table summarizes the carrying value and classification of securities as of the dates shown:

                                  June 30,       December 31,
                                  -------- ------------------------
                                    2002     2001    2000    1999
                                  -------- -------- ------- -------
                                       (Dollars in thousands)
             Available-for-sale.. $12,578  $ 34,953 $35,316 $24,686
             Held-to-maturity....  67,731    80,370  23,040  23,739
                                  -------  -------- ------- -------
                Total securities. $80,309  $115,323 $58,356 $48,425
                                  =======  ======== ======= =======

   The following table summarizes the amortized cost of securities classified as available-for-sale and their approximate fair values as of the dates shown:

                                 June 30, 2002                         December 31, 2001
                    --------------------------------------- ---------------------------------------
                                Gross      Gross                        Gross      Gross
                    Amortized Unrealized Unrealized  Fair   Amortized Unrealized Unrealized  Fair
                      Cost       Gain       Loss     Value    Cost       Gain       Loss     Value
                    --------- ---------- ---------- ------- --------- ---------- ---------- -------
                                                (Dollars in thousands)
U.S. Treasury
 securities........  $    --     $ --       $ --    $    --  $    --     $ --       $--     $    --
U.S. Government
 and agencies
 securities........       --       --         --         --       --       --        --          --
Mortgage-backed
 securities........   12,380      204          6     12,578   34,568      385        --      34,953
State and political
 subdivisions......       --       --         --         --       --       --        --          --
Other securities...       --       --         --         --       --       --                    --
                     -------     ----       ----    -------  -------     ----       ---     -------
    Total..........  $12,380     $204       $  6    $12,578  $34,568     $385       $--     $34,953
                     =======     ====       ====    =======  =======     ====       ===     =======

                               December 31, 2000                       December 31, 1999
                    --------------------------------------- ---------------------------------------
                                Gross      Gross                        Gross      Gross
                    Amortized Unrealized Unrealized  Fair   Amortized Unrealized Unrealized  Fair
                      Cost       Gain       Loss     Value    Cost       Gain       Loss     Value
                    --------- ---------- ---------- ------- --------- ---------- ---------- -------
                                                (Dollars in thousands)
U.S. Treasury
 securities........  $    --     $ --       $ --    $    --  $    --     $--        $ --    $    --
U.S. Government
 and agencies
 securities........       --       --         --         --       --      --          --         --
Mortgage-backed
 securities........   35,304       12         --     35,316   25,252      --         566     24,686
State and political
 subdivisions......       --       --         --         --       --      --          --         --
Other securities...       --       --         --         --       --      --          --         --
                     -------     ----       ----    -------  -------     ---        ----    -------
    Total..........  $35,304     $ 12       $ --    $35,316  $25,252     $--        $566    $24,686
                     =======     ====       ====    =======  =======     ===        ====    =======

   At the date of purchase, Bank of Tanglewood classifies debt and equity securities into one of three categories: held-to-maturity, trading or available-for-sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held-to-maturity and measured at amortized cost in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the financial statements with unrealized gains and losses included in earnings. Investments not classified as either held-to-maturity or trading are classified as available-for-sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, in a separate component of shareholders' equity until realized.

  Deposits

   Bank of Tanglewood offers a variety of deposit accounts having a wide range of interest rates and terms. Bank of Tanglewood's deposit accounts consist of demand, savings, money market and time accounts. Bank of Tanglewood relies primarily on competitive pricing policies and customer service to attract and retain these deposits. Bank of Tanglewood does not have or accept any brokered deposits.

   At June 30, 2002, demand, money market and savings deposits accounted for approximately 76% of total deposits, while certificates of deposit made up 24% of total deposits. Noninterest-bearing demand deposits totaled $44.3 million or 22% of total deposits at June 30, 2002, compared with $47.6 million or 21% of total deposits at December 31, 2001. The average cost of deposits, including noninterest-bearing demand deposits, was 1.63% for the six months ended June 30, 2002 compared with 3.56% for the same period in 2001. The decrease in the average cost of deposits was primarily due to the falling rate environment of 2001.

   At June 30, 2002, total deposits were $204.7 million compared with $222.0 million at December 31, 2001, a decrease of $17.3 million or 8%. This decrease is primarily attributable to the loss of one account of approximately $6 million and the continuing low level of interest rates prompting depositors to seek alternatives. At December 31, 2001, total deposits increased to $222.0 million from $139.0 million at December 31, 2000, an increase of $83.0 million or 60%. At December 31, 2000, total deposits increased to $139.0 million from $104.9 million at December 31, 1999, an increase of $34.1 million or 33%. These increases are primarily attributable to deposits of new customers. Bank of Tanglewood's ratio of average noninterest-bearing demand deposits to average total deposits for years ended December 31, 2001, 2000 and 1999 was 19%, 18% and 17%, respectively.

   The following table presents for the periods indicated the daily average balances and weighted average rates paid on deposits:

                                                   Years Ended December 31,
                                          ------------------------------------------
                             Six Months
                               Ended
                           June 30, 2002       2001           2000          1999
                           -------------  -------------  -------------  ------------
                            Amount  Rate   Amount  Rate   Amount  Rate  Amount  Rate
                           -------- ----  -------- ----  -------- ----  ------- ----
                                             (Dollars in thousands)
Noninterest-bearing demand $ 43,066  N/A% $ 33,635  N/A% $ 21,184  N/A% $15,285  N/A%
Interest-bearing demand...   24,540 0.84    17,890 1.76    12,375 2.75    8,262 2.67
Savings and money-market..   90,417 1.74    82,303 3.31    58,806 4.92   46,608 4.29
Time......................   45,573 3.39    44,179 5.01    27,882 5.81   18,697 5.03
                           --------       --------       --------       -------
    Total deposits........ $203,596 1.63  $178,007 2.95  $120,247 4.04  $88,852 4.30
                           ========       ========       ========       =======

   The following table sets forth the amount of Bank of Tanglewood's certificates of deposit that are $100,000 or greater by time remaining until maturity:

                                                   June 30, 2002
                                               ----------------------
                                               (Dollars in thousands)
          Three months or less................        $ 7,956
          Over three months through six months         11,787
          Over six months through one year....          6,778
          Over one year.......................          6,915
                                                      -------
             Total............................        $33,436
                                                      =======

  Borrowings

   Borrowings consist of federal funds borrowed and securities sold under repurchase agreements. Balances outstanding and effective rates of interest are shown in the tables below for the periods indicated:

                                                      Six Months Ended       Years Ended
                                                          June 30,           December 31,
                                                      ---------------  -----------------------
                                                        2002    2001     2001    2000    1999
                                                      -------  ------  -------  ------  ------
                                                               (Dollars in thousands)
Overnight Funds Borrowed (1):
Ending balance....................................... $    --  $   --  $    --  $   --  $4,950
Daily average balance for the period.................   8,513     756      595     894     469
Maximum outstanding balance at a month-end during the
  period.............................................  21,088   4,425    4,425   3,287   4,950
Daily average interest rate for the period...........    1.92%   5.19%    4.72%   6.37%   5.40%

Securities sold under repurchase agreements:
Ending balance....................................... $11,678  $3,649  $11,891  $3,800  $1,438
Daily average balance for the period.................  10,618   3,698    7,863   2,978   1,075
Maximum outstanding balance at a month-end during the
  period.............................................  11,678   6,642    5,673   5,224   2,464
Daily average interest rate for the period...........    2.25%   4.23%    3.29%   4.82%   3.89%

Term Note Payable--Federal Home Loan Bank:
Ending balance....................................... $    --  $   --  $    --  $   --  $   --
Daily average balance for the period.................      --      --       --      --   1,516
Maximum outstanding balance at a month-end during the
  period.............................................      --      --       --      --   3,000
Daily average interest rate for the period...........     N/A     N/A      N/A     N/A    5.08%

--------
(1) Represents borrowings from the Federal Home Loan Bank of Dallas and Bank One, Texas, N.A.

   Bank of Tanglewood has established a $3 million unsecured overnight line of credit with Bank One, Texas, N.A. In addition, Bank of Tanglewood has the ability to borrow funds based on its relationship with the Federal Home Loan Bank of Dallas.

  Interest Rate Sensitivity and Liquidity

   Bank of Tanglewood's asset liability and funds management policy provides management with the necessary guidelines for effective funds management, and Bank of Tanglewood has established a measurement system for monitoring its net interest rate sensitivity position. Bank of Tanglewood manages its sensitivity position within established guidelines.

   Interest rate risk is managed by the Asset Liability Committee ("ALCO"), which is composed of senior officers of Bank of Tanglewood, in accordance with policies approved by Bank of Tanglewood's board of directors. The ALCO formulates strategies based on appropriate levels in interest rate risk. In determining the appropriate level of interest rate risk, the ALCO considers the impact on earnings and capital based on the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The ALCO meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activity, commitments to originate loans, and the maturities of investments and borrowings. Additionally, the ALCO reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management uses two methodologies to manage interest rate risk: (i) an analysis of relationships between interest-earning assets and interest-bearing liabilities; and (ii) an interest rate shock simulation model. Bank of Tanglewood has traditionally managed its business to control its overall exposure to changes in interest rates.

   To effectively measure and manage interest rate risk, Bank of Tanglewood uses an interest rate simulation model to determine the impact on net interest income under various interest rate scenarios, balance sheet trends and strategies. From these simulations, interest rate risk is quantified and appropriate strategies are developed and implemented. Additionally, duration and market value sensitivity measures are utilized when they provide added value to the overall interest rate risk management process. The overall interest rate risk position and strategies are reviewed by Bank of Tanglewood's Board of Directors on an ongoing basis.

   Bank of Tanglewood manages its exposure to interest rates by structuring its balance sheet in the ordinary course of business. Bank of Tanglewood does not currently enter into instruments such as leveraged derivatives, structured notes, interest rate swaps, caps, floors, financial options, financial futures contracts or forward delivery contracts for the purpose of reducing interest rate risk.

   An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. The management of interest rate risk is performed by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time ("GAP") and by analyzing the effects of interest rate changes on net interest income over specific periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments. Interest rate sensitivity reflects the potential effect on net interest income of a movement in interest rates. A bank is considered to be asset sensitive, or having a positive GAP, when the amount of its interest-earning assets maturing or repricing within a given period exceeds the amount of its interest-bearing liabilities also maturing or repricing within that time period. Conversely, a bank is considered to be liability sensitive, or having a negative GAP, when the amount of its interest-bearing liabilities maturing or repricing within a given period exceeds the amount of its interest-earning assets also maturing or repricing within that time period. During a period of rising interest rates, a negative GAP would tend to affect net interest income adversely, while a positive GAP would tend to result in an increase in net interest income. During a period of falling interest rates, a negative GAP would tend to result in an increase in net interest income, while a positive GAP would tend to affect net interest income adversely. However, it is management's intent to achieve a proper balance so that incorrect rate forecasts should not have a significant impact on earnings.

   The following table sets forth an interest rate sensitivity analysis for Bank of Tanglewood at June 30, 2002:

                                                           Volumes Subject to Repricing Within
                                                    -------------------------------------------------
                                                                                    Greater
                                                       0-90      91-365      1-3     than
                                                       Days       Days      Years   3 Years   Total
                                                    --------   --------   -------   -------  --------
                                                                 (Dollars in thousands)
Interest-earning assets:
   Securities(1)................................... $ 10,582   $ 16,989   $32,114   $20,425  $ 80,110
   Loans...........................................   82,912      5,823    12,469    32,806   134,010
   Federal funds sold..............................       --         --        --        --        --
   Due from banks..................................    3,914         --        --        --     3,914
                                                    --------   --------   -------   -------  --------
   Total interest-earning assets................... $ 97,408   $ 22,812   $44,583   $53,231  $218,034
                                                    ========   ========   =======   =======  ========
Interest-bearing liabilities:
   NOW, money market and savings deposits.......... $110,580   $     --   $    --   $    --  $110,580
   Certificates of deposit and other time deposits.   13,703     26,971     8,997       186    49,857
   Borrowed funds..................................   11,678         --        --        --    11,678
                                                    --------   --------   -------   -------  --------
   Total interest-bearing liabilities.............. $135,961   $ 26,971   $ 8,997   $   186  $172,115
                                                    ========   ========   =======   =======  ========
Period GAP......................................... $(38,553)  $ (4,159)  $35,586   $53,045
Cumulative GAP..................................... $(38,553)  $(42,712)  $(7,126)  $45,919
Period GAP to total assets.........................    (16.5)%     (1.8)%    15.2%     22.6%
Cumulative GAP to total assets.....................    (16.5)%    (18.2)%    (3.0)%    19.6%
Cumulative interest-earning assets to cumulative
  interest-bearing liabilities.....................     71.6%      73.8%     95.9%    126.7%

--------
(1) Projected cash flows regarding mortgage-backed securities.

   Bank of Tanglewood's one-year cumulative GAP position at June 30, 2002, was negative $42.7 million or 18.2% of assets. This is a one-day position that is continually changing and is not indicative of Bank of Tanglewood's position at any other time. While the GAP position is a useful tool in measuring interest rate risk and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates solely on that measure, without accounting for alterations in the maturity or repricing characteristics of the balance sheet that occur during changes in market interest rates. For example, the GAP position reflects only the prepayment assumptions pertaining to the current rate environment. Assets tend to prepay more rapidly during periods of declining interest rates than during periods of rising interest rates. Because of this and other risk factors not contemplated by the GAP position, an institution could have a matched GAP position in the current rate environment and still have its net interest income exposed to increased rate risk. The ALCO Committee reviews Bank of Tanglewood's interest rate risk position on a quarterly basis.

   Bank of Tanglewood's liquidity is maintained in the form of readily marketable investment securities, demand deposits with commercial banks, vault cash and federal funds sold. While the minimum liquidity requirement for banks is determined by federal bank regulatory agencies as a percentage of deposit liabilities, the bank's management monitors liquidity requirements as warranted by interest rate trends, changes in the economy and the scheduled maturity and interest rate sensitivity of the investment and loan portfolios and deposits. In addition to the liquidity provided by the foregoing, Bank of Tanglewood has correspondent relationships with other banks in order to sell loans or purchase overnight funds should additional liquidity be needed. In addition, Bank of Tanglewood has the ability to borrow funds based on its relationship with the Federal Home Loan Bank of Dallas.

  Capital Resources

   Capital management consists of providing equity to support both current and future operations. Bank of Tanglewood is subject to capital adequacy requirements imposed by the OCC. The OCC has adopted risk-based capital requirements for assessing bank capital adequacy. These standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

   The risk-based capital standards issued by the OCC require all national banks to have "Tier 1 risk-based capital" of at least 4.0% and "total risk-based capital" (Tier 1 and Tier 2) of at least 8.0% of total risk-adjusted assets. "Tier 1 capital" generally includes common shareholders' equity and non-cumulative perpetual preferred stock together with related surpluses, retained earnings, and minority interests in the equity capital accounts of consolidated subsidiaries, less deductions for net unrealized losses on available-for-sale equity securities. "Tier 2 capital" includes the bank's allowance for loan and lease losses (but only up to a maximum of 1.25% of risk-weighted assets); cumulative perpetual preferred stock, long-term preferred stock, convertible preferred stock and any related surplus; hybrid capital instruments, including mandatory convertible debt securities; and term subordinated debt and intermediate-term preferred stock (original maturity of five years or more) and any related surplus. The sum of Tier 1 capital and Tier 2 capital is "total risk-based capital." The foregoing summary is qualified in its entirety by reference to the applicable regulations.

   The OCC has also adopted guidelines which supplement the risk-based capital guidelines with a minimum ratio of Tier 1 capital to total assets ("leverage ratio") of 3.0% for institutions that are highly rated (composite 1 under applicable federal guidelines), and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0%.

   Pursuant to the Federal Deposit Insurance Corporation Improvement Act ("FDICIA"), each federal banking agency revised its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. Also pursuant to FDICIA, the OCC has promulgated regulations setting the levels at which an insured institution such as the bank would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Bank of Tanglewood is classified "well capitalized" for purposes of the OCC prompt corrective action regulations.

   Total shareholders' equity as of June 30, 2002 was $17.2 million, an increase of $1.5 million or 10% compared with shareholders' equity of $15.7 million at December 31, 2001. The increase was primarily due to net earnings for the period of $1.6 million.

   The following table provides a comparison of Bank of Tanglewood's leverage and risk-weighted capital ratios as of June 30, 2002 and December 31, 2001 to the minimum and well-capitalized regulatory standards:

                                    Minimum
                                  Required for   To be Well Capitalized
                                Capital Adequacy Under Prompt Corrective Actual Ratio at  Actual Ratio at
                                    Purposes        Action Provisions     June 30, 2002  December 31, 2001
                                ---------------- ----------------------- --------------- -----------------
Leverage ratio.................       4.00%(1)             5.00%               7.24%            6.40%
Tier 1 risk-based capital ratio       4.00                 6.00               12.47            11.22
Total risk-based capital ratio.       8.00                10.00               13.47            12.11

--------
(1) The OCC may require Bank of Tanglewood to maintain a leverage ratio above the required minimum.

                        BUSINESS OF BANK OF TANGLEWOOD

General

   Bank of Tanglewood is a national banking association which opened for business in December 1996. Bank of Tanglewood offers a diversified range of commercial banking services for business, industry, public and governmental organizations and individuals located principally in the Houston and Harris County, Texas areas.

   Bank of Tanglewood services include the usual deposit functions of commercial banks, safe deposit facilities, commercial and personal banking services, and the making of commercial and industrial, interim construction, consumer and real estate loans. When the borrowing needs of a customer exceed Bank of Tanglewood's lending limit, it participates with other banks in making the loan. Similarly, Bank of Tanglewood provides other services for its customers through Bank of Tanglewood's correspondent and other relationships with other financial institutions.

   Bank of Tanglewood's strategy is to concentrate on locally owned small to medium-sized businesses and individual banking needs of the market areas it serves. Bank of Tanglewood promotes the bank as "the community bank" of the Tanglewood, West University and Memorial areas of Houston, serving all aspects of the market. Bank of Tanglewood's market area is either in or contiguous to the Tanglewood, West University and Memorial residential areas, since many residents of the area either own or manage businesses in Houston. This provides the opportunity to offer banking services to businesses not in the immediate area but where its ownership or management resides. Additionally, the area's steady growth of residential developments provides us with access to those potential customers.

   Bank of Tanglewood also has a wholly-owned Texas corporation subsidiary known as Tanglewood Financial Services Incorporated to serve Bank of Tanglewood customers' and others' estate planning, insurance and investment needs. It offers various financial products such as stocks, bonds, mutual funds, annuities and various forms of insurance.

Employees

   As of June 30, 2002, Bank of Tanglewood had 51 full-time equivalent employees, 16 of whom were officers. Bank of Tanglewood provides medical insurance and other benefits to our full-time employees. Bank of Tanglewood employees are not represented by any collective bargaining group. Bank of Tanglewood considers our relations with our employees to be satisfactory.

Property

   Bank of Tanglewood main office facilities are located at 500 Chimney Rock Road at Woodway in Houston, Texas. Bank of Tanglewood leases a two-story office building of approximately 9,000 square feet which was constructed for the bank at that location. Additionally, Bank of Tanglewood has a five-lane drive-in facility attached to the building.

   The West University office facility is located at 5500 Kirby Drive, Houston, Texas. The building is owned by Bank of Tanglewood and has approximately 5,200 square feet and an attached five-lane motor bank facility. It is situated on two adjoining parcels of land, one that is owned by Bank of Tanglewood and one that is leased under a long-term land lease.

   Bank of Tanglewood's Memorial facility is in the Town and Country Village shopping center. Bank of Tanglewood has a long term ground lease on the location and owns the newly constructed building and attached motor bank.

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

Legal Proceedings

   Bank of Tanglewood from time to time is a party to or otherwise involved in legal proceedings arising in the normal course of business. Management does not believe that there is any pending or threatened proceeding against Bank of Tanglewood which, if determined adversely, would have a material effect on Bank of Tanglewood's business, financial condition or results of operation.

Competition

   The banking business is highly competitive and Bank of Tanglewood's profitability depends primarily on its ability to compete in its markets. Bank of Tanglewood competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other nonfinancial entities, including retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing than Bank of Tanglewood can.

   Many of Bank of Tanglewood's competitors have greater financial strength, marketing capability and name recognition than Bank of Tanglewood does, and operate on a statewide, regional or nationwide basis. These institutions are also likely to have legal loan limits substantially in excess of those that are maintained by Bank of Tanglewood. In addition, recent developments in technology and mass marketing have permitted larger companies to market loans and other products and services more aggressively to Bank of Tanglewood small business customers. Such advantages may enable Bank of Tanglewood competitors to realize greater economies of scale and operating efficiencies than Bank of Tanglewood can. Such institutions can perform certain functions for their customers, including trust and international banking services, which Bank of Tanglewood does not offer directly. Although Bank of Tanglewood may offer these services through correspondent banks or others in the future, the inability to provide such services directly may be a competitive disadvantage. Further, some of Bank of Tanglewood's nonbank competitors are not subject to the same extensive regulations that govern Bank of Tanglewood.

Supervision and Regulation

   As a national bank, Bank of Tanglewood is principally supervised, examined and regulated by the Comptroller of the Currency. Because Bank of Tanglewood is a member of the Federal Reserve System and our deposits are insured by the FDIC, Bank of Tanglewood is also subject to regulation pursuant to the Federal Reserve Act and the Federal Deposit Insurance Act. The aspects of Bank of Tanglewood business which are regulated under federal law include security requirements, reserve requirements, investments, transactions with affiliates, amounts Bank of Tanglewood may lend to a single customer, business activities in which Bank of Tanglewood may engage and minimum capital requirements. Bank of Tanglewood is also subject to applicable provisions of Texas law insofar as Bank of Tanglewood does not conflict with and is not preempted by federal law, including laws relating to usury, various consumer and commercial loans and the operation of branch offices. Such supervision and regulation is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, and not for the protection of Bank of Tanglewood shareholders or creditors.

   The following discussion summarizes some of the laws to which Bank of Tanglewood is subject. References herein to applicable statutes and regulations are brief summaries thereof, do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations.

   Capital Adequacy Requirements. The Comptroller has adopted regulations establishing minimum requirements for the capital adequacy of national banks. The Comptroller's regulations require national banks to have and maintain a "Tier 1 risk-based capital" ratio of at least 4.0% and a "Total risk-based capital" ratio of at least 8.0% of total risk-adjusted assets. Total risk-based capital represents the sum of Tier 1 capital and Tier 2

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

capital, as those terms are defined in the regulations. At June 30, 2002 Bank of Tanglewood's Tier 1 risk-based capital ratio was 12.47% and its total risk-based capital ratio was 13.47%.

   The Comptroller also requires national banks to meet a minimum "leverage ratio" of Tier 1 capital to total assets of not less than 3.0% for a bank that is not anticipating or experiencing significant growth and is highly rated (i.e., has a composite rating of 1 on a scale of 1 to 5). Banks that the Comptroller determines are anticipating or experiencing significant growth or that are not highly rated must meet a minimum leverage ratio of 4.0%. At June 30, 2002 Bank of Tanglewood's leverage ratio was 7.24%.

   The Comptroller may establish minimum capital ratios above those set forth in the preceding paragraphs if deemed appropriate by the Comptroller, in its discretion, in light of the circumstances of a particular bank.

   Corrective Measures for Capital Deficiencies. The prompt corrective action regulations, which were promulgated to implement certain provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), also effectively impose capital requirements on national banks, by subjecting banks with less capital to increasingly stringent supervisory actions. For purposes of the prompt corrective action regulations, a bank is "undercapitalized" if it has a total risk-based capital ratio of less than 8%; a Tier 1 risk-based capital ratio of less than 4%; or a leverage ratio of less than 4% (or less than 3% if the bank has received a composite rating of 1 in its most recent examination report and is not experiencing significant growth). A bank is "adequately capitalized" if it has a total risk-based capital ratio of 8% or higher; a Tier 1 risk-based capital ratio of 4% or higher; a leverage ratio of 4% or higher (3% or higher if the bank was rated a composite 1 in its most recent examination report and is not experiencing significant growth); and does not meet the criteria for a "well capitalized" bank. A bank is "well capitalized" if it has a total risk-based capital ratio of 10% or higher; a Tier 1 risk-based capital ratio of 6% or higher; a leverage ratio of 5% or higher; and is not subject to any written requirement to meet and maintain any higher capital level(s). At June 30, 2002, Bank of Tanglewood's capital ratios were within the regulatory guidelines for a "well capitalized" bank, however, there is no assurance that Bank of Tanglewood can maintain its capital ratios at any particular level.

   Under the provisions of FDICIA and the prompt corrective action regulations, for example, an "undercapitalized" bank is subject to a limit on the interest it may pay on deposits. Also, an undercapitalized bank cannot make any capital distribution, including paying a dividend (with some exceptions), or pay any management fee (other than compensation to an individual in his or her capacity as an officer or employee of the bank). Such a bank also must submit a capital restoration plan to the Comptroller for approval, restrict total asset growth and obtain regulatory approval prior to making any acquisition, opening any new branch office or engaging in any new line of business. An undercapitalized bank may also be subject to other, discretionary, regulatory actions. Additional mandatory and discretionary regulatory actions apply to "significantly undercapitalized" and "critically undercapitalized" banks. Failure of a bank to maintain the required capital could result in such bank being declared insolvent and closed.

   Deposit Insurance Assessments. Bank of Tanglewood's deposits are insured by the FDIC through the Bank Insurance Fund ("BIF") to the extent provided by law and we must pay assessments to the FDIC for such deposit insurance protection. The FDIC has implemented a risk-based assessment system under which FDIC-insured depository institutions pay annual premiums at rates based on their risk classification. A bank's risk classification is based on its capital levels and the level of supervisory concern the bank poses to the regulators. Institutions assigned to higher risk classifications (that is, institutions that pose a greater risk of loss to their respective deposit insurance funds) pay assessments of higher rates than institutions that pose a lower risk. A decrease in the bank's capital ratios or the occurrence of events that have an adverse effect on the bank's asset quality, management, earnings or liquidity could result in a substantial increase in deposit insurance premiums paid by the bank, which would adversely effect the bank's earnings. In addition, the FDIC can impose special assessments in certain instances. The current range of BIF assessments is between 0% and 0.27% of deposits.

   Since the BIF is currently fully funded, most banks insured by the BIF, including Bank of Tanglewood, are currently not paying premiums to the FDIC. However, the Economic Growth and Regulatory Paperwork

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

Reduction Act of 1996 requires, among other things, that banks insured under the BIF pay a portion of the interest due on bonds that were issued to help shore up the ailing Federal Savings and Loan Insurance Corporation in 1987. With respect to the assessment of the bond obligations, the BIF rate was 0.0176% of deposits for the second quarter of 2002 and is adjusted quarterly to reflect changes in the assessment bases of the respective funds based on quarterly Call Report submissions.

   Change in Control. The Change in Bank Control Act and regulations promulgated by the Comptroller require that, depending on the particular circumstances, notice must be furnished to the Comptroller and not disapproved prior to any person or group of persons acquiring "control" of a national bank, subject to exemptions for certain transactions. Control is conclusively presumed to exist if a person acquires the power to vote, directly or indirectly, 25% or more of any class of voting securities of the bank. In addition, the term includes the power to direct the management and policies of the bank. Control is rebuttably presumed to exist if a person acquires 10% or more but less than 25% of any class of voting securities and either the bank has registered securities under Section 12 of the Securities Exchange Act of 1934, as amended, or no other person will own a greater percentage of that class of voting securities immediately after the transactions. The regulations provide a procedure for challenge of the rebuttable control presumption.

   Bank Holding Company Regulation. Under the Bank Holding Company Act of 1956, as amended, and regulations promulgated thereunder by the Federal Reserve, no company may acquire control of a bank without prior approval of the Federal Reserve. The ownership, control or power to vote 25% or more of any class of voting securities is presumed to be a controlling interest under the Bank Holding Company Act and, depending on the circumstances, control may exist below this level. Any company acquiring such control would become a bank holding company under such act and would be subject to restrictions on its operations as well as registration, examination and regulation by the Federal Reserve.

   Examinations. The Comptroller periodically examines and evaluates national banks. These examinations review areas such as capital adequacy, reserves, loan portfolio quality and management, consumer and other compliance issues, investments and management practices. In addition to these regular exams, we are required to furnish quarterly and annual reports to the Comptroller. The Comptroller may exercise cease and desist or other supervisory powers over a national bank if its actions represent unsafe or unsound practices or violations of law. Further, any proposed addition of any individual to the Board of Directors of the bank or the employment of any individual as a senior executive officer of the bank, or the change in responsibility of such an officer, will be subject to 90 days prior written notice to the Comptroller if the bank is not in compliance with the applicable minimum capital requirements, is otherwise a troubled institution or the Comptroller determines that such prior notice is appropriate for the bank. The Comptroller then has the opportunity to disapprove any such appointment. Although we are subject to extensive regulation, supervision and examination, such activities do not eliminate and may not lessen the investment risk associated with purchase of the common stock and may increase the bank's cost of doing business.

   Financial Modernization. The Gramm-Leach-Bliley Act, which eliminated the barriers to affiliations among banks, securities firms, insurance companies and other financial service providers, became effective March 11, 2000 and permits banks meeting certain criteria to engage in activities that are financial in nature. The Gramm-Leach-Bliley Act defines "financial in nature" to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Federal Reserve has determined to be closely related to banking.

   As a national bank, Bank of Tanglewood may establish a financial subsidiary and engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting as principal, insurance company portfolio investment, real estate development, real estate investment, annuity issuance and merchant banking activities. To do so, a bank must be well capitalized, well managed and have a CRA rating of satisfactory or better. National banks with financial subsidiaries must remain well capitalized and well managed

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

in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions. These actions or restrictions could include divestiture of the financial in nature subsidiary or subsidiaries.

   Consumer Laws and Regulations. In addition to the laws and regulations discussed herein, Bank of Tanglewood is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act and the Fair Housing Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. Bank of Tanglewood must comply with the applicable provisions of these consumer protection laws and regulations as part of its ongoing customer relations.

   Instability of Regulatory Structure. Various legislation, such as the Gramm-Leach-Bliley Act which expanded the powers of banking institutions and bank holding companies, and proposals to overhaul the bank regulatory system and limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. As noted above, Bank of Tanglewood also may be subject to changes in applicable state statutes. Such legislation may change banking statutes and the environment in which Bank of Tanglewood operates in substantial and unpredictable ways. Bank of Tanglewood cannot determine the ultimate effect that the Gramm-Leach-Bliley Act will have, or the effect that any other potential legislation, if enacted, or implementing regulations with respect thereto, would have, upon our financial condition or results of operations.

   Expanding Enforcement Authority. One of the major additional burdens imposed on the banking industry by FDICIA is the increased ability of banking regulators to monitor the activities of banks and their holding companies. In addition, the Comptroller, Federal Reserve and FDIC have extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. For example, the FDIC may terminate the deposit insurance of any institution which it determines has engaged in an unsafe or unsound practice. The agencies can also assess civil money penalties, issue cease and desist or removal orders, seek injunctions and publicly disclose such actions. FDICIA and other laws have expanded the agencies' authority in recent years, and the agencies have not yet fully tested the limits of their powers.

   Monetary Policy. The monetary policies of regulatory authorities, including the Federal Reserve, have a significant effect on the operating results of banks and bank holding companies. The Federal Reserve supervises and regulates the national supply of bank credit. Among the means available to the Federal Reserve to regulate the supply of bank credit are open market purchases and sales of U.S. government securities, changes in the discount rate on borrowings from the Federal Reserve System and changes in reserve requirements with respect to deposits. These activities are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits on a national basis, and their use may effect interest rates charged on loans or paid for deposits.

   Federal Reserve monetary policies and the fiscal policies of the federal government have materially effected the operating results of commercial banks in the past and are expected to continue to do so in the future. Bank of Tanglewood cannot predict the nature of future monetary and fiscal policies and the effect of such policies on its future business and earnings.

   Privacy Regulation. As a financial institution and in other respects, Bank of Tanglewood is subject to numerous privacy-related laws and their implementing regulations. Those laws and the regulations promulgated under their authority can limit, under certain circumstances, the extent to which Bank of Tanglewood can disclose non-public personal information that is specific to a particular person, to affiliated companies and nonaffiliated third parties. Moreover, Bank of Tanglewood is required to establish and maintain a comprehensive Information Security Program in accordance with the Interagency Guidelines Establishing Standards for Safeguarding Customer Information. The program must be designed to: (1) insure the security and confidentiality of customer information; (2) protect against any anticipated threats or hazards to the security or integrity of such information; and (3) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer.

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

   The USA PATRIOT Act of 2001. The USA PATRIOT Act requires financial institutions to prohibit correspondent accounts with foreign shell banks, establish an anti-money laundering program that includes employee training and an independent audit, follow minimum standards for identifying customers and maintaining records of the identification information and make regular comparisons of customers against agency lists of suspected terrorists, their organizations and money launderers.

 BENEFICIAL OWNERSHIP OF BANK OF TANGLEWOOD STOCK BY MANAGEMENT AND PRINCIPAL
                      SHAREHOLDERS OF BANK OF TANGLEWOOD

   The following table sets forth certain information as of       , 2002
regarding the beneficial ownership of Bank of Tanglewood common stock by (1) each person who is known by Bank of Tanglewood to own beneficially more than 5% of the Bank of Tanglewood common stock, (2) each director and executive officer of Bank of Tanglewood and (3) all directors and executive officers as a group. Also included is the number of shares and percentage of BOK Financial common stock to be owned by such persons and by directors and executive officers as a group upon the exchange of Bank of Tanglewood common stock for BOK Financial common stock pursuant to the merger. Unless otherwise indicated, based on information furnished by such shareholders, management of Bank of Tanglewood believes that each person has sole voting and dispositive power with respect to all shares of which he is the beneficial owner and the address of such shareholder is the same as Bank of Tanglewood's address.

                                       Amount/(Percent)     Pro Forma Amount/(Percent)
                                         and Nature of            and Nature of
                                    Beneficial Ownership of  Beneficial Ownership of
                                      Bank of Tanglewood          BOK Financial
Name of Beneficial Owner                Common Stock(1)          Common Stock(2)
------------------------            ----------------------- --------------------------
Directors and Executive Officers

John M. Greer......................          24,444
                                              (2.50%)

Robert G. Greer....................          33,510(3)
                                              (3.35%)

Richard W. Jochetz.................          43,255(4)
                                              (4.27%)

Kendall Alan Miller................           5,850
                                                  *

Steven M. Morris...................          38,000
                                              (3.89%)

Grier P. Patton....................          11,585
                                              (1.19%)

Jeff N. Springmeyer................          28,423
                                              (2.91%)

James L. Tidwell, Jr...............          44,119(5)
                                              (4.41%)

William Key Wilde..................          11,425
                                              (1.17%)

Directors and executive officers of
  Bank of Tanglewood as a group (9          240,611(6)
  persons).........................          (22.75%)

--------
*  Indicates ownership which does not exceed 1.0%.
(1) The percentage beneficially owned was calculated based on 977,470 shares of
    Bank of Tanglewood common stock issued and outstanding as of       , 2002
    and assumes the exercise by the shareholder or group named in each row of all options for the purchase of common stock held by such shareholder or group and exercisable within 60 days.

(2) The percentage beneficially owned was calculated based on        shares of
    BOK Financial common stock issued and outstanding and assumes the issuance
    of (1)        shares of BOK Financial common stock in exchange for each
    share of Bank of Tanglewood common stock and (2)        shares of BOK
    Financial common stock in exchange for each option to acquire shares of Bank of Tanglewood common stock in connection with the merger. The shares of BOK Financial common stock to be issued in connection with the exercise of converted stock options shall occur within 120 days following completion of the merger.
(3) Includes 21,840 shares that may be acquired pursuant to the exercise of fully vested stock options and includes shares owned by spouse.
(4) Includes 36,400 shares that may be acquired pursuant to the exercise of fully vested stock options.
(5) Includes 21,840 shares that may be acquired pursuant to the exercise of fully vested stock options.
(6) For each director and executive officer, the amount of beneficial ownership includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity, held by certain members of the group members' families, or held by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares the group member may be deemed to have sole or shared voting and/or investment powers.

                           BUSINESS OF BOK FINANCIAL

   BOK Financial was incorporated under the laws of the State of Oklahoma in 1990 and is a bank holding company under the Bank Holding Company Act of 1956. BOK Financial owns, directly or indirectly, all of the outstanding capital stock of Bank of Oklahoma, N.A,, Bank of Texas, N.A., Bank of Albuquerque, N.A., Bank of Arkansas, N.A., and BOSC, Inc. BOK Financial is traded on NASDAQ under the symbol "BOKF." BOK Financial and its subsidiaries have approximately 3,400 full-time equivalent employees at 72 locations in Oklahoma, 21 locations in Texas, 18 locations in Albuquerque and 3 locations in Arkansas. At June 30, 2002, BOK Financial had total assets of $11.2 billion, total deposits of $7.2 billion and total shareholders' equity of $924.4 million.

   BOK Financial provides a broad array of financial products and services to major corporations, middle-market companies, small businesses, retail customers and other entities, including:

  .   corporate, small business and consumer lending;

  .   deposit taking;

  .   corporate treasury services and cash management;

  .   mortgage lending and servicing;

  .   trust and asset management services;

  .   automated teller machine network services;

  .   capital markets services; and

  .   electronic funds transfer.

   BOK Financial operates five principal lines of business. As a percentage of its total revenue for the first six months of 2002, corporate banking represented 22%, consumer banking represented 13%, mortgage banking represented 20%, trust services represented 8%, regional banking represented 24%. Other lines of business include the TransFund ATM network, and BOSC, Inc., a securities broker/dealer.

   For more information regarding the business of BOK Financial, you should read BOK Financial's 2001 Annual Report on Form 10-K and quarterly reports on Forms 10-Q, which are incorporated by reference into this document. See, "Where You Can Find More Information" on page 88.

                  DESCRIPTION OF BOK FINANCIAL CAPITAL STOCK

   The following descriptions of BOK Financial capital stock are not complete. You should also read the BOK Financial amended and restated certificate of incorporation, our bylaws and the General Corporation Act of the State of Oklahoma. We have filed copies of our Certificate of Incorporation and Bylaws with the SEC. These documents are incorporated by reference into the registration statement of which this prospectus is a part.

   BOK Financial has 3,500,000,000 shares of capital stock authorized, of which 2,500,000,000 shares are common stock, $0.00006 par value, and 1,000,000,000
shares are preferred stock, $0.00005 par value. As of September       , 2002,
BOK Financial had       shares of common stock issued and outstanding and
250,000,000 shares of preferred stock issued and outstanding as a single series of Series A Preferred Stock.

Common Stock

   Each holder of shares of BOK Financial common stock is entitled to one vote for each share held on all matters to be voted upon by our shareholders. The holders of outstanding shares of our common stock are entitled to receive ratably such dividends out of assets legally available therefore as our board of directors may determine. Upon our liquidation or dissolution, the holders of our common stock will be entitled to share ratably in our assets that are legally available for distribution to shareholders after payment of liabilities. Holders of outstanding Series A Preferred Stock are entitled to dividend and/or liquidation preferences. Holders of other series of preferred stock may likewise be entitled to dividend and liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay them to the holders of our common stock. Holders of our common stock have no conversion, sinking fund, redemption, preemptive or subscription rights. In addition, holders of our common stock do not have cumulative voting rights. We cannot further call or assess shares of our common stock.

Series A Preferred Stock

   The Series A Preferred Stock has no voting rights under the Certificate of Incorporation and under Oklahoma corporate law would only have the right to vote in the event of a proposed amendment to the Certificate of Incorporation altering or changing the special rights and preferences of the Series A Preferred Stock, changing the par value or increasing or decreasing the number of authorized shares.

   The holders of outstanding shares of our Series A Preferred Stock are entitled to receive cumulative cash dividends at the annual rate of ten percent of the $0.06 liquidation preference value per share, when and as declared by our board of directors. Any shares of Series A Preferred Stock may be redeemed by us at any time, provided that all regulatory requirements are met and all accrued dividends are paid. Holders of our Series A Preferred Stock may convert their shares to our common stock at any time at a ratio of 2.61 shares of common stock for each 100 shares of Series A Preferred Stock. This ratio has been adjusted to account for the two for one stock split which was issued February 22, 1999 and also gives effect to the 1 for 100 reverse stock split of common stock effected December 17, 1991 and the November 18, 1993, November 17, 1994, November 27, 1995, November 27, 1996, November 19, 1997, November 25, 1998, October 18, 1999, May 18, 2001 and May 29, 2002 BOKF 3% common stock dividends payable by the issuance of our common stock. Holders of our preferred stock have no sinking fund or preemptive rights.

Preferred Stock

   Our board of directors has the authority to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of our preferred stock and to fix the number of shares, dividend rights, conversion or exchange rights, voting rights, redemption rights, liquidation preferences and sinking funds of any series of our preferred stock. The authorized shares of our preferred stock will be available for issuance without further action by our shareholders, unless shareholder action is required by applicable law or by the rules of a stock exchange on which any series of our stock may be listed. The holders of our preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of those holders as provided by the General Business Corporation Act of the State of Oklahoma.

   This authority of our board of directors gives it the power to approve the issuance of a series of preferred stock that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares might impede a business combination if the terms of those shares include voting rights that would enable a holder to block business combinations. Conversely, the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to satisfy an applicable percentage vote requirement.

   If applicable, the terms on which our preferred stock may be convertible into or exchangeable for our common stock or our other securities will be described in the applicable Certificate of Determination. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at our option, and may include provisions that adjust the number of shares of our common stock or other securities of ours that the holders of our preferred stock may receive.

Transfer Agent and Registrar

   SunTrust Bank acts as transfer agent and registrar for BOK Financial common stock and Series A Preferred Stock.

                             LEGAL AND TAX MATTERS

   The validity of the shares of BOK Financial common stock to be issued in the merger will be passed upon for BOK Financial by Frederic Dorwart, Lawyers, counsel to BOK Financial.

   Bracewell & Patterson, L.L.P has acted as counsel to Bank of Tanglewood with respect to the merger and certain tax matters.

                                    EXPERTS

   The consolidated financial statements of BOK Financial as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 incorporated in this proxy statement-prospectus by reference to the 2001 Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of Ernst and Young, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Bank of Tanglewood as of December 31, 2001 and 2000, and for each of the two years in the period ended December 31, 2001 have been included herein and in the registration statement in reliance upon the report of Cornelius, Stegent & Price, L.L.P., independent certified accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   Representatives of Cornelius, Stegent & Price, L.L.P., current independent certified accountants of Bank of Tanglewood, expect to be present at the Bank of Tanglewood special meeting and will be available to respond to appropriate questions from Bank of Tanglewood shareholders in attendance. Although Cornelius, Stegent & Price, L.L.P. has stated that it does not intend to make any statements at the Bank of Tanglewood special meeting, it will have the opportunity to do so.

                                 OTHER MATTERS

   As of the date of this proxy statement-prospectus, the board of directors of Bank of Tanglewood knows of no matters that will be presented for consideration at the special meeting of its shareholders other than as described in this proxy statement-prospectus. However, if any other matters are properly brought before the Bank of Tanglewood special meeting or any adjournment or postponement of the special meeting and are voted upon, it is intended that holders of the proxies will act in accordance with their best judgment unless otherwise indicated in the appropriate box on the proxy.

                      WHERE YOU CAN FIND MORE INFORMATION

   BOK Financial has filed with the SEC a registration statement on Form S-4 under the Securities Act that registers the issuance of the shares of BOK Financial common stock in the merger to Bank of Tanglewood shareholders. The registration statement, including the attached exhibits and schedules, contains additional relevant information about BOK Financial and Bank of Tanglewood. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document. You may inspect and copy the registration statement at the addresses below or you may review it on the SEC's website as set forth below.

   BOK Financial files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may inspect and copy this information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

   You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like BOK Financial, who file electronically with the SEC. The address of that website is www.sec.gov. BOK Financial's common stock is listed on the NASDAQ National Market System under the symbol "BOKF".

   The SEC allows BOK Financial to incorporate by reference certain information into this document. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC and not included in, or delivered with, this document. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

   This document incorporates by reference the documents listed below that BOK Financial has previously filed with the SEC. They contain important information about BOK Financial and its financial condition.

BOK FINANCIAL COMMISSION FILINGS (File No. 000-19341)     DESCRIPTION OR PERIOD
-----------------------------------------------------     ---------------------

Annual Report on Form 10-K filed
  March 27, 2002......................................... Year Ended December 31, 2001

Proxy Statement on Schedule 14A (other than the
  compensation committee report and the stock performance For BOK Financial's 2002 annual meeting of
  chart) filed March 28, 2002............................   shareholders held on April 30, 2002

Quarterly Report on Form 10-Q filed
  May 14, 2002........................................... For Three Months Ended March 31, 2002

Quarterly Report on Form 10-Q filed                       For Three Months and Six Months Periods Ended
  August 14, 2002........................................   June 30, 2002

   BOK Financial also incorporates by reference any future filings it makes with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and before the special meeting. Any statement contained in this proxy statement-prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement-prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superceded such statement.

   You can obtain any of the documents incorporated by reference in this document through BOK Financial or from the SEC through the SEC's website at the address described above. Documents incorporated by reference are available from BOK Financial without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference as an exhibit in this document by requesting them in writing or by telephone from BOK Financial at the following address:

                           BOK Financial Corporation
                            Bank of Oklahoma Tower
                        Boston Avenue at Second Street
                             Tulsa, Oklahoma 74172
                                (918) 588-6000

   If you would like to request documents, please do so by       , 2002 to
receive them before the Bank of Tanglewood special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

   We have not authorized anyone to give you any information or to make any representation about the merger or our companies that differs from or adds to the information contained in this document or in the documents our companies have publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

   If you live in a jurisdiction in which it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this document does not extend to you. The information contained in this document speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                    Page
                                                                                                    ----
Bank of Tanglewood (historical):

Unaudited Consolidated Balance Sheets at June 30, 2002 and 2001....................................  F-1

Unaudited Consolidated Statements of Operations for the six months ended June 30, 2002 and 2001....  F-2

Unaudited Consolidated Statements of Changes in Stockholders' Equity six months ended June 30, 2002 and 2001.........................................................................................  F-3

Unaudited Consolidated Statements of Cash Flows for the six months ended June 30, 2002 and 2001....  F-4

Notes to Unaudited Consolidated Financial Statements for the six months ended June 30, 2002 and
  2001.............................................................................................  F-5

Independent Auditor's Report....................................................................... F-15

Audited Consolidated Balance Sheets at December 31, 2001 and 2000.................................. F-16

Audited Consolidated Statements of Operations for the years ended December 31, 2001 and 2000....... F-17

Audited Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31,
  2001 and 2000.................................................................................... F-18

Audited Consolidated Statements of Cash Flows for the years ended December 31, 2001 and 2000....... F-19

Notes to Consolidated Financial Statements for the years ended December 31, 2001 and 2000.......... F-21

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                            June 30, 2002 and 2001

                                                                            2002         2001
                                                                        ------------ ------------
                                ASSETS
ASSETS
   Cash and cash equivalents
       Cash and due from banks -- demand (Note 2)...................... $ 10,341,369 $  5,747,153
       Interest bearing deposits in banks..............................    3,913,655    1,602,337
                                                                        ------------ ------------
                                                                          14,255,024    7,349,490
   Investment securities (Note 3)......................................   80,308,721   87,495,112
   Loans, net (Notes 4 and 5)..........................................  132,647,172   98,229,516
   Bank premises and equipment, net (Note 6)...........................    4,451,161    3,426,880
   Accrued interest receivable.........................................    1,055,184    1,038,270
   Other assets........................................................    1,538,260    2,028,049
                                                                        ------------ ------------
       Total assets.................................................... $234,255,522 $199,567,317
                                                                        ============ ============
                 LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
   Noninterest bearing demand deposits................................. $ 44,302,985 $ 31,284,936
   Interest bearing demand and time deposits...........................  160,437,224  149,171,388
                                                                        ------------ ------------
       Total deposits (Note 7).........................................  204,740,209  180,456,324
   Accrued interest payable............................................      209,850      279,336
   Federal funds purchased and securities sold under agreements to
     repurchase........................................................   11,677,878    3,648,521
   Other borrowed funds................................................           --           --
   Other liabilities...................................................      446,197      391,272
                                                                        ------------ ------------
       Total liabilities...............................................  217,074,134  184,775,453
                                                                        ------------ ------------
COMMITMENTS AND CONTINGENCIES (Notes 8 and 9)
STOCKHOLDERS' EQUITY (Notes 10 and 12)
   Common stock, $5 par value; authorized 1,500,000 shares; issued and
     outstanding 2002 -- 977,310 shares; 2001 -- 977,160 shares........    4,886,550    4,885,800
   Surplus.............................................................    6,829,150    6,828,400
   Retained earnings...................................................    5,334,748    2,583,516
   Accumulated other comprehensive income..............................      130,940      494,148
                                                                        ------------ ------------
       Total stockholders' equity......................................   17,181,388   14,791,864
                                                                        ------------ ------------
       Total liabilities and stockholders' equity...................... $234,255,522 $199,567,317
                                                                        ============ ============

 The Notes to Unaudited Consolidated Financial Statements are an integral part of these statements.

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                    Six Months Ended June 30, 2002 and 2001

                                                          2002       2001
                                                       ---------- ----------
   INTEREST INCOME:
      Interest and fees on loans...................... $4,144,019 $3,768,274
      Interest on overnight investments...............      1,670    141,867
      Interest and dividends on investment securities.  2,919,011  2,453,328
                                                       ---------- ----------
          Total interest income.......................  7,064,700  6,363,469
                                                       ---------- ----------
   INTEREST EXPENSE:
      Interest on deposits............................  1,650,081  2,764,831
      Interest--other.................................    199,483     96,923
                                                       ---------- ----------
          Total interest expense......................  1,849,564  2,861,754
                                                       ---------- ----------
   NET INTEREST INCOME................................  5,215,136  3,501,715
   PROVISION FOR LOAN LOSSES (Notes 4 and 5)..........    155,000     75,000
                                                       ---------- ----------
                                                        5,060,136  3,426,715
                                                       ---------- ----------
   OTHER OPERATING INCOME:
      Fees and service charges........................    483,073    544,435
                                                       ---------- ----------
          Total other operating income................    483,073    544,435
                                                       ---------- ----------
   OTHER OPERATING EXPENSE:
      Salaries and employee benefits..................  1,591,107  1,381,961
      Occupancy expenses..............................    470,500    387,487
      Other operating expenses........................  1,088,135    861,599
                                                       ---------- ----------
          Total other operating expense...............  3,149,742  2,631,047
                                                       ---------- ----------
   INCOME BEFORE INCOME TAXES.........................  2,393,467  1,340,103
   Provision for income taxes (Note 10)...............    762,256    435,876
                                                       ---------- ----------
   NET INCOME......................................... $1,631,211 $  904,227
                                                       ========== ==========
   Earnings Per Common Share:
      Basic Shares Outstanding........................ $     1.67 $     0.95
                                                       ========== ==========
      Fully Diluted................................... $     1.49 $     0.86
                                                       ========== ==========
   Average Common Stock Equivalent:
      Shares Outstanding..............................    977,273    949,264
      Vested Options Outstanding......................    114,825    100,200
                                                       ---------- ----------
          Total Common Stock Equivalents..............  1,092,098  1,049,464
                                                       ========== ==========

 The Notes to Unaudited Consolidated Financial Statements are an integral part of these statements.

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                  (UNAUDITED)
                    Six Months Ended June 30, 2002 and 2001

                                              Common Stock                           Accumulated
                                           ------------------                           Other
                                                                          Retained  Comprehensive
                                           Shares    Amount    Surplus    Earnings     Income        Total
                                           ------- ---------- ---------- ---------- ------------- -----------
BALANCE AT JANUARY 1, 2001................ 901,200 $4,506,000 $5,719,000 $1,679,289   $   8,238   $11,912,527
Issuance of stock.........................  75,960    379,800  1,109,400                            1,489,200
Comprehensive income......................
  Net income for the six months...........      --         --         --    904,227          --       904,227
  Other comprehensive income, net of
   tax:
    Change in unrealized gain on
     securities available-for-sale, net
     of deferred income tax expense
     of $165,209..........................      --         --         --         --     485,910       485,910
                                                                                                  -----------
     Total comprehensive income...........                                                          1,390,137
                                           ------- ---------- ---------- ----------   ---------   -----------
BALANCE AT JUNE 30, 2001.................. 977,160  4,885,800  6,828,400  2,583,516     494,148    14,791,864
Issuance of stock.........................      --         --         --                                   --
Comprehensive income......................
  Net income for the six months...........      --         --             1,120,021          --     1,120,021
  Other comprehensive income, net of
   tax:
    Change in unrealized gain (loss) on
     securities available-for-sale, net
     of deferred income tax benefit of
     $81,682..............................                                             (240,242)     (240,242)
                                                                                                  -----------
     Total comprehensive income...........                                                            879,779
                                           ------- ---------- ---------- ----------   ---------   -----------
BALANCE AT DECEMBER 31,
 2001..................................... 977,160  4,885,800  6,828,400  3,703,537     253,906    15,671,643
Issuance of stock.........................     150        750        750                                1,500
Comprehensive income......................
  Net income for the six months...........      --         --         --  1,631,211          --     1,631,211
  Other comprehensive income, net of
   tax:
    Change in unrealized gain (loss) on
     securities available-for-sale, net
     of deferred income tax benefit of
     $41,808..............................      --         --         --         --    (122,966)     (122,966)
                                                                                                  -----------
     Total comprehensive income...........                                                          1,508,245
                                           ------- ---------- ---------- ----------   ---------   -----------
BALANCE AT JUNE 30, 2002.................. 977,310 $4,886,550 $6,829,150 $5,334,748   $ 130,940   $17,181,388
                                           ======= ========== ========== ==========   =========   ===========

 The Notes to Unaudited Consolidated Financial Statements are an integral part of these statements.

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                    Six Months Ended June 30, 2002 and 2001

                                                                    2002          2001
                                                                ------------  ------------
Cash Flows From Operating Activities
   Interest received........................................... $  7,203,849  $  6,395,883
   Fees and commission received................................      483,073       544,435
   Interest paid...............................................   (1,883,642)   (2,882,183)
   Cash paid to suppliers and employees........................   (3,719,835)   (3,590,504)
   Income taxes paid...........................................     (829,277)     (631,720)
                                                                ------------  ------------
       Net cash provided by (used in) operating activities.....    1,254,168      (164,089)
                                                                ------------  ------------
Cash Flows From Investing Activities
   Investment securities, net..................................   34,891,336   (28,652,607)
   Increase in loans, net......................................  (15,027,449)  (17,040,390)
   Equipment purchases, net....................................     (702,934)     (330,065)
                                                                ------------  ------------
       Net cash provided by (used in) investing activities.....   19,160,953   (46,023,062)
                                                                ------------  ------------
Cash Flows From Financing Activities
   Issuance of capital stock...................................        1,500     1,489,200
   Increase in repurchase agreements, net......................     (213,350)     (151,565)
   Increase (decrease) in deposits, net........................  (17,216,748)   41,406,658
                                                                ------------  ------------
       Net cash provided by (used in) financing activities.....  (17,428,598)   42,744,293
                                                                ------------  ------------
Net increase (decrease) in cash and cash equivalents...........    2,986,523    (3,442,858)
Cash and cash equivalents, beginning of period.................   11,268,501    10,792,348
                                                                ------------  ------------
Cash and cash equivalents, end of period....................... $ 14,255,024  $  7,349,490
                                                                ============  ============

Disclosure of accounting policy:

   For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks (including cash items in process of clearing), and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. Cash flows from loans originated by the Bank and deposits are reported net.

 The Notes to Unaudited Consolidated Financial Statements are an integral part of these statements.

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY

             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  Summary of Significant Accounting and Reporting Policies

  Nature of Operations:

   The Company conducts a full-service commercial banking business from their principal office in the Tanglewood area of Houston, Texas and branches located in the West University area and in the Memorial area of Houston, Texas.

   In 2001, the Company raised $1,489,200 from a stock offering related to the branch opening.

   During 2000, the Company formed a financial subsidiary in order to serve the estate planning, insurance and investment needs of its customers. It offers various financial products such as stocks, bonds, mutual funds, annuities and various forms of insurance.

  Principles of Consolidation:

   The consolidated financial statements include the accounts of Bank of Tanglewood, N. A. ("the Bank") and its wholly-owned subsidiary, Tanglewood Financial Services Incorporated. These entities are collectively referred to as "the Company". All significant intercompany balances and transactions have been eliminated in consolidation.

  Use of Estimates:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

   The Bank's loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on local economic conditions.

   While management uses available information to recognize losses on loans, further reduction in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

  Investment Securities:

   Investment securities that are held for short-term resale are classified as trading securities and carried at fair value.

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY

   Debt securities are classified as held-to-maturity when the Bank has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. The amortization of premium and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity.

   Debt securities not classified as held-to-maturity or trading are classified as available-for-sale. Securities available for sale are carried at fair value with unrealized gains and losses reported in other comprehensive income. Realized gains (losses) on securities available for sale are included in other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on sales of securities are determined on the specific-identification method.

   Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

  Mortgage-Backed Securities:

   Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized or accreted using methods approximating the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Management intends and has the ability to hold such securities to maturity. Should any be sold, the cost of securities sold is determined using the specific identification method.

  Loans:

   Loans are stated at the amount of unpaid principal, less the allowance for loan losses and net deferred loan fees and unearned discounts.

   Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

   Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

  Allowance for Loan Losses:

   The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY
increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

  Premises and Equipment:

   Land is carried at cost. Other premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line and declining balance methods based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

  Other Real Estate:

   Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the lower of the Bank's carrying amount or fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair values less estimated cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. The portion of interest costs relating to development of real estate is capitalized. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less estimated cost to sell.

  Income Taxes:

   Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available-for-sale securities, allowance for loan losses, and accumulated depreciation for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company files consolidated income tax returns with its subsidiary.

  Mortgage Servicing Rights:

   Capitalized mortgage servicing assets consist of purchased and originated servicing rights. These rights are amortized in proportion to, and over the period of, the estimated future net servicing income stream of the underlying mortgage loans. Mortgage servicing rights are assessed for impairment based on the fair value of the right and any related derivative contracts. Impairment is evaluated by stratifying the mortgage servicing rights by interest rate bands. Fair value is determined considering market prices for similar assets or based on discounted cash flows using market-based prepayment estimates for similar coupons as well as incremental direct and indirect costs.

   The mortgage servicing operation was discontinued as of September 30, 2001, when it was sold to a third party.

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY

  Employee Benefits:

   Effective April 1, 1998, the Company adopted a contributory 401(k) profit sharing plan, covering substantially all employees. The Company's contributions are determined annually, at the Company's discretion. Total plan expense for the six months ended June 30, 2002 and 2001 was $32,150 and $23,550, respectively.

  Stock Option Plan:

   The Bank has a stock option plan under which 173,000 shares of common stock are reserved for issuance. Options have been granted to Bank officers and employees totaling 169,350 shares of common stock at exercise prices ranging from $10 to $35 per share. These options expire 10 years from the date of grant; options totaling 2,310 shares have been exercised to date.

  Deferred Compensation Plan:

   In November, 2001, the Board approved a deferred compensation plan for bank employees. The plan has an eight year vesting period with vesting occurring 20% annually beginning the fourth year following the date of award. Awards totaling 65,500 shares have been made at award values of $25 to $35 per share. Award shares are similar to stock option shares in nature, although they are not shares of common stock. Award values vary with changes in the market value of the common stock. No deferred compensation expense was recognized in the six months ended June 30, 2002 and 2001.

Note 2.  Restrictions on Cash and Due from Banks

   The Bank is required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. The required reserve at June 30, 2002 and 2001, was $3,251,000 and $995,000, respectively.

Note 3.  Investment Securities

   Securities classified as held-to-maturity were as follows:

                                                   June 30, 2002
                                   ---------------------------------------------
                                                 Gross      Gross     Estimated
                                    Amortized  Unrealized Unrealized   Market
                                      Cost       Gains      Losses      Value
                                   ----------- ---------- ---------- -----------
U.S. Government agency obligations $        -- $       --  $    --   $        --
Mortgage-backed securities........  62,933,011  1,006,024   17,540    63,921,495
Tax-exempt municipals.............   3,605,000         --              3,605,000
Other.............................   1,193,050      3,953       --     1,197,003
                                   ----------- ----------  -------   -----------
                                   $67,731,061 $1,009,977  $17,540   $68,723,498
                                   =========== ==========  =======   ===========

                                                   June 30, 2001
                                   ---------------------------------------------
                                                 Gross      Gross     Estimated
                                    Amortized  Unrealized Unrealized   Market
                                      Cost       Gains      Losses      Value
                                   ----------- ---------- ---------- -----------
U.S. Government agency obligations $ 2,499,774  $  1,863   $     --  $ 2,501,637
Mortgage-backed securities........  28,677,523   264,482    105,748   28,836,257
Tax-exempt municipals.............   4,620,000        --         --    4,620,000
Other.............................     801,250     2,500         --      803,750
                                   -----------  --------   --------  -----------
                                   $36,598,547  $268,845   $105,748  $36,761,644
                                   ===========  ========   ========  ===========

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY

   Securities classified as available-for-sale were as follows:

                                               June 30, 2002
                               ---------------------------------------------
                                             Gross      Gross     Estimated
                                Amortized  Unrealized Unrealized   Market
                                  Cost       Gains      Losses      Value
                               ----------- ---------- ---------- -----------
    Mortgage-backed securities $12,379,265  $204,766    $6,371   $12,577,660
                               -----------  --------    ------   -----------
                               $12,379,265  $204,766    $6,371   $12,577,660
                               ===========  ========    ======   ===========

                                               June 30, 2001
                               ---------------------------------------------
                                             Gross      Gross     Estimated
                                Amortized  Unrealized Unrealized   Market
                                  Cost       Gains      Losses      Value
                               ----------- ---------- ---------- -----------
    Mortgage-backed securities $50,147,856  $794,310   $45,601   $50,896,565
                               -----------  --------   -------   -----------
                               $50,147,856  $794,310   $45,601   $50,896,565
                               ===========  ========   =======   ===========

   The gains (losses) are reflected in stockholders' equity, net of applicable deferred income taxes. The deferred income tax assets (liabilities) are included in other assets and other liabilities.

   The amortized cost and estimated market value of debt securities at June 30, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                  Amortized   Estimated
                      Maturity      Cost     Market Value
                      --------   ----------- ------------
                      2002-2003. $ 1,745,972 $ 1,747,757
                      2004-2008.   2,850,974   2,876,749
                      Thereafter  75,513,381  76,676,653
                                 ----------- -----------
                      Total..... $80,110,327 $81,301,159
                                 =========== ===========

   There were $30,553,000 and $21,905,000 investment securities pledged as collateral on deposits of public funds and repurchase agreements at June 30, 2002 and 2001, respectively.

Note 4.  Loans

   The composition of net loans is as follows:

                                              2002          2001
                                          ------------  -----------
            Commerical................... $ 32,342,742  $18,713,505
            Real estate:
               Construction..............   20,888,115   18,281,644
               Other.....................   65,117,612   44,004,431
            Installment consumer.........   10,661,927   11,620,115
            Other........................    4,999,961    6,627,084
                                          ------------  -----------
                   Total loans...........  134,010,357   99,246,779
               Allowance for loan losses.   (1,363,185)  (1,017,263)
                                          ------------  -----------
                   Net loans............. $132,647,172  $98,229,516
                                          ============  ===========

   There were no nonaccruing loans at June 30, 2002 and 2001.

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY

Note 5.  Allowance for Loan Losses

   Changes in the allowance for loan losses are as follows:

                                                      2002       2001
                                                   ---------- ----------
        Balance, beginning........................ $1,214,716 $  942,816
           Provision charged to operating expense.    155,000     75,000
           Recoveries of amounts charged off......         --         --
                                                   ---------- ----------
                                                    1,369,716  1,017,816
        Amounts charged off.......................      6,531        553
                                                   ---------- ----------
        Balance, ending........................... $1,363,185 $1,017,263
                                                   ========== ==========

Note 6.  Premises and Equipment

   Major classifications of bank premises and equipment are summarized below:

                                               Cost Or   Accumulated   Net Book
                                                Basis    Depreciation   Value
                                              ---------- ------------ ----------
At June 30, 2002:
   Land...................................... $  688,113   $     --   $  688,113
   Bank premises and leasehold improvements..  2,612,566    142,245    2,470,321
   Furniture and equipment...................  1,811,545    518,818    1,292,727
                                              ----------   --------   ----------
       Total bank premises and equipment..... $5,112,224   $661,063   $4,451,161
                                              ==========   ========   ==========

                                               Cost Or   Accumulated   Net Book
                                                Basis    Depreciation   Value
                                              ---------- ------------ ----------
At June 30, 2001:
   Land...................................... $  688,113   $     --   $  688,113
   Bank premises and leasehold improvements..  1,860,312    163,414    1,696,898
   Furniture and equipment...................  1,430,164    388,295    1,041,869
                                              ----------   --------   ----------
       Total bank premises and equipment..... $3,978,589   $551,709   $3,426,880
                                              ==========   ========   ==========

Note 7.  Deposits

   The composition of deposits is as follows:

                                                                             2002         2001
                                                                          ------------ ------------
Noninterest bearing--demand.............................................. $ 44,302,985 $ 31,284,936
Interest bearing:
   Savings...............................................................    1,763,948    1,030,252
   Demand................................................................  108,816,647  103,974,346
   Certificates of deposit...............................................   49,856,629   44,166,790
                                                                          ------------ ------------
                                                                          $204,740,209 $180,456,324
                                                                          ============ ============
                                                                            (000's)      (000's)
                                                                          ------------ ------------
As of June 30, certificates mature in:   Less than one year.............. $     40,674 $     40,405
                            1 through 3 years............................        8,997        3,762
                            More than 3 years............................          186           --
                                                                          ------------ ------------
                                                                          $     49,857 $     44,167
                                                                          ============ ============

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY

   At June 30, 2002 and 2001, time certificates of deposit in denominations of $100,000 and more totaled $33,435,602 and $33,117,883, respectively.

   Interest expense on time certificates of deposit and other time deposits in denominations of $100,000 or more amounted to approximately $530,934 and $881,246 for the six month periods ended June 30, 2002 and 2001.

Note 8.  Financial Instruments with Off-Balance-Sheet Risk

   In the normal course of business, the Bank has outstanding commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for instruments that are included in the consolidated balance sheet.

   Financial instruments whose contract amounts represent credit risk were as follows:

                                              2002        2001
                                           ----------- -----------
              Commitments to extend credit $35,280,000 $33,300,000
              Standby letters of credit...   1,343,087   2,619,062
                                           ----------- -----------
                                           $36,623,087 $35,919,062
                                           =========== ===========

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

   Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

   The Bank has not been required to perform on any financial guarantees during the past two years. The Bank has not incurred any losses on its commitments in either 2002 or 2001.

Note 9.  Commitments and Contingent Liabilities

   The Company is obligated under various noncancelable lease agreements for premises and equipment. Net rent expense was $221,705 and $176,156 for the six months ended June 30, 2002 and 2001.

   The Company and the Bank are subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial statements of the Company.

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY

Note 10.  Regulatory Matters

   Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of June 30, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

   Banks are also subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval.

   As of June 30, 2002, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events that management believes have changed the Bank's category.

   The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                           To be Well
                                                                              For Capital              Capitalized Under
                                                                               Adequacy                Prompt Corrective
                                                    Actual                     Purposes                Action Provisions
                                         ---------------------------  --------------------------  ---------------------------
                                         Amount         Ratio         Amount         Ratio        Amount         Ratio
                                         ------- -------------------  ------- ------------------  ------- -------------------
                                         (000's)                      (000's)                     (000's)
As of June 30, 2002:
Total Capital (to Risk Weighted Assets). $17,181 (greater or =)12.57% $10,938 (greater or =)8.00% $13,673 (greater or =)10.00%
Tier 1 Capital (to Risk Weighted Assets) $17,051 (greater or =)12.47% $ 5,469 (greater or =)4.00% $ 8,203 (greater or =) 6.00%
Tier 1 Capital (to Average Assets)...... $17,051 (greater or =) 7.24% $ 9,427 (greater or =)4.00% $11,784 (greater or =) 5.00%
As of June 30, 2001:
Total Capital (to Risk Weighted Assets). $14,792 (greater or =)12.62% $ 9,376 (greater or =)8.00% $11,720 (greater or =)10.00%
Tier 1 Capital (to Risk Weighted Assets) $14,298 (greater or =)12.20% $ 4,688 (greater or =)4.00% $ 7,032 (greater or =) 6.00%
Tier 1 Capital (to Average Assets)...... $14,298 (greater or =) 7.67% $ 7,458 (greater or =)4.00% $ 9,322 (greater or =) 5.00%

Note 11.  Federal Income Tax Expense

   Federal income taxes were computed as follows:

                                                  2002      2001
                                                --------  --------
             Tax at statutory rate............. $813,779  $455,635
             Effect of tax-exempt interest, net  (59,544)  (25,720)
             Other.............................    8,021     5,961
                                                --------  --------
                                                $762,256  $435,876
                                                ========  ========

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY

   Deferred income taxes are reflected in the financial statements based on the following:

                                                                   2002       2001
                                                                ---------  ---------
Deferred tax liabilities--unrealized appreciation on securities $  67,454  $ 254,561
Deferred tax assets--unamortized startup costs and other.......    (1,871)     3,594
Deferred tax assets--loan losses...............................  (434,547)  (316,771)
                                                                ---------  ---------
                                                                 (368,964)   (58,616)
Valuation allowance............................................        --         --
                                                                ---------  ---------
                                                                $(368,964) $ (58,616)
                                                                =========  =========

   The valuation allowance did not change during the periods.

Note 12.  Related Party Transactions

   The Bank's officers, directors and their associates, including corporations and firms of which they are officers or in which they and/or their families have an ownership interest, are customers of the Bank. Loans to officers, directors, and their associates were approximately $3,979,000 and $4,221,000 at June 30, 2002 and 2001, respectively.

Note 13.  Fair Value of Financial Instruments

   Management uses its best judgment in estimating the fair value of the Bank's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Bank could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends, and have not been reevaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

   The following information should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only provided for a limited portion of the Bank's assets. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Bank's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair value of the Bank's financial instruments at June 30, 2002 and 2001.

   Financial Instruments Valued at Carrying Value. The carrying amounts of cash and due from banks, interest-bearing deposits with banks, federal funds sold and resale agreements and loans held for sale approximate their fair value. The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other borrowed funds maturing within 90 days approximate their fair values. The carrying amounts of accrued interest approximate their fair values.

   Available-for-Sale and Held-to-Maturity Securities. Fair values for securities, excluding restricted equity securities, are based on available quoted market prices. If quoted market prices are unavailable, fair values are based on quoted market prices of comparable instruments. For unquoted securities for which no comparable instruments exist, the reported fair value is estimated on the basis of cost, book or appraised value as deemed appropriate by management. Available-for-sale securities are carried at their aggregate fair value.

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY

   Loans. For variable-rate commercial loans that reprice frequently (within a relatively short time frame) and have no significant change in credit risk, fair values are based on carrying values. Residential first mortgages are based on quoted market prices of similar loans. Fair values for certain junior mortgage loans, consumer installment loans, credit-card loans, and other consumer loans are estimated using discounted cash flow models. The discount rates are based on current market interest rates for similar types of loans. Fair values for commercial real estate and commercial loans that do not reprice or do not mature within relatively short time frames are estimated using discounted cash flow analyses. The discount rates used are those currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

   Deposits. The fair values for demand deposits and deposits with no defined maturity are determined to be the amount payable on demand at the reporting date. The fair values for fixed-maturity deposits are estimated using discounted cash flow models based on rates currently offered for the relevant product types with similar remaining maturities.

   The carrying amount, the amount at which financial instruments are reported in the balance sheet, and the estimated fair values of the Bank's financial instruments are as follows:

                                                                             June 30,
                                                                -----------------------------------
                                                                      2002              2001
                                                                ----------------- -----------------
                                                                Carrying  Fair    Carrying  Fair
                                                                 Amount   Value    Amount   Value
                                                                (000's)  (000's)  (000's)  (000's)
                                                                -------- -------- -------- --------
Financial Assets
   Cash and due from banks..................................... $ 14,255 $ 14,255 $  7,349 $  7,349
   Securities available for sale...............................   12,578   12,578   50,896   50,896
   Securities held to maturity.................................   67,731   68,723   36,599   36,762
   Loans, net of allowance.....................................  132,647  132,647   98,230   98,230
                                                                -------- -------- -------- --------
       Total financial assets..................................  227,211 $228,203  193,074 $193,237
                                                                         ========          ========
Nonfinancial Assets............................................    7,044             6,493
                                                                --------          --------
       Total assets............................................ $234,255          $199,567
                                                                ========          ========
Financial Liabilities
Deposits:
   Noninterest bearing deposits................................ $ 44,303 $ 44,303 $ 31,285 $ 31,285
   Interest bearing demand and time deposits...................  160,437  160,437  149,171  149,171
                                                                -------- -------- -------- --------
Total deposits.................................................  204,740  204,740  180,456  180,456
Federal funds purchased and securities sold under agreements to
  repurchase...................................................   11,678   11,678    3,649    3,649
Other borrowed funds...........................................       --       --       --       --
                                                                -------- -------- -------- --------
       Total financial liabilities.............................  216,418 $216,418  184,105 $184,105
                                                                         ========          ========
Nonfinancial Liabilities.......................................      656               670
Stockholders' Equity...........................................   17,181            14,792
                                                                --------          --------
       Total liabilities and stockholders' equity.............. $234,255          $199,567
                                                                ========          ========
Off-Balance Sheet Financial Instruments:
Loan commitments............................................... $ 35,280          $ 33,300
Letters of credit.............................................. $  1,343          $  2,619

                                                CORNELIUS, STEGENT & PRICE, LLP
--------------------------------------------------------------------------------
24 E. Greenway Plaza, Suite 515      CERTIFIED PUBLIC ACCOUNTANTS
Houston, Texas 77046
Tel (713) 840-9300
Fax (713) 840-0012

Board of Directors
Bank of Tanglewood, N.A.
Houston, Texas

                         Independent Auditors' Report

   We have audited the accompanying consolidated balance sheets of Bank of Tanglewood, N.A. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bank of Tanglewood, N.A. and subsidiary as of December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

Cornelius, Stegent & Price, LLP

Houston, Texas
February 13, 2002

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                          December 31, 2001 and 2000

                                                                         2001        2000
                               ASSETS                                ------------ -----------
ASSETS
 Cash and cash equivalents
   Cash and due from banks--demand (Note 2)......................... $ 11,124,211   5,611,857
   Interest bearing deposits in banks...............................      144,290   5,180,491
                                                                     ------------ -----------
                                                                       11,268,501  10,792,348
 Investment securities (Note 3).....................................  115,323,023  58,356,595
 Loans, net (Notes 4 and 5).........................................  117,774,723  81,264,126
 Premises and equipment, net (Note 6)...............................    3,881,552   3,201,972
 Accrued interest receivable........................................    1,194,333   1,070,684
 Other assets.......................................................      761,470     785,960
                                                                     ------------ -----------
       Total assets................................................. $250,203,602 155,471,685
                                                                     ============ ===========
                LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
 Noninterest bearing demand deposits................................ $ 47,646,707  34,219,045
 Interest bearing demand and time deposits..........................  174,310,250 104,830,621
                                                                     ------------ -----------
       Total deposits (Note 7)......................................  221,956,957 139,049,666
 Federal funds borrowed and security repurchase agreements..........   11,891,228   3,800,086
 Accrued interest payable...........................................      243,928     299,765
 Other liabilities..................................................      439,846     409,641
                                                                     ------------ -----------
       Total liabilities............................................  234,531,959 143,559,158
                                                                     ------------ -----------
STOCKHOLDERS' EQUITY (Notes 10 and 12)
 Common stock, $5 par value; authorized 1,500,000 shares; issued and
   outstanding 2001--977,160 shares; 2000--901,200 shares...........    4,885,800   4,506,000
 Surplus............................................................    6,828,400   5,719,000
 Retained earnings..................................................    3,703,537   1,679,289
 Accumulated other comprehensive income.............................      253,906       8,238
                                                                     ------------ -----------
       Total stockholders' equity...................................   15,671,643  11,912,527
                                                                     ------------ -----------
       Total liabilities and stockholders' equity................... $250,203,602 155,471,685
                                                                     ============ ===========

 The Notes to Consolidated Financial Statements are an integral part of these statements.

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    Years Ended December 31, 2001 and 2000

                                                            2001        2000
                                                         ----------- -----------
INTEREST INCOME:
   Interest and fees on loans........................... $ 7,767,043   6,656,766
   Interest on federal funds sold.......................          --      14,355
   Interest and dividends on investment securities......   5,820,601   3,685,876
                                                         ----------- -----------
       Total interest income............................  13,587,644  10,356,997
                                                         ----------- -----------
INTEREST EXPENSE:
   Interest on deposits.................................   5,253,952   4,854,720
   Interest on federal funds purchased..................      28,097      56,888
   Interest on repurchase agreements and borrowed funds.     258,950     143,514
                                                         ----------- -----------
       Total interest expense...........................   5,540,999   5,055,122
                                                         ----------- -----------
NET INTEREST INCOME.....................................   8,046,645   5,301,875
PROVISION FOR LOAN LOSSES (Notes 4 and 5)...............     271,900     315,600
                                                         ----------- -----------
                                                           7,774,745   4,986,275
                                                         ----------- -----------
OTHER OPERATING INCOME:
   Service charges on deposit accounts..................      80,176      45,824
   Fees and other income................................     947,514     318,425
                                                         ----------- -----------
       Total other operating income.....................   1,027,690     364,249
                                                         ----------- -----------
OTHER OPERATING EXPENSE:
   Salaries and employee benefits.......................   3,321,271   2,303,081
   Occupancy expenses...................................     857,360     622,194
   Other operating expenses.............................   1,679,205     941,950
                                                         ----------- -----------
       Total other operating expense....................   5,857,836   3,867,225
                                                         ----------- -----------
INCOME BEFORE INCOME TAXES..............................   2,944,599   1,483,299
Provision for income taxes (Note 11)....................     920,351     409,230
                                                         ----------- -----------
NET INCOME.............................................. $ 2,024,248   1,074,069
                                                         =========== ===========
Earnings Per Common Share:
   Basic Shares Outstanding............................. $      2.10 $      1.19
                                                         =========== ===========
   Fully Diluted........................................ $      1.89 $      1.08
                                                         =========== ===========
Average Common Stock Equivalent:
   Shares Outstanding...................................     963,212     900,933
   Vested Options Outstanding...........................     106,870      90,430
                                                         ----------- -----------
       Total Common Stock Equivalents...................   1,070,082     991,363
                                                         =========== ===========

 The Notes to Consolidated Financial Statements are an integral part of these statements.

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    Years Ended December 31, 2001 and 2000





                                                                           Accumulated
                                    Common Stock                              Other
                                 ------------------             Retained  Comprehensive
                                 Shares    Amount    Surplus    Earnings     Income        Total
                                 ------- ---------- ---------- ---------- ------------- -----------
BALANCE AT
  JANUARY 1, 2000............... 900,800 $4,504,000 $5,717,000 $  605,220   $(373,548)  $10,452,672
Comprehensive income
 Net income.....................                                1,074,069                 1,074,069
 Other comprehensive income,
   net of tax:
   Change in unrealized gain
     (loss) on securities
     available-for-sale, net of
     deferred income tax
     expense of $129,807........      --         --         --         --     381,786       381,786
                                                                                        -----------
Total comprehensive income......                                                          1,455,855
Issuance of stock...............     400      2,000      2,000         --          --         4,000
                                 ------- ---------- ---------- ----------   ---------   -----------
BALANCE AT
  DECEMBER 31, 2000............. 901,200  4,506,000  5,719,000  1,679,289       8,238    11,912,527
Comprehensive income............
 Net income.....................                                2,024,248                 2,024,248
 Other comprehensive income,
   net of tax:
   Change in unrealized gain
     (loss) on securities
     available-for-sale, net of
     deferred income tax
     expense of $83,527.........                                              245,668       245,668
                                                                                        -----------
     Total comprehensive
       income...................                                                          2,269,916
Issuance of stock...............  75,960    379,800  1,109,400         --          --     1,489,200
                                 ------- ---------- ---------- ----------   ---------   -----------
BALANCE AT
  DECEMBER 31, 2001............. 977,160 $4,885,800 $6,828,400 $3,703,537   $ 253,906   $15,671,643
                                 ======= ========== ========== ==========   =========   ===========

 The Notes to Consolidated Financial Statements are an integral part of these statements.

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Years Ended December 31, 2001 and 2000

                                                          2001          2000
                                                      ------------  ------------
Cash Flows From Operating Activities
   Interest received................................. $ 13,463,995  $ 10,107,860
   Fees and commission received......................    1,027,690       364,249
   Interest paid.....................................   (5,596,836)   (4,947,929)
   Cash paid to suppliers and employees..............   (5,464,953)   (3,713,268)
   Income taxes paid.................................   (1,000,000)     (356,855)
                                                      ------------  ------------
       Net cash provided by operating activities.....    2,429,896     1,454,057
                                                      ------------  ------------
Cash Flows From Investing Activities
   Investment securities, net........................  (56,720,760)   (9,550,084)
   (Increase) in loans, net..........................  (36,782,497)  (19,034,528)
   Equipment purchases, net..........................     (938,119)     (322,752)
                                                      ------------  ------------
       Net cash used in investing activities.........  (94,441,376)  (28,907,364)
                                                      ------------  ------------
Cash Flows From Financing Activities
   Issuance of capital stock.........................    1,489,200         4,000
   Increase in repurchase agreements, net............    8,091,142    (2,587,639)
   Increase (decrease) in liabilities to other banks.           --            --
   Increase in deposits, net.........................   82,907,291    34,186,491
                                                      ------------  ------------
       Net cash provided by financing activities.....   92,487,633    31,602,852
                                                      ------------  ------------
Net increase in cash and cash equivalents............      476,153     4,149,545
Cash and cash equivalents, beginning of year.........   10,792,348     6,642,803
                                                      ------------  ------------
Cash and cash equivalents, end of year............... $ 11,268,501  $ 10,792,348
                                                      ============  ============

                   RECONCILIATION OF NET INCOME TO NET CASH
                       PROVIDED BY OPERATING ACTIVITIES

                                                                                    2001        2000
                                                                                 ----------  ----------
Net Income...................................................................... $2,024,248  $1,074,069
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities
   Depreciation and amortization................................................    258,539     167,712
   Provision for loan losses....................................................    271,900     315,600
   (Increase) in accrued interest receivable....................................   (123,649)   (249,137)
   (Increase) in other assets...................................................     24,490    (180,752)
   Increase (decrease) in accrued interest payable..............................    (55,837)    107,193
   (Decrease) in other liabilities..............................................     30,205     219,372
                                                                                 ----------  ----------
       Net cash provided by operating activities................................ $2,429,896  $1,454,057
                                                                                 ==========  ==========

Disclosure of accounting policy:

   For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks (including cash items in process of clearing), and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. Cash flows from loans originated by the Bank and deposits are reported net.


 The Notes to Consolidated Financial Statements are an integral part of these statements.

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY

                         NOTES TO FINANCIAL STATEMENTS

Note 1.  Summary of Significant Accounting and Reporting Policies

  Nature of Operations:

   The Company conducts a full-service commercial banking business from their principal office in the Tanglewood area of Houston, Texas and branches located in the West University area and in the Memorial area of Houston, Texas.

   In 2001, the Company raised $1,489,200 from a stock offering related to the branch opening.

   During 2000, the Company formed a financial subsidiary in order to serve the estate planning, insurance and investment needs of their customers. It offers various financial products such as stocks, bonds, mutual funds, annuities and various forms of insurance.

  Principles of Consolidation:

   The consolidated financial statements include the accounts of Bank of Tanglewood, N. A. ("the Bank") and its wholly-owned subsidiary, Tanglewood Financial Services Incorporated. These entities are collectively referred to as "the Company". All significant intercompany balances and transactions have been eliminated in consolidation.

  Use of Estimates:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

   The Bank's loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on local economic conditions.

   While management uses available information to recognize losses on loans, further reduction in the carrying amounts of loans may be necessary based on changed in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonable possible cannot be estimated.

  Investment Securities:

   Investment securities that are held for short-term resale are classified as trading securities and carried at fair value.

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY

   Debt securities are classified as held-to-maturity when the Bank has the positive intent and ability to hold the securities to maturity. Securities held-to-maturity are carried at amortized cost. The amortization of premium and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity.

   Debt securities not classified as held-to-maturity are classified as available-for-sale. Securities available-for-sale are carried at fair value with unrealized gains and losses reported in other comprehensive income. Realized gains (losses) on securities available-for-sale are included in other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on sales of securities are determined on the specific-identification method.

   Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

  Mortgage-Backed Securities:

   Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using methods approximating the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Management intends and has the ability to hold such securities to maturity. Should any be sold, the cost of securities sold is determined using the specific identification method.

  Loans:

   Loans are stated at the amount of unpaid principal, less the allowance for loan losses and net deferred loan fees and unearned discounts.

   Unearned discounts on installment loans are recognized as income over the term of the loans, using a method that approximates the interest method.

   Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

   Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

  Allowance for Loan Losses:

   The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY
of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

  Premises and Equipment:

   Land is carried at cost. Other premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line and declining balance methods based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

  Other Real Estate:

   Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the lower of the Bank's carrying amount or fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair values less cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. The portion of interest costs relating to development of real estate is capitalized. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell. The Company had no other real estate at December 31, 2001 and 2000.

  Income Taxes:

   Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available-for-sale securities, allowance for loan losses, and accumulated depreciation for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company files consolidated income tax returns with its subsidiary.

  Mortgage Servicing Rights:

   Capitalized mortgage servicing assets consist of purchased and originated servicing rights. These rights are amortized in proportion to, and over the period of, the estimated future net servicing income stream of the underlying mortgage loans. Mortgage servicing rights are assessed for impairment based on the fair value of the right and any related derivative contracts. Impairment is evaluated by stratifying the mortgage servicing rights by interest rate bands. Fair value is determined considering market prices for similar assets or based on discounted cash flows using market-based prepayment estimates for similar coupons as well as incremental direct and indirect costs.

   The mortgage servicing operation was discontinued as of September 30, 2001, when it was sold to a third party.

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY

  Employee Benefits:

   Effective April 1, 1998, the Company adopted a contributory 401(k) profit sharing plan, covering substantially all employees. The Company's contributions are determined annually, at the Company's discretion. Total plan expense for the years ended December 31, 2001 and 2000 was $59,186 and $35,290, respectively.

  Stock Option Plan:

   The Bank has a stock option plan under which 173,000 shares of common stock are reserved for issuance. Options have been granted to Bank officers and employees totaling 168,700 shares of common stock at exercise prices ranging from $10 to $30 per share. These options expire 10 years from the date of grant; options totaling 2,160 shares have been exercised to date.

  Deferred Compensation Plan:

   In November, 2001, the Board approved a deferred compensation plan for bank employees. The plan has an eight year vesting period with vesting occurring 20% annually beginning the fourth year following the date of award. Awards totaling 62,500 shares have been made at award values of $25 to $30 per share. Award shares are similar to stock option shares in nature, although they are not shares of common stock. Award values vary with changes in the market value of the common stock. Deferred compensation expense recognized in 2001 was $1,442.

Note 2.  Restrictions on Cash and Due from Banks

   The Bank is required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. The required reserve at December 31, 2001 and 2000, was $2,658,000 and $839,000, respectively.

Note 3.  Investment Securities

   Securities held-to-maturity were as follows:

                                                       2001
                                   ---------------------------------------------
                                                 Gross      Gross     Estimated
                                    Amortized  Unrealized Unrealized   Market
                                      Cost       Gains      Losses      Value
                                   ----------- ---------- ---------- -----------
U.S. Government agency obligations $        --  $     --     $--     $        --
Mortgage-backed securities........  73,866,544   227,909      --      74,094,453
Tax-exempt municipals.............   5,650,000        --      --       5,650,000
Other.............................     853,350     2,125      --         855,475
                                   -----------  --------     ---     -----------
                                   $80,369,894  $230,034     $--     $80,599,928
                                   ===========  ========     ===     ===========

   Securities held-to-maturity were as follows (continued):

                                                        2000
                                   ----------------------------------------------
                                                 Gross      Gross
                                    Amortized  Unrealized Unrealized  Estimated
                                      Cost       Gains      Losses   Market Value
                                   ----------- ---------- ---------- ------------
U.S. Government agency obligations $10,115,262  $    --    $21,990   $10,093,272
Mortgage-backed securities........   9,134,225              17,035     9,117,190
Tax-exempt municipals.............   3,045,000   13,635         --     3,058,635
Other.............................     745,850    1,094         --       746,944
                                   -----------  -------    -------   -----------
                                   $23,040,337  $14,729    $39,025   $23,016,041
                                   ===========  =======    =======   ===========

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY

   Securities available-for-sale were as follows:

                                                        2001
                                   ----------------------------------------------
                                                 Gross      Gross
                                    Amortized  Unrealized Unrealized  Estimated
                                      Cost       Gains      Losses   Market Value
                                   ----------- ---------- ---------- ------------
U.S. Government agency obligations $        --  $     --     $--     $        --
Mortgage-backed securities........  34,568,425   384,704      --      34,953,129
                                   -----------  --------     ---     -----------
                                   $34,568,425  $384,704     $--     $34,953,129
                                   ===========  ========     ===     ===========

                                                        2000
                                   ----------------------------------------------
                                                 Gross      Gross
                                    Amortized  Unrealized Unrealized  Estimated
                                      Cost       Gains      Losses   Market Value
                                   ----------- ---------- ---------- ------------
U.S. Government agency obligations $        --  $    --      $--     $        --
Mortgage-backed securities........  35,303,776   12,482       --      35,316,258
                                   -----------  -------      ---     -----------
                                   $35,303,776  $12,482      $--     $35,316,258
                                   ===========  =======      ===     ===========

   The gains (losses) are reflected in stockholders' equity, net of applicable deferred income taxes. The deferred income tax assets (liabilities) are included in other assets and other liabilities.

   The amortized cost and estimated market value of debt securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                Estimated
                     Maturity   Amortized Cost Market Value
                     --------   -------------- ------------
                     2002......  $  3,608,675  $  3,608,739
                     2003-2007.     1,801,452     1,820,548
                     Thereafter   108,724,842   109,320,420
                                 ------------  ------------
                     Total.....  $114,134,969  $114,749,707
                                 ============  ============

   There were $40,508,629 and $17,643,071 investment securities pledged as collateral on deposits of public funds and repurchase agreements at December 31, 2001 and 2000, respectively.

Note 4.   Loans

   The composition of net loans is as follows:

                                             2001          2000
                                         ------------  -----------
             Commercial................. $ 26,714,639  $17,883,411
             Real estate:
                Construction............   23,322,777   13,935,544
                Other...................   51,762,226   34,978,061
             Installment consumer.......   11,300,143   10,035,974
             Government guaranteed loans    5,889,654    5,373,952
                                         ------------  -----------
                    Total loans.........  118,989,439   82,206,942
             Unearned discount..........           --           --
             Allowance for loan losses..   (1,214,716)    (942,816)
                                         ------------  -----------
                    Net loans........... $117,774,723  $81,264,126
                                         ============  ===========

   There were no nonaccruing loans at December 31, 2001 and 2000.

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY

Note 5.   Allowance for Loan Losses

   Changes in the allowance for loan losses are as follows:

                                                       2001      2000
                                                    ---------- --------
         Balance, beginning........................ $  942,816 $632,008
            Provision charged to operating expense.    271,900  315,600
            Recoveries of amounts charged off......        553       --
                                                    ---------- --------
                                                     1,215,269  947,608
         Amounts charged off.......................        553    4,792
                                                    ---------- --------
         Balance, ending........................... $1,214,716 $942,816
                                                    ========== ========

Note 6.   Premises and Equipment

   Major classifications of premises and equipment are summarized below:

                                               Cost Or   Accumulated   Net Book
                                                Basis    Depreciation   Value
                                              ---------- ------------ ----------
At December 31, 2001:
   Land...................................... $  688,113   $     --   $  688,113
   Bank premises and leasehold improvements..  1,880,013    209,239    1,670,774
   Furniture and equipment...................  1,746,537    497,412    1,249,125
   Construction-in-progress..................    273,540         --      273,540
                                              ----------   --------   ----------
       Total bank premises and equipment..... $4,588,203   $706,651   $3,881,552
                                              ==========   ========   ==========

                                               Cost Or   Accumulated   Net Book
                                                Basis    Depreciation   Value
                                              ---------- ------------ ----------
At December 31, 2000:
   Land...................................... $  688,113   $     --   $  688,113
   Bank premises and leasehold improvements..  1,719,171    132,271    1,586,900
   Furniture and equipment...................  1,224,451    312,721      911,730
   Construction-in-progress..................     15,229         --       15,229
                                              ----------   --------   ----------
       Total bank premises and equipment..... $3,646,964   $444,992   $3,201,972
                                              ==========   ========   ==========

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY

Note 7.   Deposits

   The composition of deposits is as follows:

                                                      2001         2000
                                                   ------------ ------------
   Noninterest bearing--demand.................... $ 47,646,707 $ 34,219,045
   Interest bearing:
      Savings.....................................    1,276,119      943,364
      Demand......................................  127,533,172   69,566,506
      Certificates of deposit.....................   45,500,959   34,320,751
                                                   ------------ ------------
                                                   $221,956,957 $139,049,666
                                                   ============ ============
                                                     (000's)      (000's)
                                                   ------------ ------------
   Certificates mature in:  Less than one year.... $     38,772 $     31,042
                     1 through 3 years............        6,729        3,279
                     More than 3 years............           --           --
                                                   ------------ ------------
                                                   $     45,501 $     34,321
                                                   ============ ============

   At December 31, 2001 and 2000, time certificates of deposit in denominations of $100,000 and more totaled $30,356,146 and $22,991,667, respectively.

   Interest expense on time certificates of deposit and other time deposits in denominations of $100,000 or more amounted to approximately $1,578,606 and $1,025,694 for the years ended December 31, 2001 and 2000.

Note 8.   Financial Instruments with Off-Balance-Sheet Risk

   In the normal course of business, the Bank has outstanding commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for instruments that are included in the consolidated balance sheet instruments.

   Financial instruments whose contract amount represents credit risk were as follows:

                                              2001        2000
                                           ----------- -----------
              Commitments to extend credit $35,879,954 $30,522,328
              Standby letters of credit...   2,870,807     425,072
                                           ----------- -----------
                                           $38,750,761 $30,947,400
                                           =========== ===========

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY
necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

   Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

   The Bank has not been required to perform on any financial guarantees during the past two years. The Bank has not incurred any losses on its commitments in either 2001 or 2000.

Note 9.   Commitments and Contingent Liabilities

   The Company is obligated under various noncancelable lease agreements for premises and equipment. Net rent expense was $375,233 and $296,944 for the years ended December 31, 2001 and 2000.

   The Company and the Bank are subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial statements of the Company.

Note 10.   Regulatory Matters

   Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators, that if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets, and Tier I capital to adjusted total assets. Management believes, as of December 31, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

   Banks are also subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval.

   As of December 31, 2001, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank will have to maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as disclosed in the table below. There are no conditions or events that management believes have changed the Bank's prompt corrective action category.

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY

   The Bank's actual and required capital amounts and ratios are as follows:

                                                                                                           To be Well
                                                                              For Capital              Capitalized Under
                                                                               Adequacy                Prompt Corrective
                                                    Actual                     Purposes                Action Provisions
                                         ---------------------------  --------------------------  ---------------------------
                                         Amount         Ratio         Amount         Ratio        Amount         Ratio
                                         ------- -------------------  ------- ------------------  ------- -------------------
                                         (000's)                      (000's)                     (000's)
As of December 31, 2001:
Total Capital (to Risk Weighted Assets). $16,633 (greater or =)12.11% $10,990 (greater or =)8.00% $13,737 (greater or =)10.00%
Tier 1 Capital (to Risk Weighted Assets) $15,418 (greater or =)12.67% $ 5,495 (greater or =)4.00% $ 8,242 (greater or =) 6.00%
Tier 1 Capital (to Average Assets)...... $15,418 (greater or =) 7.92% $ 9,643 (greater or =)4.00% $12,054 (greater or =) 5.00%

As of December 31, 2000:
Total Capital (to Risk Weighted Assets). $12,611 (greater or =)13.69% $ 7,369 (greater or =)8.00% $ 9,211 (greater or =)10.00%
Tier 1 Capital (to Risk Weighted Assets) $11,668 (greater or =)12.67% $ 3,684 (greater or =)4.00% $ 5,527 (greater or =) 6.00%
Tier 1 Capital (to Average Assets)...... $11,668 (greater or =) 7.92% $ 5,891 (greater or =)4.00% $ 7,364 (greater or =) 5.00%

Note 11.   Federal Income Tax Expense

   Federal income taxes were computed as follows:

                                                 2001        2000
                                              ----------  ---------
           Tax at statutory rate............. $1,001,164  $ 504,322
           Effect of tax-exempt interest, net    (81,533)  (105,856)
           Other.............................        720     10,764
                                              ----------  ---------
                                              $  920,351  $ 409,230
                                              ==========  =========

   Deferred income taxes are reflected in the financial statements based on the following:

                                                                   2001       2000
                                                                ---------  ---------
Deferred tax liabilities--unrealized appreciation on securities $ 130,800  $   4,244
Deferred tax assets--unamortized startup costs.................        --     (5,993)
Deferred tax assets--loan losses...............................  (383,718)  (291,272)
                                                                ---------  ---------
                                                                 (252,918)  (293,021)
Valuation allowance............................................        --         --
                                                                ---------  ---------
                                                                $(252,918) $(293,021)
                                                                =========  =========

   The valuation allowance did not change during 2001.

Note 12.   Related Party Transactions

   The Company's officers, directors and their associates, including corporations and firms of which they are officers or in which they and/or their families have an ownership interest, are customers of the Bank. Loans to officers, directors, and their associates were approximately $3,140,000 and $2,397,000 at December 31, 2001 and 2000, respectively.

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY

Note 13.   Fair Value of Financial Instruments

   Management uses its best judgment in estimating the fair value of the Company's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends, and have not been reevaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

   The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair value of the Company's financial instruments at December 31, 2001 and 2000.

   Financial Instruments Valued at Carrying Value. The carrying amounts of cash and due from banks, interest-bearing deposits with banks, federal funds sold and resale agreements and loans held for sale approximate their fair value. The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other borrowed funds maturing within 90 days approximate their fair values. The carrying amounts of accrued interest approximate their fair values.

   Available-for-Sale and Held-to-Maturity Securities.   Fair values for
securities, excluding restricted equity securities, are based on available quoted market prices. If quoted market prices are unavailable, fair values are based on quoted market prices of comparable instruments. For unquoted securities for which no comparable instruments exists, the reported fair value is estimated on the basis of cost, book or appraised value as deemed appropriate by management. Available-for-sale securities are carried at their aggregate fair value.

   Loans.   For variable-rate commercial loans that reprice frequently (within a relatively short time frame) and have no significant change in credit risk, fair values are based on carrying values. Residential first mortgages are based on quoted market prices of similar loans. Fair values for certain junior mortgage loans, consumer installment loans, credit-card loans, and other consumer loans are estimated using discounted cash flow models. The discount rates are based on current market interest rates for similar types of loans. Fair values for commercial real estate and commercial loans that do not reprice or do not mature within relatively short time frames are estimated using discounted cash flow analyses. The discount rates used are those currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

   Deposits. The fair values for demand deposits and deposits with no defined maturity are determined to be the amount payable on demand at the reporting date. The fair values for fixed-maturity deposits are estimated using discounted cash flow models based on rates currently offered for the relevant product types with similar remaining maturities.

                    BANK OF TANGLEWOOD, N.A. AND SUBSIDIARY

   The carrying amount, the amount at which financial instruments are reported in the balance sheet, and the estimated fair values of the Bank's financial instruments are as follows:

                                                                       December 31,
                                                          ---------------------------------------
                                                                 2001                2000
                                                          ------------------- -------------------
                                                          Carrying            Carrying
                                                           Amount  Fair Value  Amount  Fair Value
                                                          (000's)   (000's)   (000's)   (000's)
                                                          -------- ---------- -------- ----------
Financial Assets
   Cash and due from banks............................... $ 11,268  $ 11,268  $ 10,792  $ 10,792
   Federal funds sold....................................       --        --        --        --
   Securities available-for-sale.........................   34,953    34,953    35,316    35,316
   Securities held-to-maturity...........................   80,370    80,600    23,040    23,016
   Loans, net of allowance...............................  117,775   117,775    81,264    81,264
                                                          --------  --------  --------  --------
       Total financial assets............................  244,366  $244,596   150,412  $150,388
                                                                    ========            ========
Nonfinancial Assets......................................    5,838               5,061
                                                          --------            --------
   Total assets.......................................... $250,204            $155,473
                                                          ========            ========
Financial Liabilities
Deposits:
   Noninterest bearing deposits.......................... $ 47,647  $ 47,647  $ 34,219  $ 34,219
   Interest bearing demand and time deposits.............  174,310   174,310   104,831   104,831
                                                          --------  --------  --------  --------
Total deposits...........................................  221,957   221,957   139,050   139,050
Federal funds borrowed and security repurchase agreements   11,891    11,891     3,800     3,800
                                                          --------  --------  --------  --------
   Total financial liabilities...........................  233,848  $233,848   142,850  $142,850
                                                                    ========            ========
Nonfinancial Liabilities.................................      684                 710
Stockholders' Equity.....................................   15,672              11,913
                                                          --------            --------
Total liabilities and stockholders' equity............... $250,204            $155,473
                                                          ========            ========
Off-Balance Sheet Financial Instruments:
Loan commitments......................................... $ 35,880            $ 30,522
Letters of credit........................................ $  2,871            $    425

                                                                        ANNEX I

                         AGREEMENT AND PLAN OF MERGER


                          BOK FINANCIAL CORPORATION,

                          BANK OF TANGLEWOOD, N. A.,

                                      and

                           TW INTERIM NATIONAL BANK


                                 May 15, 2002

                         Agreement and Plan of Merger

   This agreement (the "Merger Agreement") is made as of 15th day of May, 2002 (the "Agreement Date") among the following parties (the "Parties"):

       i. BOK Financial Corporation, an Oklahoma corporation ("BOKF");

      ii. Bank of Tanglewood, National Association ("Tanglewood"); and,

     iii. TW Interim National Bank, a national association ("TW").

   In consideration of the mutual covenants contained herein, the adequacy of which is hereby expressly acknowledged, and intending to be legally bound hereby, BOKF, Tanglewood, and TW agree as follows:

1. Purpose of this Merger Agreement. The purpose of this Merger Agreement is as follows:

    a. Tanglewood is a national association formed under the National Bank Act with its principal office in Houston, Texas. Tanglewood is subject to regulation by the Office of the Comptroller of the Currency ("OCC"). The capital stock of Tanglewood consists of a single class of 1,500,000 shares common stock of the par value of $5.00 per share (the "Tanglewood Common Stock").

    b. BOKF is a bank holding company organized under the laws of the State of Oklahoma. BOKF is subject to regulation by the Board of Governors of the Federal Reserve System ("FRB"). The common stock of BOKF has a par value of $0.00006 per share (the "BOKF Common Stock") and is traded on the facilities of NASDAQ under the trading symbol "BOKF".

    c. TW shall be an interim national association organized by BOKF for the purpose of facilitating the transactions contemplated by this Merger Agreement pursuant to 12 CFR Section 5.33, as hereafter provided.

    d. BOKF owns, indirectly through intermediate bank holding companies, all of the capital stock of Bank of Texas, National Association.

    e. The purpose of this Merger Agreement is to set forth the terms and conditions on which BOKF will acquire all of the issued and outstanding capital stock of Tanglewood through a merger of Tanglewood into TW.

    f. This Merger Agreement shall constitute a plan of merger for corporate law purposes and for federal income tax purposes under Section 368(a)(2)(D) of the Internal Revenue Code.

2. The Merger.  On the terms and conditions hereafter stated:

    a. Tanglewood shall be merged into TW (the "Merger").

    b. TW shall be the surviving corporation ("Surviving Corporation").

    c. The Articles of Incorporation of TW shall be the Articles of Incorporation of the Surviving Corporation until changed as provided by law. The initial Articles of Incorporation of TW shall be identical to the Articles of Incorporation of Tanglewood with only such changes as are required to reflect the name of TW.

    d. The Bylaws of TW shall be the Bylaws of the Surviving Corporation until changed as provided by law. The initial By-laws of TW shall be identical to the By-laws of Tanglewood with only such changes as are required to reflect the name of TW.

    e. The officers of Tanglewood shall be the officers of the Surviving Corporation, until changed as provided by law.

    f. The directors of Tanglewood shall be the directors of the Surviving Corporation until changed as provided by law.

    g. The Merger shall be effective at the Closing Date (as hereafter defined).

    h. Each share of Tanglewood Common Stock issued and outstanding at the Closing Date shall, automatically and without any action on the part of the holder thereof, be converted into that number of shares of fully paid and non-assessable shares of BOKF Common Stock equal to the Conversion Ratio (as hereafter defined); provided, however, no fractional shares of BOKF Common Stock shall be issued and, in lieu of any fractional share to which any person or entity who or which is a record holder of Tanglewood Common Stock on the Record Date (as hereafter defined) is entitled, a full share of BOKF Common Stock shall be issued.

    i. Each holder of Tanglewood Common Stock on the Record Date ("Holder") shall have the right to receive, upon termination of the BOKF Common Stock Escrow (as hereafter defined in Paragraph 20), her, his or its share of the Escrow Shares (as hereafter defined) distributable to Holders upon termination of the BOKF Common Stock Escrow.

3. Determination of Conversion Ratio. The Conversion Ratio ("Conversion Ratio") shall be determined in the following manner:

    a. The Conversion Ratio shall be (A) the BOKF Total Share Number (as hereafter defined) divided by (B) the Tanglewood Total Share Number (as hereafter defined).

    b. The BOKF Total Share Number shall be (A) Sixty Five Million Dollars ($65,000,000) less Company Transaction Costs (as hereafter defined) divided by(B) the average of the mid-points between the highest price and the lowest price at which trades occurred (or, in the event of a single trade, the price of such trade) for BOKF Common Stock on NASDAQ on the thirty (30) trading days on which at least one trade actually occurs (the "BOKF Common Stock Market Value"), immediately preceding the Closing Date.

    c. The Tanglewood Total Share Number shall be the sum of (A) the number of shares of Tanglewood Common Stock issued and outstanding on the Closing Date and (B) the number of shares of Tanglewood Common Stock to be issued pursuant to the Stock Options (as hereafter defined).

    d. Company Transaction Costs shall be the sum of all brokerage and investment advisory fees and commissions (including the cost of any fairness opinions) incurred by Tanglewood in connection with the Merger after December 31, 2001 and prior to the Closing Date.

    e. The Record Date shall be a date designated by BOKF and shall be not earlier than ten calendar days, nor later than five calendar days, preceding the date on which the Closing is expected by BOKF to occur.

4. Tanglewood Stock Option Plan. Reference is hereby made to the Bank of Tanglewood, National Association 1996 Stock Option Plan ( the "Tanglewood SOP"). Effective as of the Closing Date BOKF shall assume the Tanglewood SOP and each option to buy one share of Tanglewood Common Stock pursuant to the Tanglewood SOP which remains outstanding on the Closing Date (each a "Stock Option" and collectively, the "Stock Options") shall automatically and without any action on the part of the holders of the Stock Options (the "Optionees") be converted into the right to acquire that number of shares of BOKF Common Stock equal to the Conversion Ratio at the per share price adjusted to provide the same option profit immediately following the Closing as before the Closing determined in accordance with the Tanglewood SOP; provided, however:

    a. The Optionees having at least ninety-seven percent (97%) of the Stock Options and Tanglewood shall agree in writing prior to, and subject to, consummation of the Closing:

       i. The Stock Options shall automatically become BOKF stock options that do not constitute Incentive Stock Options within the meaning of section 422 of the Internal Revenue Code;

      ii. the Stock Options may not be exercised until the Closing has been consummated; and,

     iii. The Stock Options shall either be exercised within one hundred twenty
          (120) calendar days following the Closing or the Stock Options shall terminate.

    b. No fractional shares shall be issued in respect of the Stock Options. In lieu of any fractional share to which any Optionee is entitled, a full share of BOKF Common Stock shall be issued.

5. BOKF Shares. The shares of BOKF Common Stock to be issued in accordance with Paragraph 2h and Paragraph 4 are hereafter collectively called the "BOKF Shares".

6. Delivery of a Portion of the BOKF Shares Into Escrow. A portion of the BOKF Shares (the "Escrow Shares") shall be delivered to the BOKF Common Stock Escrow (as hereafter defined in Paragraph 20).

    a. The Escrow Shares shall consist of that number of shares of BOKF Common Stock having a BOKF Common Stock Market Value on the Closing Date of Seven Hundred Fifty Thousand Dollars ($750,000), adjusted for any rounding requirements (the "Escrow Shares Number").

    b. The number of shares of BOKF Common Stock deliverable into escrow shall be prorated between Holders (excluding any dissenting shares and based on the number of shares of Tanglewood Common Stock owned by each Holder) and the Optionees on the Closing Date, rounded in the case of each Holder and Optionee up to the nearest whole share.

7. Effect of the Merger.  The Merger shall have the following effects:

    a. The corporate franchise, existence, rights and liabilities of TW shall continue unaffected and unimpaired.

    b. The corporate franchise, existence, rights and liabilities of Tanglewood shall be merged into TW and the separate existence of Tanglewood shall cease.

    c. TW shall have and be vested with all of the rights, powers, assets, property, liabilities and obligations of Tanglewood.

    d. The name of TW shall automatically, without any further action, be changed to Bank of Tanglewood, National Association.

8. BOKF Common Stock Market Value Protection. BOKF shall provide market value protection respecting the BOKF Shares to the Holders and the Optionees, on the following terms and conditions (the "Benchmark Price Protection"):

    a. BOKF shall pay each Holder and Optionee in respect of each BOKF Share sold for cash during the Benchmark Period (as hereafter defined) up to but not exceeding in each Benchmark Period ten percent (10%) of the total BOKF Shares received by such Holder and/or Optionee, an amount equal to the deficit between the Benchmark Target Price (as hereafter defined) and the price at which such BOKF Shares were so sold (the "Benchmark Payment").

    b. Each of the first, second, third, fourth, and fifth anniversary dates of the Closing shall be a Benchmark Date.

    c. Each Benchmark Period shall be the sixty (60) calendar day period immediately following each Benchmark Date.

    d. The Benchmark Target Price shall be the BOKF Common Stock Market Value on the Closing Date times the applicable Benchmark Price Multiple, as follows:

                                        Benchmark Price
                         Benchmark Date    Multiple
                         -------------- ---------------
                             First.....      1.08
                             Second....      1.16
                             Third.....      1.24
                             Fourth....      1.32
                             Fifth.....      1.40

    e. As a condition precedent to the obligation of BOKF to make the Benchmark Payment, each Holder or Optionee shall advise BOKF not later than seventy-five (75) calendar days following the applicable Benchmark Date of the number of BOKF Shares sold by such Holder or Optionee, the dates on which such transactions occurred and the prices at which such BOKF Shares were sold together with reasonable supporting documentation.

    f. Provided the Holder or Optionee has timely given the advice required by the preceding subparagraph to BOKF, BOKF shall pay the Holder the Benchmark Payment not later than the ninetieth (90th) calendar day following the Benchmark Date.

    g. BOKF shall make the Benchmark Payment, at BOKF's sole discretion, either in cash or by the issuance of shares of BOKF Common Stock at the BOKF Common Stock Market Value determined as of the applicable Benchmark Date (but not, in any event, exceeding 10,000,000 shares of BOKF Common Stock); provided, BOKF shall in no event issue any fractional share, but shall, in lieu of the issuance of a fractional share:

       i. Pay cash equal to the BOKF Common Stock Market Value thereof; or,

      ii. Round up the fractional share to the next highest whole share.

    h. The rights of Holders and Optionees under the Benchmark Price Protection shall be personal to the Holders and Optionees, shall be non-assignable and non-transferable (except by operation of law or intestacy), and shall not be evidenced by any certificate or other indicia.

    i. If any BOKF Share is sold at a price less than the lowest price of a transaction on NASDAQ on the date of sale, the Benchmark Payment shall be based on a deemed sale price equal to such lowest price of a transaction on NASDAQ on the date of sale.

    j. BOKF Shares delivered into the Escrow shall not be subject to the Benchmark Price Protection.

9. Organization of TW. Prior to the Closing, BOKF shall organize TW as an interim national bank on the following terms and conditions:

    a. BOKF shall cause TW to be organized in accordance with 12 CFR Section
       5.33.

    b. BOKF shall own all of the issued and outstanding capital stock of TW.

    c. TW shall be organized solely to facilitate the transaction contemplated by this Merger Agreement.

    d. BOKF shall cause TW to execute and deliver this Merger Agreement at such time as TW may enter into legally valid agreements in accordance with 12 CFR Section 5.33.

10. Representations and Warranties of Tanglewood. Tanglewood hereby represents and warrants to BOKF that:

     a. Incorporation and Corporate Power. Tanglewood is a national banking association duly organized, validly existing under the laws of the United States of America and in good standing under the laws of the State of Texas. Tanglewood has all the corporate power and authority necessary and required to own its properties and to conduct its business as such business is now being conducted. Tanglewood is (A) in material compliance with all applicable provisions of all applicable federal, state and local statutes, laws, regulations, ordinances and other requirements of any governmental authorities (including, but not limited to, whether similar or dissimilar, the National Bank Act and the filing of all administrative reports and the payment of all fees) in effect as of the date of this Merger Agreement and (B) shall be in material compliance therewith at the time of Closing.

     b. Capital. The capital stock of Tanglewood consists of a single class of common stock having a par value of $5.00 per share, of which 1,500,000 shares are authorized and 977,310 shares are issued and outstanding as of the Agreement Date.

     c. Capitalization of Tanglewood. The Tanglewood Common Stock is validly issued and outstanding, fully paid and non-assessable except as provided in the National Bank Act. There are no outstanding subscriptions, conversion privileges, calls, warrants, options or agreements obligating Tanglewood to issue, sell or dispose of, or to purchase, redeem or otherwise acquire any shares of its capital stock (collectively, "options and rights") except options to acquire 169,350 shares of Tanglewood Common Stock pursuant to the Stock Options. None of the Tanglewood Common Stock has been issued or disposed of in violation of any preemptive rights of any shareholder nor in violation of any agreement to which Tanglewood was or is a party. Tanglewood has no subsidiaries and does not own, nor have the right or obligation to acquire, any shares of equity securities of any corporation, limited liability company, partnership or other business entity or venture except as set forth in Exhibit 10c hereto.

     d. Non-Violation of Other Agreements. The execution and delivery of this Merger Agreement, and the compliance with its terms and provisions (including the execution and delivery of any document required to be executed hereby) will not breach any material agreement, lease, or obligation by which it is bound.

     e. Financial Statements. Tanglewood has delivered to BOKF, or will have delivered to BOKF prior to the Closing as soon as future financial statements are available, copies of the following ("Financial Statements"):

         i. Consolidated Financial Statements (Audited) for Tanglewood as of December 31, 1999, 2000, and 2001;

         ii. Financial Statements (Unaudited) for Tanglewood, as of each month after December 31, 2001 and prior to the second month preceding the month in which the Closing occurs;

        iii. Financial Statements (Unaudited) for Tanglewood for the month preceding the month in which the Closing occurs if available.

          The Financial Statements described in Paragraph 10e(i) (A) have been prepared in accordance with generally accepted accounting principles, consistently applied except as may be indicated in the footnotes thereto and (B) fairly reflect in all material respects the financial condition and results of operations for the indicated periods. The Financial Statements described in Paragraphs 10e(ii and iii) (A) have been or will have been prepared in accordance with generally accepted accounting principles and (B) fairly reflect or will fairly reflect in all material respects the financial condition and results of operations for the periods indicated, subject to normal year-end adjustments and the omission of footnotes.

     f. Material Liabilities. Tanglewood has no material liabilities (including, but not limited to, whether similar or dissimilar, liabilities or obligations for taxes, whether due or to become due) except:

         i. Those fully reflected or reserved against, or otherwise disclosed, in the Financial Statements;

         ii. Those incurred with due care since March 31, 2002 in the normal course of business consistent with past practices; and,

        iii. Those specifically disclosed in Exhibit 10f to this Merger
             Agreement.

     g. Conduct of Business Prior to Closing. Except as set forth in Exhibit 10g to this Merger Agreement, since March 31, 2002, and until the Closing of this transaction, (A) Tanglewood has carried on and will carry on its business only in the ordinary and normal course consistent with past practices and (B) has not and will not, without the prior consent of BOKF:

         i. Incur any material liabilities, commitments or obligations, contingent or otherwise, or dispose of any of its assets, except in the ordinary course of its business consistent with past practices and for the purpose of carrying on the business as a going concern;

         ii. Incur any bank or other institutional debt, or enter into any agreement for the borrowing of money, except borrowing of federal funds or borrowing from the Federal Home Loan Bank by Tanglewood consistent with past practices;

        iii. Suffer any material adverse change in the financial condition, assets, liabilities, business or property of Tanglewood; and,

         iv. Make any material change in the manner in which business is conducted (including, without limitation, branch relations, branch closings, and any material change in products offered to customers).

     h. Tax Returns/Reports. Tanglewood has duly filed all tax reports and returns required to be filed by it and has duly paid all taxes and other charges claimed to be due from it by federal, state and local taxing authorities. No waivers of the statute of limitation have been issued with respect to unaudited years. Tanglewood has no knowledge of any facts which could reasonably be expected to result in a material deficiency with respect to unaudited tax returns which would result in a material adverse effect on Tanglewood.

     i.  Contracts and Commitments.

         i. A list of all contracts and commitments, other than credit and lending, deposit or borrowing transactions entered into in the ordinary course of business by Tanglewood which are material to the business, operations or financial condition of Tanglewood as of this date, is set forth on Exhibit 10i. For the purpose of
             Exhibit 10i, materiality shall mean those contracts and commitments (including a series of related contracts or commitments) for which payment or other consideration to be furnished by any party is more than $25,000 a year or $100,000 over the remaining life of the contract.

         ii. Except as set forth on Exhibit 10i, Tanglewood has in all material respects performed and is performing all contractual and other obligations required to be performed by it with respect to such contracts.

     j. Litigation. Except as set forth in Exhibit 10j, there is not pending, or, to Tanglewood's knowledge, threatened, any claim, litigation, proceeding, order of any court or governmental agency, or governmental investigation or inquiry to which Tanglewood is a party or which involves its business operations, any of its property or any property leased by it which, individually or in the aggregate:

         i. May reasonably result in any material adverse change in the financial condition, business, prospects, assets, properties or operations of Tanglewood; or,

         ii. May reasonably involve the expenditure of more than a total of $25,000 in legal fees or costs.

     k. Brokerage Fees. Tanglewood has not incurred nor will it incur, directly or indirectly, any liability for brokerage, finder's, financial advisor's or agent's fees or commissions by virtue of any commitment made by it in connection with this Merger Agreement or any transaction contemplated hereby, except as described in Exhibit 10k.

     l. Required Corporate Action. The execution, delivery and consummation of this Merger Agreement has been duly and validly authorized by the board of directors of Tanglewood and will at the time of Closing have been duly and validly authorized by the board of directors of Tanglewood, subject to its fiduciary duties, and the shareholders of Tanglewood, subject to the receipt of the requisite vote of the shareholders, in accordance with the requirements of the National Bank Act and all other applicable law.

     m. Authorized Execution. This Merger Agreement has been duly executed and delivered by duly authorized officers of Tanglewood. Assuming this Merger Agreement is a valid and binding agreement of BOKF, this Merger Agreement constitutes the legal, valid and binding agreement and obligation of Tanglewood enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, receivership, and other similar laws affecting the rights of creditors generally and general equitable principles and subject to required regulatory and shareholder approvals.

     n. Title to Assets; Encumbrances. Tanglewood has good and valid title (with respect to fee real estate, good and valid title shall mean such title as may be insured on standard title insurance forms with no exceptions materially and adversely affecting the value or use of the fee real estate) to its assets, and in each case subject to no mortgage, pledge, lien, security interest, conditional sale agreement, or other encumbrance of any nature whether similar or dissimilar, except:

         i. Such encumbrances which are purchase money security interests entered into in the ordinary course of business consistent with past practice reflected on its books and records;

         ii. Lessors' interests in leased tangible real and personal property reflected on its books and records;

        iii. Such encumbrances for taxes and assessments as are not yet due and payable;

         iv. Encumbrances as do not materially detract from the value or interfere with the use or operation of the asset subject thereto; and,

         v. Encumbrances respecting repossessed and foreclosed assets acquired in satisfaction of debt previously contracted.

     o. Employees. Except as set forth on Exhibit 10o, none of the employees of Tanglewood is employed under any employment contract (oral or written) or is the beneficiary of any compensation plan (oral or written) or is entitled to any payment from Tanglewood by reason of this Merger Agreement or the Merger and there are no employment contracts, management contracts, consulting agreements, union contracts, labor agreements, pension plans, profit sharing plans or employee benefit plans to which Tanglewood is a party or by which it is bound. All Tanglewood plans subject to the Employee Retirement Income Security Act, including the Bank of Tanglewood 401(k) Retirement Plan and all group health and welfare plans (collectively the 'Plans"), are in full compliance with all material requirements of the Plans and with the Employee Retirement Income Security Act and the regulations promulgated pursuant thereto.

     p. Environmental Laws. To Tanglewood's knowledge, the use and operation of all real property owned or leased by Tanglewood is in material compliance with all applicable environmental laws. For purposes of this paragraph, environmental laws are those federal and Texas statutes, rules and regulations adopted to protect the environment by controlling, or by imposing liabilities with respect to, emissions, discharges and releases of hazardous substances and pollutants.

     q. Loan Portfolio. Except as to any breach that would not have a material adverse effect on the financial position of Tanglewood, (i) all loans and discounts shown on the Financial Statements at December 31, 2001 or which were entered into after December 31, 2001, but before the Closing Date were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of business of Tanglewood, in accordance in all material respects with sound banking practices, and are not subject to any material known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable (to Tanglewood's knowledge), valid, true and genuine and what they purport to be; and

         (iii) Tanglewood has complied and will prior to the Closing Date comply with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. For the purposes of this Paragraph, the term "enforceable" shall not mean that the borrower or other obligor has the financial ability to pay a loan or that the collateral is sufficient in value to result in payment of the loan secured thereby.

     r. Zoning and Related Laws. To Tanglewood's knowledge, all real property owned or leased by Tanglewood and the use thereof complies with all applicable laws, ordinances, regulations, orders or requirements, including without limitation, building, zoning and other laws, except as to any violations which would not have a material adverse effect on the financial condition of Tanglewood.

     s. Compliance with Law. Tanglewood has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its businesses in all material respects and is in compliance with all applicable laws and regulations except to the extent that the failure to so comply could not have a material adverse effect on Tanglewood.

     t. Agreements with Regulatory Agencies. Tanglewood is not subject to any cease-and-desist or other order issued by, or a party to any written agreement or memorandum of understanding with or a party to any commitment letter or similar undertaking to, or subject to any order or directive, or a recipient of any extraordinary supervisory letter from, and has not adopted any board resolutions at the request of (each a "Regulatory Agreement") any regulatory agency that materially restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Tanglewood been advised by any regulatory agency that it is considering issuing or requesting any Regulatory Agreement.

     u. Tanglewood has obtained the agreements from Optionees holding eighty-five percent (85%), and will have as of the Closing obtained the agreements from Optionees holding ninety-seven percent (97%), of the Stock Options as required by the provisions of Paragraph 4.

     v. No payment to be made in connection with this Merger Agreement and/or the Merger is an excess parachute payment within the meaning of
         Section 280G of the Internal Revenue Code.

     w. Survival and Independence of Representations and Warranties. The representations and warranties of Tanglewood made in this Merger Agreement shall survive the Closing hereof notwithstanding any investigation or knowledge of BOKF; provided BOKF shall give notice to Agent (as hereafter defined) of any claim of a breach of any such representations and warranties on or before December 31, 2003 (the "Claim Notice Deadline"); and, provided further, the sole remedy for a breach of such representations and warranties shall be a claim against the Escrow Shares. Each of the representations and warranties of Tanglewood set forth in this Merger Agreement is a separate and independent representation and warranty, shall be cumulative of and in addition to all other warranties and representations made herein, and shall not limit or be interpreted to be in derogation of any other representation or warranty made herein. Any disclosure made on any Exhibit hereto shall be applicable to the entire Merger Agreement and not just one representation or warranty.

11. Representations and Warranties of BOKF. BOKF represents and warrants to Tanglewood that:

     a. Incorporation and Corporate Power. BOKF is a corporation duly organized, validly existing and in good standing under the laws of Oklahoma. BOKF has all the corporate power and authority necessary and required to consummate the transactions contemplated by this Merger Agreement and to own its properties and to conduct its business as such business is now being conducted. BOKF or one of its subsidiaries owns all the issued and outstanding shares of capital stock of each BOKF subsidiary. No equity securities of any BOKF subsidiary is or may be required to be issued to any person other than BOKF. Each BOKF subsidiary is either a corporation or a bank and is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it incorporated or organized and has the corporate power and authority to own or lease its properties and assets and to carry on its business as is now being conducted.

     b. Non-Violation of Other Agreements. The execution and delivery of this Merger Agreement, and compliance with its terms and provisions by BOKF and the execution of any document required to be executed by BOKF, will not:

         i. Violate, conflict with or result in the breach of its certificate of incorporation or bylaws or any of the terms, conditions or provisions of any agreement or instrument to which BOKF is a party, or by which BOKF is bound;

         ii. Result in the creation or imposition of any lien, charge, encumbrance or restriction of any nature whatever upon any of the property, contracts or business of BOKF; or

        iii. Require the consent of any party to a contract with BOKF in order to keep the contract enforceable.

     c. Required Corporate Action. The execution, delivery, and consummation of this Merger Agreement by BOKF has been duly and validly authorized by the board of directors of BOKF. The approval of the shareholders of BOKF is not required. This Merger Agreement has been duly executed and delivered by duly authorized officers of BOKF. Assuming this Merger Agreement is a valid and binding obligation of Tanglewood, this Merger Agreement constitutes a legal, valid and binding agreement and obligation of BOKF enforceable against BOKF in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, receivership, and other similar laws affecting the rights of creditors generally, general equitable principles and subject to required regulatory approvals.

     d. Brokerage Fees. BOKF has not incurred nor will it incur, directly or indirectly, any liability for brokerage, finder's, financial advisor's or agent's fees or commissions by virtue of any commitment made by BOKF in connection with this Merger Agreement or any transaction contemplated hereby. BOKF has no knowledge that any party has asserted any claim of such nature against BOKF.

     e. Issuance of BOKF Shares. The issuance and delivery of the BOKF Shares and any shares constituting the Benchmark Payment have been duly authorized by all necessary corporate actions on the part of BOKF. The BOKF Shares and any shares constituting the Benchmark Payment, when issued and delivered in accordance with this Merger Agreement, shall be duly authorized, validly issued and outstanding, fully paid and non-assessable, and free and clear of all liens, claims, and encumbrances.

     f. Litigation. There is no suit, proceeding or investigation pending or, to the knowledge of BOKF threatened against BOKF which questions the validity of this Merger Agreement or the right of BOKF to enter into this Merger Agreement or to consummate the transactions contemplated hereby.

     g. Reports and Financial Statements. BOKF has previously furnished Tanglewood with, or there has been made available to Tanglewood, true and complete copies of its (a) Annual Reports on Form 10-K for the fiscal years ended December 31, 2000 and December 31, 2001, as filed with the Securities and Exchange Commission (the "Commission"), (b) proxy statements related to all meetings of its shareholders (whether annual or special) since December 31, 1999, and (c) all other reports or registration statements filed by BOKF with the Commission since December 31, 1999, except for preliminary material (in the case of clause (c) above) and except for registration statements on Form S-8 relating to employee benefit plans and annual reports on Form 11-K with respect to such plans, which are all the documents that BOKF was required to file with the Commission since December 31, 1999 (the documents in clauses (a) through (c) being referred to herein collectively as the "BOKF SEC Reports").

         i. All BOKF SEC Reports were properly and timely filed with the Commission and any applicable securities exchange or market and its self regulatory organization. As of their respective dates, the BOKF SEC Reports complied as to form in all material respects with the requirements of the Securities Act (as hereafter defined) or the Exchange Act (as hereafter defined), as the case may be, and the rules and regulations of the Commission thereunder applicable to the BOKF SEC Reports. As of their respective dates, the BOKF SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         ii. The audited consolidated financial statements and unaudited interim financial statements of BOKF included in the BOKF SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The financial statements included in the BOKF SEC Reports (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto); (ii) present fairly, in all material respects, the financial position of BOKF and its subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended subject in the case of the unaudited interim financial statements, to normal year-end adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules promulgated thereunder, and (iii) are in all material respects in accordance with the books of account and records of BOKF and its subsidiaries.

     h. Absence of Certain Changes or Events. Except as disclosed in the BOKF SEC Reports, since December 31, 2001 until the Closing Date, there has not been any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, alone or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on BOKF.

     i. Survival and Independence of Representations and Warranties. The representations and warranties of BOKF made in this Merger Agreement shall not survive the Closing hereof; provided, however, the indemnification obligations of 11j hereof shall survive the Closing indefinitely. Each of the representations and warranties of BOKF set forth in this Merger Agreement is a separate and independent representation and warranty, shall be cumulative of and in addition to all other warranties and representations; and shall not limit any other representation or warranty made herein.

     j. BOKF Indemnification. BOKF shall indemnify the present and future directors, officers and employees of Tanglewood (the "Indemnified Parties") to the fullest extent to which such Indemnified Parties would be entitled under the Articles of Association and Bylaws of BOKF. BOKF shall cause Tanglewood to purchase at the Closing "tail coverage" under the existing Tanglewood directors and officers liability policy or a comparable BOKF policy for three (3) years following the Closing. BOKF shall ensure that the foregoing indemnification rights, as well as the limitations of liability existing in favor of an Indemnified Party in Tanglewood's Articles of Association, shall, with respect to claims arising from facts or events that occurred before the Closing Date survive the Closing Date and continue in full force and effect. If BOKF or any of its successors or assigns shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall transfer or convey all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each case, BOKF or any successor or assign shall take no action to impair the rights provided in this paragraph.

     k. Tax and Regulatory Matters. Neither BOKF nor any affiliate thereof has taken or agreed to take any action, and BOKF has no knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or (ii) materially impede or delay receipt of any consent of regulatory authorities referred to in Section 12.f of this Merger Agreement or otherwise prevent consummation of the transactions contemplated hereby or delay the Closing beyond the date set forth in Section 15 of this Merger Agreement.

     l. Compliance With Law. BOKF has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its businesses in all material respects and is in compliance with all applicable laws and regulations except to the extent that the failure to so comply could not have a material adverse effect on BOKF.

12. Covenants.

     a. Full Access. In order that BOKF shall have the full opportunity to make such investigations as it shall reasonably desire concerning Tanglewood and its businesses and affairs, Tanglewood shall, to the extent allowed by law:

         i. Give BOKF, its employees, counsel, accountants and other authorized representatives, as necessary to conduct the investigation and whose names shall have been provided to (and approved by) Tanglewood, full access, upon reasonable notice to Tanglewood and at reasonable times without unduly interfering with the conduct of business by Tanglewood throughout the period up to the Closing, to all of the facilities, properties, books, contracts and records of Tanglewood;

         ii. Authorize its accountants to give BOKF full access to the accountant's records, including work papers; and,

        iii. Furnish to BOKF during that period all additional financial, operating and other information concerning Tanglewood and its business affairs, as BOKF may reasonably request and which Tanglewood shall have available or can reasonably make available.

         iv. All information provided pursuant to this subparagraph shall be subject to the provisions of Paragraph 12g.

     b. Conduct of Business Prior to the Closing Date. From the Agreement Date until the Closing Date, Tanglewood shall (except as may be first approved in writing by BOKF or as is otherwise permitted or contemplated in this Merger Agreement):

         i.  Maintain its corporate existence in good standing;

         ii. Maintain the general character of its business and conduct its business only in the ordinary and usual manner consistent with past practices;

        iii. Maintain proper business and accounting records generally in accordance with past practices;

         iv. Maintain its properties (except repossessed and foreclosed assets acquired in satisfaction of debts previously contracted) in normal repair and condition, normal wear and tear and damage due to fire or other unavoidable casualty excepted;

         v. Preserve its business organizations intact, use its reasonable efforts to maintain satisfactory relationships with suppliers, customers and others having business relations with it whose relationships it believes are desirable to maintain, and use its reasonable efforts to procure the willingness of all of the personnel employed by it immediately prior to the execution of this Merger Agreement who are material to the success of its business to continue in its employ on substantially the same terms and conditions as those on which such personnel were employed immediately prior to the execution of this Merger Agreement;

         vi. Maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it on the date hereof;

        vii. Except as otherwise disclosed in this Merger Agreement, perform all of its obligations under all material contracts, leases and agreements relating to or affecting its assets, properties and businesses; and,

       viii. Comply in all material respects with and perform all obligations and duties imposed upon it by federal, state and local laws, and all rules, regulations and orders imposed by federal, state or local governmental authorities, except as may be contested by it in good faith by appropriate proceedings.

     c. Tanglewood Prohibited Actions Prior to the Closing Date. From the Agreement Date until the Closing Date, Tanglewood shall not (except as otherwise permitted by this Merger Agreement or as requested or approved by BOKF which approval shall be deemed given unless BOKF shall specifically deny such approval in writing within five (5) Tulsa business days (except it shall be two business days in the case of clause (ii)(1) below) after receiving a request for approval from Tanglewood):

         i. Incur any indebtedness for borrowed money or incur any noncurrent indebtedness for the purchase price of any fixed or capital asset;

         ii. make any extension of credit or any loans to, guarantee the obligations of, or make any additional investments in, any other person, corporation or joint venture (whether an existing customer or a new customer) except:

             (1) Extensions of credit, loans and guarantees (i) less than
                 $1,000,000 per transaction or (ii) less than $500,000 with existing Tanglewood customers having existing credit of Five Hundred Thousand Dollars ($500,000) or more made by Tanglewood in the usual and ordinary course of its banking business, consistent with prior practices and policies;

             (2) Legal investments by Tanglewood in the usual and ordinary course of its banking business consistent with prior practices and policies;

             (3) Borrowings from the Federal Home Loan Bank, the Federal
                 Reserve Bank, deposit liabilities, and federal funds transactions by Tanglewood in the ordinary course of business consistent with past practices.

        iii. Make any:

             (1) material change, except in the ordinary and usual course of business, in its assets (including, but not limited to, any change in the composition of such assets so as to materially alter the proportion of cash) or liabilities; or,

             (2) material commitment for any capital expenditures, excluding expenditures for repairs and remodeling in the ordinary and usual course of business; or,

             (3) sale or other disposition of any material capital asset other than for fair value in the ordinary course of business;

         iv. Make any change in its Articles of Association or Bylaws;

         v. Except for the Stock Options, authorize any shares of its capital stock for issuance, issue any shares of any previously authorized but unissued capital stock or grant, issue or make any option or commitment relating to its capital stock;

         vi. Enter into any letter of intent or agreement to sell any of its material assets, except in the normal and ordinary course of its business, or acquire, be acquired by, or merge, consolidate or reorganize with any person, firm or corporation;

        vii. Declare or pay any dividend, make any other distribution or payment or set aside any amount for payment with respect to any shares of its capital stock or directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock or make any commitment relating thereto;

       viii. make any increase in the compensation payable or to become payable to any of its directors, officers or employees (including, without limitation, any bonus or incentive payment or agreement), (b) make or enter into any written employment contract or any bonus, stock option, profit sharing, pension, retirement or other similar payment or arrangement, or (c) make any payment to any person, except in the usual and ordinary course of business or except as required by an existing agreement set forth in the Exhibits hereto; provided, however:

             (1) Tanglewood shall, notwithstanding any other provision of this
                 Merger Agreement, prior to Closing make payment pursuant to those certain Bank of Tanglewood N.A. Phantom Stock Agreements heretofore entered into between Tanglewood and certain Holders (as defined in said agreements) at a value of $58.31 per Tanglewood Phantom share, including the payments referred to in paragraph 12e hereof if approved by the Tanglewood shareholders as provided in paragraph 12e (which payment Tanglewood represents will, when made, constitute full and final payment of all sums due or which could become due under such agreements);

             (2) Tanglewood may pay up to $740,000 in accordance with the written agreements required by the provisions of Paragraph 4; and,

             (3) Tanglewood may pay bonuses prior to Closing pursuant to the monthly bonus pool accrual heretofore made by Tanglewood prior to Closing consistent with past practices.

         ix. Make any material change in its banking, safe deposit or power of attorney arrangements;

         x. Enter into any trust, escrow, agency and similar trust company agreements, purchase orders and contracts for goods and services, except in the ordinary course of business consistent with past practices;

         xi. Enter into any agreement resulting in the imposition of any mortgage or pledge of its assets or the creation of any lien, charge or encumbrance on any of its assets;

        xii. Incur any material obligation or liability, absolute or contingent, except in the ordinary course of business or pursuant to existing contracts described in this Merger Agreement;

       xiii. Take any action which would prevent compliance with any of the conditions of this Merger Agreement; or,

        xiv. Pre-pay long term indebtedness.

     d. Vote for Merger. Tanglewood shall use its reasonable efforts to cause the Merger to be approved by the shareholders of Tanglewood in accordance with applicable law and consummated in accordance with the terms of this Merger Agreement.

     e. Section 280G Vote. Tanglewood shall submit for approval by its shareholders pursuant to the Proxy Statement (as hereafter defined) such amounts of the payments referred to in paragraph 12c(viii)(1) as would eliminate any excess parachute payment, which amounts shall be paid only if approved by the Tanglewood shareholders in a manner meeting the requirements of Section 280G(b)(5)(B) of the Internal Revenue Code.

     f. Regulatory Approval. BOKF shall diligently file and pursue (a) all regulatory applications required in order to consummate the Merger and the merger of Tanglewood into Bank of Texas, National Association, including but not limited to the necessary applications for prior approval of the FRB and OCC on or before the thirtieth (30th) calendar day following the Agreement Date and (b) thereafter promptly file any required supplements or amendments thereto. All applications, supplements, and amendments shall be substantially complete when filed. BOKF shall deliver to Tanglewood and its counsel a copy of all such filings, as filed, within three (3) business days after the filing thereof. Although all such filings shall be the responsibility of BOKF, BOKF shall nevertheless advise and consult with Tanglewood on an ongoing basis with respect to the filings and all matters and events related thereto. BOKF shall inform and make available to Tanglewood from time to time all matters relating to the filings and the regulatory approvals. BOKF shall diligently proceed with reasonable deliberate speed to obtain all such approvals. If any regulatory application required to be filed by BOKF should be finally denied or disapproved by the respective regulatory authority, then BOKF shall immediately give notice to Tanglewood and this Merger Agreement shall thereupon terminate. However, it is understood that a request for additional information or undertaking by the applicant, as a condition for approval, shall not be deemed to be a denial or disapproval so long as the applicant can reasonably be expected to provide the requested information or undertaking. In the event an application is denied pending an appeal, petition for review, or similar such act on the part of the applicant, then the application will be deemed denied unless the applicant promptly and diligently prepares and files such appeal and continues the appellate process for the purposes of getting the necessary approval.

     g. Confidentiality. Prior to the Closing, BOKF shall keep all information disclosed to BOKF (its employees, counsel, accountants, and other authorized representatives) by Tanglewood (or its representatives) respecting Tanglewood (or its customers, vendors, businesses, and the like) confidential and shall make no use of such information except to conduct the due diligence investigation contemplated by this Merger Agreement, the regulatory applications contemplated by this Merger Agreement, and to consummate the transactions contemplated hereby. BOKF shall not use such information to obtain a competitive advantage in connection with any customer of Tanglewood. In the event this Merger Agreement is terminated for any reason BOKF (its agents, officers, directors, employees and counsel) shall (i) return all copies of all information and documents obtained from Tanglewood and its representatives, (ii) thereafter keep all such information confidential and not make use of any such information to obtain a competitive advantage in connection with any customer of Tanglewood, and (iii) shall not solicit for employment, whether directly or indirectly, any of the employees, officers or directors of Tanglewood.

     h. BOKF Prohibited Action Prior to Closing. From the Agreement Date until the Closing Date, BOKF shall not take any action which would prevent compliance with any of the conditions of this Merger Agreement. BOKF shall not, and shall cause its subsidiaries not to, make or agree to make any acquisition, or take any other action, that adversely affects its ability to consummate the transactions contemplated by this Merger Agreement and will otherwise continue to conduct its business operations and shall cause the operations of its subsidiaries to be conducted in a manner consistent with past operating practices.

     i. Election of Director. Subject to and upon consummation of the Merger, BOKF shall cause Robert G. Greer to be elected an advisory director of BOKF and, thereafter, in due course to be nominated for election as a voting director of BOKF at the next annual meeting of shareholders. Subject to and upon consummation of the Merger, BOKF shall cause Robert G. Greer to be elected a director of Bank of Texas, National Association at the Closing Date.

     j. Disclosure. Neither BOKF, nor Tanglewood, nor any representative of the Parties, shall make any public disclosure concerning this Merger Agreement or the Merger contemplated herein without the mutual consent of each of the other parties hereto to the timing and content of the disclosure; provided, however, the parties hereto may make any disclosure (i) necessary to maintain compliance with applicable federal or state laws or regulations, (ii) required in connection with the making of any application necessary to effect the Merger, or (iii) as contemplated by the next following subparagraph respecting Tanglewood shareholder approval.

     k. Tanglewood Shareholder Approval. Tanglewood, acting through its Board of Directors, shall, in accordance with applicable law:

         i. Duly call, give notice of, convene and hold a meeting of its shareholders on a date mutually selected by BOKF and Tanglewood (the "Shareholders Meeting") for submission of this Merger Agreement and the Merger for approval of such shareholders as is required by the National Bank Act;

         ii. Subject to its fiduciary duties to the shareholders of Tanglewood, Tanglewood shall cause the Joint Proxy Statement/Prospectus (as hereafter defined) to be delivered to the Tanglewood shareholders in connection with a meeting of such shareholders to approve the Merger and shall include in the Proxy Statement (as defined below) the recommendation of its Board of Directors that the shareholders of Tanglewood vote in favor of the approval and adoption of the Merger Agreement and the Merger; and,

        iii. Cause the Joint Proxy Statement/Prospectus to be mailed to the shareholders of Tanglewood as soon as practicable, and take such other action as is reasonably necessary to obtain approval of the Merger Agreement and the Merger from its shareholders. The letter to shareholders, notice of meeting, Joint Proxy Statement/Prospectus and form of proxy to be distributed to shareholders in connection with the Merger and the Merger Agreement shall be in form and substance reasonably satisfactory to BOKF.

     l. No Solicitation. Prior to the Closing Date, unless this Merger Agreement is sooner terminated, Tanglewood shall not directly or indirectly (i) solicit or encourage inquiries or proposals with respect to the merger of Tanglewood or the sale of any of the shares of Tanglewood or other material asset(s) of Tanglewood from any party other than BOKF, or (ii) merge with any party or sell any of the shares of Tanglewood or material asset(s) of Tanglewood to any party except as set forth in this Merger Agreement. Notwithstanding the foregoing, if Tanglewood is in compliance with (i) above, Tanglewood may have discussions and negotiations with another person regarding a merger or share or asset sale if the board of directors of Tanglewood, after consultation with its counsel and financial advisor, determines in good faith that the failure to take such actions could constitute a breach of the fiduciary duties of the Tanglewood board of directors, provided that Tanglewood promptly advises BOKF of such discussions. Further, nothing herein shall prohibit the board of directors of Tanglewood from complying with applicable rules and regulations of the Commission or other regulatory authority with respect to any such other proposals.

     m. Employee Benefits and Contracts. Following the Closing Date, BOKF shall provide generally to officers and employees of Tanglewood, who at or after the Closing Date become employees of BOKF or one of its subsidiaries ("Continuing Employees"), employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of BOKF Common Stock except as set forth in this Paragraph), on terms and conditions which when taken as a whole are substantially similar to those currently provided by BOKF to its similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of Tanglewood shall be treated as service under BOKF's qualified defined benefit plans, (ii) service under any qualified defined contribution plans of Tanglewood shall be treated as service under BOKF's qualified defined contribution plans, and (iii) service under any other employee benefit plans of Tanglewood shall be treated as service under any similar employee benefit plans maintained by BOKF. BOKF shall cause the BOKF welfare benefit plans that cover the Continuing Employees after the Closing Date to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability, and (ii) cause any deductible payments made by the Continuing Employees under Tanglewood's medical benefit plan to be credited to such Continuing Employees under the BOKF self-funded medical benefit plans, so as to reduce the amount of any deductible payable by the Continuing Employees under the BOKF self-insured medical plans. The continued coverage of the Continuing Employees under the employee benefit plans maintained by Tanglewood and/or any Tanglewood subsidiary immediately prior to the Closing Date during a transition period shall be deemed to provide the Continuing Employees with benefits that are no less favorable than those offered to other employees of BOKF and its subsidiaries, provided that after the Closing Date there is no material reduction (determined on an overall basis) in the benefits provided under the Tanglewood employee benefit plans. Unless otherwise modified in writing, BOKF also shall cause Tanglewood and its subsidiaries to honor all employment, severance, consulting and other compensation contracts disclosed in Exhibit 10.o hereto between Tanglewood and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Closing Date under the Tanglewood benefit plans. BOKF shall be responsible for the fees related to the termination of the Tanglewood benefit plans.

13. Conditions Precedent to Closing by BOKF. The obligation of BOKF to consummate and close the Merger is conditioned upon each and all of the following:

     a. The representations, warranties and covenants of Tanglewood made in this Merger Agreement shall be materially true at the Closing as though such representations, warranties and covenants were also made at the Closing.

     b. The FRB, OCC and any other required regulatory authorities shall have approved the Merger in accordance with the Bank Holding Company Act and the National Bank Act and the applicable regulations pursuant thereto and any other applicable statutes and regulations.

     c. The OCC shall have approved the merger of Tanglewood into Bank of Texas, National Association.

     d. The Registration Statement (as hereafter defined) shall have become effective.

     e. The shareholders of Tanglewood shall have approved the Merger in accordance with the National Bank Act.

     f. Tanglewood shall have performed and complied with, in all material respects, all of its obligations under this Merger Agreement which are to be performed or complied with by it prior to or on the Closing Date.

     g. Tanglewood shall not have suffered any material adverse change in its financial condition, assets, liabilities, businesses or properties.

     h. Tanglewood shall have entered into employment agreements and/or non-competition agreements and/or non-solicitation agreements (subject to consummation of the Merger) in form and content satisfactory to BOKF with those individuals listed in Exhibit 13h.

     i. Tanglewood shall have entered into amendments to the respective Phantom Stock Agreements of the individuals listed on Exhibit 13i providing for the waiver of rights to payments pursuant to Section 3 and Section 5 of the respective Phantom Stock Agreements that would otherwise vest on the dates set forth on such Exhibit for the respective individuals (which amendments Tanglewood shall use its best efforts to obtain) and shall have entered into agreements with all individuals with whom Tanglewood has entered such Phantom Stock Agreements in which such individuals acknowledge that payments made pursuant to Section 3 of the Phantom Stock Agreements extinguish the right to receive any payments pursuant to Section 5 of the Phantom Stock Agreements.

        In the event any one or more of these conditions shall not have been fulfilled prior to or at the Closing, BOKF may terminate this Merger Agreement by written notice to Tanglewood, in which event neither party shall have any further obligation or liability to the other except the obligations of BOKF set forth in Paragraph 11d (respecting Brokers Fees) and Paragraph 12g (respecting Confidentiality) and the obligations of Tanglewood set forth in Paragraph 10k (respecting Brokers Fees). BOKF shall be entitled to waive, to the extent permitted by law, compliance with any one or more of the conditions, representations, warranties or covenants in whole or in part.

14. Conditions Precedent to Closing by Tanglewood. The obligation of Tanglewood to consummate and close the Merger is conditioned upon each and all of the following:

     a. The representations, warranties and covenants of BOKF made in this Merger Agreement shall be true at the Closing as though such representations, warranties and covenants were also made at the Closing.

     b. BOKF shall have performed and complied, in all material respects, with all of its obligations under this Merger Agreement which are to be performed or complied with prior to or at the Closing.

     c. The FRB, OCC and any other required regulatory authorities shall have approved the Merger in accordance with the Bank Holding Company Act and the National Bank Act and the applicable regulations pursuant thereto and any other applicable statutes and regulations.

     d. The shareholders of Tanglewood shall have approved the Merger in accordance with the National Bank Act.

     e. There shall have been no material adverse change in the business or financial condition of BOKF.

     f.  The Registration Statement shall have become effective.

     g. Tanglewood shall have received a letter from Hovde Financial, Inc. dated not more than five days prior to the date of the Proxy Statement to the effect that, in the opinion of such firm, the merger consideration is fair to the shareholders of Tanglewood from a financial point of view.

     h. The BOKF Shares and any shares of BOKF Common Stock constituting the Benchmark Payment shall have been approved for listing on NASDAQ, subject to official notice of issuance.

         i. Tanglewood shall have received a written opinion from Bracewell & Patterson, L.L.P., in a form reasonably satisfactory to Tanglewood (the "Tax Opinion"), dated the date of the Closing Date, substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) no gain or loss will be recognized by holders of Tanglewood Common Stock who exchange all of their Tanglewood Common Stock solely for BOKF Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in BOKF Common Stock and except to the extent that the value of the Benchmark Price Protection is taxable as boot), (iii) the tax basis of the BOKF Common Stock received by holders of Tanglewood Common Stock who exchange all of their Tanglewood Common Stock solely for BOKF Common Stock in the Merger will be the same as the tax basis of the Tanglewood Common Stock surrendered in exchange for the BOKF Common Stock (reduced by an amount allocable to a fractional share interest in BOKF Common Stock for which cash is received and the fair market value of any boot and increased by the amount of gain recognized), and (iv) the holding period of the BOKF Common Stock received by holders who exchange all of their Tanglewood Common Stock solely for BOKF Common Stock in the Merger will be the same as the holding period of the Tanglewood Common Stock surrendered in exchange therefor provided that such Tanglewood Common Stock is held as a capital asset at the Closing Date. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Tanglewood and BOKF reasonably satisfactory in form and substance to such counsel.

        Tanglewood shall be entitled to waive, to the extent allowed by law, compliance with any one or more of the conditions, representations, warranties or covenants in whole or in part. In the event any one or more of these conditions shall not have been fulfilled prior to or at the Closing, Tanglewood may terminate this Merger Agreement by notice to BOKF, in which event no party shall have any further obligation or liability to the other, except the obligations of BOKF set forth in Paragraph 11d (respecting Brokers Fees) and Paragraph 12g (respecting Confidentiality) and the obligations of Tanglewood set forth in Paragraph 10k (respecting Brokers Fees).

15. Closing. The Closing ("Closing" or "Closing Date") of the transactions contemplated by this Merger Agreement shall take place on the later of October 1, 2002 or five (5) Tulsa business days following the first day on which (i)BOKF can lawfully consummate the Merger under the Bank Holding Company Act and the National Bank Act and the applicable regulations thereunder and under other applicable laws and (ii) Bank of Texas, National Association and TW can merge under the National Bank Act and the applicable regulations thereunder and under other applicable laws. In any event, if the Closing Date does not occur on or before December 31, 2002 then either BOKF or Tanglewood may by notice to the other, terminate this Merger Agreement, provided such notice is given on or before December 16, 2002. The Closing shall be held at 12:00 Noon on the Closing Date at the offices of Tanglewood or at such other time and place as BOKF and Tanglewood may agree. At the Closing, BOKF, TW, and Tanglewood shall execute and deliver all of the documents and take all other actions which are contemplated by the terms hereof.

     a. Without limiting the generality of this Paragraph of this Merger Agreement, Tanglewood shall take all those actions, not theretofore taken, which this Merger Agreement contemplates are to be taken prior to or at the Closing.

     b. Without limiting the generality of this Paragraph of this Merger Agreement, BOKF shall:

         i. Deliver to the Exchange Agent (as hereafter provided) shares of BOKF Common Stock equal to the BOKF Total Share Number less the Escrow Shares;

         ii. Deliver to the Escrow Agent shares of BOKF Common Stock equal to the Escrow Shares;

        iii. Cause appropriate evidences of the Merger to be filed in accordance with applicable law; and,

         iv. Take all those actions, not theretofore taken, which this Merger Agreement contemplates are to be taken prior to or at the Closing.

16. Provisions Respecting BOKF Shares. BOKF and Tanglewood shall cooperate and promptly prepare, and BOKF shall file, at its cost, with the Commission as soon as practicable, a Registration Statement (the "Registration Statement") on Form S-4 (the "Form S-4) under the Securities Act of 1933 (the "Securities Act") with respect to the BOKF Shares and, if registration is required with respect thereto, the BOKF Benchmark Price Protection, and shares of BOKF Common Stock which may be issued pursuant to the Benchmark Price Protection (the "BOKF Prospectus"), a portion of which Registration Statement will also serve as the proxy statement of Tanglewood (the "Proxy Statement" and, together with the Prospectus, the "Joint Proxy Statement/Prospectus") with respect to the Merger. The Parties shall cause the Joint Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder. BOKF shall use all reasonable efforts, and Tanglewood shall cooperate with BOKF, to have the Form S-4 declared effective by the Commission as promptly as practicable after the filing thereof (including, without limitation, responding to any comments received from the Commission with respect thereto) and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Each of Tanglewood and BOKF shall, as promptly as practicable, provide to the other copies of any written comments received from the Commission with respect to the Joint Proxy Statement/Prospectus or the Form S-4 and advise the other of, in light of the circumstances under which they were made, not misleading. any oral comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the Commission. BOKF shall use its best efforts to obtain, prior to the Closing Date, approval of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and shall pay all expenses incident thereto. BOKF agrees that none of the information supplied or to be supplied by BOKF for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus (i) in the case of the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof, or (ii) in the case of the Prospectus and each amendment or supplement thereto, at the time it is filed or becomes effective, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading . Tanglewood agrees that none of the information supplied or to be supplied by Tanglewood for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus (i) in the case of the Joint Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the shareholders meeting, or, (ii) in the case of the Prospectus or any amendment or supplement thereto, at the time it is filed or becomes effective, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to BOKF will be deemed to have been supplied by BOKF and information concerning or related to Tanglewood will be deemed to have been supplied by Tanglewood. No amendment or supplement to the Joint Proxy Statement/Prospectus will be made by BOKF or Tanglewood without the approval (not to be unreasonably delayed, withheld or denied) of the other party. BOKF shall advise Tanglewood, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, or the suspension of the qualification of BOKF Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction.

17. Compliance with the Securities Act. At least 30 days prior to the Closing Date, Tanglewood will deliver to BOKF a list of names and addresses of those persons who were, in Tanglewood's reasonable judgment, at the date of this Agreement, "affiliates" (each such person, an "Affiliate") of Tanglewood within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. Tanglewood shall use commercially reasonable efforts to deliver or cause to be delivered to BOKF, prior to the Closing Date, from each of the Affiliates of Tanglewood identified in the foregoing list, an Affiliate Letter in the form attached hereto as
    Exhibit 17 (an "Affiliate Letter"), and BOKF shall duly execute the acknowledgments to any Affiliate Letters so delivered and return a copy of the acknowledged Affiliate Letter to the delivering Affiliate. BOKF shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any BOKF Shares to be received by such Affiliates pursuant to the terms of this Merger Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the BOKF Shares, consistent with the terms of such Affiliate Letters.

18. Stock Exchange Listing. BOKF shall use its best efforts to list on NASDAQ, upon official notice of issuance, the BOKF Shares and the shares constituting part of the Benchmark Payment.

19. Exchange Agent. BOKF shall appoint Bank of New York or such other person as will be reasonably acceptable to Tanglewood (The "Exchange Agent") to act as exchange agent hereunder and to make, subject to approval by BOKF and Tanglewood (provided such approval shall not be unreasonably withheld, delayed or denied), any computations required to determine the BOKF Total Share Number, the Tanglewood Total Share Number, and the Escrow Shares.

     a. On the Closing Date, BOKF shall deposit with the Exchange Agent, in trust for the holders of shares of Tanglewood Common Stock, certificates for shares of BOKF Common Stock representing shares equal to the BOKF Total Share Number.

     b. As soon as practicable after the Closing Date, the Exchange Agent shall:

         i. Mail to each Holder of record on the Record Date (A) a letter of transmittal in form reasonably acceptable to BOKF and Tanglewood (which will specify that delivery will be effected, and risk of loss and title to the Tanglewood Certificates will pass, only upon actual delivery of the Tanglewood Certificates to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Tanglewood Certificates.

         ii. Upon surrender for cancellation to the Exchange Agent of a Tanglewood Certificate, together with such letter of transmittal, duly executed, the holder of such Tanglewood Certificate shall be entitled to receive in exchange therefor a certificate representing that number of BOKF Shares into which the shares of Tanglewood Common Stock represented by such Tanglewood Certificate is converted in accordance with Paragraph 2h of this Merger Agreement.

        iii. Distribute to each holder of shares of Tanglewood Common Stock converted into the right to receive BOKF Shares, upon surrender to the Exchange Agent for cancellation of one or more certificates ("Tanglewood Certificates") representing shares of Tanglewood Common Stock, certificates representing the BOKF Shares to which such holder is entitled under this Merger Agreement.

         iv. If any certificate representing BOKF Shares is to be issued or delivered in a name other than that in which the Tanglewood Certificate surrendered in exchange therefor is registered, it will be a condition of such exchange that the Tanglewood Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person or entity requesting such exchange will pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such BOKF Shares in a name other than that of the registered holder of the Tanglewood Certificate surrendered or will establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

20. The Escrow. An escrow shall be established on the following terms and conditions (the "Escrow"):

     a. The escrow agent shall be Bank of Texas Trust Company, National Association ("Escrow Agent").

     b. The Escrow shall be governed by the standard form of escrow agreement generally in use by the Escrow Agent (the "Escrow Agreement") a copy of which is set forth as Exhibit 20.

     c. BOKF shall deliver the Escrow Shares to the Escrow Agent at the Closing.

     d. In the event BOKF claims a breach of the representations and warranties of Tanglewood arising under this Merger Agreement, BOKF shall give notice of the claim (a "Claim") to the Agent (as hereafter defined). The notice shall identify the representations and warranties which BOKF claims have been breached and describe in reasonable detail the basis of the Claim.

     e. In the event BOKF makes a Claim(s) prior to the Claim Notice Deadline, the Escrow Agent shall continue to hold the Escrow Shares until such Claim(s) is resolved by (i) the mutual agreement of Agent and BOKF or
         (ii) a final adjudication determining the merits of the Claim(s), at which time the Escrow shall terminate and the Escrow Agent shall pay (a "Claim Payment") the Claim as mutually agreed or finally adjudicated (an "Allowed Claim").

     f. The Escrow Agent shall make a Claim Payment by delivering to BOKF out of the Escrow that number of Escrow Shares which is determined by dividing the amount of the Allowed Claim expressed in dollars by the BOKF Common Stock Market Value determined on the date of the Claim Payment.

     g. The Escrow shall terminate at the later of the Claim Notice Deadline or the date on which all timely noticed Claims have been resolved by mutual agreement or final adjudication and all Allowed Claims, if any, shall have been paid to BOKF.

     h. Upon termination of the Escrow, the Escrow Shares remaining in the Escrow shall be delivered to the Holders of Tanglewood Common Stock on the Record Date in accordance with their respective interests, including interests of the Optionees who have exercised their Stock Options who shall, for the purposes of this paragraph, be deemed to be Holders.

     i. The rights of the Holders to receive Escrow Shares shall not be assignable or transferable except by operation of law or by intestacy or with the approval of BOKF (which approval shall not be unreasonably withheld, delayed, or denied) and will not be evidenced by any certificate or other evidence of ownership.

     j. BOKF shall pay the fees and costs of the Escrow Agent with respect to the Escrow.

     k. The Agent shall be Richard W. Jochetz. The Holders may by the vote of a majority in interest and upon notice to BOKF change the agent. The Agent shall not be deemed a fiduciary of the Holders and shall be liable to such Holders only for gross negligence or intentional wrongdoing. The Agent shall vote the Escrow Shares in such manner as the Agent shall, in her, his or its good faith discretion, determine advisable.

     l. The expenses of the Agent shall be reimbursed out of the Escrow. In the event of a dispute concerning a Claim, the prevailing party shall recover its litigation costs (including reasonable fees of counsel and experts) from BOKF or from the Escrow, as the case may be.

     m. In the event of any dividend in respect of the Escrow Shares, the dividend shall be issued into and become a part of the Escrow.

21. Miscellaneous Provisions. The following miscellaneous provisions shall apply to this Merger Agreement:

     a. All notices or advices required or permitted to be given by or pursuant to this Merger Agreement, shall be given in writing. All such notices and advices shall be (I) delivered personally, (ii) delivered by facsimile or delivered by U.S. Registered or Certified Mail, Return Receipt Requested mail, or (iii) delivered for overnight delivery by a nationally recognized overnight courier service. Such notices and advices shall be deemed to have been given (I) the first business day following the date of delivery if delivered personally or by facsimile, (ii) on the third business day following the date of mailing if mailed by U.S. Registered or Certified Mail, Return Receipt Requested, or (iii) on the date of receipt if delivered for overnight delivery by a nationally recognized overnight courier service. All such notices and advices and all other communications related to this Merger Agreement shall be given as follows:

         BOKF and TW:

         James Ulrich, Senior Vice President
         BOK FINANCIAL CORPORATION
         P.O. Box 2300
         Tulsa, OK 74192
         (918) 588-6135--Telephone
         (918) 588-6853--Facsimile
         Julrich@bokf.com - Email

         and

         Frederic Dorwart, Secretary and General Counsel to
         BOK Financial Corporation
         Old City Hall
         124 East Fourth Street
         Tulsa, OK 74103
         (918) 583-9945--Telephone
         (918) 583-8251--Facsimile
         Fdorwart@fdlaw.com--Email

         Tanglewood:

         Robert G. Greer, Chairman of the Board
         Richard W. Jochetz, President and Chief Executive Officer 500 Chimney Rock at Woodway
         Houston, TX 770560-1229
         (713) 226--2900--Telephone
         (713) 226--1110- Facsimile
         RWJ@bankoftanglewood.com--Email
         and

         Waverly Vest, Esquire
         Bracewell & Patterson, L.L.P.
         South Tower Pennzoil Place
         711 Louisiana Street, Suite 2900
         Houston TX 77002-2781
         (713) 221--1332--Telephone
         (713) 221--1212--Facsimile
         Wvest@bracepatt.com--Email

         or to such other address as the party may have furnished to the other parties in accordance herewith, except that notice of change of addresses shall be effective only upon receipt.

     b. This Merger Agreement is made and executed in Harris County, Texas and Tulsa County, Oklahoma.

     c. This Merger Agreement shall be subject to, and interpreted by and in accordance with, the laws (excluding conflict of law provisions) of the State of Texas and the United States of America.

     d. This Merger Agreement is the entire agreement of the parties respecting the subject matter hereof. There are no other agreements, representations or warranties, whether oral or written, respecting the subject matter hereof.

     e. No course of prior dealings involving any of the parties hereto and no usage of trade shall be relevant or advisable to interpret, supplement, explain or vary any of the terms of this Merger Agreement, except as expressly provided herein.

     f. This Merger Agreement, and all the provisions of this Merger Agreement, shall be deemed drafted by all of the parties hereto.

     g. This Merger Agreement shall not be interpreted strictly for or against any party, but solely in accordance with the fair meaning of the provisions hereof to effectuate the purposes and intent of this Merger Agreement.

     h. Each party hereto has entered into this Merger Agreement based solely upon the agreements, representations and warranties expressly set forth herein and upon his own knowledge and investigation. Neither party has relied upon any representation or warranty of any other party hereto except any such representations or warranties as are expressly set forth herein.

     i. Each of the persons signing below on behalf of a party hereto represents and warrants that he or she has full requisite power and authority to execute and deliver this Merger Agreement on behalf of the parties for whom he or she is signing and to bind such party to the terms and conditions of this Merger Agreement.

     j. This Merger Agreement may be executed in counterparts, each of which shall be deemed an original. This Merger Agreement shall become effective only when all of the parties hereto shall have executed the original or counterpart hereof. This agreement may be executed and delivered by a facsimile transmission of a counterpart signature page hereof.

     k. In any action brought by a party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the opposing party to such action such party's reasonable litigation costs and attorneys fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).

     l. This Merger Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

     m. Except with respect to the provisions of paragraphs 11i and 11j (respecting indemnification) and paragraph 20 (respecting the Escrow), this is not a third party beneficiary contract and no person or entity other than a party signing this Merger Agreement shall have any rights under this Merger Agreement.

     n. This Merger Agreement may be amended or modified only in a writing which specifically references this Merger Agreement.

     o. This Merger Agreement may not be assigned (including performance by subcontract) by any party hereto.

     p. A party to this Merger Agreement may decide or fail to require full or timely performance of any obligation arising under this Merger Agreement. The decision or failure of a party hereto to require full or timely performance of any obligation arising under this Merger Agreement (whether on a single occasion or on multiple occasions) shall not be deemed a waiver of any such obligation. No such decisions or failures shall give rise to any claim of estoppel, laches, course of dealing, amendment of this Merger Agreement by course of dealing, or other defense of any nature to any obligation arising hereunder.

     q. The repudiation, breach, or failure to perform any obligation arising under this Merger Agreement by a party after reasonable notice thereof shall be deemed a repudiation, breach, and failure to perform all of such party's obligations arising under this Merger Agreement.

     r. Time is of the essence with respect to each obligation arising under this Merger Agreement. The failure to timely perform an obligation arising hereunder shall be deemed a failure to perform the obligation.

     s. In the event any provision of this Merger Agreement, or the application of such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, or unenforceable to any extent for any reason, the remainder of this Merger Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, or unenforceable, shall not be affected and shall continue to be enforceable to the fullest extent permitted by law.

     t. All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

     u. Should the transactions contemplated herein not be consummated because of a party's breach of this Merger Agreement, in addition to such damages as may be recoverable at law or equity, the other party shall be entitled to recover from the breaching party upon demand, itemization, and documentation, its reasonable outside legal, accounting, consulting and other out-of-pocket expenses.

22. Certain Definitions. The following terms shall have the meanings ascribed to them for all purposes of the Merger Agreement:

     a. The words "best efforts" means the taking of all reasonable steps to cause or prevent any event or condition which would have been taken in similar circumstances by a reasonably prudent business person engaged in a similar business for the advancement or protection of his own economic interest in light of the consequences of failure to cause or prevent the occurrence of such event or condition, but excludes the initiation of legal proceedings.

     b. The words "knowledge" or "known"--An individual shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if (i) such individual is actually aware of such fact or other matter or (ii) a prudent individual possessing the requisite knowledge and experience could be expected to discover or otherwise become aware of such fact or other matter in the course of the performance of his duties. A party to this Merger Agreement shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if any individual who is serving, or who has at any time served, as a director or executive officer (or in any similar capacity) of the party has, or at any time had, knowledge of such fact or other matter.

     c. The word "material" for purposes of this Merger Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Merger Agreement shall determine materiality in that instance.

     d. The words "material adverse effect" and "material adverse change" shall mean, with respect to any person(including the parties to this Merger Agreement), any effect or change that is material and adverse to the financial condition, assets, results of operations, earnings, business, prospects or cash flows of that person or that materially impairs the ability of any person to consummate the Merger, or any of the contemplated transactions under the Merger Agreement. Material adverse effect or change shall not, however, be deemed to include any effect or change on the referenced person which is caused by (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (b) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries, (c) expenses incurred in connection with the transactions contemplated hereby, (d) any other matters affecting federally insured depository institutions generally, including without limitation changes in general economic conditions and changes in interest rates, or (e) actions or omissions of a party to the Merger Agreement taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby.

Dated as of the Agreement Date.

                                  BANK OF TANGLEWOOD, NATIONAL ASSOCIATION

                                    By  /s/  RICHARD W. JOCHETZ
                                        _______________________________________
                                        Its President and Chief Executive
                                         Officer

                                  BOK FINANCIAL CORPORATION

                                    By  /s/  JAMES F. ULRICH
                                        _______________________________________
                                        Its Senior Vice President

                                  TW INTERIM NATIONAL BANK, NATIONAL
                                    ASSOCIATION IN ORGANIZATION

                                    By  /s/  JAMES F. ULRICH
                                        _______________________________________
                                        Its President

                                  EXHIBIT 17

                           FORM OF AFFILIATE LETTER

                                    [      ], 2002

Ladies and Gentlemen:

   The undersigned, a holder of shares of common stock of Bank of Tanglewood, National Association ("Bank"), has been advised that as of the date hereof, the undersigned may be deemed to be an "affiliate" of Bank, as the term "affiliate" is defined for purposes of paragraph (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").

   The undersigned has been further advised that pursuant to the terms of the
Agreement and Plan of Merger dated as of May       , 2002 (the "Merger
Agreement") among the Bank, BOK Financial Corporation ("BOKF", and TW Interim Bank, National Association (the "Merger") and that as a result of the Merger, the undersigned may receive shares of BOKF in exchange for shares of Tanglewood Common Stock owned by the undersigned. Capitalized terms used but not defined herein will have the meanings given them in the Merger Agreement.

   1. The undersigned represents, warrants and covenants to BOKF that to the extent the undersigned receives any shares of BOKF Common Stock pursuant to the Merger (the "BOKF Shares"), the undersigned:

       A. Shall not make any sale, transfer or other disposition of the BOKF Shares in violation of the Act or the Rules and Regulations.

       B. Has read carefully this letter and discussed applicable limitations upon the ability of the undersigned to sell, transfer or otherwise dispose of BOKF Shares to the extent the undersigned believed necessary with counsel of the undersigned.

       C. The undersigned has been advised that the issuance of the BOKF Shares to the undersigned will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time of the approval of the Merger by the stockholders of Parent, the undersigned may be deemed to have been an affiliate of the Bank and the distribution by the undersigned of the BOKF Shares has not been registered under the Act, the undersigned may be prohibited from selling, transferring or otherwise disposing of the BOKF Shares unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to BOKF, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

       D. Understands that, except as provided in paragraph 2 below, BOKF is under no obligation to register the sale, transfer or other disposition of the BOKF Shares by the undersigned or on behalf of the undersigned under the Act or (except as forth in paragraph 2 below) to take any other action necessary in order to make compliance with an exemption from such registration available.

       E. Also understands that, unless a registration statement permitting the sale or other disposition of any or all of the BOKF Shares is effective, BOKF may give stop transfer instructions to BOKF's transfer agent with respect to the BOKF Shares and that BOKF reserves the right to place on the certificates for the BOKF Shares, or any substitutions therefor, a legend stating in substance:

              "The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said Act or an exemption from such registration."

       F. Also understands that unless the transfer by the undersigned of the BOKF Shares has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to transferees of the undersigned:

              "The securities represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The securities have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

       G. Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an affiliate of the Bank as described in the first paragraph of this letter, nor as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

   2. By BOKF's acceptance of this letter, BOKF hereby agrees with the undersigned as follows:

       A. For so long as and to the extent necessary to permit the undersigned to sell the BOKF Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, BOKF shall (a) use its reasonable best efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) furnish to the undersigned upon request a written statement as to whether BOKF has complied with such reporting requirements during the 12 months preceding any proposed sale of the BOKF Shares by the undersigned under Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. BOKF has filed all reports required to be filed with the Commission under Section 13 of the Exchange Act during the preceding 12 months.

       B. It is understood and agreed that certificates with any legends set forth in paragraphs E and F above will be substituted by delivery of certificates without such legend if (i) one year shall have elapsed from the date the undersigned acquired the BOKF Shares and the provisions of Rule 145(d)(2) are then available to the undersigned,
          (ii) two years shall have elapsed from the date the undersigned acquired the BOKF Shares and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) BOKF has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to BOKF, or a "no-action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 144 and Rule 145 under the Act no longer apply to the undersigned.

       C. BOKF will use reasonable efforts to prepare and file a shelf registration statement (the "Registration Statement") pursuant to Rule 415 under the Act to permit the sale or other disposition of any or all of the BOKF Shares in accordance with the intended method of sale or other disposition elected by the undersigned, and Parent will use its best efforts to qualify such shares of BOKF Shares under any applicable state securities laws. Parent will use all reasonable efforts (i) to cause the Registration Statement to become effective on or before the Closing Date, (ii) to obtain all consents or waivers of other parties which are required therefor, and (iii) to keep the Registration Statement continuously effective in order to permit the prospectus forming part thereof to be usable by the undersigned for a period ending two years from the Closing Date, or for such shorter period that will terminate when all shares of BOKF Shares covered by the Registration Statement have been sold pursuant to the Registration Statement or otherwise cease to be outstanding. The offer and sale under the Registration Statement or the obligation of BOKF to file the Registration Statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 calendar days in the aggregate with respect to such Registration Statement if the Board of Directors of BOKF will have determined in good faith that the offering and sales under the Registration Statement, the filing of such Registration Statement or the maintenance of its effectiveness would require disclosure of or would interfere in any material respect with any material financing, acquisition, merger or other transaction involving BOKF or any of its Subsidiaries or would otherwise require disclosure of nonpublic information that would materially and adversely affect BOKF. The Registration Statement prepared and filed under this paragraph 2.C., and any sale covered thereby, will be at BOKF's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of the undersigned's counsel related thereto. The undersigned will provide all information reasonably requested by BOKF for inclusion in the Registration Statement to be filed hereunder. In connection with the registration pursuant to this paragraph 2.C., the undersigned and BOKF will provide each other and any underwriter of the offering with customary representations, warranties, covenants, and rights to indemnification and contribution.




                 [Remainder of page intentionally left blank.]

                                          Very truly yours,

                                          _____________________________________
                                          Signature

                                          _____________________________________
                                          Print Name

ACCEPTED:
BOK FINANCIAL CORPORATION

By: _________________________________________
Name: _______________________________________
Title: ________________________________________

Dated: ______________________________________

                                  Exhibit 20.

                               ESCROW AGREEMENT

   This ESCROW AGREEMENT has been executed this       day of           , 2002
by and between BOK Financial Corporation ("BOKF"), Bank of Tanglewood, National Association ("Tanglewood"), and Bank of Texas Trust Company, National Association, as Escrow Agent (hereinafter called Escrow Agent).

   BOK Financial Corporation has deposited in escrow with the Escrow Agent shares of BOKF Common Stock pursuant to that certain Merger Agreement among BOKF, Tanglewood, and TW Interim National Bank ("Agreement"). The parties agree that this escrow shall be administered in accordance with Paragraph 20 of the Agreement, a true and correct copy of which is attached hereto and incorporated herein by this reference.

   The parties to this Escrow Agreement agree that the following provisions shall control with respect to the rights duties, liabilities, privileges and immunities of the Escrow Agent.

       e. Other than agreeing to administer this escrow in accordance with Paragraph 20 of the Agreement, the Escrow Agent is not a party to, and is not bound by, or charged with notice of, any agreement out of which this escrow may arise.

       f. The Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution thereof, or for the identity or authority of any person executing or depositing it.

       g. The Escrow Agent will not render investment advice with respect to the subject matter of this escrow.

       h. In the event the Escrow Agent becomes involved in litigation in connection with this escrow, the undersigned jointly and severally agree to indemnify and save the Escrow Agent harmless from all loss, cost, damages, expenses and attorney's fees suffered or incurred by the Escrow Agent as a result thereof.

       i. The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document which the Escrow Agent in good faith believes to be genuine and what it purports to be.

       j. The Escrow Agent shall not be liable for anything which it may do or refrain from doing in connection herewith, except its own gross negligence or willful misconduct.

       k. The Escrow Agent may consult with legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.

       l. In the event of any disagreement between any of the parties to this agreement, or between them or either of any of them and any other person, resulting in adverse claims or demands being made in connection with the subject matter of the escrow, or in the event that the Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons.

       m. The rights of the Escrow Agent under this paragraph are cumulative of all other rights which it may have by law or otherwise.

Executed in Houston, Texas this        day of           , 2002.

                                          BOK Financial Corporation

                                          By __________________________________
                                          Its: ________________________________
                                          Print Name: _________________________

                                          Bank of Tanglewood, National
                                            Association

                                          By __________________________________
                                          Its: ________________________________
                                          Print Name: _________________________

                                          BANK OF TEXAS TRUST COMPANY, NATIONAL
                                            ASSOCIATION

                                          By __________________________________
                                          Its: ________________________________
                                          Print Name

                                                                       ANNEX II

                           BANK OF TANGLEWOOD, N.A.
                            PHANTOM STOCK AGREEMENT

   This Agreement ("Agreement") is made and entered into effective as of November 28, 2001 (the "Effective Date") by and between Bank of Tanglewood, a National banking association (the "Bank") and Richard W. Jochetz (the "Holder").

   WHEREAS, the Holder is a key employee of the Bank, and the Bank desires to provide to the Holder certain Phantom Common Stock of the Bank ("Phantom Stock") upon the terms and conditions set forth in this Agreement;

   NOW THEREFORE in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

   1.  Award of Phantom Stock.   The Bank hereby awards 20,000 shares of
Phantom Stock to the Holder with a current value of $25.00 per share (the "Award Value").

   2. Vesting of Phantom Stock. The Holder shall become vested in twenty percent (20%) of the shares of Phantom Stock awarded to the Holder pursuant to this Agreement upon the fourth (4th) anniversary of the Effective Date, and shall be become vested in an additional twenty percent (20%) of the shares of Phantom Stock awarded to the Holder pursuant to this Agreement upon each of the four successive anniversaries of the Effective Date thereafter.

   3. Cash Payment Upon Change in Control. Provided that the value of a share of issued and outstanding common stock of the Bank ("Common Stock") as of the date of a Change in Control of the Bank (as defined in Section 4 below) exceeds the Award Value, the Holder shall be entitled to receive a cash payment from the Bank in an amount equal to the product of (i) the number of shares (including vested and nonvested shares) of Phantom Stock awarded to the Holder pursuant to this Agreement, multiplied by (ii) the value of a share of Common Stock as of the date of the Change in Control of the Bank, as determined by the Bank in its sole discretion, less the Award Value. This amount, if any, shall be payable in quarterly or other convenient installments and over such period of time determined by the Bank based upon the financial position of the Bank, but in no event, shall the full amount to be paid hereunder be paid over more than a twenty-four month period.

   4. Change in Control. For purposes of this Agreement, a Change in Control of the Bank means any of the following: (i) any consolidation or merger of the Bank in which the Bank is not the continuing or surviving entity or pursuant to which shares of the Common Stock would be converted into cash, securities or other property, other than a merger of the Bank in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving entity immediately after the merger;
(ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Bank; (iii) any sale or exchange or other transfer (in one transaction or a series of related transactions) of fifty-one percent (51%) of the issued and outstanding stock of the Bank; or (iv) the Bank's first offering of Common Stock to the public that is registered under the Securities Act of 1933, as amended, with the Securities and Exchange Commission.

   5.  Cash Payment Upon Termination of Employment.

      a. Except as provided in Section 5(b) below, provided that the value of a share of Common Stock as of the date of the termination of the Holder's employment with the Bank (the "Termination Date") exceeds the Award Value, the Holder shall be entitled to receive a cash payment from the Bank in an amount equal to the product of (i) the number of vested shares of Phantom Stock awarded to the Holder pursuant to this Agreement, multiplied by (ii) the value of a share of Common Stock as of the Termination Date, as determined by the Bank in its sole discretion, less the Award Value. This amount, if any, shall be payable in quarterly or other convenient installments and over such period of time determined by the Bank based upon the financial position of the Bank, but in no event, shall the full amount to be paid hereunder be paid over more than a twenty-four month period. In the event the Holder's employment with the Bank is terminated due to the death of the Holder, any amount payable under this Section 5(a) shall be paid to the Holder's heirs, beneficiaries, devisees or estate.

      b. Notwithstanding anything stated in Section 5(a) above to the contrary, if the Holder's employment with the Bank is terminated by the Bank for Cause (as defined below), the Holder shall forfeit all rights and benefits under this Agreement and shall have no further right to receive any amount which would otherwise become payable hereunder. Furthermore, upon termination of Holder's employment with the Bank for Cause, this Agreement shall be automatically terminated without further obligation or benefit to either party. For purposes of this Section 5(b), termination for Cause shall mean the termination of the Holder's employment with the Bank for any of the following reasons:

           i. violation of any law, regulation or governmental or judicial order governing the Bank or its services;

          ii. Holder's conviction of, or plea of nolo contendere to, any felony;

         iii. Holder's material violation of any of the Bank's written personnel policies;

          iv. any material false, fraudulent or dishonest act, statement or omission, or other defalcation, by the Holder;

           v. any act, statement or omission by the Holder which materially injures the business or reputation of the Bank; or

          vi. any tort, committed or threatened, by the Holder in the course of his employment directed at the Bank or any of its employees, agents, invitees or customer.

   6. Capital Adjustments. If, at any time while this Agreement is in effect, there is any increase or decrease in the number of shares of Common Stock resulting from (1) the declaration or payment of a stock dividend, (2) any recapitalization resulting in a stock split-up, combination or exchange of shares of Common Stock, or (3) other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Bank, an appropriate adjustment shall be made in the number of shares of Phantom Stock awarded pursuant to this Agreement in the same proportion as the adjustment to the number of the shares of Common Stock. The calculation of any adjustment to the number of shares of Phantom Stock pursuant to this Section 6 shall be made at the sole and absolute discretion of the Bank.

   The issuance by the Bank of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with a sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Bank convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of shares of Phantom Stock awarded pursuant to this Agreement.

   7. Recapitalization, Merger, and Consolidation. The existence of this Agreement shall not affect in any way the right or power of the Bank or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Bank's capital structure and its business, or any merger or consolidation of the Bank, or any issue of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Bank, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

   8.  Miscellaneous

      a. Limitation of Rights. Nothing in this Agreement shall be construed to: (i) give the Holder any rights whatsoever with respect to shares of Common Stock; (ii) limit in any way the right of the Bank to terminate the Holder's employment with the Bank at any time; or (iii) be evidence of any agreement or understanding, expressed or implied, that the Bank will employ the Holder in any particular position, or at any particular rate of remuneration, or for any particular period.

      b. Nonalienation of Benefits. No right or benefit under this Agreement shall be subject to anticipation, alienation, sale assignment, pledge, encumbrance, or charge and any attempt by the Holder to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. Additionally, no right or benefit under this Agreement shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the Holder. If the Holder shall become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit hereunder, then such right or benefit shall, at the discretion of the Bank, cease and terminate.

      c. Subordination. The obligations of the Bank under this Agreement shall be subordinate to any obligations of the Bank to any third party and the Holder shall execute an acknowledgement of such subordination at any time upon request by the Bank.

      d. Tax Withholding. The Bank shall have the right to deduct from all amounts paid hereunder any Federal, state, or local taxes required by law to be withheld with respect to such payments.

      e. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Bank.

      f. Headings. Headings of sections hereof are inserted for convenience and reference only and do not constitute part of this Agreement and shall not be used in construing the provisions of this Agreement.

      g. Severability. The provisions of this Agreement are severable, and in the event that any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement.

      h. Texas Law to Apply. THIS AGREEMENT SHALL BE CONSTRUED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. ALL OBLIGATIONS HEREUNDER SHALL BE PERFORMABLE AT THE OFFICES OF THE BANK IN HOUSTON, HARRIS COUNTY, TEXAS.

      i. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior discussions, negotiations, and agreements with respect to the subject matter hereof.

      j. Amendment. This Agreement may not be modified, altered, discharged, enlarged, or amended except by an agreement in writing executed by both the Bank and the Holder.

      k. Notices. Any notice required or permitted to be given hereunder shall be in writing, shall be effective only upon receipt, and shall be personally delivered or sent by fax or certified mail, return receipt requested, postage prepaid, and addressed to the parties as follows:

                           Bank:   Bank of Tanglewood
                                   500 Chimney Rock
                                   Houston, TX 77056
                           Holder: Richard Jochetz
                                   13111 Indian Creek
                                   Houston, TX 77079

      Either party may change its address for purpose of notices under this Agreement by giving notice of such changed address to the other party.

      l. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

   IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and the Holder, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement effective as of the Effective Date.

                                              BANK

                                              BANK OF TANGLEWOOD, N.A.

                                                       /S/  ROBERT G. GREER
                                              ----------------------------------
                                                          Robert G. Greer
                                                             Chairman

ATTEST

      /S/  JAMES L. TIDWELL, JR.
------------------------------------
         James L. Tidwell, Jr.
       Executive Vice President

                                              HOLDER

                                                      /S/  RICHARD W. JOCHETZ
                                              ----------------------------------
                                                        Richard W. Jochetz

                                                                      ANNEX III

                           BANK OF TANGLEWOOD, N.A.
                            PHANTOM STOCK AGREEMENT

   This Agreement ("Agreement") is made and entered into effective as of November 28, 2001 (the "Effective Date") by and between Bank of Tanglewood, a National banking association (the "Bank") and Robert G. Greer (the "Holder").

   WHEREAS, the Holder is a key employee of the Bank, and the Bank desires to provide to the Holder certain Phantom Common Stock of the Bank ("Phantom Stock") upon the terms and conditions set forth in this agreement;

   NOW THEREFORE in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

   1. Award of Phantom Stock. The Bank hereby awards 10,000 shares of Phantom Stock to the Holder with a current value of $25.00 per share (the "Award Value").

   2. Vesting of Phantom Stock. The Holder shall become vested in twenty percent (20%) of the shares of Phantom Stock awarded to the Holder pursuant to this Agreement upon the fourth (4th) anniversary of the Effective Date, and shall be become vested in an additional twenty percent (20%) of the shares of Phantom Stock awarded to the Holder pursuant to this Agreement upon each of the four successive anniversaries of the Effective Date thereafter.

   3. Cash Payment Upon Change in Control. Provided that the value of a share of issued and outstanding common stock of the Bank ("Common Stock") as of the date of a Change in Control of the Bank (as defined in Section 4 below) exceeds the Award Value, the Holder shall be entitled to receive a cash payment from the Bank in an amount equal to the product of (i) the number of shares (including vested and nonvested shares) of Phantom Stock awarded to the Holder pursuant to this Agreement, multiplied by (ii) the value of a share of Common Stock as of the date of the Change in Control of the Bank, as determined by the Bank in its sole discretion, less the Award Value. This amount, if any, shall be payable in quarterly or other convenient installments and over such period of time determined by the Bank based upon the financial position of the Bank, but in no event, shall the full amount to be paid hereunder be paid over more than a twenty-four month period.

   4. Change in Control. For purposes of this Agreement, a Change in Control of the Bank means any of the following: (i) any consolidation or merger of the Bank in which the Bank is not the continuing or surviving entity or pursuant to which shares of the Common Stock would be converted into cash, securities or other property, other than a merger of the Bank in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving entity immediately after the merger;
(ii) any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Bank;
(iii) any sale or exchange or other transfer (in one transaction or a series of related transactions) of fifty-one percent (51%) of the issued and outstanding stock of the Bank; or (iv) the Bank's first offering of Common Stock to the public that is registered under the Securities Act of 1933, as amended, with the Securities and Exchange Commission.

   5.  Cash Payment Upon Termination of Employment.

      a. Except as provided in Section 5(b) and Section 5(c) below, provided that the value of a share of Common Stock as of the date of the termination of the Holder's employment with the Bank (the "Termination Date") exceeds the Award Value, the Holder shall be entitled to receive a cash payment from the Bank in an amount equal to the product of (i) the number of vested shares of Phantom Stock awarded to the Holder pursuant to this Agreement, multiplied by (ii) the value of a share of Common Stock as of the Termination Date, as determined by the Bank in its sole discretion, less the Award Value. This amount, if any, shall be payable in quarterly or other convenient installments and over such period of time determined by the Bank based upon the financial position of the Bank, but in no event, shall the full amount to be paid hereunder be paid over more than a twenty-four month period. In the event the Holder's employment with the Bank is terminated due to the death of the Holder, any amount payable under this Section 5(a) shall be paid to the Holder's heirs, beneficiaries, devisees or estate.

      b. Notwithstanding anything stated in Section 5(a) above to the contrary, if the Holder's employment with the Bank is terminated by the Bank for Cause (as defined below), the Holder shall forfeit all rights and benefits under this Agreement and shall have no further right to receive any amount which would otherwise become payable hereunder. Furthermore, upon termination of Holder's employment with the Bank for Cause, this Agreement shall be automatically terminated without further obligation or benefit to either party. For purposes of this Section 5(b), termination for Cause shall mean the termination of the Holder's employment with the Bank for any of the following reasons:

           i. violation of any law, regulation or governmental or judicial order governing the Bank or its services;

          ii. Holder's conviction of, or plea of nolo contendere to, any felony;

         iii. Holder's material violation of any of the Bank's written personnel policies;

          iv. any material false, fraudulent or dishonest act, statement or omission, or other defalcation, by the Holder;

           v. any act, statement or omission by the Holder which materially injures the business or reputation of the Bank; or

          vi. any tort, committed or threatened, by the Holder in the course of his employment directed at the Bank or any of its employees, agents, invitees or customer.

      c. Notwithstanding anything stated in Section 5(a) above to the contrary, in the event that the Holder's employment with the Bank is terminated due to the retirement of Holder and the Holder is seventy (70) years of age or older at the time of retirement, the Holder shall be entitled to receive a cash payment from the Bank in an amount equal to the product of (i) the number of shares (including vested and nonvested shares) of Phantom Stock awarded to the Holder pursuant to this Agreement, multiplied by (ii) the value of a share of Common Stock as of the date of the Holder's retirement, as determined by the Bank in its sole discretion, less the Award Value. This amount, if any, shall be payable in quarterly or other convenient installments and over such period of time determined by the Bank based upon the financial position of the Bank, but in no event, shall the full amount to be paid hereunder be paid over more than a twenty-four month period. In the event that the value of a share of Common Stock as of the date of the Holder's retirement does not exceed the Award Value, no payment shall be made to the Holder pursuant to this Section 5(c).

   6. Capital Adjustments. If, at any time while this Agreement is in effect, there is any increase or decrease in the number of shares of Common Stock resulting from (1) the declaration or payment of a stock dividend, (2) any recapitalization resulting in a stock split-up, combination, or exchange of shares of Common Stock, or (3) other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Bank, an appropriate adjustment shall be made in the number of shares of Phantom Stock awarded pursuant to this Agreement in the same proportion as the adjustment to the number of the shares of Common Stock. The calculation of any adjustment to the number of shares of Phantom Stock pursuant to this Section 6 shall be made at the sole and absolute discretion of the Bank.

   The issuance by the Bank of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with a sale or upon the exercise of rights or warrants tot subscribe therefor, or upon conversion of shares or obligations of the Bank convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of shares of Phantom Stock awarded pursuant to the Agreement.

   7. Recapitalization, Merger, and Consolidation. The existence of this Agreement shall not affect in any way the right or power of the Bank or its stockholders to make or authorize any or all adjustments, recapitalization, reorganizations, or other changes in the Bank's capital structure and its business, or any merger or consolidation of the Bank, or any issue of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any right, options, or warrants to purchase same), or the dissolution or liquidation of the Bank, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

   8.  Miscellaneous.

      a. Limitation of Rights. Nothing in this Agreement shall be construed to: (i) give the Holder any rights whatsoever with respect to shares of Common Stock; (ii) limit in any way the right of the Bank at any time; or
   (iii) be evidence of any agreement or understanding, expressed or implied, that the Bank will employ the Holder in any particular position, or at any particular rate of remuneration, or for any particular period.

      b. Nonalienation of Benefits. No right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge and any attempt by the Holder to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. Additionally, no right or benefit under this Agreement shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the Holder. If the Holder shall become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit hereunder, then such right or benefit shall, at the discretion of the Bank, cease and terminate.

      c. Subordination. The obligations of the Bank under this Agreement shall be subordinate to any obligations of the Bank to any third party and the Holder shall execute an acknowledgment of such subordination at any time upon request by the Bank.

      d. Tax Withholding. The Bank shall have the right to deduct from all amounts paid hereunder any Federal, state, or local taxes required by law to be withheld with respect to such payments.

      e. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Bank.

      f. Headings. Headings of sections hereof are inserted for convenience and reference only and do not constitute part of this Agreement and shall not be used in construing the provisions of this Agreement.

      g. Severability. The provisions of this Agreement are severable, and in the event that any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement.

      h. Texas Law to Apply. THIS AGREEMENT SHALL BE CONSTRUED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. ALL OBLIGATIONS HEREUNDER SHALL BE PERFORMABLE AT THE OFFICES OF THE BANK IN HOUSTON, HARRIS COUNTY, TEXAS.

      i. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior discussions, negotiations, and agreements with respect to the subject matter hereof.

      j. Amendment. This Agreement may not be modified, altered, discharged, enlarged, or amended except by an agreement in writing executed by both the Bank and the Holder.

      k. Notices. Any notice required or permitted to be given hereunder shall be in writing, shall be effective only only upon receipt, and shall be personally delivered or sent by fax or certified mail, return receipt requested, postage prepaid, and addressed to the parties as follows:


                        Bank: Bank of Tanglewood
                              500 Chimney Rock
                              Houston, TX 77056
                              Attn: James L. Tidwell, Jr.
                              Fax No. (713) 266-1110

                      Holder:
                              ---------------------------

                              ---------------------------

                              Fax No.____________________

      Either party may change its address for purpose of notices under this Agreement by giving notice of such changed address to the other party.

      l. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

   IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and the Holder, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement effective as of the Effective Date.

                                                 BANK
                                                 BANK OF TANGLEWOOD, N.A.

                                                        /s/  RICHARD W. JOCHETZ
                                                     ---------------------------
                                                          Richard W. Jochetz
                                                            President & CEO

ATTEST

 /s/  JAMES L. TIDWELL, JR.
---------------------------
    James L. Tidwell, Jr.
  Executive Vice President


                                                 HOLDER

                                                         /s/  ROBERT G. GREER
                                                     ---------------------------
                                                            Robert G. Greer

                                                                       ANNEX IV

                           BANK OF TANGLEWOOD, N.A.
                            PHANTOM STOCK AGREEMENT

   This Agreement ("Agreement") is made and entered into effective as of November 28, 2001 (the "Effective Date") by and between Bank of Tanglewood, a National banking association (the "Bank") and James L. Tidwell, Jr. (the "Holder").

   WHEREAS, the Holder is a key employee of the Bank, and the Bank desires to provide to the Holder certain Phantom Common Stock of the Bank ("Phantom Stock") upon the terms and conditions set forth in this Agreement;

   NOW THEREFORE in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

   1. Award of Phantom Stock. The Bank hereby awards 16,000 shares of Phantom Stock to the Holder with a current value of $25.00 per share (the "Award Value").

   2. Vesting of Phantom Stock. The Holder shall become vested in twenty percent (20%) of the shares of Phantom Stock awarded to the Holder pursuant to this Agreement upon the fourth (4th) anniversary of the Effective Date, and shall be become vested in an additional twenty percent (20%) of the shares of Phantom Stock awarded to the Holder pursuant to this Agreement upon each of the four successive anniversaries of the Effective Date thereafter.

   3. Cash Payment Upon Change in Control. Provided that the value of a share of issued and outstanding common stock of the Bank ("Common Stock") as of the date of a Change in Control of the Bank (as defined in Section 4 below) exceeds the Award Value, the Holder shall be entitled to receive a cash payment from the Bank in an amount equal to the product of (i) the number of shares (including vested and nonvested shares) of Phantom Stock awarded to the Holder pursuant to this Agreement, multiplied by (ii) the value of a share of Common Stock as of the date of the Change in Control of the Bank, as determined by the Bank in its sole discretion, less the Award Value. This amount, if any, shall be payable in quarterly or other convenient installments and over such period of time determined by the Bank based upon the financial position of the Bank, but in no event, shall the full amount to be paid hereunder be paid over more than a twenty-four month period.

   4. Change in Control. For purposes of this Agreement, a Change in Control of the Bank means any of the following: (i) any consolidation or merger of the Bank in which the Bank is not the continuing or surviving entity or pursuant to which shares of the Common Stock would be converted into cash, securities or other property, other than a merger of the Bank in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving entity immediately after the merger;
(ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Bank; (iii) any sale or exchange or other transfer (in one transaction or a series of related transactions) of fifty-one percent (51%) of the issued and outstanding stock of the Bank; or (iv) the Bank's first offering of Common Stock to the public that is registered under the Securities Act of 1933, as amended, with the Securities and Exchange Commission.

   5.  Cash Payment Upon Termination of Employment.

      a. Except as provided in Section 5(b) below, provided that the value of a share of Common Stock as of the date of the termination of the Holder's employment with the Bank (the "Termination Date") exceeds the Award Value, the Holder shall be entitled to receive a cash payment from the Bank in an amount equal to the product of (i) the number of vested shares of Phantom Stock awarded to the Holder pursuant to this Agreement, multiplied by (ii) the value of a share of Common Stock as of the Termination Date, as determined by the Bank in its sole discretion, less the Award Value. This amount, if any, shall be payable in quarterly or other convenient installments and over such period of time determined by the Bank based upon the financial position of the Bank, but in no event, shall the full amount to be paid hereunder be paid over more than a twenty-four month period. In the event the Holder's employment with the Bank is terminated due to the death of the Holder, any amount payable under this Section 5(a) shall be paid to the Holder's heirs, beneficiaries, devisees or estate.

      b. Notwithstanding anything stated in Section 5(a) above to the contrary, if the Holder's employment with the Bank is terminated by the Bank for Cause (as defined below), the Holder shall forfeit all rights and benefits under this Agreement and shall have no further right to receive any amount which would otherwise become payable hereunder. Furthermore, upon termination of Holder's employment with the Bank for Cause, this Agreement shall be automatically terminated without further obligation or benefit to either party. For purposes of this Section 5(b), termination for Cause shall mean the termination of the Holder's employment with the Bank for any of the following reasons:

           i. violation of any law, regulation or governmental or judicial order governing the Bank or its services;

          ii. Holder's conviction of, or plea of nolo contendere to, any felony;

         iii. Holder's material violation of any of the Bank's written personnel policies;

          iv. any material false, fraudulent or dishonest act, statement or omission, or other defalcation, by the Holder;

           v. any act, statement or omission by the Holder which materially injures the business or reputation of the Bank; or

          vi. any tort, committed or threatened, by the Holder in the course of his employment directed at the Bank or any of its employees, agents, invitees or customer.

   6. Capital Adjustments. If, at any time while this Agreement is in effect, there is any increase or decrease in the number of shares of Common Stock resulting from (1) the declaration or payment of a stock dividend, (2) any recapitalization resulting in a stock split-up, combination, or exchange of shares of Common Stock, or (3) other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Bank, an appropriate adjustment shall be made in the number of shares of Phantom Stock awarded pursuant to this Agreement in the same proportion as the adjustment to the number of the shares of Common Stock. The calculation of any adjustment to the number of shares of Phantom Stock pursuant to this Section 6 shall be made at the sole and absolute discretion of the Bank.

   The issuance by the Bank of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with a sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Bank convertible into such shares or other securities, shall not affect and no adjustment by reason thereof shall be made with respect to the number of shares of Phantom Stock awarded pursuant to this Agreement.

   7. Recapitalization, Merger, and Consolidation. The existence of this Agreement shall not affect in any way the right or power of the Bank or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Bank's capital structure and its business, or any merger or consolidation of the Bank, or any issue of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Bank, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

   8.  Miscellaneous.

      a. Limitation of Rights. Nothing in this Agreement shall be construed to: (i) give the Holder any rights whatsoever with respect to shares of Common Stock; (ii) limit in any way the right of the Bank to terminate the Holder's employment with the Bank at any time; or (iii) be evidence of any agreement or understanding, expressed or implied, that the Bank will employ the Holder in any particular position, or at any particular rate of remuneration, or for any particular period.

      b. Nonalienation of Benefits. No right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge and any attempt by the Holder to anticipate, alienate, sell assign, pledge, encumber or charge the same shall be void. Additionally, no right or benefit under this Agreement shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the Holder. If the Holder shall become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit hereunder, then such right or benefit shall, at the discretion of the Bank, cease and terminate.

      c. Subordination. The obligations of the Bank under this Agreement shall be subordinate to any obligations of the Bank to any third party and the Holder shall execute an acknowledgement of such subordination at any time upon request by the Bank.

      d. Tax Withholding. The Bank shall have the right to deduct from all amounts paid hereunder any Federal, state, or local taxes required by law to be withheld with respect to such payments.

      e. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Bank.

      f. Headings. Headings of sections hereof are inserted for convenience and reference only and do not constitute part of this Agreement and shall not be used in construing the provisions of this Agreement.

      g. Severability. The provisions of this Agreement are severable, and in the event that any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement.

      h. Texas Law to Apply. THIS AGREEMENT SHALL BE CONSTRUED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. ALL OBLIGATIONS HEREUNDER SHALL BE PERFORMABLE AT THE OFFICES OF THE BANK IN HOUSTON, HARRIS COUNTY, TEXAS.

      i. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior discussions, negotiations, and agreements with respect to the subject matter hereof.

      j. Amendment. This Agreement may not be modified, altered, discharged, enlarged, or amended except by an agreement in writing executed by both the Bank and the Holder.

      k. Notices. Any notice required or permitted to be given hereunder shall be in writing, shall be effective only upon receipt, and shall be personally delivered or sent by fax or certified mail, return receipt requested, postage prepaid, and addressed to the parties as follows:

                           Bank:   Bank of Tanglewood
                                   500 Chimney Rock
                                   Houston, TX 77056
                           Holder: James Tidwell
                                   118 Park Laureate
                                   Houston, TX 77024

      Either party may change its address for purpose of notices under this Agreement by giving notice of such changed address to the other party.

      l. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

   IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and the Holder, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement effective as of the Effective Date.

                                          BANK

                                              BANK OF TANGLEWOOD, N.A.

                                                      /s/  RICHARD W. JOCHETZ
                                              ----------------------------------
                                                        Richard W. Jochetz
                                                          President & CEO

ATTEST


    /s/  ROBERT G. GREER
----------------------------
       Robert G. Greer
          Chairman

                                          HOLDER


                                                   /s/  JAMES L. TIDWELL, JR.
                                                --------------------------------
                                                      James L. Tidwell, Jr.

                                                                        ANNEX V

                           BANK OF TANGLEWOOD, N.A.
                             500 Chimney Rock Road
                             Houston, Texas 77056

      Re:  Phantom Stock Agreement Waiver

Dear Mr. Jochetz:

   Under the terms of the Phantom Stock Agreement dated November 28, 2001 between you and Bank of Tanglewood, N.A. (the "Bank"), upon the consummation of the merger (the "Merger") of the Bank into TW Interim National Bank ("TW") pursuant to that certain Agreement and Plan of Merger dated May 15, 2002 by and among the Bank, TW and BOK Financial Corporation, you will be entitled to receive a cash payment (the "Payment") equal to the product of (i) the number of shares of Phantom Stock awarded under the Phantom Stock Agreement, multiplied by (ii) the value of a share of common stock of the Bank as of the date of the Merger, less the Award Value (as defined in the Phantom Stock Agreement).

   Under the terms of the Agreement and Plan of Merger, however, the Bank is required to obtain your waiver of a portion of the Payment that you would otherwise be entitled to receive under the Phantom Stock Agreement. Furthermore, if the Merger is not consummated (and there is no change in control of the Bank before then), you would not vest in any of the Payment until November 28, 2005, and you would not vest in all of the Payment until November 28, 2009. The amount of the Payment you would vest in at that time could be less than the amount of the Payment you would otherwise be entitled to receive upon consummation of the Merger.

   Therefore, in order to allow the Merger to be consummated, and to fix the amount and accelerate timing of the Payment, the Bank and you hereby agree that, notwithstanding any other agreement, plan, resolution or arrangement to the contrary, you hereby relinquish all rights to the Payment to the extent that the Payment relates to 100% of the Phantom Stock shares that, in the absence of the Merger, would have vested on or about November 28, 2009, plus 10% of the Phantom Stock shares that would have vested on or about November 28, 2008, plus such additional amount, if any, the payment of which would subject the Payment to the excise tax provided by Section 4999 of the Internal Revenue Code.

   The foregoing waiver, however, is void if the amount waived and relinquished is approved for payment by the shareholders of the Bank in a manner that meets the requirements of Section 280G(b)(5)(B) of the Internal Revenue Code.

Agreed and Accepted:                  BANK OF TANGLEWOOD, N.A.

     /s/  RICHARD W. JOCHETZ          By:        /s/  JAMES L. TIDWELL, JR.
----------------------------------           ----------------------------------
        Richard W. Jochetz
                                      Name:        James L. Tidwell, Jr.
                                             ----------------------------------
                                      Title:              EVP/CFO
                                             ----------------------------------

                                                                       ANNEX VI

                           BANK OF TANGLEWOOD, N.A.
                             500 Chimney Rock Road
                             Houston, Texas 77056

      Re:  Phantom Stock Agreement Waiver

Dear Mr. Greer:

   Under the terms of the Phantom Stock Agreement dated November 28, 2001 between you and Bank of Tanglewood, N.A. (the "Bank"), upon the consummation of the merger (the "Merger") of the Bank into TW Interim National Bank ("TW") pursuant to that certain Agreement and Plan of Merger dated May 15, 2002 by and among the Bank, TW and BOK Financial Corporation, you will be entitled to receive a cash payment (the "Payment") equal to the product of (i) the number of shares of Phantom Stock awarded under the Phantom Stock Agreement, multiplied by (ii) the value of a share of common stock of the Bank as of the date of the Merger, less the Award Value (as defined in the Phantom Stock Agreement).

   Under the terms of the Agreement and Plan of Merger, however, the Bank is required to obtain your waiver of a portion of the Payment that you would otherwise be entitled to receive under the Phantom Stock Agreement. Furthermore, if the Merger is not consummated (and there is no change in control of the Bank before then), you would not vest in any of the Payment until November 28, 2005, and you would not vest in all of the Payment until November 28, 2009. The amount of the Payment you would vest in at that time could be less than the amount of the Payment you would otherwise be entitled to receive upon consummation of the Merger.

   Therefore, in order to allow the Merger to be consummated, and to fix the amount and accelerate timing of the Payment, the Bank and you hereby agree that, notwithstanding any other agreement, plan, resolution or arrangement to the contrary, you hereby relinquish all rights to the Payment to the extent that the Payment relates to 45% of the Phantom Stock shares that, in the absence of the Merger, would have vested on or about November 28, 2009, plus such additional amount, if any, the payment of which would subject the Payment to the excise tax provided by Section 4999 of the Internal Revenue Code.

   The foregoing waiver, however, is void if the amount waived and relinquished is approved for payment by the shareholders of the Bank in a manner that meets the requirements of Section 280G(b)(5)(B) of the Internal Revenue Code.

Agreed and Accepted:                  BANK OF TANGLEWOOD, N.A.

       /s/  ROBERT G. GREER           By:        /s/  JAMES L. TIDWELL, JR.
----------------------------------           ----------------------------------
         Robert G. Greer
                                      Name:        James L. Tidwell, Jr.
                                             ----------------------------------
                                      Title:              EVP/CFO
                                             ----------------------------------

                                                                      ANNEX VII

                           BANK OF TANGLEWOOD, N.A.
                             500 Chimney Rock Road
                             Houston, Texas 77056

      Re:  Phantom Stock Agreement Waiver

Dear Mr. Tidwell:

   Under the terms of the Phantom Stock Agreement dated November 28, 2001 between you and Bank of Tanglewood, N.A. (the "Bank"), upon the consummation of the merger (the "Merger") of the Bank into TW Interim National Bank ("TW") pursuant to that certain Agreement and Plan of Merger dated May 15, 2002 by and among the Bank, TW and BOK Financial Corporation, you will be entitled to receive a cash payment (the "Payment") equal to the product of (i) the number of shares of Phantom Stock awarded under the Phantom Stock Agreement, multiplied by (ii) the value of a share of common stock of the Bank as of the date of the Merger, less the Award Value (as defined in the Phantom Stock Agreement).

   Under the terms of the Agreement and Plan of Merger, however, the Bank is required to obtain your waiver of a portion of the Payment that you would otherwise be entitled to receive under the Phantom Stock Agreement. Furthermore, if the Merger is not consummated (and there is no change in control of the Bank before then), you would not vest in any of the Payment until November 28, 2005, and you would not vest in all of the Payment until November 28, 2009. The amount of the Payment you would vest in at that time could be less than the amount of the Payment you would otherwise be entitled to receive upon consummation of the Merger.

   Therefore, in order to allow the Merger to be consummated, and to fix the amount and accelerate timing of the Payment, the Bank and you hereby agree that, notwithstanding any other agreement, plan, resolution or arrangement to the contrary, you hereby relinquish all rights to the Payment to the extent that the Payment relates to 95% of the Phantom Stock shares that, in the absence of the Merger, would have vested on or about November 28, 2009, plus such additional amount, if any, the payment of which would subject the Payment to the excise tax provided by Section 4999 of the Internal Revenue Code.

   The foregoing waiver, however, is void if the amount waived and relinquished is approved for payment by the shareholders of the Bank in a manner that meets the requirements of Section 280G(b)(5)(B) of the Internal Revenue Code.

Agreed and Accepted:                  BANK OF TANGLEWOOD, N.A.

      /s/  JAMES L. TIDWELL           By:       /s/  JAMES L. TIDWELL, JR.
----------------------------------           ----------------------------------
         James L. Tidwell
                                      Name:         James L. Tidwell, Jr.
                                             ----------------------------------
                                      Title:               EVP/CFO
                                             ----------------------------------

                                                                     ANNEX VIII

September  , 2002

Board of Directors
Bank of Tanglewood, NA
500 Chimney Rock Road
Houston, TX 77056

Dear Members of the Board:

   We understand that Bank of Tanglewood, N. A. ("Tanglewood"), a Texas corporation, and BOK Financial Corporation ("BOK Financial"), an Oklahoma corporation, have entered into an Agreement and Plan of Merger (the "Agreement") dated May 15, 2002, pursuant to which the Board of Directors of both Tanglewood and BOK Financial have determined that it is in the best interests of their respective shareholders to enter into a transaction pursuant to which Tanglewood will be merged with and into TW Interim National Bank, a wholly-owned subsidiary of BOK Financial (the "Merger"). As set forth in the Agreement, at the Effective Time of the Merger (as defined in the Agreement) all of the outstanding shares of Tanglewood stock (including any stock options, warrants, and rights to acquire stock) shall be converted into the right to receive merger consideration valued at $65 million. The $65 million merger consideration includes approximately $450,000 to be paid to Hovde Financial LLC ("Hovde") as Bank of Tanglewood's financial advisor and assumes the issuance to Tanglewood shareholders of the $750,000 in BOK Financial common stock to be placed into the escrow account to compensate BOK Financial for any breaches in representations and warranties of Bank of Tanglewood which are discovered between completion of the merger and December 31, 2003. The $65 million merger consideration excludes the value of the benchmark price protection rights to be received pursuant to the merger. The merger consideration to be paid to Bank of Tanglewood shareholders by BOK Financial is made up of 100% BOK Financial common stock. In connection with the merger, you have requested our opinion as to the fairness, from a financial point of view, of the Merger to the shareholders of Tanglewood.

   Hovde, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Tanglewood, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement. We are also familiar with BOK Financial, through our continued Merger negotiations and due diligence.

   We were retained by Tanglewood to act as its financial advisor in connection with the Merger. We will receive compensation from Tanglewood in connection with our services, a significant portion of which is contingent upon the consummation of the Merger. Tanglewood has agreed to indemnify us for certain liabilities arising out of our engagement.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

    (i)  reviewed the Agreement;

    (ii) reviewed certain historical publicly available business and financial information concerning Tanglewood and BOK Financial;

   (iii) reviewed certain internal financial statements and other financial and operating data concerning Tanglewood;

    (iv) analyzed certain financial projections prepared by the management of Tanglewood;

    (v) conducted meetings with members of the senior management of Tanglewood for the purpose of reviewing the future prospects of Tanglewood, including financial forecasts related to Bank of

         Tanglewood's business, earnings, assets, liabilities and the amount and timing of cost savings and revenue enhancements (the "Synergies") expected to be achieved as a result of the Merger;

    (vi) conducted meetings with members of senior management of BOK Financial for purposes of reviewing historical financial information related to BOK Financial's business, earnings, assets and liabilities;

   (vii) evaluated the pro forma contribution of Tanglewood's assets, liabilities, equity and earnings to the pro forma company;

  (viii) reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant;

    (ix) analyzed the pro forma impact of the Merger on the combined company's earnings per share, consolidated capitalization and financial ratios; and,

    (x) performed such other analyses and considered such other factors as we have deemed appropriate.

   We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our knowledge of the banking industry and our general experience in securities valuations.

   In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Tanglewood and BOK Financial and in the discussions with Tanglewood and BOK Financial managements. In that regard, we have assumed that the financial forecasts, including, without limitation, the Synergies and projections regarding under-performing and non-performing assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of Tanglewood and BOK Financial and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for Tanglewood and BOK Financial are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of Tanglewood or BOK Financial. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of Tanglewood or BOK Financial and we were not furnished with any such evaluations or appraisals.

   We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase-of-interests under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to Tanglewood or BOK Financial. In rendering this opinion, we have been advised by Tanglewood and BOK Financial and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger and we have further assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on BOK Financial or the surviving corporation that would have a material adverse effect on BOK Financial or the contemplated benefits of the Merger. We have also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of BOK Financial or the surviving corporation after the Merger.

   Our opinion is based solely upon the information available to us and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof.

   This letter is solely for the information of the Board of Directors of Tanglewood and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of Tanglewood Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

   Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the merger consideration as set forth in the Agreement is fair, from a financial point of view, to the shareholders of Tanglewood.

                                          Sincerely,


                                          HOVDE FINANCIAL LLC

                                                                       ANNEX IX
12 USCA (S) 215
12 U.S.C.A. (S) 215

                      Provisions of the National Bank Act
                 Relating to Rights of Dissenting Shareholders

  (S) 215.  Consolidation of banks within the same State

   (a)  In general

   Any national bank or any bank incorporated under the laws of any State may, with the approval of the Comptroller, be consolidated with one or more national banking associations located in the same State under the charter of a national banking association on such terms and conditions as may be lawfully agreed upon by a majority of the board of directors of each association or bank proposing to consolidate, and be ratified and confirmed by the affirmative vote of the shareholders of each such association or bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of such State bank if the laws of the State where it is organized so require, at a meeting to be held on the call of the directors after publishing notice of the time, place, and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or bank is located, or, if there is no such newspaper, then in the paper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meeting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State bank.

   (b) Liability of consolidated association; capital stock; dissenting shareholders

   The consolidated association shall be liable for all liabilities of the respective consolidating banks or associations. The capital stock of such consolidated association shall not be less than that required under existing law for the organization of a national bank in the place in which it is located: Provided, That if such consolidation shall be voted for at such meetings by the necessary majorities of the shareholders of each association and State bank proposing to consolidate, and thereafter the consolidation shall be approved by the Comptroller, any shareholder of any of the associations or State banks so consolidated who has voted against such consolidation at the meeting of the association or bank of which he is a stockholder, or who has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of consolidation, shall be entitled to receive the value of the shares so held by him when such consolidation is approved by the Comptroller upon written request made to the consolidated association at any time before thirty days after the date of consummation of the consolidation, accompanied by the surrender of his stock certificates.

   (c)  Valuation of shares

   The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the consolidation, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of

12 USCA (S) 215
12 U.S.C.A. (S) 215

the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the consolidated banking association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

   (d) Appraisal by Comptroller; expenses of consolidated association; sale and resale of shares; State appraisal and consolidation law

   If, within ninety days from the date of consummation of the consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the consolidated banking association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the consolidated banking association. Within thirty days after payment has been made to all dissenting shareholders as provided for in this section the shares of stock of the consolidated banking association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the consolidated banking association at an advertised public auction, unless some other method of sale is approved by the Comptroller, and the consolidated banking association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders the excess in such sale price shall be paid to such shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such consolidation shall be in contravention of the law of the State under which such bank is incorporated.

                                                                      BC -- 259
                                                               BANKING ISSUANCE
--------------------------------------------------------------------------------

      Comptroller of the Currency
      Administrator of National Banks
--------------------------------------------------------------------------------

      Type:    Banking Circular Subject:  Stock Appraisals

--------------------------------------------------------------------------------


TO:  Chief Executive Officers of National Banks, Deputy Comptrollers
           (District), Department and Division Heads, and Examining Personnel

PURPOSE

   This Banking Circular informs all national banks of the valuation methods used by the Office of the Comptroller of the Currency (OCC) to estimate the value of a bank's shares when requested to do so by a shareholder dissenting to the conversion, merger, or consolidation of its bank. The results of appraisals performed by the OCC between January 1, 1985, and September 30, 1991 are summarized.

   References: 12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (Item 2)

BACKGROUND

   Under 12 U.S.C. Section 214a, a shareholder dissenting from a conversion, consolidation, or merger involving a national bank is entitled to receive the value of his or her shares from the resulting bank. A valuation of the shares shall be made by a committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two). If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the OCC. 12 U.S.C.
Section 215 provides these appraisal rights to any shareholder dissenting to a consolidation. Any dissenting shareholder of a target bank in a merger is also entitled to these appraisal rights pursuant to 12 U.S.C. Section 215a.

   The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.

--------------------------------------------------------------------------------
Date: March 10, 1992                                  Page 1 of 4

                                                                      BC -- 259
                                                               BANKING ISSUANCE
--------------------------------------------------------------------------------

      Comptroller of the Currency
      Administrator of National Banks
--------------------------------------------------------------------------------

      Type:    Banking Circular Subject:  Stock Appraisals

--------------------------------------------------------------------------------

METHODS OF VALUATION USED

   Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank's shares. After reviewing the particular facts in each case and the available information on a bank's shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares' value.

Market Value

   The OCC uses various methods to establish the market value of shares being appraised. If sufficient trading in the shares exists and the prices are available from direct quotes from the Wall Street Journal or a market-maker, those quotes are considered in determining the market value. If no market value is readily available, or if the market value available is not well established, the OCC may use other methods of estimating market value, such as the investment value and adjusted book value methods.

Investment Value

   Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.

   The peer group selection is based on location, size, and earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using location, size and earnings patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.

Adjusted Book Value

   The OCC also uses an "adjusted book value" method for estimating value. Historically, the OCC has not placed any weight on the bank's "unadjusted book value", since that value is based on historical acquisition costs of the bank's assets, and does not reflect investors' perceptions of the value of the bank as an ongoing concern. Adjusted book value is calculated by multiplying the book value of the target bank's assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value, which investors attribute to shares of similarly situated banking organizations.

--------------------------------------------------------------------------------
Date: March 10, 1992                                  Page 2 of 4

                                                                      BC -- 259
                                                               BANKING ISSUANCE
--------------------------------------------------------------------------------

      Comptroller of the Currency
      Administrator of National Banks
--------------------------------------------------------------------------------

      Type:    Banking Circular Subject:  Stock Appraisals

--------------------------------------------------------------------------------


   Both the investment value method and the adjusted book value method present appraised values which are based on the target bank's value as a going concern. These techniques provide estimates of the market value of the shares of the subject bank.

OVERALL VALUATION

   The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, the OCC may give more weight to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank's earnings trend is so irregular that it is considered to be a poor predictor of future earnings.

PURCHASE PREMIUMS

   For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payments are not regular or predictable elements of market value. Consequently, the OCC's valuation methods do not include consideration of purchase premiums in arriving at the value of shares.

STATISTICAL DATA

   The chart below lists the results of appraisals the OCC performed between January 1, 1985 and September 30, 1991. The OCC provides statistical data on book value and price/earnings ratios for comparative purposes, but does not necessarily rely on such data in determining the value of the banks' shares. Dissenting shareholders should not view these statistics as determinative for future appraisals.

   In connection with disclosures given to shareholders under 12 CFR 11.590 (Item 2), banks may provide shareholders a copy of this Banking Circular or disclose the information in the Banking Circular, including the past results of OCC appraisals. If the bank discloses the past results of the OCC appraisals, it should advise shareholders that: (1) the OCC did not rely on all the information set forth in the chart in performing each appraisal; and, (2) the OCC's past appraisals are not necessarily determinative of its future appraisals of a particular bank's shares.

--------------------------------------------------------------------------------
Date: March 10, 1992                                  Page 3 of 4

                                                                      BC -- 259
                                                               BANKING ISSUANCE
--------------------------------------------------------------------------------

      Comptroller of the Currency
      Administrator of National Banks
--------------------------------------------------------------------------------

      Type:    Banking Circular Subject:  Stock Appraisals

--------------------------------------------------------------------------------


APPRAISAL RESULTS

                                     OCC                      Average Price/
                                  Appraisal  Price    Book    Earnings Ratio
      Appraisal Date                Value   Offered   Value   of Peer Group
      --------------              --------- -------- -------- --------------
    1/1/85.......................  107.05     110     178.29       5.3
    1/2/85.......................  73.16       NA     66.35        6.8
    1/15/85......................  53.41       60     83.95        4.8
    1/31/85......................  22.72       20     38.49        5.4
    2/1/85.......................  30.63       24     34.08        5.7
    2/25/85......................  27.74     27.55    41.62        5.9
    4/30/85......................  25.98       35     42.21        4.5
    7/30/85...................... 3,153.10  2,640.00 6,063.66       NC
    9/1/85.......................  17.23       21     21.84        4.7
    11/22/85.....................  316.74    338.75   519.89       5.0
    11/22/85.....................  30.28       NA     34.42        5.9
    12/16/85.....................  66.29       77     89.64        5.6
    12/27/85.....................  60.85       57     119.36       5.3
    12/31/85.....................  61.77       NA     73.56        5.9
    12/31/85.....................  75.79       40     58.74        12.1
    3/14/86......................  59.02      200     132.2        3.1
    4/21/86......................  40.44       35     43.54        6.4
    5/2/86.......................   15.5      16.5    23.69        5.0
    7/3/86.......................  405.74      NA     612.82       3.9
    7/31/86......................  297.34     600     650.63       4.4
    8/22/86......................  103.53    106.67   136.23        NC
    12/26/86.....................  16.66       NA     43.57        4.0
    12/31/86.....................  53.39     95.58    69.66        7.1
    5/1/87.......................  186.42      NA     360.05       5.1
    6/11/87......................  50.46       70     92.35        4.5
    6/11/87......................  38.53       55     77.75        4.5
    7/31/87......................   13.1       NA     20.04        6.7
    8/26/87......................  55.92     57.52    70.88         NC
    8/31/87......................  19.55     23.75    30.64        5.0
    8/31/87......................  10.98       NA     17.01        4.2
    10/6/87......................  56.48       60     73.11        5.6
    3/15/88......................  297.63      NA     414.95       6.1
    6/2/88.......................  27.26       NA     28.45        5.4
    6/30/88......................  137.78      NA     215.36       6.0
    8/30/88......................  768.62     677    1,090.55      10.7
    3/31/89......................  773.62      NA     557.3        7.9
    5/26/89......................  136.47     180     250.42       4.5
    5/29/90......................   9.87       NA     11.04        9.9
--------
* The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.
NA  Not Available
NC  Not Computed

   For more information regarding the OCC's stock appraisal process, contact the Office of the Comptroller of the Currency, Bank Organization and Structure.

Frank Maguire
Acting Senior Deputy Comptroller
Corporate Policy and Economic Analysis

--------------------------------------------------------------------------------
Date: March 10, 1992                                  Page 4 of 4

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The Oklahoma Business Corporation Act and Article VI of the Bylaws of BOK Financial Corporation provide BOK Financial Corporation with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaw provisions, BOK Financial Corporation has purchased insurance against certain costs of indemnification of its officers and directors.

ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits.

Exhibit No.                                      Description of Exhibits
-----------                                      -----------------------

    2.0     Agreement and Plan of Merger, dated May 15, 2002, among BOK Financial Corporation, Bank of
              Tanglewood, N.A. and TW Interim National Bank (included as Appendix A to the proxy statement-prospectus, which forms a part of this Registration Statement on Form S-4)

    3.0     The Articles of Incorporation of BOK Financial, incorporated by reference to (i) Amended and
              Restated Certificate of Incorporation of BOK Financial filed with the Oklahoma Secretary of
              State on May 28, 1991, filed as Exhibit 3.0 to S-1 Registration Statement No. 33-90450, and (ii)
              Amendment attached as Exhibit A to Information Statement and Prospectus Supplement filed
              November 20, 1991

    3.1     Bylaws of BOK Financial, incorporated by reference to Exhibit 3.1 of Registration Statement on
              Form S-1 No. 33-90450

    5.0     Opinion of Frederic Dorwart, Lawyers regarding the legality of the shares of common stock being registered

    8.0     Opinion of Bracewell & Patterson, L.L.P. regarding certain tax matters

   10.0+    Employment Agreement of Robert G. Greer

   21.0     Subsidiaries of BOK Financial (incorporated by reference to Exhibit 21.0 to Form 10-K filed on
              March 27, 2002)

   23.0     Consent of Ernst & Young, LLP

   23.1     Consent of Cornelius, Stegent & Price, LLP

   23.2     Consent of Frederic Dorwart, Lawyers (included in opinion filed as Exhibit 5.0)

   23.3     Consent of Bracewell & Patterson, L.L.P. (included in opinion filed as Exhibit 8.0)

   23.4     Consent of Hovde Financial, Inc.

   24.0     Power of Attorney (included on the first signature page to this Registration Statement)

   99.0     Consent of Robert G. Greer

   99.1     Form of Proxy for Bank of Tanglewood

   99.2     Form of Rule 145 Affiliate Letter (included in Exhibit 17 to Annex I filed herewith)

--------

    +  Management contract or compensatory plan or arrangement

   (b) Financial Statement Schedules. Not applicable.

   (c) Fairness Opinions. The Opinion of Hovde Financial is included as Annex VIII to the proxy statement-prospectus in Part I of this Registration Statement.

ITEM 22.   UNDERTAKINGS.

   (a)  The undersigned registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on August 21, 2002.


                                              BOK FINANCIAL CORPORATION

                                              By:   /s/   STANLEY A. LYBARGER
                                                  -----------------------------
                                                      Stanley A. Lybarger,
                                                  President and Chief Executive
                                                             Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George B. Kaiser and Stanley A. Lybarger, and each of them, each with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                        Title                   Date
          ---------                        -----                   ----

   /s/   GEORGE B. KAISER      Chairman of the Board of BOK   August 21, 2002
-----------------------------    Financial Corporation
      George B. Kaiser

  /s/  STANLEY A. LYBARGER     President, Chief Executive     August 21, 2002
-----------------------------    Officer and Director of BOK
     Stanley A. Lybarger         Financial Corporation

     /s/  STEVEN E. NELL       Executive Vice President and   August 21, 2002
-----------------------------    Chief Financial Officer of
       Steven E. Nell            BOK Financial Corporation

     /s/  JOHN C. MORROW       Senior Vice President and      August 21, 2002
-----------------------------    Director of Financial
       John C. Morrow            Accounting and Reporting of
                                 BOK Financial Corporation

   /s/  VALERIE C. TOALSON     Corporate Controller of BOK    August 21, 2002
-----------------------------    Financial Corporation
     Valerie C. Toalson

   /s/  C. FRED BALL, JR.      Director of BOK Financial      August 21, 2002
-----------------------------    Corporation
      C. Fred Ball, Jr.

    /s/  SHARON J. BELL        Director of BOK Financial      August 21, 2002
-----------------------------    Corporation
       Sharon J. Bell

          Signature                        Title                   Date
          ---------                        -----                   ----

-----------------------------  Director of BOK Financial
    Peter C. Boylan, III         Corporation

    /s/  JOSEPH E. CAPPY       Director of BOK Financial      August 21, 2002
-----------------------------    Corporation
       Joseph E. Cappy

     /S/  LUKE R. CORBET       Director of BOK Financial      August 21, 2002
-----------------------------    Corporation
       Luke R. Corbett

  /s/  WILLIAM E. DURRETT      Director of BOK Financial      August 21, 2002
-----------------------------    Corporation
     William E. Durrett

    /s/  JAMES O. GOODWIN      Director of BOK Financial      August 21, 2002
-----------------------------    Corporation
      James O. Goodwin

-----------------------------  Vice Chairman and Director of
       V. Burns Hargis           BOK Financial Corporation

    /S/  HOWARD E. JANZEN      Director of BOK Financial      August 21, 2002
-----------------------------    Corporation
      Howard E. Janzen

 /s/  E. CAREY JOULLIAN, IV    Director of BOK Financial      August 21, 2002
-----------------------------    Corporation
    E. Carey Joullian, IV

-----------------------------  Director of BOK Financial
        David L. Kyle            Corporation

  /S/  ROBERT J. LAFORTUNE     Director of BOK Financial      August 21, 2002
-----------------------------    Corporation
     Robert J. LaFortune

-----------------------------  Director of BOK Financial
      Philip C. Lauinger         Corporation

-----------------------------  Director of BOK Financial
        John C. Lopez            Corporation

-----------------------------  Director of BOK Financial
      Steven J. Malcolm          Corporation

-----------------------------  Director of BOK Financial
     Frank A. McPherson          Corporation

    /s/  STEVEN E. MOORE       Director of BOK Financial      August 21, 2002
-----------------------------    Corporation
       Steven E. Moore

   /s/  J. LARRY NICHOLS       Director of BOK Financial      August 21, 2002
-----------------------------    Corporation
      J. Larry Nichols

          Signature                        Title                   Date
          ---------                        -----                   ----

-----------------------------  Director of BOK Financial
    Robert L. Parker, Sr.        Corporation

   /s/  JAMES A. ROBINSON      Director of BOK Financial      August 21, 2002
-----------------------------    Corporation
      James A. Robinson

 /s/  L. Francis Rooney, III   Director of BOK Financial      August 21, 2002
-----------------------------    Corporation
   L. Francis Rooney, III

-----------------------------  Director of BOK Financial
       Scott F. Zarrow           Corporation

                               INDEX TO EXHIBITS

Exhibit No.                                      Description of Exhibits
-----------                                      -----------------------

    2.0     Agreement and Plan of Merger, dated May 15, 2002, among BOK Financial Corporation, Bank of
              Tanglewood, N.A. and TW Interim National Bank (included as Appendix A to the proxy statement-prospectus, which forms a part of this Registration Statement on Form S-4)

    3.0     The Certificate of Incorporation of BOK Financial, incorporated by reference to (i) Amended and
              Restated Certificate of Incorporation of BOK Financial filed with the Oklahoma Secretary of
              State on May 28, 1991, filed as Exhibit 3.0 to S-1 Registration Statement No. 33-90450, and (ii)
              Amendment attached as Exhibit A to Information Statement and Prospectus Supplement filed
              November 20, 1991

    3.1     Bylaws of BOK Financial, incorporated by reference to Exhibit 3.1 of Registration Statement
              Form S-1 No. 33-90450

    5.0     Opinion of Frederic Dorwart, Lawyers regarding the legality of the shares of common stock being registered

    8.0     Opinion of Bracewell & Patterson, L.L.P. regarding certain tax matters

   10.0+    Employment Agreement of Robert G. Greer

   21.0     Subsidiaries of BOK Financial (incorporated by reference to Exhibit 21.0 to Form 10-K filed on
              March 27, 2002)

   23.0     Consent of Ernst & Young, LLP

   23.1     Consent of Cornelius, Stegent & Price, L.L.P

   23.2     Consent of Frederic Dorwart, Lawyers (included in opinion filed as Exhibit 5.0)

   23.3     Consent of Bracewell & Patterson, L.L.P (included in opinion filed as Exhibit 8.0)

   23.4     Consent of Hovde Financial, Inc.

   24.0     Power of Attorney (included on the first signature page to this Registration Statement)

   99.0     Consent of Robert G. Greer

   99.1     Form of Proxy for Bank of Tanglewood

   99.2     Form of Rule 145 Affiliate Letter (included in Exhibit 17 to Annex I filed herewith)

--------
    +  Management contract or compensatory plan or arrangement